UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant		☒
Filed by a Party other than the Registrant		☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLOMBIA GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)

__________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

- 8 King Street, Suite 208 – Toronto, Ontario, Canada – M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

, 2009

This proxy statement is dated           , 2009 and is first being mailed, along with the enclosed proxy card, to the stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. on or about           , 2009.

Dear Colombia stockholders, optionholders and warrantholders (together, the “securityholders”):

          It is my pleasure to invite you to attend a Special Meeting of the stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. to be held on           at           a.m. Eastern Time at           .

          At the special meeting, you will be asked to consider, pursuant to an interim order of the Supreme Court of Yukon dated , 2009, and if deemed advisable, to pass, with or without variation, a special resolution to approve an arrangement under Section 195 of the Business Corporations Act (Yukon) (“YBCA”) to effect the acquisition of Colombia Goldfields Ltd. (“Colombia”) by Medoro Resources Ltd. (“Medoro”). If the arrangement is approved, (i) Colombia stockholders will be entitled to receive 0.336 of a common share of Medoro plus 0.0108 of a purchase warrant of Medoro for each share of Colombia common stock they own; and (ii) Colombia will become an indirect wholly-owned subsidiary of Medoro. Each full purchase warrant of Medoro is exercisable into one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years.

          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the arrangement, the securities to be issued pursuant to the arrangement, passed upon the merits or fairness of the arrangement or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

          After careful consideration, the board of directors of Colombia authorized the arrangement and the execution of an arrangement agreement between Colombia and Medoro and has declared the arrangement advisable and in the best interests of Colombia and its securityholders. Accordingly, the board of directors unanimously recommends that you vote FOR the special resolution to approve the arrangement.

          The special resolution to approve the arrangement must be adopted by (i) not less than 66⅔ percent of the votes cast by holders of outstanding shares of Colombia common stock, holders of outstanding options to purchase Colombia common stock and holders of outstanding warrants to acquire Colombia common stock, voting together as a single class; (ii) not less than a majority of the outstanding Colombia common stock; and (iii) not less than a majority of the votes cast by stockholders of Colombia other than votes cast by certain directors and senior officers of Colombia, and their affiliates, who are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the arrangement. The completion of the arrangement is also subject to such other approvals as required by the interim order of the Supreme Court of Yukon or by applicable laws. Additional information about the arrangement, the arrangement agreement and other related agreements is contained in the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement and the arrangement agreement, the plan of arrangement and the agreement and plan of merger, copies of which are attached to the proxy statement as Exhibit A, B and C, respectively, in their entirety.

          Your vote is very important. Whether or not you plan to attend the special meeting in person, if you hold options or warrants or you hold your common stock in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your common stock or warrants through a bank, brokerage firm or other nominee, please read the instructions from your broker or other intermediary regarding how to vote your shares of Colombia common stock or warrants. Returning a signed proxy will not prevent you from attending the special meeting and voting in person, if you wish to do so. If you are a stockholder and you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the special resolution.

          If you have any questions or need assistance, please contact Tom Lough at 416-361-9640.

Sincerely,

/s/ J. Randall Martin

J. Randall Martin
Chief Executive Officer, Vice Chairman and Director

- 8 King Street, Suite 208 – Toronto, Ontario, Canada – M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS, OPTIONHOLDERS AND WARRANTHOLDERS
     , 2009
a.m. Eastern Time

, 2009

To the stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. (together, the “securityholders”):

          You are invited to a Special Meeting of the stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. (“Colombia”) to be held on           at           a.m. Eastern Time at           . At the special meeting, we will ask you to consider and vote upon the following matters:

  to consider, pursuant to an interim order of the Supreme Court of Yukon dated , 2009, and if deemed advisable, to pass, with or without variation, a special resolution to approve an arrangement under Section 195 of the Business Corporations Act (Yukon) and the merger of Barona Merger Sub, Inc. with and into Colombia to effect the acquisition of Colombia by Medoro Resources Ltd. (“Medoro”); and

  any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Our board of directors has fixed           , 2009 as the record date for determining securityholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only securityholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting. A list of Colombia stockholders eligible to vote at the special meeting will be available at our principal offices at 208-8 King Street East, Toronto, Ontario, M5C 1B5 between 9:00 a.m. and 5:00 p.m. from           , 2009 through           , 2009, and also will be available at the special meeting and at any adjournment or postponement thereof. The attached document serves as a proxy statement under applicable U.S. securities laws in connection with Colombia’s solicitation of proxies.

               Our board of directors unanimously recommends that you vote FOR the special resolution to approve the arrangement.

          Your vote is important. To be sure your vote counts and to assure a quorum, please vote as soon as possible whether or not you plan to attend the special meeting. If you hold options or warrants or you hold your stocks in registered form, please sign, date and return your proxy card. If, on the other hand, you hold your common stock or warrants through a bank, brokerage firm or other nominee, please read the instructions from your broker or other intermediary regarding how to vote your shares of Colombia common stock or warrants. Returning a signed proxy will not prevent you from attending the special meeting and voting in person, if you wish to do so. If you are a stockholder and you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the special resolution.

          Stockholders of Colombia who do not vote in favor of the adoption of the special resolution have the right to seek appraisal of the fair value of their shares of Colombia common stock if they deliver to Colombia a written demand for appraisal before the vote is taken on the special resolution and comply with all requirements under the General Corporation Law of the State of Delaware which are summarized in the accompanying proxy statement in the section entitled “Dissenters’ Appraisal Rights.” A copy of the applicable sections of Delaware law is attached to the accompanying proxy statement as Exhibit E.

          Please do not send your Colombia stock certificates at this time. If the arrangement is completed, you will be sent instructions regarding the surrender of your stock certificates.

          Additional information about the arrangement is contained in the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement and the arrangement agreement, the plan of arrangement and the agreement and plan of merger, copies of which are attached to the proxy statement as Exhibit A, B and C, respectively, in their entirety.

          If you have any questions or need assistance, please contact Tom Lough at (416) 361-9640.

By Order of the Board of Directors

/s/ J. Randall Martin

J. Randall Martin
Chief Executive Officer, Vice Chairman and Director

i

v

EXHIBIT F

EXHIBIT G

EXHIBIT H

          References to “Colombia”, the “Company”, “we”, “our” or “us” in this proxy statement, refer to Colombia Goldfields Ltd. and its subsidiaries unless otherwise indicated by context. References to “Medoro” in this proxy statement refer to Medoro Resources Ltd. and its subsidiaries unless otherwise indicated by context.

CURRENCIES, ACCOUNTING PRINCIPLES AND EXCHANGE RATES

          The financial information regarding Colombia contained in this document are reported in United States dollars, unless otherwise indicated, and have been prepared in accordance with United States generally accepted accounting principles, which we refer to in this proxy statement as U.S. GAAP. The financial information regarding Medoro, including Medoro’s audited consolidated financial statements, Medoro’s interim unaudited consolidated financial statements and the summaries of those financial statements, contained in this document are reported in Canadian dollars, unless otherwise indicated, and have been prepared in accordance with Canadian generally accepted accounting principles, which we refer to in this proxy statement as Canadian GAAP, which differs from U.S. GAAP in certain significant respects as disclosed in Note 13 to Medoro’s audited consolidated financial statements and Note 12 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibits G and H, respectively. The unaudited pro forma condensed combined financial statements of Medoro and Colombia contained in this document are reported in United States dollars and have been prepared in accordance with U.S. GAAP.

          In this document, unless otherwise stated, all references to “dollars”, “US$”, “U.S. dollars”, or “$” are to United States dollars and all references to “Cdn$” or “C$” are to Canadian dollars.

          Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar during that period, the average of the exchange rates during that period, and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York, and, for averages, based on the last day of each month during the period:

	Six Months	Three Months	Three Months	Year ended December 31,
	ended June 30,	ended June 30,	ended March 31,	2008	2007	2006	2005	2004
	2009	2009	2009
					(In US$ per C$1)
High	0.925	0.925	0.846	1.029	1.091	0.910	0.869	0.849
Low	0.791	0.793	0.770	0.771	0.844	0.853	0.787	0.716
Average	0.856	0.857	0.796	0.940	0.942	0.885	0.828	0.772
Period End	0.860	0.860	0.793	0.817	1.012	0.858	0.858	0.831

          The exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York, was US$0.897 on June 5, 2009, the last trading day prior to the announcement of the merger transaction, and US$           on           , 2009, the latest practicable date before this proxy statement was finalized.

SUMMARY

This summary highlights material information in this proxy statement relating to the transactions contemplated by the arrangement agreement and the other documents referred to in the arrangement agreement, which we refer to in this proxy statement as the merger transaction, and may not contain all of the information that is important to you. To understand the merger transaction fully and for a more complete description of the terms of the merger transaction, you should carefully read this proxy statement as well as the additional documents to which it refers, including the arrangement agreement, the amending agreement no. 1 thereto and the amending agreement no. 2 thereto (in this proxy statement, we refer to the arrangement agreement, as amended by amending agreement no. 1 and as further amended by amending agreement no. 2, as the arrangement agreement), the plan of arrangement and the agreement and plan of merger, copies of which are attached as Exhibit A, B and C, respectively, and are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the arrangement, the securities to be issued pursuant to the arrangement, passed upon the merits or fairness of the arrangement or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The Parties to the Merger Transaction (Page 33)

Colombia Goldfields Ltd.
208-8 King Street East
Toronto, Ontario M5C 1B5

          We are an exploration stage company engaged in the acquisition and exploration of mineral resource properties. The Company’s head office is located in Toronto, Canada and its exploration and administrative office is located in the city of Medellín, Colombia. Our main activity is the exploration and development of the Marmato Mountain Gold District in Western Colombia. The Marmato Mountain Gold District is located 80 km south of Medellín. We are focused on two areas within the Marmato Mountain Gold District. These are Zona Alta of the Marmato Mountain and the Caramanta Exploration Properties. The Caramanta Exploration Properties surround the Marmato Mountain.

          Our objective is to define and consolidate a gold district in the Marmato Mountain Region of Western Colombia. Our main target in this region is the Marmato Mountain, which is divided into Zona Alta (Upper Zone) and Zona Baja (Lower Zone). We currently own exploration rights to Zona Alta and are working towards completing the acquisition of 100% of its legally registered property titles.

Medoro Resources Ltd.
220 Bay Street
Suite 1400
Toronto, Ontario M5J 2W4

          Medoro Resources Ltd., which we refer to in this proxy statement as Medoro, is a gold exploration and development company focused on acquiring properties of merit for potential joint ventures with senior producers. Medoro holds a 100% interest in the Lo Increíble 4A and 4B concessions in Venezuela (which we refer to in this proxy statement as the Increíble Properties) and interests in 11 gold exploration areas in the Republic of Mali.

          Given the current market environment where debt or equity funding may not be readily available, Medoro has delayed the exploration activities of the Mali properties and is seeking to possibly joint venture finance the Mali exploration properties. Medoro’s focus will be on exploration activities in Venezuela and obtaining an exploitation permit to begin production there, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement.

          Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to begin exploitation activities at the Increíble Properties. Medoro’s management intends to obtain such permits and to commence mineral exploitation in an expeditious manner.

The Proposed Merger Transaction (Page 42)

          You are being asked to consider, pursuant to an interim order of the Supreme Court of Yukon dated           , 2009, and if deemed advisable, to pass, with or without variation, a special resolution, attached as Annex A to this proxy statement, which we refer to in this proxy statement as the arrangement resolution, to approve an arrangement and the merger of Barona Merger Sub, Inc. with and into Colombia to effect the acquisition of Colombia by Medoro. Upon completion of the merger transaction, Colombia will cease to be an independent, publicly-traded company and will become an indirect wholly-owned subsidiary of Medoro.

          Medoro and Colombia will complete the merger transaction when all of the conditions to the completion of the merger transaction have been satisfied or waived. The arrangement will be effective at the first moment of time (Toronto time), which we refer to in this proxy statement as the arrangement effective time, on the date shown on the certificate of arrangement issued under the Business Corporations Act (Yukon), which will give effect to the merger transaction. In this proxy statement, we refer to the Business Corporations Act (Yukon) as the YBCA. At the arrangement effective time, as a transaction in the arrangement and pursuant to the terms of the agreement and plan of merger, Barona Merger Sub, Inc., an indirect subsidiary of Medoro, which we refer to in this proxy statement as Merger Sub, will merge with and into Colombia, with Colombia being the surviving corporation and an indirect wholly-owned subsidiary of Medoro. We refer to the effective time of the merger in this proxy statement as the effective time.

          We are working to complete the merger transaction as soon as practicable. We currently anticipate completing the merger transaction in the third quarter of 2009, subject to approval of the merger transaction by Colombia stockholders, optionholders and warrantholders, approval of the Supreme Court of Yukon, approval of the TSX Venture Exchange, acceptance of notice of the arrangement for filing by the TSX and the satisfaction or waiver, where permitted, of the other closing conditions.

          The Special Meeting (Page 36)

          Date, Time and Place of the Special Meeting

          The special meeting of the stockholders, optionholders and warrantholders of Colombia, which we refer to in this proxy statement as the special meeting, will be held           at            a.m. Eastern Time at           .

          Proposals to be Considered at the Special Meeting (Page 36)

          The purpose of the special meeting is for you to consider, pursuant to an interim order of the Supreme Court of Yukon, dated           , 2009, and to vote upon a proposal to adopt the special resolution set out in Annex A attached to this proxy statement to approve the arrangement under Section 195 of the YBCA and the merger of Merger Sub with and into Colombia, and any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

          Record Date; Voting Rights; Quorum (Pages 36, 36)

          The holders of record of shares of Colombia’s common stock (which we refer to in this proxy statement as the stockholders), holders of record of options to purchase Colombia common stock (which we refer to in this proxy statement as the optionholders) and holders of record of purchase warrants to acquire Colombia common stock (which we refer to in this proxy statement as the warrantholders), as of the close of business on the record date, which was           , 2009, are entitled to receive notice of, and to vote on the arrangement resolution at, the special meeting. The stockholders, optionholders and warrantholders together are referred to in this proxy statement as the securityholders.

          On the record date, there were           shares of Colombia’s common stock outstanding,           options to purchase Colombia common stock outstanding and purchase warrants to acquire Colombia common stock outstanding. In this proxy statement, we refer to the outstanding shares of Colombia’s common stock as the Colombia shares, the outstanding options to purchase Colombia common stock as the Colombia options, and the outstanding warrants to acquire Colombia common stock as Colombia warrants.

          At the special meeting: (i) stockholders will have one vote for each Colombia share held on the record date, (ii) optionholders will have one vote for each full share of Colombia common stock purchasable upon exercise of all of the Colombia options held by the optionholder on the record date and (iii) warrantholders will have one vote for each full share of Colombia common stock acquirable upon exercise of all of the Colombia warrants held by the warrantholder on the record date.

          The holders of a majority of the outstanding Colombia common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted.

          Votes Required (Page 37)

          Completion of the arrangement requires adoption of the arrangement resolution by (i) not less than 66⅔ percent of the votes cast by holders of the outstanding shares of Colombia common stock, holders of the outstanding Colombia options and holders of the outstanding Colombia warrants, voting together as a single class, (ii) not less than a majority of the outstanding shares of Colombia common stock, and (iii) not less than a majority of the votes cast by stockholders of Colombia other than votes cast by certain directors and senior officers of Colombia, and their affiliates, who are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the merger transaction, which we refer to in this proxy statement as the minority stockholders. See “The Special Meeting – Minority Stockholder Approval” beginning on page 38. Because part of the required vote is based on the number of shares of Colombia common stock outstanding rather than on the number of votes cast at the special meeting, if you are a stockholder, failure to vote your Colombia shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the arrangement resolution. For optionholders and warrantholders, the required vote is only based on the number of votes cast.

          Voting of Proxies (Page 39)

          Before voting your Colombia shares, Colombia options or Colombia warrants, we encourage you to read this proxy statement in its entirety, including its exhibits, and carefully consider how the merger transaction will affect you. Whether or not you plan to attend the special meeting in person, if you hold Colombia options or Colombia warrants, or if you are a stockholder and hold your Colombia shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your Colombia shares or you are a warrantholder and you hold your purchase warrants through a bank, brokerage firm or other nominee, please read the instructions from your broker or other intermediary regarding how to vote your Colombia shares or purchase warrants. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. If you are a stockholder and you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the arrangement resolution.

Voting and Lock-Up Agreements (Page 40)

     Certain securityholders of Colombia, which we refer to in this proxy as the Supporting Securityholders, have executed Voting and Lock-Up Agreements in the form attached to this proxy statement as Exhibit F, which we refer to in this proxy statement as the voting agreements, under which they have irrevocably agreed, among other things: (i) to vote (or cause to be voted) their Colombia securities held of record, beneficially owned by, or for which voting or dispositive power is granted to them, to approve the arrangement resolution at the special meeting; (ii) to vote such Colombia securities against any action that would impede, delay, interfere or discourage the arrangement; and (iii) to vote against any action that would result in any breach by Colombia of any representation, warranty or covenant in the arrangement agreement. The Supporting Securityholders collectively hold or exercise control or direction over           Colombia shares and           Colombia options, representing approximately           % of the issued and outstanding Colombia shares and           % of the issued and outstanding Colombia options, collectively. The obligations of the Supporting Securityholders will automatically terminate upon the earlier of the arrangement effective time or the termination of the arrangement agreement.

Reasons for the Merger Transaction; Recommendation of the Colombia Board (Page 44)

          After careful consideration, the Colombia board of directors has unanimously determined that the merger transaction is fair and in the best interest of Colombia and its securityholders, recommended that securityholders vote in favor of the merger transaction, and has authorized Colombia to enter into an arrangement agreement with Medoro. In this proxy statement, we refer to our board of directors as the Colombia Board.

          Accordingly, the Colombia Board unanimously recommends that you vote FOR the arrangement resolution.

Opinion of Haywood Securities (UK) Ltd. (Page 48)

          The Board of Directors of Colombia requested the opinion of Haywood Securities (UK) Ltd., which we refer to in this proxy statement as Haywood, with respect to the terms of the proposed acquisition of Colombia by Medoro. Haywood is of the opinion that, as of the date of the opinion letter, the merger transaction, and the consideration to be received by Colombia stockholders pursuant to the merger transaction, is fair, from a financial point of view, to the stockholders of Colombia. Haywood’s opinion does not address the merits of the underlying decision by Colombia to engage in the merger transaction and does not constitute a recommendation as to how any securityholder of Colombia should vote on the proposed merger. The full text of Haywood’s written opinion is attached as Exhibit D and is incorporated into this proxy statement by reference. Securityholders are encouraged to carefully read the opinion in its entirety.

Court Approval Will Be Required to Complete the Merger Transaction (Page 52)

          Under the YBCA, the arrangement requires court approval. Prior to the mailing of this document, Colombia obtained an interim order from the Supreme Court of Yukon, providing for the calling and holding of the Colombia special meeting and other procedural matters. A copy of each of the interim order and the notice of application for a final order is attached as Annex B.

          Subject to the approval of the arrangement resolution by the Colombia securityholders at the Colombia special meeting, the hearing in respect of the final order is expected to take place on or about,           , 2009 at           (           time) at           in           .

          The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement in any manner it deems fit. The court will be advised at the hearing of the application for the final order that if the terms and conditions of the arrangement are approved by the Court, the common shares and purchase warrants issued by Medoro as consideration to Colombia stockholders pursuant to the arrangement will not be registered under the United States Securities Act of 1933, as amended, (which we refer to in this proxy statement as the Securities Act) pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(10) thereof (which we refer to in this proxy statement as the Section 3(a)(10) exemption). See “Registration Exemption of Medoro Common Shares and Purchase Warrants Received in the Transaction” on page 53. Colombia securityholders who wish to participate in or be represented at the court hearing should consult their legal advisors as to the necessary requirements.

          Assuming the final order is granted and the other conditions to closing contained in the arrangement agreement are satisfied or waived, it is anticipated that a certificate of arrangement will be issued to give effect to the arrangement, the certificate of merger for Colombia will be filed and various other documents necessary to complete the merger transactions will be executed and delivered.

          The closing of the merger transaction will take place on the effective date of the merger transaction or any other time agreed to in writing by Colombia and Medoro.

Interests of Colombia’s Directors and Executive Officers in the Merger Transaction (Page 55)

          As of           , 2009, the record date, Colombia’s directors and executive officers and an affiliate of certain of Colombia’s executive officers and directors beneficially owned an aggregate of approximately           Colombia shares, Colombia options and Colombia warrants (in the form of           Colombia shares and           Colombia options exercisable into           shares of Colombia stock). This entitles them to approximately (i)           % of the voting power in the single voting class consisting of all Colombia stockholders, optionholders and warrantholders entitled to vote at the special meeting; and (ii)           % of the voting power of all Colombia stockholders entitled to vote at the special meeting. None of Colombia’s directors and executive officers are minority stockholders.

          When you consider the recommendation of the Colombia Board that you vote in favor of the approval of the merger transaction, you should be aware that certain of our directors and executive officers may have interests in the merger transaction that are different from, or in addition to, yours, including the following:

  Colombia’s executive officers and directors hold Colombia options exercisable into Colombia shares, in the aggregate, and pursuant to the terms of the arrangement agreement, Colombia optionholders will be provided with a ten-day period ending on the fifth day prior to the effective date of the merger transaction to exercise their options in whole or part;

  under the arrangement agreement, Medoro will select two members out of the Colombia Board or Colombia’s executive officers who will be added to the board of directors of Medoro on the effective date of the merger transaction;

  the arrangement agreement provides that Colombia may, prior to the effective time, purchase run-off directors’ and officers’ liability insurance at Medoro’s expense for a period of six years from the effective time, provided the cost of such insurance does not exceed two times the current amount paid by Colombia for directors’ and officers’ liability insurance; and

  directors and senior officers of Colombia (and their affiliates) that have outstanding debt or liabilities owed to by Colombia will have the terms of such debt or liabilities amended as a consequence of the merger transaction.

          The Colombia Board was aware of these interests and considered them, among other matters, in making its determinations and recommendations.

Regulatory Approvals (Page 58)

          Under the arrangement agreement, Colombia and Medoro have both agreed to apply for and obtain all regulatory approvals necessary or advisable in connection with the merger transaction. As of the date of this proxy statement, the Colombia Board knows of no regulatory approvals that will be necessary or advisable in connection with the merger transaction other than the approval of the Supreme Court of Yukon, the approval of the TSX Venture Exchange or the acceptance of notice of the arrangement for filing by the TSX and other than as described in this proxy statement.

Dissenters’ Appraisal Rights (Page 58)

          Subject to compliance with the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the DGCL, Colombia stockholders are entitled to appraisal rights in connection with the arrangement, whereby such stockholder may receive the “fair value” of their shares as determined by the Court of Chancery of the State of Delaware, which we refer to in this proxy statement as the Delaware Chancery Court. Shares of our common stock held of record by a holder who does not vote in favor of the arrangement resolutions who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL and who has not commenced an appraisal proceeding or joined that proceeding as a named party will not be converted into the right to receive the per share merger consideration unless and until the dissenting holder fails to perfect or effectively withdraws his or her right to appraisal and payment under Delaware law. Stockholders who have commenced an appraisal proceeding or joined that proceeding as a named party may only have such appraisal dismissed in the Delaware Chancery Court on such terms as the Court deems just. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of appraisal rights. The applicable Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement on page 58. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Exhibit E to this proxy statement.

Material United States Federal Income Tax Consequences (Page 62)

          If you are a U.S. holder of Colombia stock (as defined under “Material United States Federal Income Tax Consequences”), receipt of the per share merger consideration (as defined below) will be a taxable transaction to you for United States federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders will generally recognize gain or loss measured by the difference, if any, between the fair market value of the consideration received in the arrangement and their adjusted tax basis in their shares of Colombia stock. You should consult your own tax advisor for a full understanding of the United States federal income tax and other tax consequences of the arrangement to you.

Material Canadian Federal Income Tax Consequences (Page 66)

          Dividends paid or credited (or deemed to have been paid or credited) on the Medoro common shares to a Non-Resident Holder (as defined in “Material Canadian Federal Income Tax Consequences ”) will be subject to non-resident withholding tax at a rate of 25% of the gross amount of those dividends subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under an applicable international tax convention between Canada and the Non-Resident Holder’s country of residence. Where the Non-Resident Holder is a resident of the United States entitled to the benefits of the Canada-United States Income Tax Convention and is the beneficial owner of the dividends, the rate of withholding tax is generally reduced to 15%. Assuming that the Medoro common shares and the Medoro purchase warrants are not taxable Canadian property, as defined in the Income Tax Act (Canada), at the time of disposition, any capital gain realized on the disposition of such shares or warrants by a Non-Resident Holder will not be subject to tax under the Income Tax Act (Canada).

Merger Transaction Structure (Page 68)

          It is anticipated that the acquisition of Colombia will be effected under a statutory plan of arrangement under the YBCA involving 43279 Yukon Inc., a Yukon incorporated wholly-owned subsidiary of Colombia, pursuant to which the holders of shares of Colombia common stock will receive 0.336 of a Medoro common share plus 0.0108 of a purchase warrant of Medoro for each share of Colombia common stock, which we refer to in this proxy statement as the per share merger consideration. Each full purchase warrant of Medoro, which we refer to in this proxy as a Medoro purchase warrant, will be exercisable for one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years.

Restrictions on Colombia’s Ability to Solicit Other Offers (Page 78)

          The arrangement agreement contains restrictions on our ability to solicit or engage in discussions or negotiations relating to “acquisition proposals.” Notwithstanding these restrictions, under certain circumstances, we may participate in discussions with any person in response to a “superior proposal” received at any time prior to obtaining the requisite approval for the arrangement resolution by Colombia securityholders at the special meeting.

Conditions to the Merger Transaction (Page 82)

          The arrangement agreement contains certain conditions to the completion of the merger transaction in favor of each of Medoro and Colombia including that (i) the agreement and plan of merger among Medoro, Colombia, 43279 Yukon Inc. and Barona Merger Sub, Inc. will be executed; (ii) the requisite approval of the Supreme Court of Yukon will be obtained; (iii) the required votes of the Colombia securityholders at the special meeting will be obtained; (iv) no legal restraint that has the effect of preventing consummation of the arrangement will be in effect; (v) the TSX Venture Exchange will have conditionally approved listing thereon of the Medoro common shares to be issued pursuant to the arrangement; (vi) all consents of governmental entities and third persons will have been obtained; and (vii) the issuance of Medoro common shares and Medoro purchase warrants pursuant to the arrangement will be exempt from registration under the Securities Act.

          The arrangement agreement also contains certain conditions to the completion of the arrangement for the sole benefit of Medoro including that (i) all representations and warranties of Colombia in the arrangement agreement will be true and correct as of the effective date of the arrangement; (ii) neither Colombia nor any of its subsidiaries will have incurred or suffered a material adverse change or any one or more changes, effects, events, occurrences or states of fact that either individually or in the aggregate have a material adverse effect on Colombia; (iii) Colombia will have complied with its covenants under the arrangement agreement; (iv) none of the directors or executive officers of Colombia will have breached in any material respect the voting agreements; (v) certain outstanding debt and accounts payable of Colombia and its subsidiaries will have been renegotiated by Colombia on terms acceptable to Medoro; (vi) Colombia stockholders holding no more than 5% of the outstanding shares of Colombia common stock will have exercised dissent rights; and (vii) all issued and outstanding Colombia options will have been cancelled at or immediately after the arrangement effective time.

          The arrangement agreement also contains certain conditions to the completion of the arrangement for the sole benefit of Colombia including that (i) all representations and warranties of Medoro in the arrangement agreement will be true and correct as of the arrangement effective date; (ii) neither Medoro nor any of its subsidiaries will have incurred or suffered a material adverse change or any one or more changes, effects, events, occurrences or states of fact that either individually or in the aggregate have a material adverse effect on Medoro; and (iii) Medoro will have complied with its covenants under the arrangement agreement.

Termination of the Arrangement Agreement (Page 85)

          The arrangement agreement may be terminated:

  by us under certain circumstances involving a “superior proposal”;

  by Medoro if Medoro is not in material breach of its obligations under the arrangement agreement and Colombia breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure of a closing condition, subject to notice and cure provisions;

  by us if we are not in material breach of our obligations under the arrangement agreement and Medoro breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure of a closing condition, subject to notice and cure provisions; or

  by us or Medoro if the arrangement shall not have been completed on or prior to October 30, 2009.

Termination Fee (Page 86)

          In the event that (i) Colombia terminates the arrangement agreement under certain circumstances involving a “superior proposal”, or (ii) an “acquisition proposal” has been publicly announced and has not have been publicly withdrawn prior to the special meeting, the required approval of the arrangement resolution by Colombia securityholders has not been obtained, and Colombia completes an “acquisition proposal” within 12 months following October 30, 2009, then Colombia will pay Medoro an amount in cash equal to C$500,000.

Fees and Expenses (Page 86)

          In connection with the merger transaction, Medoro will reimburse Colombia for its out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) up to a maximum of $150,000, provided that the required approval of the arrangement resolution of the Colombia securityholders at the special meeting is obtained.

Risk Factors (Page 88)

          The merger transaction, and an investment in Medoro common shares and in the combined company following the merger transaction, is subject to the following risk factors:

  The merger transaction is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to consummate the merger transaction could have material and adverse effects on Colombia.

  Uncertainty regarding the completion of the merger transaction may cause our clients to delay or defer decisions concerning Colombia and may adversely affect Colombia’s ability to attract and retain key employees.

  Some of Colombia’s current directors and executive officers have interests in the merger transaction that may differ from the interests of other securityholders, and these persons may have conflicts of interest in supporting or recommending that you approve the proposals set forth in this document.

  The arrangement agreement contains provisions that could discourage a potential competing acquiror of Colombia or could result in any competing proposal being at a lower price than it might otherwise be.

  If the merger transaction is not consummated by October 30, 2009, either Medoro or Colombia may choose to terminate the arrangement agreement.

  Because the exchange ratio is fixed and the market price of Medoro common stock may fluctuate, you cannot be certain of the dollar value of the consideration you will receive in the transaction.

  The combined company following the merger transaction, which we refer to in this proxy statement as the combined company, is expected to incur substantial expenses related to the integration of Medoro and Colombia.

  Although we expect that Medoro’s combination with Colombia will result in benefits to Medoro, the combined company may not realize those benefits because of integration difficulties and other challenges.

  The merger transaction is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger transaction.

  Either company, or both, may lose employees due to uncertainties associated with the merger transaction.

  Current Colombia stockholders will have a reduced ownership and voting interest in Medoro compared to their current ownership and voting interest in Colombia after the merger transaction and will exercise less influence over management.

  The market price of Medoro’s common stock may decline in the future as a result of the merger transaction.

  The market price of Medoro’s common stock after the merger transaction will be affected by factors different from those currently affecting the market price of Colombia’s common stock.

  The unaudited pro forma financial data included in this proxy statement is preliminary, and the combined company’s actual financial position and operations after the merger transaction may differ materially from the unaudited pro forma financial data included in this proxy statement.

  The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger transaction.

  Exploration and development of natural resources involve a high degree of risk and few properties which are explored are ultimately developed into producing properties.

  Establishing mineral reserves through drilling requires a substantial sunk cost (both in expenditures and time) that may never be recovered from such properties.

  Mineral exploration and operating activities are inherently hazardous and any exposure may exceed insurance limits or may not be insurable.

  Disruptions in the supply of critical equipment and increases in prices of raw materials, items upon which a mining company is heavily dependent, could adversely impact mineral exploration and related operations.

  Medoro’s reliance on the capital markets as a source of capital may hinder or jeopardize its currently planned, and future possible, exploration and development programs.

  A continuation of recent turmoil in the financial markets could have a continuously adverse effect on the fundraising ability, financial position or operations of Medoro.

  Medoro’s past performance may signify an inability to become profitable in the future, and its future performance is tied to its ability to commence mining operations at its Venezuela properties.

  Despite Medoro’s diligent investigation into title to all mineral claims, there is no guarantee of title on any of its properties.

  The mining industry in Venezuela and Mali is subject to extensive controls and regulations imposed by various levels of government that are subject to unpredictable change, any change in which can have an adverse effect on Medoro’s financial performance and operations.

  Economic or political instability in the countries or regions where Medoro operates may have an adverse effect on Medoro’s operations and profits.

  Doing business in Venezuela, Medoro is subject to the risk of nationalization regarding title to the Increíble Properties.

  Fluctuations in the relative value of foreign currencies may materially affect and negatively impact Medoro’s financial position and results.

  The operations of Medoro and the exploration agreements into which it has entered require approvals, licenses and permits from various regulatory authorities, governmental and otherwise (including project specific governmental decrees) that are by no means guaranteed.

  Medoro’s earnings may be affected by metals price volatility, specifically the volatility of gold prices.

  Medoro’s operations are subject to significant environmental regulations, which could dramatically raise the cost of doing business, and failures to comply with which could result in enforcement actions, penalties, and work stoppages.

  Competition in the mining industry is intense, and success depends on, among other things, the ability to select and acquire exploration and development rights on suitable properties for exploration and development.

  Medoro’s business is dependent on retaining the services of a small number of key personnel, and failure to retain such may have a significant negative impact on Medoro’s financial performance and ability to maintain operations.

  It may be difficult or impossible to enforce judgments granted by a court in Canada or the United States against the assets of Medoro or the directors and officers of Medoro as a significant proportion of both are located (or are resident) outside of Canada and the United States.

  Given Medoro’s current financial condition and the status of its operations, it is unlikely that Medoro will pay dividends in the immediate or foreseeable future.

  Our limited operating history makes it difficult to evaluate the likelihood that we will be able to operate our business successfully.

  There are inherent risks with title to mineral properties and mineral rights. While we are currently investigating the title of our mineral concessions in Colombia, we cannot give any assurance that the title will not be challenged. Integrating the titles of legal mineral properties that we do not currently own could be time consuming and costly.

  Our plan to relocate the town of Marmato may be delayed by political, economic, or social circumstances. Our ability to advance our business plan will be impaired if we are unable to relocate the town.

  Our interests in Colombia are subject to political, economic, and other uncertainties. Future government action, changes in regulations, or shifts in political attitudes are beyond our control and may adversely affect our business.

  We may be adversely affected by changes to environmental and employment laws and regulations or by the amendment, interpretation, or application of existing laws and regulations. We do not maintain insurance against environmental risks and there is no assurance that our plans to significantly curtail our Toronto and Medellín operations will not result in unforeseen expenses and/or restructuring liabilities.

  We face strong competition from mineral exploration companies with superior financial resources. No assurances can be given that we will be able to compete effectively.

  We have no control over the availability of markets and the volatility of market prices. There are numerous factors that could inhibit our ability to sell gold in the event that commercially viable deposits are found to exist.

  Our limited prior experience makes us dependent on the services of appropriately experienced personnel or entering into agreements with other major resource companies. The availability of necessary expertise is a risk to our future production.

  We are dependent on one principal mineral exploration region. If we are unable to develop it into a commercially viable ore body, it would have a materially adverse effect on the Company.

  There are numerous short and long term risks involved with the business of exploring for and mining minerals, including operational factors, economic conditions, and market variables.

  Conflicts of interest may arise if our directors and officers serve as directors or officers of other companies or have significant shareholdings in other resource companies.

  There can be no assurance that restrictions on the repatriation of earnings from Colombia will not be imposed in the future.

  We do not hedge any of our foreign currency exposure. The fluctuation of exchange rate of the Canadian dollar and the Colombian peso against the U.S. dollar may lead to realized and unrealized foreign exchange gains and losses.

  It may be difficult or impossible to enforce judgments granted by a United States court against the assets of the Company or the directors and officers of the Company.

  Inferior internal controls could harm our operating results, cause us to fail to meet reporting obligations, or cause investors to lose confidence in our reported financial information.

Securities to be Issued by Medoro (Page 166)

          If the merger transaction is completed, each Colombia share that is issued and outstanding immediately prior to the effective time (other than dissenting shares) will be cancelled and converted into the right to receive 0.336 of a common share of Medoro plus 0.0108 of a purchase warrant of Medoro for each share of Colombia stock they own. Dissenting Colombia stockholders may seek to exercise and perfect their appraisal rights under Delaware law with respect to the arrangement. See “Dissenters’ Appraisal Rights” beginning on page 58.

          Each warrant to purchase shares of Colombia stock that is outstanding immediately prior to the effective time will be assumed by Medoro at the effective time. The warrants so assumed by Medoro will receive, upon the subsequent exercise by the warrantholder, the same per share merger consideration received by a Colombia stockholder for each full share of Colombia stock that the warrantholder was theretofore entitled upon exercise, being 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant.

          Each option to purchase shares of Colombia common stock that is outstanding immediately prior to the effective time will be deemed cancelled at or immediately after the arrangement effective time. Optionholders will have a ten-day period ending on the fifth day before the effective date to exercise their options. Any shares of Colombia common stock that are received upon the proper exercise of Colombia options prior to the effective time will be entitled to receive the per share merger consideration in accordance with the terms of the agreement and plan of merger.

          Each full Medoro purchase warrant is exercisable into one Medoro common share at a subscription price of C$0.50 per Medoro common share for a term of two years.

          The issuance of the Medoro common shares and Medoro purchase warrants to holders of Colombia shares, to be delivered under the plan of arrangement, will not be registered under the Securities Act, and will be issued in reliance upon the Section 3(a)(10) Exemption.

          For a description of Medoro common shares and Medoro purchase warrants, please see “Securities To Be Issued By Medoro” beginning on page 166.

Accounting Treatment (Page 173)

          For U.S. GAAP purposes, the acquisition of Colombia is accounted for by applying the acquisition method, with Medoro as the acquiror of Colombia.

          In consideration for the acquisition of Colombia, Medoro will issue (i) 0.336 Medoro common shares for each outstanding common share of Colombia totaling approximately           common shares to stockholders of Colombia, and (ii) 0.0108 Medoro purchase warrants for each outstanding common share of Colombia totaling approximately           Medoro purchase warrants.

          For the purpose of the pro forma condensed combined financial statements, the purchase consideration has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on management’s best estimates. Medoro will continue to review information and intends to perform further analysis prior to finalizing the allocation of the purchase price. Although the results of this review are unknown, the purchase price allocation will be subject to change as a result of this review. Therefore, it is likely that the recorded values of assets and liabilities acquired will vary from those shown below and differences may be material.

Selected Historical Consolidated Financial Data of Medoro

          The selected financial data of Medoro set forth below is only a summary and is qualified by reference to, and should be read in conjunction with, Medoro’s audited consolidated financial statements and notes thereto attached to this proxy statement as Exhibit G and Medoro’s interim unaudited consolidated financial statements and notes thereto attached to this proxy statement as Exhibit H, as well as information that Medoro has filed with the Ontario Securities Commission, which can be found under Medoro’s profile on the System for Electronic Document Analysis and Retrieval (which we refer to in this proxy statement as SEDAR) at www.sedar.com.

          The selected financial data has been prepared in Canadian dollars on the basis of Canadian GAAP. For a summary of the differences between the selected financial data as prepared under Canadian GAAP versus U.S. GAAP, see Note 13 to Medoro’s audited consolidated financial statements attached to this proxy statement as Exhibit G and Note 12 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibit H. Medoro has not declared cash or share dividends and has no present plans to pay any cash or share dividends. The historical results included below and elsewhere in this proxy statement are not necessarily indicative of the future performance of Medoro or the combined company.

Selected Financial Information

Canadian GAAP (in C$ thousands, except share data)	6 months ended June 30, 2009	6 months ended June 30, 2008	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004

Revenue	–	–	–	–	–	–	–
Loss from continuing operations	(1,169)	(5,202)	(14,030)	(1,477)	(2,097)	(11,022)	(2,050)
Net loss	(1,169)	(5,202)	(14,030)	(1,477)	(2,097)	(11,022)	(10,279)
Basic and diluted loss per share
– Continuing operations	(0.01)	(0.07)	(0.17)	(0.03)	(0.05)	(0.67)	(0.21)
– Net loss	(0.01)	(0.07)	(0.17)	(0.03)	(0.05)	(0.67)	(1.05)
Total assets	39,882	N/A	32,611	38,238	33,690	6,879	15,135
Net assets	36,572	N/A	29,607	31,239	27,171	6,533	12,604
Capital stock	73,984	N/A	66,554	57,937	53,663	34,111	29,162
	–	–	–	–	–	–	–
Common shares outstanding	157,488,090	88,788,090	88,788,090	57,978,090	49,399,281	17,816,425	12,431,809
Weighted average number of shares	91,065,439	75,245,233	82,053,665	51,329,196	46,018,943	16,529,356	9,798,683

U.S. GAAP (in C$ thousands, except share data)	6 months ended June 30, 2009	6 months ended June 30, 2008	Year ended December 31, 2008	Year ended December 31, 2007

Revenue	–	–	–	–
Loss from continuing operations	(2,443)	(6,449)	(18,182)	(6,177)
Net loss	(2,443)	(6,449)	(18,182)	(6,177)
Basic and diluted loss per share
– Continuing operations	(0.03)	(0.09)	(0.22)	(0.12)
– Net loss	(0.03)	(0.09)	(0.22)	(0.12)
Total assets	26,586	N/A	19,977	29,910
Net assets	24,576	N/A	18,885	24,669
Capital stock	73,984	N/A	66,554	57,937
	–	–	–	–
Common shares outstanding	157,488,090	88,788,090	88,788,090	57,978,090
Weighted average number of shares	91,065,439	75,245,233	82,053,665	51,329,196

Summary Unaudited Pro Forma Combined Financial Information (Page 178)

          The following summary unaudited pro forma combined financial statements have been prepared to give effect to the merger transaction and represents the combined company’s unaudited pro forma combined balance sheet giving effect to the transaction as if it occurred on June 30, 2009 and the combined company’s unaudited pro forma combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009, both giving effect to the transaction as if it occurred on January 1, 2008.

          The following summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements beginning on page 178. The summary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and does not purport to be indicative of future financial position or operating results.

	For the Six Months Ended June 30, 2009	For the Year Ended December 31, 2008
	(in US$ thousands, except per share data)
Income Statement Data
Net revenue	--	--
Net income (loss) and comprehensive income (loss) available to common shareholders	(4,530)	(77,866)
Basic net income (loss) and comprehensive income (loss) per share	(0.04)	(0.66)
Diluted net income (loss) and comprehensive income (loss) per share	(0.04)	(0.66)

Balance Sheet Data
Cash and cash equivalents	7,082	N/A
Total assets	74,421	N/A
Long-term debt	--	N/A
Stockholders’ equity	42,355	N/A

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER TRANSACTION

          The following questions and answers address briefly some questions you may have regarding the special meeting and the merger transaction. These questions and answers may not address all questions that may be important to you as a securityholder of Colombia. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers, including the arrangement agreement, the plan of arrangement and the agreement and plan of merger, copies of which are attached to this proxy statement as Exhibit A, B, C, respectively, and are incorporated herein by reference.

Q:	Why am I receiving this proxy statement?

A:

We and Medoro have agreed pursuant to an arrangement agreement that Medoro will acquire the outstanding shares of common stock of the Company through the merger transaction. We are holding a special meeting of our securityholders to have our securityholders consider and vote on a special resolution to approve the arrangement and the merger of Merger Sub with and into the Company to effect the acquisition of Colombia by Medoro. You are receiving this proxy statement because you were a securityholder of the Company on the record date for the special meeting and, as such, you are being asked to vote to approve the arrangement resolution. We cannot complete the merger transaction unless Colombia securityholders pass the arrangement resolution. We have included in this proxy statement important information about the merger transaction, the arrangement agreement and other related agreements, and the special meeting. You should read this proxy statement carefully and in its entirety. We also have attached a copy of the arrangement agreement, the plan of arrangement and the agreement and plan of merger as Exhibit A, B and C, respectively, to the proxy statement. The enclosed materials, including the proxy card, allow you to vote your Colombia shares, Colombia options or Colombia warrants without attending the special meeting. Your vote is very important and we encourage you to return your proxy card as soon as possible.

Q:	What will be the effect of the merger transaction?

A:

Once the arrangement resolution has been adopted by Colombia securityholders and the other closing conditions under the arrangement agreement have been satisfied or, to the extent permitted under the arrangement agreement, waived, Merger Sub will merge with and into Colombia, Merger Sub’s separate corporate existence will cease, and Colombia will survive the merger, with Barona Cape Ltd. owning all of the common stock of Colombia and Colombia being an indirect wholly-owned subsidiary of Medoro. Accordingly, after the merger transaction, if you are a Colombia stockholder, your shares of Colombia common stock will no longer be publicly traded, you will no longer have an equity interest in Colombia and you will not participate in any potential future earnings or growth of Colombia or benefit from any appreciation in Colombia’s value—you will only have the right to receive 0.336 of a Medoro common share plus 0.0108 of a Medoro purchase warrant in exchange for each of the Colombia shares that you own at the effective time of the arrangement. Each full Medoro purchase warrant is exercisable into one Medoro common share at a subscription price of C$0.50 per Medoro common share for a term of two years.

Q:	Why are Colombia and Medoro proposing the merger transaction?

A:

Colombia has incurred a cumulative net loss since inception and has no source of operating revenue. As a result of the recent turmoil in worldwide financial markets, we have been unable to raise the required capital necessary to address our current working capital deficiency. Colombia has canvassed a number of qualified parties with respect to a sale or financing transaction, but was unable to secure additional financing. Because of this lack of funds, Colombia is unable to implement its business plan.

Medoro has a near production, low capital cost advanced gold exploration property in Venezuela, which we believe would provide additional cash flow if this property becomes operational. In addition, consultants to Medoro have significant experience in Latin America and Colombia. We believe that Medoro has the personnel and experience in Colombia to implement Colombia’s business plan of consolidating the various mineral properties as well as the associated community relocation. Furthermore, we believe that Medoro has the ability to raise sufficient capital to complete the business plan.

We believe that the Company cannot continue operations without additional external financing or an acquisition by a third party. Despite our best efforts, Colombia has been unable to secure additional financing. We believe that in order to continue our operations, the merger transaction is the best option available.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at a.m. Eastern Time at .

Q:	Who can vote on the proposal to adopt the arrangement resolution?

A:

You are entitled to vote on the arrangement resolution at the special meeting (in person or by proxy) if you owned Colombia shares, Colombia options or Colombia warrants at the close of business on , 2009, which is the record date set by the Colombia Board for the special meeting. At the special meeting: (i) stockholders will have one vote for each Colombia share held on the record date, (ii) optionholders will have one vote for each full share of Colombia common stock purchasable upon exercise of all of the Colombia options held by the optionholder on the record date and (iii) warrantholders will have one vote for each full share of Colombia common stock acquirable upon exercise of all of the Colombia warrants held by the warrantholder on the record date.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

● to approve the arrangement resolution relating to the merger transaction between Colombia and Medoro, which is attached to this document as Annex A; and

● to act upon any other business that may properly come before the special meeting or any adjournment thereof.

Q:	What will I receive in the merger transaction?

A:

If the merger transaction is completed and you were a Colombia stockholder immediately prior to the effective time, you will be entitled to receive 0.336 of a Medoro common share plus 0.0108 of a Medoro purchase warrant for each outstanding Colombia share that you own as of the effective time of the arrangement.

Each full Medoro purchase warrant is exercisable into one Medoro common share at a subscription price of C$0.50 per Medoro common share for a term of two years.

If the merger transaction is completed and you were a Colombia warrantholder immediately prior to the effective time, your unexercised Colombia warrants will be assumed by Medoro at the effective time of the arrangement. You will receive, upon the subsequent exercise of the warrant, the same per share merger consideration received by a Colombia stockholder for each full share of Colombia stock that you were theretofore entitled upon exercise, being 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant.

If you are a Colombia optionholder, you will be provided with a ten-day period ending on the fifth day prior to the effective date of the arrangement to exercise your options in whole or part. Any shares of Colombia’s common stock that are received upon the proper exercise of Colombia options prior to the effective time will be entitled to receive the per share merger consideration in accordance with the terms of the agreement and plan of merger. At or immediately after the arrangement effective time, your unexercised Colombia options will be deemed cancelled.

Q:	What percentage of the merged company will the stockholders of Colombia own?

A:

On June 25, 2009, Medoro completed 2 private placements pursuant to which Medoro issued an aggregate of 68,700,000 common shares. On July 22, 2009, Medoro completed a private placement pursuant to which Medoro issued 34,500,000 units, each comprised of one common share of Medoro and one purchase warrant of Medoro (each such purchase warrant is exercisable into one Medoro common share at a subscription price of Cdn $0.50 per Medoro common share for a term of two years). As a result of the private placements, we estimate that upon completion of the merger transaction, Colombia’s former stockholders will own approximately           % of the outstanding common shares of Medoro.

Q:	How does the Colombia Board recommend that I vote?

A:

The Colombia Board unanimously recommends that you vote FOR the adoption of the arrangement resolution. For a description of the factors considered by the Colombia Board in making its recommendations, please see “The Merger Transaction - Background of the Merger Transaction” and “The Merger Transaction - Reasons for the Merger Transaction; Recommendation of the Colombia Board” beginning on page 42 and 44, respectively.

Q:	Are there risks I should consider in deciding whether to vote for the arrangement resolution?

A:

Yes. As in any significant merger transaction, there are a number of risk factors to consider in connection with the merger transaction that are described in the section of this proxy statement entitled “Risk Factors” beginning on page 88.

Q:	What are the financial interests of Colombia’s directors, officers and employees in the merger transaction?

A:

As of           , 2009, Colombia’s directors and executive officers and an affiliate of certain of Colombia’s executive officers and directors beneficially owned approximately           Colombia shares, and           Colombia options, in each case in the aggregate.

After the completion of the merger transaction, Medoro will select two members out of the Colombia Board or Colombia’s executive officers who will be added to the board of directors of Medoro on the effective date. In addition, the arrangement agreement provides that Colombia may, prior to the effective time, purchase run-off directors’ and officers’ liability insurance at Medoro’s expense for a period of six years from the effective time provided the cost of such insurance does not exceed two times the current amount paid by Colombia for directors’ and officers’ insurance.

Colombia has outstanding debt or liabilities owed to certain directors and senior officers (and their affiliates). As a consequence of the merger transaction, the terms of such debt or liabilities will be amended. The votes attached to Colombia shares beneficially owned or over which control or discretion is exercised by such directors and senior officers (and their affiliates) will be excluded for purposes of determining the approval of the arrangement resolution by minority stockholders at the special meeting. See “Interests of Colombia’s Directors and Officers in the Merger Transaction – Canadian Securities Law Considerations” beginning on page 57.

Q:	Will the merger transaction be taxable?

A:

The receipt of the per share merger consideration will generally be a taxable transaction for United States federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders (as defined below) will recognize a gain or loss equal to the difference between the fair market value of the consideration received in the arrangement and their adjusted tax basis in their shares of Colombia stock. See “Material United States Federal Income Tax Consequences,” beginning on page 62 and “Material Canadian Federal Income Tax Consequences,” beginning on page 66. You should consult your tax advisor for a complete understanding of the specific United States federal, Canadian federal and other tax consequences of the merger transaction to you.

Q:	When do you expect to complete the merger transaction?

A:

We are working to complete the merger transaction as soon as practicable. If Colombia securityholders vote to approve the arrangement resolution, and the other conditions to the arrangement are satisfied or waived, then we intend to complete the merger transaction as soon as practicable after the special meeting. The arrangement agreement provides that the closing will occur on a date no later than the fifth business day after receiving the final order, or such other date as may be agreed to by Colombia and Medoro. We currently expect to complete the merger transaction in the third quarter of 2009.

Q:	What is a quorum?

A:

A quorum of the holders of the outstanding shares of Colombia common stock must be present for the special meeting to be held. A quorum will be present if the holders of a majority of the outstanding shares of Colombia common stock entitled to vote are present at the meeting, represented in person or by proxy. As described in more detail below, against votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What vote of our securityholders is required to approve the arrangement resolution?

A:

Approval of the Colombia arrangement resolution requires the affirmative vote of (i) not less than 66⅔ percent of the votes cast by holders of the outstanding shares of Colombia common stock, holders of the outstanding Colombia options and holders of the outstanding Colombia warrants, voting together as a single class; (ii) not less than a majority of the outstanding shares of Colombia common stock; and (iii) not less than a majority of the votes cast by minority stockholders of Colombia.

Because part of the required vote is based on the number of shares of Colombia common stock outstanding and not the number of votes cast, as described in more detail below, failure to vote your Colombia shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the arrangement resolution. We urge you either to complete, sign and return the enclosed proxy card to assure the representation of your shares of Colombia stock at the special meeting. For Colombia optionholders and warrantholders, the required vote is only based on the number of votes cast.

Q:	How are votes counted?

A.

For the special resolution to approve the arrangement resolution, you may vote FOR, AGAINST or ABSTAIN. For Colombia optionholders and warrantholders, abstentions will not count as votes cast to adopt the arrangement resolution, but, if you are a stockholder and you ABSTAIN, it will have the same effect as if you vote your shares AGAINST the adoption of the arrangement resolution.

If you sign your proxy card without indicating your vote, your Colombia shares, Colombia options or Colombia warrants will be voted FOR the arrangement resolution, and in accordance with the recommendations of the Colombia Board on any other matter that may properly come before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding Colombia securities on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. For Colombia warrants held by a broker, broker non- votes will not count as votes cast on to adopt the arrangement resolution, but if you are a stockholder, broker non-votes will have the same effect as a vote AGAINST the adoption of the arrangement resolution.

Q:	What happens if I don’t indicate how to vote on my proxy card?

A:

If you sign and send in your proxy card but do not include instructions on how to vote your properly signed form, your Colombia shares, Colombia options or Colombia warrants will be voted FOR the arrangement resolution.

Q:	What happens if I don’t return my proxy card?

A:

Because part of the required vote is based on the number of shares of Colombia common stock outstanding and not the number of votes cast, as described in more detail below, if you are a stockholder, failure to return your proxy card for your Colombia shares will have the same effect as voting against approval of the arrangement resolution. We urge you to complete, sign and return the enclosed proxy card to assure the representation of your Colombia shares at the special meeting. For Colombia optionholders and warrantholders, the required vote is only based on the number of votes cast.

Q:	If my Colombia securities are held in “street name” by my broker, will my broker vote my securities for me if I do not give instructions?

A:

If you hold your Colombia shares or Colombia warrants in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not vote your securities unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your securities by following the directions your broker, bank or nominee will provide to you. If you are a stockholder and do not provide instructions to your broker, bank or nominee with respect to the arrangement resolution, your Colombia shares will not be voted and this will have the same effect as a vote against the proposal to approve the arrangement resolution.

Q:	What does it mean if I get more than one proxy card?

A:

If you are a stockholder and your Colombia shares are registered in different forms and are in more than one account, or if you hold more than one type of securities of Colombia (Colombia shares, Colombia options and Colombia warrants), you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your Colombia shares, Colombia options and Colombia warrants, as the case may be, are voted.

Q:	Can I change my vote?

A:

Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your Colombia shares, Colombia options or Colombia warrants in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our principal executive offices at Colombia Goldfields Ltd., #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5, Attention: Tom Lough. Second, you can either mark, sign, date and return a new proxy card or submit your proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Colombia shares or Colombia warrants, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change the instructions you have given them.

Q:	What happens if I sell my Colombia shares or Colombia warrants before the special meeting?

A:

The record date of the special meeting is earlier than the date the special meeting will be held and the date that the merger transaction is expected to be completed. If you transfer your Colombia shares or Colombia warrants after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the per share merger consideration for your Colombia shares, or the right to exercise your Colombia warrants into the per share merger consideration. In order to receive the consideration described above, you must hold your Colombia shares or Colombia warrants through completion of the merger transaction.

Q:	Will I have appraisal rights in connection with the merger transaction?

A:

Yes. You will have the right under Delaware law to have the “fair value” of your shares of Colombia common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Merely voting against the approval of the arrangement resolution will not preserve your appraisal rights - you also must take all the steps provided under Delaware law. The applicable Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement on page 58. In addition, Section 262 of the DGCL, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Exhibit E to this proxy statement.

Q:	If I am a stockholder, should I send in my Colombia stock certificates now?

A:

No. You should not send in your Colombia stock certificates now. Promptly after the merger transaction is completed, you will receive instructions describing how you may exchange your Colombia stock certificates for the right to receive the per share merger consideration. At that time, you must send in your stock certificates or execute an appropriate instrument of transfer of your shares of Colombia common stock, as applicable, along with any other documents as required by the instructions, to receive the per share arrangement consideration.

DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	What if my shares of Colombia common stock are uncertificated?

A:

If you do not hold any physical stock certificates, you must arrange to electronically transfer your shares of Colombia common stock. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger transaction is completed as to how to effect the surrender of your “street name” shares in exchange for the per share arrangement consideration to which you are entitled. Shortly after the merger transaction is completed, your broker, bank or other nominee will receive instructions informing them how to send to the depository book-entry account statements reflecting to the ownership of such street name stock in order to receive the appropriate arrangement consideration.

Q:	If I want to exercise my options, what do I do?

A:

You will have a ten-day period ending on the fifth day before the effective date of the arrangement to exercise your options. Any shares of Colombia’s common stock that are received upon the proper exercise of Colombia options prior to the effective time will be entitled to receive the per share merger consideration in accordance with the terms of the agreement and plan of merger.

Q:	What happens if I don’t exercise my options?

A:

You are under no obligation to exercise your Colombia options before the completion of the merger transaction. All issued and outstanding Colombia options will be deemed cancelled at or immediately after the effective time of the arrangement.

Q:	If I am a Colombia warrantholder, what do I do to receive my merger consideration?

A:

You are under no obligation to exercise your Colombia warrants. At the effective time, any unexercised Colombia warrant will be automatically assumed by Medoro and will continue to have, and be subject to, the same terms and conditions set forth in such warrants immediately prior to the effective time. The warrants so assumed by Medoro will receive, upon subsequent exercise by you, the same per share merger consideration received by a Colombia stockholder for each full share of Colombia common stock that you were theretofore entitled upon exercise.

Q:	What should I do now?

A:

This proxy statement contains important information regarding the special meeting, the arrangement agreement and other related agreements, and the merger transaction, as well as information about Colombia and Medoro. It also contains important information about the material factors the Colombia Board considered in determining to recommend that the Colombia stockholders vote in favor of the merger transaction. We urge you to carefully read this proxy statement in its entirety, including its exhibits, and to carefully consider how the merger transaction affects you. Then mark, sign, date and promptly mail the enclosed proxy card in the postage paid envelope provided. Alternatively, if you hold your Colombia securities through a broker, bank or other nominee, please read the instructions from our broker or other intermediary regarding how to vote your Colombia securities. You may also want to review the documents referenced in the section captioned “Where You Can Find More Information” beginning on page 187.

Q:	Where can I find more information about Colombia?

A:

We file certain information with the U.S. Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, under the U.S. Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our corporate website at www.colombiagoldfields.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” beginning on page 187.

Q:	Where can I find more information about Medoro?

A:

Information about Medoro, including, but not limited to, directors and officers’ remuneration and indebtedness, principal holders of Medoro’s securities and securities authorized for issuance under Medoro’s stock option plan is contained in the management information circular of Medoro dated May 14, 2009, in Medoro’s audited consolidated financial statements and management’s discussion & analysis for the year ended December 31, 2008 and in Medoro’s interim unaudited consolidated financial statements for the quarter ended June 30, 2009, which along with other pertinent information regarding Medoro can be found under Medoro’s profile on SEDAR at www.sedar.com. See “Where You Can Find More Information” beginning on page 187.

Q:	Who is soliciting my proxy and who will pay the cost of soliciting proxies?

A:

The Colombia Board is soliciting your proxy. Colombia will bear the cost of soliciting proxies. In addition to the solicitation of proxies by the Board of Directors through use of the mails, proxies may also be solicited by Colombia and its directors, officers and employees (who will receive no additional compensation therefore) by telephone, telegram, facsimile transmission or other electronic communication, and/or by personal interview. In addition, we will request that banks, brokerage houses, custodians and other fiduciaries forward the proxy materials to the beneficial owners of shares of Colombia common stock held of record by such person, and we will reimburse out-of-pocket expenses. See “The Special Meeting – Solicitation of Proxies” beginning on page 40.

Q:	What if I have additional questions?

A:

If you have questions about the arrangement agreement, the merger transaction, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact Tom Lough at 416-361-9640. You may also wish to consult your own legal, tax and/or other financial advisors with respect to the arrangement agreement, the merger transaction or other matters described in this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Colombia or Medoro, as applicable, the expected completion and timing of the merger transaction and other information relating to the merger transaction. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger Transaction,” “Reasons for the Merger Transaction; Recommendation of the Colombia Board,” “The Merger Transaction - Opinion of Haywood,” “The Parties to the Merger Transaction,” “Information Concerning Medoro” and “Securities Issued by Medoro” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Colombia, Medoro or the combined company, as applicable. These forward-looking statements speak only as of the date on which the statements were made and we do not undertake any obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or circumstances or otherwise.

          Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents.

          Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under “Risk Factors” and elsewhere in this proxy statement, in Colombia’s other filings with the SEC and in Medoro’s filings with the Canadian securities regulatory authorities, which may be accessed using SEDAR at www.sedar.com.

          In addition, other factors that could cause actual results to differ materially from those in the forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; the inability to complete the merger transaction due to the failure to obtain the required approvals of the Colombia securityholders at the special meeting or the failure to satisfy other conditions to consummation of the merger transaction; the failure of the merger transaction to close for any other reason; risks that the proposed transaction disrupts current plans and operations; and the effect of the announcement of the merger transaction on customer relationships, operating results and business generally.

          We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the arrangement or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE PARTIES TO THE MERGER TRANSACTION

Colombia Goldfields Ltd.

          The Company is an exploration stage company engaged in the acquisition and exploration of mineral resource properties. The Company’s head office is located in Toronto, Canada and its exploration and administrative office is located in the city of Medellín, Colombia. The Company was incorporated as Secure Automated Enterprises, Inc. under the laws of the State of Nevada on March 25, 2003. The Company changed its name to Colombia Goldfields Ltd. on May 13, 2005 and subsequently reorganized its operations and changed its focus to the acquisition and development of the Marmato Mountain project in Western Colombia. On July 31, 2006, the Company’s home jurisdiction was changed to the State of Delaware.

          Our main activity is the exploration and development of the Marmato Mountain Gold District in Western Colombia. The Marmato Mountain project is composed of four legal areas: Zona Alta, Caramanta, Echandia and Zona Baja. The Marmato Mountain Gold District is located 80 km south of Medellín. We are focused on two areas within the Marmato Mountain Gold District. These are Zona Alta of the Marmato Mountain and the Caramanta Exploration Properties. The Caramanta Exploration Properties surround the Marmato Mountain. Our objective is to define and consolidate a gold district in the Marmato Mountain Region of Western Colombia. Our main target in this region is the Marmato Mountain, which is divided into Zona Alta (Upper Zone) and Zona Baja (Lower Zone).

          Our primary focus is the acquisition of the legal mining concessions in Zona Alta and the properties surrounding Marmato Mountain, which we determined to consist of 119 legally registered mines. Of these mines, 83 have registered titles in the Ministry of Mines in the province of Caldas. Another 36 mines, referred to as Category 2 mines, are located in an area called CHG-081, in which there is one mining concession contract. Once the Category 2 mines are purchased, Cia Minera de Caldas S.A. will own the entire CHG-081 contract. There are approximately 90 applications in progress for legalization of the other mines. We believe that less than 20 of these applications will be approved. There are approximately 66 illegal mines. We currently own exploration rights to Zona Alta and are working towards completing the acquisition of 100% of its legally registered property titles. Through a series of transactions in 2005 and 2006, the Company acquired the Caramanta properties surrounding Marmato Mountain. To date, the Company has acquired 109 mines and there are 95 registered in the name of Cia Minera de Caldas S.A. The Company now controls approximately 23,000 hectares of land in the Marmato area.

          We maintain a web site at www.colombiagoldfields.com. Information contained on, or that may be accessed through, our web site is not part of this proxy statement. Our principal executive offices are located at 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5 and our telephone number is (416) 361-9640.

Colombia Subco

          43279 Yukon Inc., which we refer to in this proxy statement as Colombia Subco, is a corporation to be incorporated under the laws of the Yukon Territory and a wholly-owned subsidiary of Colombia. Colombia Subco will be formed for the sole purpose of merging with Medoro and has no operations. Under the terms of the arrangement agreement, Colombia Subco will merge with and into Medoro. Colombia Subco’s principal executive offices will be located at 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5 and its telephone number is (416) 361-9640.

Medoro Resources Ltd.

          Medoro Resources Ltd., which we refer to in this proxy statement as Medoro, is a gold exploration and development company focused on acquiring properties of merit for potential joint ventures with senior producers. Medoro holds a 100% interest in the Lo Increíble 4A and 4B concessions in Venezuela and interests in 11 gold exploration areas in the Republic of Mali.

          Given the current market environment where debt or equity funding may not be readily available, Medoro has delayed the exploration activities of the Mali properties and is seeking to possibly joint venture finance the Mali exploration properties. Medoro’s focus will be on exploration activities in Venezuela and obtaining an exploitation permit to begin production there, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement.

          Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to begin exploitation activities at the Increíble Properties. Medoro’s management expects to obtain such permits and to commence mineral exploitation in an expeditious manner.

          Medoro’s principal executive offices are located at 220 Bay Street, Suite 1400, Toronto, Ontario, M5J 2W4 and its telephone number is (416) 603-4653.

Barona Cape Ltd.

          Barona Cape Ltd., which we refer to in this proxy statement as Barona Cape, is a corporation incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Medoro. Barona Cape Ltd. was formed on August 3, 2006, for the purpose of exploring the possibility of acquiring gold exploration companies and/or properties in Latin America. None of these opportunities came to fruition, and Barona Cape Ltd. has no operations. Upon consummation of the proposed merger transaction, Barona Cape Ltd. will own 100% of Colombia. Barona Cape’s principal executive offices, c/o Medoro Resources, are located at 220 Bay Street, Suite 1400, Toronto, Ontario, Canada M5J 2W4.

Barona Merger Sub, Inc.

          Barona Merger Sub, Inc., which we refer to in this proxy statement as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed merger transaction. Merger Sub is a wholly-owned subsidiary of Barona Cape and has not engaged in any business except for activities incidental to its formation and as contemplated by the agreement and plan of merger. Upon consummation of the proposed merger transaction, Merger Sub will cease to exist and Colombia will continue as the surviving corporation, as a wholly-owned subsidiary of Barona Cape and an indirect, wholly-owned subsidiary of Medoro. Merger Sub’s principal executive offices, c/o Medoro Resources, are located at 220 Bay Street, Suite 1400, Toronto, Ontario, Canada M5J 2W4.

THE SPECIAL MEETING

          This proxy statement is being furnished to our stockholders, optionholders and warrantholders in connection with the solicitation of proxies by the Colombia Board for use at a special meeting to be held on                at                a.m. Eastern Time at                ..

Date, Time and Place of the Special Meeting

Date:                , 2009

Time:                a.m. Eastern Time

Place:

Proposals to be Considered at the Special Meeting

          At the special meeting, you will be asked to:

  consider, pursuant to an interim order of the Supreme Court of Yukon dated           , 2009, and if deemed advisable, to pass, with or without variation, the special resolution set out in Annex A attached to this document to approve the arrangement under Section 195 of the YBCA and the merger of Merger Sub with and into Colombia to effect the acquisition of Colombia by Medoro; and

  act upon any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

          The Colombia Board has fixed the close of business on           , 2009 as the record date for the special meeting and only stockholders, optionholders and warrantholders of record on the record date are entitled to receive notice of, and to vote (in person or by proxy) on the arrangement resolution at, the special meeting.

          On the record date, there were           shares of Colombia’s common stock outstanding held by approximately           stockholders of record,           options to purchase Colombia common stock outstanding held by approximately           optionholders of record and           warrants to acquire Colombia common stock outstanding held by approximately           warrantholders of record.

Voting Rights; Quorum

          For purposes of approving the arrangement resolution, at the special meeting, each stockholder is entitled to one vote for each Colombia share held by the stockholder on the record date, each optionholder will have one vote for each full share of Colombia common stock purchasable upon exercise of all of the Colombia options held by the optionholder on the record date and each warrantholder will have one vote for each full share of Colombia common stock acquirable upon exercise of all of the Colombia warrants held by the warrantholder on the record date.

          The holders of a majority of the issued and outstanding Colombia common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we will adjourn or postpone the meeting to solicit additional proxies. If a new record date is set for an adjourned or postponed special meeting, then a new quorum must be established. “Broker non-votes” result when the beneficial owners of Colombia shares or Colombia warrants do not provide voting instructions to their brokers and a broker does not have discretionary voting authority with respect to a particular matter.

Votes Required

          Completion of the arrangement requires adoption of the arrangement resolution by (i) not less than 66⅔ percent of the votes cast by holders of the outstanding shares of Colombia common stock, holders of the outstanding Colombia options and holders of the outstanding Colombia warrants, voting together as a single class, (ii) not less than a majority of the outstanding shares of Colombia common stock, and (iii) not less than a majority of the votes cast by stockholders of Colombia other than votes cast by certain directors and senior officers of Colombia, and their affiliates, who are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the merger transaction.

Abstentions

          Abstentions are included in determining the number of outstanding shares, warrants and options entitled to vote on the arrangement resolution and any other business at the special meeting, but are not included in determining the number of votes cast. For optionholders and warrantholders, abstentions will not count as votes cast to adopt the arrangement resolution. However, if you are stockholder, abstentions will have the same effect as a vote against the merger transaction.

Broker Non-Votes

          Under the rules that govern brokers who have record ownership of securities that are held in “street name” for their clients, brokers have discretion to vote securities on routine matters but not on non-routine matters. The merger transaction is a non-routine matter. Accordingly, brokers will not have discretionary voting authority to vote your Colombia securities on the arrangement resolution at the special meeting. As a result, broker non-votes on Colombia securities will have the same effect as an abstention. For warrantholders, broker non-votes will not count as votes cast to adopt the arrangement resolution. However, if you are stockholder, broker non-votes will have the same effect as a vote against the merger transaction.

          Because part of the required vote with respect to the adoption of the arrangement resolution is based on the number of outstanding shares of Colombia common stock rather than on the number of votes cast, failure to vote your Colombia shares (including as a result of broker non-votes) and abstentions with respect to the arrangement resolution will have the same effect as voting against adoption of the arrangement resolution. Accordingly, if you are a stockholder, in order for your Colombia shares to be included in the vote, you must vote your shares either by returning the enclosed proxy card, or you must vote in person at the special meeting.

          For Colombia optionholders and warrantholders, the required vote is only based on the number of votes cast.

          As of           , 2009, the record date, Colombia’s directors and executive officers beneficially owned an aggregate of approximately           Colombia shares, Colombia options and Colombia warrants (in the form of           Colombia shares and Colombia options exercisable into shares of Colombia stock). This entitles them to approximately (i)           % of the voting power in the single voting class consisting of all Colombia stockholders, optionholders and warrantholders entitled to vote at the special meeting; and (ii)           % of the voting power of all Colombia stockholders entitled to vote at the special meeting. None of Colombia’s directors and executive officers are minority stockholders.

          The Colombia Board unanimously recommends that you vote FOR the arrangement resolution.

          The complete text of the arrangement resolution, which management intends to place before the special meeting for approval, confirmation and adoption, with or without modification, is attached to this proxy statement as Annex A.

Minority Stockholder Approval

          In accordance with applicable Canadian securities law requirements, in addition to other required securityholder approvals, in order for the merger transaction to proceed, it must be approved by a majority of the votes cast in respect of the resolution excluding the votes attached to Colombia shares held by J. Randall Martin, Thomas Lough, Stewart Redwood, Thomas McGrail, David Bikerman, Terry Lyons, Edward Flood, Jonathan Berg, and RNC (Management) Ltd. and their respective associates, being an aggregate of Colombia shares, which represent approximately      % of the presently issued and outstanding shares of Colombia as such individuals/entities are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the merger transaction. See “Interests of Colombia’s Directors and Officers in the Merger Transaction – Colombia Stock Options” and “Interests of Colombia’s Directors and Officers in the Merger Transaction – Security Ownership of Certain Beneficial Owners and Management” beginning on page 55 and page 56, respectively, for the individual holdings of the parties named above.

Voting of Proxies

          Securityholders of record may cause their Colombia shares, Colombia options or Colombia warrants to be voted using one of the following methods:

  mark, sign, date and return the enclosed proxy card by mail; or

  appear and vote in person by ballot at the special meeting.

          Regardless of whether you plan to attend the special meeting, we request that you complete, date, sign and promptly return the enclosed proxy card. IF YOU ARE A STOCKHOLDER, PLEASE DO NOT SEND IN YOUR COLOMBIA STOCK CERTIFICATES WITH YOUR PROXY CARD. When the merger transaction is completed, instructions will be mailed to you on how to exchange your stock certificates for the per share arrangement consideration.

          If you hold your Colombia securities through a bank, brokerage firm or nominee (in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or nominee provides to you. You should instruct your broker, bank or nominee as to how to vote your Colombia shares or Colombia warrants, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your Colombia shares or Colombia warrants.

          Securityholders who have questions or requests for assistance in completing and submitting proxy cards should contact Tom Lough at 416-361-9640.

Revocation of Proxies

          You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

  by delivering a written revocation dated after the date of the proxy that the proxy is being revoked to Colombia Goldfields Ltd., 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5, Attention: Tom Lough;

  by delivering to Colombia Goldfields Ltd., #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5, Attention: Tom Lough, a later-dated, duly executed proxy at a date after the date of the previously submitted proxy relating to the same shares; or

  by attending the special meeting and voting in person by ballot.

          Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your Colombia securities in street name, you may revoke or change a previously given proxy by following the instructions provided by the broker, bank or other nominee that is the registered owner of the Colombia securities.

Voting and Lock-Up Agreements

          The following is a brief summary of the voting agreements. This description does not provide a complete description of all of the terms and conditions of the voting agreements. It is qualified in its entirety by the exhibits hereto, including the text of the form of voting agreement, which is attached as Exhibit F to this proxy statement. You are urged to read the exhibits in their entirety.

          Pursuant to the voting agreements, the Supporting Securityholders have irrevocably agreed, among other things: (i) to vote (or cause to be voted) their Colombia securities held of record, beneficially owned by, or for which voting or dispositive power is granted to them, to approve the arrangement resolution at the special meeting; (ii) to vote such Colombia securities against any action that would impede, delay, interfere or discourage the arrangement; and (iii) to vote against any action that would result in any breach by Colombia of any representation, warranty or covenant in the arrangement agreement. The Supporting Securityholders collectively hold (or exercise control or direction over)      Colombia shares and      Colombia options, respectively, representing approximately       % of the issued and outstanding Colombia shares and % of the issued and outstanding Colombia options, collectively. The voting agreements, and all the rights and obligations of the parties thereto, will terminate upon the first to occur of (i) the arrangement effective time or (ii) the termination of the arrangement agreement in accordance with its terms.

To Attend the Special Meeting

          You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a Colombia securityholder entitled to vote at the meeting or the holder of a valid proxy granted by a Colombia securityholder entitled to vote at the meeting. If your Colombia securities are registered in your name, please bring photo identification with your name as registered on your Colombia securities. If your Colombia securities are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the Colombia securities, such as your most recent account statement. If you do not have valid photo identification or proof that you own Colombia stock, Colombia options or Colombia warrants or hold a valid proxy, you may not be admitted to the meeting.

Solicitation of Proxies

          In addition to the solicitation of proxies by the Colombia Board through use of the mail, proxies may also be solicited by Colombia and its directors, officers and employees (who will receive no additional compensation therefore) by telephone, telegram, facsimile transmission or other electronic communication, and/or by personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries that hold shares of common stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the special meeting and of soliciting proxies therefore, including the cost of printing and mailing this proxy statement and related materials.

          Any questions or requests for assistance regarding the Company’s proxies and related materials may be directed in writing to Tom Lough, 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.

Rights of Stockholders Who Object to the Merger Transaction

          Stockholders of Colombia are entitled to appraisal rights under Delaware law in connection with the arrangement. This means that you are entitled to have the value of your Colombia shares determined by the Delaware Chancery Court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the arrangement agreement.

          To exercise your appraisal rights, you must submit a written demand for appraisal to Colombia before the vote is taken on the arrangement resolution and you must not vote in favor of adopting the arrangement resolution. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 58 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute, reproduced in its entirety as Exhibit E.

Householding of Special Meeting Materials

          Some bank, brokerage firm, nominee or other record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement may have been sent to multiple securityholders in your household unless contrary instructions from one or more of the securityholders have been received. We will promptly deliver a separate copy of the proxy statement to you if you call Tom Lough at 416-361-9640 or write to Tom Lough at 8 King Street, Suite 208, Toronto Ontario, Canada, M5C 1B5.

Questions and Additional Information

          If you have more questions about the merger transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Tom Lough at 416-361-9640.

THE MERGER TRANSACTION

          The following discussion summarizes the material terms of the merger transaction and is qualified by reference to the arrangement agreement, plan of arrangement and agreement and plan of merger, which are attached to this proxy statement as Exhibits A, B and C, respectively. You should read the entire documents carefully as they are the legal documents that govern the merger transaction.

Background of the Merger Transaction

          On November 20, 2007, we entered into a Letter of Intent with Colombia Gold Plc, a corporation incorporated under the laws of England (which we refer to in this proxy statement as Colombia Gold). Colombia Gold’s main assets are the mining rights to the Echandia Property, located adjacent to Marmato Mountain. We believe that the Echandia Property contains an extension of the mineralized zone from Marmato Mountain. Completion of the transaction was subject to negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal, and other commercial due diligence and customary conditions, including all stockholder, court and regulatory approvals. The proposed transaction was a share exchange with the Company exchanging its shares of common stock for those of Colombia Gold. We experienced difficulty in receiving certain information specified in our Letter of Intent with Colombia Gold which was required to complete the due diligence investigation.

          On January 29, 2008 we entered into a Share Purchase and Sale Agreement with Mineros Nacionales S.A., which we refer to in this proxy statement as Mineros. Under the terms of the agreement, we agreed to purchase all of the issued and outstanding shares of Mineros, for cash considerations of $35,000,000. The agreement provided that the transaction would be completed on April 29, 2008, unless extended by mutual agreement. We provided a deposit guarantee to Mineros in the amount of 4.9 billion Colombian pesos (approximately $2.5 million at the time of the deposit) in respect of the transaction. The deposit was funded by a loan to us by Global Resource Fund in the aggregate principal amount of $2.5 million under a promissory note executed on February 8, 2008. On April 29, 2008, the Company and Mineros agreed to extend the completion date of the transaction to June 30, 2008, which could be further extended by mutual agreement. In connection with this extension, we advanced an additional $7,000,000 to Mineros towards the purchase price with the balance due upon closing, which we raised by way of a private placement of equity securities on June 18, 2008.

          On June 27, 2008, the Company and Mineros entered into an agreement to extend the closing date until the earlier of the third business day after the transaction is approved by Colombian regulators and July 30, 2008. In June 2008, we filed a request for review of the transaction with the Colombian Government in an effort to accelerate closing of the transaction. In July 2008, Colombian officials requested additional information from both parties and regulatory approval was ultimately granted in September 2008. The closing date of the transaction was further extended by Mineros until October 31, 2008 as we endeavored to complete a debt offering to fund the balance of the purchase price. Both the deposit guarantee and the advance were non-refundable if the transaction was not completed for any reason. In connection with the turmoil in the worldwide financial and credit markets that intensified in the fourth quarter of 2008, we were unable to complete our planned debt offering, and on October 31, 2008 Mineros notified the Company that it was unwilling to extend the closing of the transaction beyond October 31, 2008 and exercised its right to keep both the nonrefundable advance and the deposit guarantee.

          As part of the Mineros transaction, the Company had borrowed $2.5 million from Global Resource Fund, which we refer to in this proxy statement as Global. Given the change in economic environment, the Company found itself unable to repay the promissory note with Global even after twice extending the repayment date (on August 7, 2008 and October 7, 2008) ultimately to December 29, 2008. Pursuant to the terms of the loan, Global has the right to the collateral securing of the loan, which collateral includes the Company’s investment in RNC (Colombia) Limited, Cia Minera de Caldas S.A. and Gavilan Minerales S.A. Global has not demanded payment of the note and continues to work with the Company while the Company reviewed its strategic alternatives. In March 2009, the Company agreed to pledge to Global additional security in the form of the Company’s mineral exploration properties and rights held by Cia Minera de Caldas S.A. and Gavilan Minerales S.A. However, subsequent to March 31, 2009, the Company was informed that certain of the Company’s trade creditors have placed liens on the Company’s mineral properties in order to protect their own rights to payment.

          As a result of the turmoil in the world financial markets and the reluctance of investors to participate in the exploration sector, the Company has been unable to raise the required capital necessary to complete its business plan nor address the Company’s significant working capital deficit; a situation that has remained unresolved since November, 2008.

          In the fourth quarter of 2008, the Company revised its short term operating plan. In connection with this review, the Company announced the suspension of drilling beyond the 46,000 meters already completed on Zona Alta. As well, the Company terminated all personnel except essential personnel in both its Toronto and Medellín offices in order to further reduce the Company’s monthly operating cash requirements. However, the Company has not been able to reduce its significant working capital deficiency. As at June 30, 2009, the Company had $21,413,000 in current liabilities.

          As the Company was unable to execute its business goal of consolidating mines in the Marmato Mountain region, in the fourth quarter of 2008, the Company commenced reviewing strategic alternatives, including a potential sale of all or some of the Company’s assets. The Company canvassed a number of qualified parties with respect to a possible strategic transaction with the Company. Between October 2008 and June 2009 more than 16 parties entered into confidential agreements with the Company and reviewed the Company’s operations. Due to various reasons, including the incomplete status of our consolidation of the mines in the Marmato Mountain region, the large scale of the project and the financial requirements of the project, the parties that participated in these reviews declined to participate in a strategic transaction.

          Medoro was introduced to the Company in April 2009 by Haywood Securities (UK) Ltd. Prior to the proposed merger transaction, the Company and Medoro had no affiliations. On April 14, 2009, the Company and Medoro entered into a confidentiality agreement and Medoro was given access to our data room.

          Certain management of the Company visited Medoro’s Venezuelan properties between May 13 and May 15, 2009. On May 13, 2009, the Company entered into a non-binding expression of interest with Medoro. On May 15, 2009, the Company received a third party proposal for an investment by the third party in the capital stock of the Company, which would result in a controlling stake in the Company.  The board of directors of the Company considered the third party proposal concurrently with the merger transaction and believed that the merger transaction with Medoro was superior for a number of reasons, including that: (i) the merger transaction was at an advanced stage and Medoro was in a position to execute an arrangement agreement, whereas the third party had only submitted a proposal; (ii) the third party proposal was subject to its satisfactory completion of a due diligence review, a condition that was not required by Medoro to complete the merger transaction; (iii) Company management believed that, because of Medoro's mining experience in Latin America, Medoro would be better positioned to complete the Company's business plan of consolidating Marmato Mountain; and (iv) because the third party had little experience in Colombia or Latin America, it would not bring such experience to the management of the Company to the benefit of Colombia stockholders. Following further negotiations with Medoro, the Company entered into an arrangement agreement with Medoro on June 5, 2009, which was amended on July 2, 2009 and further amended on August 10, 2009. The full text of the arrangement agreement and the amendments thereto are attached to this proxy statement as Exhibit A.

Reasons for the Merger Transaction; Recommendation of the Colombia Board

          At a meeting held on June 5, 2009, the Colombia Board, after a careful review of the facts and circumstances relating to the merger transaction, by unanimous vote (i) determined that the terms of the arrangement agreement and the merger transaction are fair to the Colombia securityholders, and in the best interests of Colombia, (ii) recommended that the Colombia securityholders vote in favor of the merger transaction; and (iii) authorized the entering into of the arrangement agreement and the performance by Colombia of its obligations thereunder.

          Accordingly, the Colombia Board unanimously recommends you vote FOR the approval of the arrangement resolution set out in Annex A to this document. We believe that the Company cannot continue operations without additional external financing or acquisition by a third party. Despite our best efforts, Colombia has been unable to secure additional financing. We believe that in order to continue our operations the merger transaction is the best option available.

          In reaching its determination and making its recommendation described above, the Colombia Board consulted with members of Colombia’s senior management and its financial advisor. The material factors considered by the Colombia Board, each of which it believes support its determination and recommendations are as follows:

  Our cumulative net loss since inception and our lack of operating revenue. The Company has incurred a cumulative net loss since inception on March 25, 2003 to June 30, 2009 of $85,106,000 and has no source of operating revenue.

  Our significant working capital deficit. The Company currently does not have any cash and as at June 30, 2009, the Company had current liabilities of $21,413,000 as follows:

Bank indebtedness	$239,000
Accounts payable and accrued liabilities	9,284,000
Mineral property purchase obligations	5,157,000
Related party advances	3,869,000
Short-term promissory note	2,864,000
$21,413,000

  The Company has terminated all but essential personnel in both its Toronto and Medellín offices in order to further reduce the Company’s monthly operating cash requirements.

  We have been unable to secure future funding. The Company has canvassed investment banks and existing institutional stockholders but has been unsuccessful in obtaining additional funding. The Company’s ability to meet its obligations and continue as a going concern is dependent on securing future funding.

  Our inability to raise the required capital necessary to address our current working capital deficiency. As a result of the recent turmoil in worldwide financial markets the Company has been unable to raise the required capital necessary to address the Company’s current working capital deficiency. The Company canvassed a number of qualified parties with respect to a sale or financing transaction for some or all of the Company’s assets and has also provided data room access pursuant to confidentiality agreements to interested parties. While a number of parties reviewed this information, the Company was unable to secure additional financing.

  Our bridge loan is in default. The Company was unable to repay the promissory note with Global on the repayment date of December 29, 2008. Pursuant to the terms of the loan, Global has the right to the collateral securing of the loan, which collateral includes the Company’s investment in RNC (Colombia) Limited, Cia Minera de Caldas S.A. and Gavilan Minerales S.A. Global has not demanded payment of the note and continues to work with the Company while the Company reviews its strategic alternatives. In return, the Company agreed to pledge to Global additional security in the form of the Company’s mineral exploration properties and rights held by Cia Minera de Caldas S.A. and Gavilan Minerales S.A. However, certain of the Company’s trade creditors have placed liens on the Company’s mineral properties to protect their rights to payment. The Company is currently working with its advisors to develop a method of pledging additional security to Global under these circumstances.

  We have significant accounts payable for which we have insufficient funds. The Company continued discussions with its creditors and parties to the Company’s mineral property purchase obligations to ascertain their willingness to work with the Company to restructure its obligations. There is no assurance that our creditors and parties to the Company’s mineral property purchase obligations will continue to work with the Company.

  Our inability to complete our business plan of consolidating Marmato Mountain. Due to the lack of funds, the Company is unable to execute its business plan of consolidating the mines in the Marmato Mountain region. The Company did not have sufficient funds to complete the Mineros Nacionales S.A. transaction. The Company was also unable to complete a transaction with Colombia Gold to acquire the Echandia property. As well, the Company has a commitment to pay $5.2 million related to mineral property purchases on Zona Alta for which it has insufficient funds.

  The reluctance of related parties to invest additional funds. As of June 30, 2009, the Company owes $3,869,000 to an affiliate of certain of the Company’s executive officers and directors. The ability of this related party, and other directors and officers, to provide significant additional working capital advances has become increasingly uncertain. While our related party creditors have not requested repayment of their advances, without additional financing from other sources, it is unlikely that they would continue to provide financial support to the Company.

  Our inability to update resource and reserves reports due to lack of funds. The Company prepared a report (compliant with National Instrument 43-101 — Standards of Disclosure for Mineral Projects) on only 12,000 meters of drilling. Due to insufficient funds, an updated report incorporating additional drilling done by the Company has not been prepared.

  There is minimal interest in Marmato until the land consolidation process is complete. In the fourth quarter of 2008, the Company canvassed a number of qualified parties with respect to a possible strategic transaction with the Company. The companies that participated in these reviews declined to participate in a strategic transaction due to various reasons, including the incomplete status of our consolidation of the mines in the Marmato Mountain region, the large scale of the project and the financial requirements of the project.

  Certain of Colombia’s trade creditors have placed a lien on the Company’s mineral properties. The Company was informed that certain of the Company’s trade creditors placed a lien on the Company’s mineral properties in order to protect their own rights to payment.

  Haywood fairness opinion. The Colombia Board considered the financial analyses presented by Haywood at the June 5, 2009 meeting of the Colombia Board and the opinion of Haywood, delivered orally at the June 5, 2009 meeting and subsequently confirmed in writing on September 7, 2009, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by Colombia stockholders pursuant to the merger transaction was fair, from a financial point of view, to such stockholders. The full text of the written opinion of Haywood is attached to this proxy statement as Exhibit D hereto and is incorporated herein by reference. For a further discussion of Haywood’s opinion, see “Opinion of Haywood” beginning on page 48.

  Medoro’s ability to raise capital as compared to Colombia. We believe that Medoro has a greater ability than Colombia to raise funds to enable completion of Colombia’s business plan.

  Medoro’s in-country business experience. Consultants to Medoro have significant experience in Latin America and Colombia. We believe that Medoro has the personnel and experience in Colombia to implement Colombia’s business plan of consolidating the various mineral properties as well as the associated community relocation.

  Medoro’s advanced exploration property in Venezuela. Medoro has a near production, low capital cost advanced gold exploration property in Venezuela, which we believe would provide additional cash flow if this property becomes operational.

The Colombia Board also considered a number of material risks and other potentially countervailing factors in making its determination and recommendation, including as follows:

  The merger transaction may not be completed in a timely manner. Before the merger transaction may be completed, various approvals or consents must be obtained from various domestic and foreign securities, and other authorities. If the merger transaction is not consummated by October 30, 2009, then Medoro can terminate the arrangement agreement.

  Potential effects on alternative transaction proposals. The arrangement agreement contains provisions, including the payment of a C$500,000 termination fee under certain circumstances, that could discourage a potential competing acquiror of Colombia or could result in any competing proposal being at a lower price than it might otherwise be.

  Medoro’s dependence on the issuance of equity to raise funds. Medoro has a history of losses, and expects to continue to incur losses unless and until such time as it develops and commences mining operations at its Venezuela properties. The majority of sources of funds currently available to Medoro are in large portion derived from the issuance of equity. Medoro may not be successful in obtaining adequate financing in the future or obtaining financing that will be on terms advantageous to Medoro.

  The reduced ownership of Colombia stockholders in the combined company. If the merger transaction is completed, current Colombia stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Colombia.

          This discussion of the information and factors considered by the Colombia Board in making its determination and recommendation includes all of the material factors considered by the Colombia Board, but is not intended to be exhaustive. In addition, in view of the many factors considered in its evaluation of the merger transaction and the complexity of these matters, the Colombia Board did not quantify, rank or otherwise assign relative weight to the individual factors. Individual members of the Colombia Board also may have accorded greater or lesser relative importance to specific factors considered by the Colombia Board than did other members. The determination and recommendation by the Colombia Board are based upon the totality of the information presented to and considered by it.

Opinion of Haywood

On July 10, 2007, Haywood was formally engaged by Colombia to advise on the acquisition of properties in the Marmato area of Colombia, including Colombia Gold and/or Mineros Nacionales, S.A. ("Mineros"). This agreement was extended on June 10, 2008 to allow for a closing until December 31, 2008. On November 29, 2007, Haywood was formally engaged by Colombia to raise up to C$15 million of equity financing for which Haywood was paid customary placement agent fees. Subsequently, on March 18, 2008, Haywood was retained as advisor in connection with a bridge equity financing for which Haywood was paid customary placement agent fees. On May 30, 2008, Haywood was retained to raise up to $30 million of hybrid debt for the purposes of completing the acquisition of Mineros. This hybrid debt financing was not completed due to market conditions and, as a result, the acquisition of Mineros did not proceed. The transaction with Colombia Gold was not completed due to delays in completing the due diligence review of Colombia Gold by Colombia. Haywood was formally engaged on June 5, 2009 to advise the board of Colombia with respect to the offer from Medoro, and this agreement was amended on September 7, 2009.

The following is a list detailing all fees, commissions, shares and warrants Haywood has received from Colombia since July 10, 2007 when Haywood was first engaged by Colombia as a financial advisor:

  £50,000.00 on August 3, 2007 for financial services

  C$337,211.54 on March 10, 2008 as sales commission (of which C$232,022.54 was received by Haywood Securities (UK) Ltd.; Haywood Securities Inc. received the remainder)

  On January 1, 2008, 354,389 broker warrants of Colombia exercisable at C$1.20 (of which 280,525 were received by Haywood Securities (UK) Ltd.; Haywood Securities Inc. received the remainder)

  US$150,000.00 on March 18, 2008 for financial services

In February 2009, Haywood and Colombia discussed the potential to raise sufficient equity to satisfy the requirements of its creditors, but market conditions were not suitable for such a financing. To satisfy its creditors and maintain its listing on the TSX, Colombia is under pressure to undertake a transaction to resolve its working capital issues.

As part of Haywood’s engagement, on June 5, 2009, Colombia requested that Haywood provide an opinion pertaining to the fairness of any transaction leading to a recapitalization of Colombia, which we refer to in this proxy statement as the fairness opinion. Haywood was selected by Colombia as a result of its detailed understanding of Colombia’s assets and financial position and its experience with Colombia as a placement agent in previous financings, as well as Haywood’s credentials as a financial advisor in the mining sector. Colombia negotiated the merger consideration directly with Medoro, and Haywood was not a party to these negotiations nor was it requested to recommend the form or amount of merger consideration.

Haywood rendered the fairness opinion on September 7, 2009 with respect to the merger transaction. Based upon and subject to the various considerations set forth in the fairness opinion, Haywood is of the opinion, as of September 7, 2009, that the merger transaction, and the consideration to be received by Colombia stockholders pursuant to the merger transaction, is fair, from a financial point of view, to Colombia stockholders.

The full text of the Haywood fairness opinion is attached as Exhibit D to this proxy statement. The fairness opinion was prepared for Colombia’s board of directors in its consideration of the merger transaction and addresses only the fairness of the merger transaction, and the consideration to be received  by Colombia stockholders pursuant to the merger transaction, from a financial point of view, to Colombia stockholders, and does not constitute a recommendation to any Colombia stockholder to approve the merger transaction. Haywood has consented to the inclusion in this proxy statement of the fairness opinion (attached as Exhibit D to this proxy statement) and of the summary of the fairness opinion set forth in this proxy statement. The summary of the fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the fairness opinion. Colombia securityholders are urged to read the fairness opinion carefully and in its entirety.

In arriving at its opinion, among other things, Haywood reviewed:

  a draft of this proxy statement, dated August 12, 2009;

  all press releases filed with the SEC by Colombia, between January 1, 2007 and September 7, 2009;

  all press releases filed on SEDAR by Medoro, between January 1, 2007 and September 7, 2009;

  the preliminary proxy statement filed on Schedule 14A with the SEC on July 6, 2009 and August 12, 2009;

  Form 10-KSB filed with the SEC by Colombia for the period ending December 31, 2007;

  Form 10-K filed with the SEC by Colombia for the period ending December 31, 2008;

  Form 10-Q filed with the SEC by Colombia for the period ending March 31, 2009 and June 30, 2009; the Final Prospectuses filed on SEDAR by Colombia, dated April 4, 2008 and September 24, 2008;

  Schedule 14A filed with the SEC by Colombia dated August 19, 2008;

  the annual information form for Medoro for the year ended December 31, 2007;

  management’s discussion and analysis for Medoro and audited financial statements for the periods dated December 31, 2007 and December 31, 2008;

  the management’s discussion and analysis for Medoro included with the unaudited interim quarterly reports for the periods ending June 30, 2009, September 30, 2008 and June 30, 2008;

  the management information circulars for Medoro dated May 14, 2009 and April 29, 2008;

  the Technical Report on the Marmato Project prepared for Colombia by Micon International Limited dated May 30, 2008;

  the Technical Report for the Lo Increíble Colombiad Prospect prepared for Medoro by SRK Consulting dated April 27, 2009; and internal information, analyst reports and other data as available.

In addition, Haywood considered, among other things, the following:

  information acquired during site visits to the Marmato property and Colombia’s subsidiary offices in Medellín conducted in 2007 and 2008;

  internal information of Colombia, including geological information, budgets, and estimates of mineral reserves and resources prepared by Colombia and its consultants, and provided to us by Colombia and its consultants;

  pro forma financial information provided by Colombia’s management;

  discussions with senior management of Colombia with respect to current exploration operations, financial condition and future prospects of Colombia and Medoro;

  publicly available information relating to the business, operations, financial performance and stock trading history of Colombia, Medoro and other selected public companies;

  information with respect to other transactions of a comparable nature considered by Haywood to be relevant in the circumstances;

  representations contained in a certificate addressed to us dated the date of the fairness opinion from management of Colombia; and

  such other information, investigations, analyses and discussions as Haywood considered necessary or appropriate in the circumstances.

The fairness opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the fairness opinion and the condition and prospects, financial and otherwise, of Colombia as they were reflected in the information and documents reviewed by Haywood and as they were represented to Haywood in the discussions with management of Colombia. Subsequent developments may affect the fairness opinion, and Haywood does not have any obligation to update, revise or reaffirm the fairness opinion.

Haywood assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Colombia for the purposes of its fairness opinion. Haywood did not make any independent valuation or appraisal of the assets or liabilities of Colombia and was not furnished with any such appraisals. It is noted, however, that settlement agreements with each of the creditors of Colombia, to Medoro’s satisfaction, will be required prior to closing of the merger transaction.

Haywood's discussions with the senior management of Colombia with respect to the future prospects of Colombia included discussions on future maintenance costs and the potential of reducing existing debt through renegotiations with creditors, and Haywood assumed the future prospects discussed had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Colombia as to the expected future financial performance of Colombia. Haywood did not assume any responsibility for the independent verification of any information provided to it or discussed with Colombia’s management. Haywood relied on the assurances of senior executives of Colombia that they were unaware of any facts that would make the information provided to Haywood or the discussions with Haywood incomplete or misleading.

Haywood did not express any opinion as to the price at which Medoro’s common shares would trade subsequent to the announcement of the merger transaction or as to the price at which Medoro’s common shares may trade subsequent to the completion of the merger transaction. The fairness opinion did not address the relative merits of the merger transaction as compared to other transactions or business strategies that might exist for Colombia, any financing required in combination with and following the merger transaction, the effects of any other transaction in which Colombia might engage in or Colombia's underlying business decision to undertake the merger transaction.

In connection with the rendering of the fairness opinion, Haywood primarily considered the potential impact of the working capital deficiency of Colombia to Colombia stockholders and the urgent need to resolve this issue. Haywood did consider alternatives to the merger transaction including, but not limited to, a direct equity issuance by Colombia and an alternative third party proposal, the identity of the third party in and the terms of which are confidential. Haywood determined that neither alternative was superior to the merger transaction as originally contemplated, and which as amended by the amending agreement no.2 to the arrangement agreement will be improved for the benefit of Colombia stockholders. The alternative third party proposal was conditioned on Colombia’s ability to successfully renegotiate its existing debt to amounts lower than required under the merger transaction.

Haywood also performed certain analyses including comparative values, comparative transactions, asset values and market prices analyses, and did not rely on any single analysis or factor, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process that involves various determinations as to the most relevant methods of financial analysis and the application of these methods to the particular circumstances and is not susceptible to a partial analysis or summary description. Haywood believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all the factors and analyses in the aggregate, could create a different view of the processes underlying its opinion. In addition, Haywood may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be its view of the actual value of Colombia.

Comparable Company Analysis

The procedures followed for analyzing comparative values included identification of gold assets in Latin/Central America which were categorized as producing, development and/or exploration, and subsequent review of their respective enterprise values and classified gold resources. The enterprise value per resource ounce was used to determine the market value of the gold assets. Haywood identified 20 companies with significant gold assets in Latin/Central America. The gold assets of both Colombia and Medoro are in the advanced exploration stage, and the data from the exploration and development peer groups as of the date of announcement of the proposed merger transaction have been extracted as follows:

08 June 2009		Market	Enterprise
	TICKER	Capitalisation	Value	Total Resource	EV/oz AuEQ
Company		(C$ Mln)	(C$Mln)	(koz AuEQ)	Total Resource

Development
Timmins Gold Corp.	TSXV:TMM	42.4	41.7	780	53.49
SilverCrest Mines Inc.	TSXV:SVL	34.4	34.6	1,173	29.51
					41.50
Exploration
Aquiline Resources Inc.	TSX:AQI	143.8	129.2	16,372	7.89
Andina Minerals Inc.	TSXV:ADM	115.1	92.3	9,365	9.86
Exeter Resources Corp.	TSXV:XRC	150.1	115.6	13,909	8.31
Greystar Resources Ltd.	TSX:GSL	179.4	148.8	15,069	9.87
Pediment Gold Corp.	TSX:PEZ	41.4	26.8	1,571	17.04
Grayd Resource Corporation	TSXV:GYD	28.4	26.0	4,116	6.31
				Low	6.31
				High	17.04
				Average	9.88

Medoro	TSXV:MRS	13.3	12.0	1,030	11.67
Colombia	TSX:GOL	5.6	26.5	2,808	9.43

Note:

Gold Equivalent (“AuEQ”) values were calculated using the prices for metals as of June 8, 2009.
Market Capitalization (“MC”) was calculated as the number of shares outstanding multiplied by the share price as of June 8, 2009.
Enterprise Value (“EV”) equals the market capitalization plus liabilities less cash.

Medoro, whose key asset is in Venezuela, a country of perceived higher than average risk due to political interference, traded at the time of the offer at a price which resulted in an EV/oz Au slightly above the average but within the peer group range. Any discount to the perceived country risk is likely offset by the advanced stage of exploration in Venezuela along with the additional exploration projects Medoro has. It is thought that Medoro’s principal asset could be brought into production relatively quickly and cost effectively which supports the above average EV/oz Au ratio. Colombia traded with a resultant EV/oz Au below the peer group average but well within the range. The impact of receiving Medoro shares as consideration given Medoro’s premium valuation is offset by Colombia’s working capital deficiency and inability to raise finance as well as Medoro’s principal asset being more advanced relative to Colombia’s. Haywood’s analysis concluded that the values attributed to the gold assets of both Colombia and Medoro used to determine the consideration in the merger transaction were reasonable.

Comparative Transaction Analysis

The procedures followed for analyzing comparative transactions, in Colombia’s case specifically, required review of previous transactions in the mining sector, assessing the value ascribed to assets based on their relative size, and accounting for the companies’ respective financial positions, whereby all of the companies were in working capital deficiency. The basis for this analysis was to determine whether the consideration to be received by Colombia stockholders was comparable to the consideration that stockholders of other companies had received in similar transactions. Haywood reviewed four mineral exploration and development companies which faced material working capital deficiencies to assess the range of outcomes for stockholders. These included Wega Mining ASA, African Copper Plc, Mercator Gold Plc and Central Sun Mining. Wega Mining ASA undertook a recapitalization together with a debt conversion to address its working capital deficiency, leaving the original stockholders with approximately 11.5% of the equity following the recapitalization. African Copper Plc received an investment from Zambia Copper Investments to address its working capital deficiency, leaving the original stockholders with approximately 10.6% on a diluted basis (assuming that convertible debts would be converted to equity, as they were in the money). Mercator Gold Plc was trading down more than 90% from its 52-week high and its subsidiary remained in voluntary administration, with a planned recapitalization financing yet to be completed. Central Sun Mining was acquired for cash by B2Gold at a valuation of approximately US$42 million, being approximately US$30 per ounce of gold for its two permitted gold mines in the development and production stage. While there is considerable variation in circumstance, all, with the exception of Mercator Gold Plc whose working capital deficiency remained, benefited from the resolution of their working capital deficiency as evidenced by either the share performance of the resulting issuer or the takeover price relative to the previous trading level. The revised consideration to Colombia stockholders under the proposed merger transaction represents approximately 15.2% of the resulting issuer following Medoro raising of an aggregate of C$17.6 Million. This analysis concluded that the consideration to be received by Colombia stockholders pursuant to the proposal merger transaction appears fair, from a financial point of view, to Colombia shareholders.

Asset Value Analysis

The procedures followed for assessing the fairness based on asset values included a review of Colombia’s and Medoro’s assets in reference to their enterprise value, which consisted of market capitalization plus liabilities less cash position. Medoro was valued at $11.67 per gold equivalent resource ounce while Colombia was valued at $9.43 per gold equivalent resource ounce at the time the proposed merger transaction was announced. Thus Colombia was trading at an approximate 20% discount to Medoro on an EV/total gold resource oz basis. This is reasonable as Medoro was not in financial distress and its asset is closer to production than Colombia's. Haywood found that as Colombia was trading at a distressed level relative to Medoro, Haywood’s findings supported the premise of value recovery following completion of a transaction that would address the working capital deficiency, such as the merger transaction. The premise of value recovery is based on a reduction in the probability of a company becoming insolvent and entering creditor protection. Reducing this probability allows equity investors to reduce the discount they place on the fair market value of a company’s assets when valuing the equity. As Colombia stockholders will retain a proportional indirect interest in Colombia through the Medoro common shares they receive as consideration, they participate in the value recovery. As of September 7, 2009, Colombia was trading at US$0.255 per share, up from a 52-week low of US$0.007 per share reached on November 25, 2008 and up from US$0.05 on June 8, 2009, the date the transaction was announced. The recovery in Colombia’s share price since announcement of the proposed merger transaction and equity financings undertaken by Medoro further illustrates the value recovery resulting from the market’s perception of the resolution of Colombia’s working capital deficiency. The fact that Colombia was trading at a distressed level relative to Medoro pointed to the potential recovery of value to stockholders in the event of completion of the proposed merger transaction. This analysis concluded that the proposed merger transaction appears fair from a financial point of view to Colombia stockholders.

Historical Trading Analysis

The procedures followed for market prices analysis required a review of the trading price of Colombia and Medoro at certain points in time leading up to the merger transaction. During 2007 and 2008, both of Colombia's and Medoro's equity value fell in line with the market at a rate which resulted in a share price ratio of approximately 1.95 (Colombia/Medoro) as of September 30, 2008. During the first quarter of 2009 this ratio decreased to 0.25 on March 31, 2009, as the price of Medoro recovered while the price of Colombia remained depressed. This again reflected the negative working capital position of Colombia. Haywood also included the date of announcement of the proposed merger transaction and the date of the announcement of an increase in consideration to Colombia stockholders. These results are summarized below:

(nearest trading day)	Medoro Price	Colombia Price	Ratio
			(Colombia/Medoro)
September 30, 2007	$0.61	$1.32	2.16
March 31, 2008	$0.455	$0.95	2.08
September 30, 2008	$0.10	$0.195	1.95
March 31, 2009	$0.20	$0.05	0.25
June 8, 2009	$0.155	$0.05	0.32
August 10, 2009	$0.65	$0.17	0.26

The results of any analysis performed by Haywood are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or to necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Colombia or the merger transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather it involves complex considerations and judgments about differences in the companies and transactions to which Colombia and the merger transaction were compared and other factors that could affect the public trading values of the companies involved. The analyses carried out by Haywood were prepared solely as part of Haywood’s analysis of the fairness of the merger transaction, and the consideration to be received by Colombia stockholders pursuant to the merger transaction, from a financial point of view, to Colombia stockholders and were provided in connection with the delivery of the fairness opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which shares of Colombia common stock or Medoro’s common shares might actually trade. In addition, as described above, Haywood’s fairness opinion was one of the many factors taken into consideration by Colombia’s Board in making its determination to approve the merger transaction.

Haywood is an investment bank that provides research, corporate finance advice and services, and engages in trading and investment banking. The fairness opinion represents the opinion of Haywood and the form and content have been approved for release by senior officers of Haywood who have extensive experience in merger, acquisition, divestiture, valuation, fairness opinion and capital market matters. Pursuant to the terms of the Colombia Board’s engagement of Haywood’s services, Haywood will be paid a fee of $150,000 in connection with the preparation and rendering of the fairness opinion and will be reimbursed for all reasonable out-of-pocket expenses. The fee to be received by Haywood is not material to Colombia and payment is not contingent on the outcome of the merger transaction. Colombia has further agreed to indemnify Haywood and its personnel from and against certain liabilities arising out of the performance of professional services rendered by Haywood.

Haywood is a wholly-owned subsidiary of Haywood Securities Inc. It is a member of the London Stock Exchange and registered with the Financial Services Authority to service institutional customers in the United Kingdom. Haywood and its affiliates have participated in a significant number of transactions involving mining companies and its investment banking professionals have extensive experience in preparing valuations and fairness opinions.

Haywood’s Managing Director of Investment Banking, Ed Flood, is a Director of Colombia. Mr. Flood did not play any role in the decision to select Haywood to provide the fairness opinion. The decision to engage Haywood was made solely by the other directors of Colombia, without Mr. Flood’s participation. Haywood was selected by Colombia as a result of its detailed understanding of Colombia’s assets and financial position and its experience with Colombia as a placement agent in previous financings, as well as Haywood’s credentials as a financial advisor in the mining sector and the fact that Mr. Flood is a Managing Director at Haywood was not a factor in the selection process. Mr. Flood was also not involved in the preparation of the fairness opinion. Neither Haywood nor any of its affiliates or associates is an insider, associate or affiliate (as those terms are defined in applicable securities legislation) of Medoro. Haywood, its affiliates and pro group collectively held 30,000 shares of the common stock of Colombia and 673,525 securities convertible into shares of the common stock of Colombia as of August 10, 2009. Neither Haywood nor any of its affiliates is currently acting as an advisor to Colombia in connection with any matter other than acting as financial advisor to Colombia in connection with the merger transaction. Neither Haywood nor any of its affiliates is currently acting as an advisor to Medoro.

Haywood acts as a trader and dealer, both as principal and agent, in all major Canadian and U.K. financial markets and as such has had, or may have, positions in the securities of Colombia and Medoro from time to time and has executed, or may execute, transaction in the securities of Colombia and Medoro for which it receives compensation. In addition, as an investment dealer, Haywood may be expected to provide investment advice to its clients on investment matters, including Colombia and Medoro. There are no understandings or agreements between Haywood and Colombia or Medoro with respect to any future business dealings.

Court Approval of the Arrangement and Completion of the Merger Transaction

          Under the YBCA, the plan of arrangement requires court approval. Prior to the mailing of this document, Colombia obtained an interim order from the Supreme Court of Yukon, providing for the calling and holding of the Colombia special meeting and other procedural matters. A copy of each of the interim order and the notice of application for a final order is attached as Annex B.

          Subject to the approval of the arrangement resolution by Colombia securityholders at the special meeting, the hearing in respect of the final order is expected to take place on or about,        , 2009 at        (        time) in        at        ..

          The Court will be advised in advance of such hearing that if the final order is granted, the finding of fairness, which is a pre-condition to granting the final order, will constitute the basis for an exemption from registration under Section 3(a)(10) of the Securities Act with respect to the issuance of the Medoro common shares and Medoro purchase warrants to be delivered to Colombia stockholders in the merger transaction.

          If you are a Colombia securityholder who wishes to appear or be represented and to present evidence or arguments, you must serve and file an appearance as set forth in the notice of application for the final order and satisfy any other requirements of the court. The court will consider, among other things, the fairness and reasonableness of the merger transaction. The court may approve the plan of arrangement in any manner the court may direct, subject to compliance with any terms and conditions the court deems fit.

          Assuming the final order is granted and the other conditions to closing contained in the arrangement agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously:

  Articles of arrangement for Colombia will be filed with the registrar appointed pursuant to Section 263 of the YBCA and a certificate of arrangement issued to give effect to the merger transaction; and

  The various other documents necessary to complete the merger transaction will be executed and delivered.

          The closing of the arrangement will take place on the effective date or any other time agreed to in writing by Colombia and Medoro.

Registration Exemption of Medoro Common Shares and Medoro Purchase Warrants Issued Pursuant to the Merger Transaction

          The Medoro common shares and Medoro purchase warrants comprising the merger consideration to be delivered to the former Colombia stockholders in the merger transaction will not be registered under the Securities Act. Such securities will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange will have the right to appear, by any court expressly authorized by law to grant such approval. The Staff of the SEC has stated in Revised Staff Legal Bulletin No. 3 (October 20, 1999) that the term “any court” in Section 3(a)(10) includes a foreign court. As described above, in connection with the plan of arrangement, the Supreme Court of Yukon will conduct a hearing to determine the fairness of the terms and conditions of the merger transaction, including the merger consideration to be received by Colombia securityholders. The Supreme Court of Yukon entered its interim order on          , 2009. If the arrangement resolution is approved by Colombia securityholders, the court will hold a hearing on the fairness of the transaction on or about        , 2009. The Supreme Court of Yukon will be advised at the hearing that if the terms and conditions of the plan of arrangement are approved by the court, the Medoro common shares and Medoro purchase warrants issued as merger consideration will not be registered under the Securities Act pursuant to the Section 3(a)(10) exemption. See “— Court Approval of the Transaction and Completion of the Transaction” beginning on page 52.

          Holders of Medoro common shares and Medoro purchase warrants issued as merger consideration will be subject to U.S. federal and state securities laws, including the Securities Act. Former Colombia stockholders who were not affiliates of Medoro within 90 days prior to the effective date may generally resell the Medoro common shares and Medoro purchase warrants they receive as merger consideration without restriction under the Securities Act. Former Colombia stockholders who were affiliates of Medoro within 90 days prior to the effective time, or who will be affiliates of the combined company after the effective time, will be subject to restrictions on resale imposed by the Securities Act with regards to the Medoro common shares and Medoro purchase warrants they receive as merger consideration. For purposes of the above, an affiliate of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

          The above discussion is a general overview of certain requirements of applicable U.S. federal securities laws. You are advised to consult with your own legal advisors to ensure that the resale of Medoro common shares and Medoro purchase warrants complies with applicable U.S. federal and state securities laws.

Delisting and Deregistration of Colombia Common Stock

          If the merger transaction is completed, our common stock will be delisted from the TSX, and the OTC Bulletin Board, which we refer to in this proxy statement as the OTCBB, and deregistered under the Exchange Act, and we will no longer be required to file periodic public reports.

INTERESTS OF COLOMBIA’S DIRECTORS AND OFFICERS IN THE
MERGER TRANSACTION

          In considering the recommendations of the Colombia Board, Colombia securityholders should be aware that certain of Colombia’s directors and executive officers have interests in the merger transaction that are different from, and/or in addition to, the interests of Colombia securityholders generally. The Colombia Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the arrangement agreement, the merger transaction and related matters.

Colombia Stock Options

          Non-management directors of Colombia have historically been granted between 450,000 and 500,000 options each pursuant to their appointment as directors. We grant stock options to our executive officers based on their level of experience and contributions to the Company.

          All options granted to our directors and executive officers have the following attributes: (i) two year vesting period, 25% every six months from the date of grant and (ii) ten year life.

          The table below summarizes all unexercised options for each executive officer and director as of December 31, 2008. All options are significantly “out of the money” based on the current share price of Colombia.

Equity Incentive
Plan Awards:
		Number of Securities	Number of Securities	Option
	Number of Securities	Underlying	Underlying	Exercise	Option
	Underlying Unexercised	Unexercised Options	Unexercised Unearned	Price	Expiration
Name	Options (#) Exercisable	(#) Unexercisable	Options (#)	($)	Date
J. Randall Martin CEO and Vice Chairman	500,000 225,000	- 75,000(1)	- -	1.65 1.40	03/17/2016 11/08/2017
Thomas Lough President	200,000 112,500	- 37,500(2)	- -	1.35 1.40	07/31/2016 11/08/2017
Jonathan Berg Director and Non-Executive Chairman	300,000 112,500 25,000	- 37,500(2) 25,000(3)	- - -	1.18 1.40 0.82	03/14/2017 11/08/2017 03/19/2018
David Bikerman Director	200,000 112,500 100,000	- 37,500(2) -	- - -	1.35 1.40 1.17	07/31/2016 11/08/2017 03/16/2017
Edward Flood Director	300,000 112,500	- 37,500(2)	- -	1.18 1.40	03/14/2017 11/08/2017
Terry Lyons Director	300,000 112,500	- 37,500(2)	- -	1.18 1.40	03/14/2017 11/08/2017
Thomas McGrail Director	200,000 112,500 100,000	- 37,500(2) -	- - -	0.75 1.40 1.17	01/06/2016 11/08/2017 03/16/2017
Stewart Redwood Vice President of Exploration	100,000 75,000	- 25,000(4)	- -	1.90 1.40	03/24/2016 11/08/2017

(1)	75,000 vest and are exercisable on November 8, 2009.
(2)	37,500 vest and are exercisable on November 8, 2009.
(3)	12,500 vest and are exercisable on each of September 19, 2009 and March 19, 2010.
(4)	25,000 vest and are exercisable on November 5, 2009.

          At no time during the last two fiscal years were any outstanding options repriced or otherwise modified. There was no tandem feature, reload feature, or tax-reimbursement feature associated with any of the Colombia options we granted to our executive officers or otherwise.

          As permitted under the Colombia Share Option Plans, unexercised options granted under the plan shall be deemed cancelled at or immediately after the arrangement effective time. However, optionholders will be provided a ten-day period ending on the fifth day prior to the date on which the merger transaction becomes effective to exercise the options in whole or in part.

Indemnification; Insurance Coverage

          The arrangement agreement provides that Colombia may, prior to the arrangement effective time, purchase run-off directors’ and officers’ liability insurance at Medoro’s expense for a period of six years from the arrangement effective time provided the cost of such insurance does not exceed two times the current amount paid by us for directors’ and officers’ liability insurance.

Potential Future Employment

          Under the arrangement agreement, Medoro will select two members out of the Colombia Board or Colombia’s executive officers who will be added to the board of directors of Medoro on the effective date, which Medoro expects will be J. Randall Martin and Thomas Lough, if they are willing to serve.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth, as of , 2009, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 104,524,486 shares of common stock issued and outstanding on June 3, 2009.

	Name of beneficial owner	Amount of beneficial
Title of class	(1)	ownership	Percent of class*
Executive Officers & Directors:

Common	J. Randall Martin (CEO and Vice Chairman)(2)	12,565,000 shares	12.06%
Common	Thomas Lough (President)(2)	12,065,000 shares	11.6%
Common	Stewart Redwood	500,000 shares	0.5%
Common	Thomas McGrail	210,000 shares	0.2%
Common	David Bikerman	10,000 shares	0%
Common	Terry Lyons	10,000 shares	0%
Common	Edward Flood	10,000 shares	0%
Common	Jonathan Berg	10,000 shares	0%

Total of All Directors and Executive Officers:(2)		13,815,000 shares	13.3%

More Than 5% Beneficial Owners
Common	RNC (Management) Ltd.(2)	11,565,000 shares	11.1%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

(2)

J. Randall Martin and Thomas Lough are both officers, directors, and shareholders of RNC (Management) Ltd. Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934, Mr. Martin and Mr. Lough disclaim beneficial ownership over the shares held by RNC (Management) Ltd. The shares held by RNC (Management) Ltd. are included in the calculation of beneficial ownership above for both Mr. Martin and Mr. Lough.

Indebtedness Owed to Directors and Executive Directors

          Since October 2008, the directors of Colombia have not been paid their directors' fees; as a consequence of the merger transaction, the amount of outstanding fees will be amended. In addition, as of June 30, 2009, the Company owed approximately $3.9 million to an affiliate of certain of Colombia’s executive officers and directors, which as a consequence of the merger transaction, has been amended to be repaid with a combination of $1.9 million in cash and 5,115,842 Medoro common shares following the completion of the merger transaction.

Canadian Securities Law Considerations

          Colombia is a reporting issuer under applicable securities legislation in the Province of Ontario and is subject to, among other things, Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions adopted by the Ontario Securities Commission and the Autorité des marchés financiers, which we refer to in this proxy statement as MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders (excluding interested or related parties), independent valuations and, in certain circumstances, approval and oversight of the transaction by a special committee of independent directors.

          The protections of MI 61-101 apply to “business combinations” which terminate the interests of securityholders without their consent. The merger transaction constitutes a “business combination” for the purposes of MI 61-101 because certain directors and senior officers of Colombia, and their affiliates, are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the merger transaction and the amendment of the terms of such indebtedness is conditional on the completion of the merger transaction. Despite the fact that the merger transaction constitutes a “business combination”, Colombia is not required to obtain a formal valuation under MI 61-101. MI 61-101 requires that the arrangement resolution be approved by a majority of the minority stockholders; accordingly, votes cast by certain directors and senior officers of Colombia, and their affiliates, and any related parties who are creditors of Colombia and have agreed to amend the terms of indebtedness in connection with the merger transaction will be excluded from the “majority of the minority” vote of Colombia stockholders at the special meeting. As at        , 2009, such directors and senior officers, and their affiliates, owned            Colombia shares representing approximately           % of the presently issued and outstanding Colombia shares.

REGULATORY APPROVALS

          Under the arrangement agreement, Colombia and Medoro have both agreed to apply for and obtain all regulatory approvals necessary or advisable in connection with the merger transaction contemplated by the arrangement agreement. As of the date of this proxy statement, the Colombia Board knows of no regulatory approvals that will be necessary or advisable in connection with the merger transaction other than the approval of the Supreme Court of Yukon, the approval of the TSX Venture Exchange or the acceptance of notice of the arrangement for filing by the TSX and other than as described in this proxy statement.

DISSENTERS’ APPRAISAL RIGHTS

          Under Section 262 of the DGCL, you have the right to demand an appraisal of your Colombia shares in connection with the arrangement and to receive as payment the fair value of your shares as determined by the Delaware Chancery Court, together with interest, if any, as determined by the Delaware Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the arrangement agreement. These rights are known as appraisal rights. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the per share arrangement consideration you would have received under the arrangement agreement. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

          The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Exhibit E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

          Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the arrangement. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the arrangement in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Exhibit E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

          If you elect to demand appraisal of your Colombia shares, you must satisfy each of the following conditions:

  You must deliver to Colombia a written demand for appraisal of your Colombia shares before the vote with respect to the arrangement resolution is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the arrangement resolution. Voting against or failing to vote for the adoption of the arrangement resolution by itself does not constitute a demand for appraisal within the meaning of Section 262.

  You must not vote in favor of the adoption of the arrangement resolution. A vote in favor of the adoption of the arrangement resolution, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the Colombia shares so voted and will nullify any previously filed written demands for appraisal.

          If you fail to comply with either of these conditions and the merger transaction is completed, you will be entitled to receive the consideration for your Colombia shares as provided for in the arrangement agreement, but you will have no appraisal rights with respect to your Colombia shares.

          All demands for appraisal should be addressed to Colombia at 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5, Attention: Tom Lough, and must be delivered before the vote on the arrangement resolution is taken at the special meeting, and should be executed by, or on behalf of, the record holder of Colombia stock. The demand must reasonably inform Colombia of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

          To be effective, a demand for appraisal by a holder of Colombia stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Colombia. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to shares of Colombia common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

          If you hold your Colombia shares in a brokerage account, bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

          Within 10 days after the effective time of the merger transaction, the surviving corporation of the merger must give written notice that the merger transaction has become effective to each Colombia stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the arrangement resolution. At any time within 60 days after the effective time, any Colombia stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the per share merger consideration specified by the arrangement agreement for his or her Colombia shares. Notwithstanding the foregoing, a stockholder who has commenced an appraisal proceeding or joined that proceeding as a named party must apply to the Delaware Chancery Court to have the appraisal proceeding dismissed on such terms as the Court deems just. Within 120 days after the effective date of the merger transaction, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of Colombia shares not voted in favor of the arrangement resolution and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such Colombia shares. Within 120 days after the effective time, any Colombia stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Colombia shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a Colombia stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting Colombia stockholders. Accordingly, the failure of a Colombia stockholder to file such a petition within the period specified could nullify the Colombia stockholder’s previously written demand for appraisal.

          If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all Colombia stockholders who have demanded an appraisal of their Colombia shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting Colombia stockholders who demanded appraisal of their Colombia shares, the Delaware Chancery Court is empowered to conduct a hearing upon the petition, and to determine those Colombia stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Chancery Court may require the Colombia stockholders who have demanded payment for their Colombia shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Colombia stockholder fails to comply with that direction, the Delaware Chancery Court may dismiss the proceedings as to that Colombia stockholder.

          After determination of the Colombia stockholders entitled to appraisal of their Colombia shares, the Delaware Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the arrangement, together with a fair rate of interest, if any. When the value is determined, the Delaware Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Chancery Court so determines, to the Colombia stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those Colombia shares.

          In determining fair value, the Delaware Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your Colombia shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the arrangement agreement. You should also be aware that investment banking opinions, including the opinion of Haywood, as to the fairness, from a financial point of view, of the consideration payable in the merger transaction are not opinions as to fair value under Section 262.

          Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Colombia stockholders participating in the appraisal proceeding by the Delaware Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a Colombia stockholder, the Delaware Chancery Court may order all or a portion of the expenses incurred by any Colombia stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Colombia shares entitled to appraisal. Any Colombia stockholder who had demanded appraisal rights will not, after the effective time of the merger transaction, be entitled to vote Colombia shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those Colombia shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger transaction, or if the Colombia stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger transaction within 60 days after the effective time of the merger transaction, then the right of that Colombia stockholder to appraisal will cease and that Colombia stockholder will be entitled to receive the per share merger consideration for his, her or its Colombia shares pursuant to the arrangement agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger transaction may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

          Colombia optionholders and warrantholders will not have appraisal rights with respect to the merger transaction.

          In view of the complexity of Section 262 of the DGCL, if you wish to pursue appraisal rights with respect to the merger transaction, you should consult your legal advisor.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following describes generally the material United States federal income tax consequences of the merger transaction to U.S. holders (as defined below) who hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (as defined below). This summary is based on the United States Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

          For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for United States federal income tax purposes:

  a citizen or resident of the United States;

  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

  an estate that is subject to United States federal income tax on its income regardless of its source.

          This discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, or that may apply to U.S. holders that are subject to special treatment under the United States federal income tax laws (including, for example, persons who are not U.S. holders, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, regulated investment companies, traders in securities that mark to market and persons who will own 10% or more (by votes or value) of the outstanding equity interests in Medoro, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, U.S. holders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). This discussion does not address the tax consequences of the merger transaction to Colombia optionholders or warrantholders. In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to one of our stockholders.

          If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a U.S. holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

          This summary of United States federal income tax consequences is for general information purposes only, is not tax advice and is not intended to constitute a complete description of all tax consequences relating to the merger transaction. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger transaction to you (including the application and effect of any state, local or foreign income and other tax laws), especially with respect to alternative minimum tax.

Consequences of the Merger Transaction for U.S. Holders

          The receipt of the consideration in the merger transaction by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of shares of our common stock will recognize gain or loss equal to the difference, if any, between (i) the fair market value of Medoro common shares and Medoro purchase warrants received in the merger transaction in exchange for such Colombia shares and (ii) the holder’s adjusted tax basis in such Colombia shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year at the time the merger transaction is completed. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum United States federal income tax rate of 15% (subject to application of the alternative minimum tax). The deductibility of a capital loss recognized on the exchange is subject to limitations. Such gain or loss generally will be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our common stock.

          U.S. holders of our common stock will have a basis in the Medoro common shares and Medoro purchase warrants received in the merger transaction equal to the fair market value of such shares and warrants. Each U.S. holder’s holding period with respect to the Medoro common shares and Medoro purchase warrants received in the merger transaction will begin on the day such shares and warrants are received by the U.S. holder.

          Information reporting and backup withholding may apply to payments made in connection with the merger transaction. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service (“IRS”) Form W-9 or successor form, or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

Ownership of Medoro Common Shares and Medoro Purchase Warrants

          Subject to the discussion below regarding “Passive Foreign Investment Company Rules,” distributions paid on Medoro common shares will be treated as dividends taxed as ordinary income to the extent such distributions are paid out of Medoro’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Subject to the discussion below regarding “Passive Foreign Investment Company Rules,” a U.S. holder will recognize capital gain or loss on a sale or disposition of the Medoro common shares.

          Subject to the discussion below regarding “Passive Foreign Investment Company Rules,” a U.S. holder will recognize capital gain or loss on the sale or exchange of, or the failure to exercise, the Medoro purchase warrants. A U.S. holder’s loss from a lapsed warrant is deemed to have occurred on the day the warrant expires. The exercise of a Medoro purchase warrant will not be a taxable event to a U.S. holder. Upon exercise of a Medoro purchase warrant, a U.S. holder will take a basis in the Medoro common shares received equal to the exercise price of the purchase warrant plus the U.S. holder’s basis in the Medoro purchase warrant and his or her holding period in the common shares will begin the day after the exercise of the purchase warrant, except for purposes of the passive foreign investment company rules, as described below.

Passive Foreign Investment Company Rules

          Medoro may be considered a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, Medoro will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interests, rents and royalties) (the “income” test) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). Because Medoro’s income currently consists largely of interest income, which is passive income, Medoro is likely a PFIC under the income test for its 2009 taxable year and may be a PFIC for future years.

          If Medoro is treated as a PFIC for any year during which U.S. holders hold Medoro common shares or Medoro purchase warrants, they will be subject to special rules that could result in adverse tax consequences. Upon a disposition of Medoro common shares or Medoro purchase warrants, including, under certain circumstances, a disposition pursuant to an otherwise tax-free disposition or a constructive disposition, gain recognized by a U.S. holder would be allocated ratably over the U.S. holder’s holding period for the Medoro common shares or Medoro purchase warrants. The amounts allocated to the taxable year of the sale or other exchange and to any year before Medoro became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of Medoro common shares in excess of 125% of the average of the annual distributions on shares received by a U.S. holder during the preceding three years or the U.S. holder’s holding period, whichever is shorter, would be subject to taxation as described above.

          If the Medoro common shares are “regularly traded” on a “qualified exchange,” a U.S. holder may make a mark-to-market election, which may mitigate the adverse tax consequences resulting from Medoro’s PFIC status. The Medoro common shares would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of shares are traded on a qualified exchange on at least 15 days during each calendar quarter. A “qualified exchange” includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The IRS has not yet identified specific foreign exchanges that are “qualified” for this purpose.

          If a U.S. holder makes a mark-to-market election, for each year in which Medoro is a PFIC the holder generally will include as ordinary income the excess, if any, of the fair market value of the Medoro common shares at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If the U.S. holder makes the election, the U.S. holder’s basis in the Medoro common shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Medoro common shares will be treated as ordinary income. U.S. holders of Medoro purchase warrants should consult their tax advisors regarding the application of the mark-to-market rules to such warrants.

          Alternatively, a timely election to treat Medoro as a qualified electing fund (a “QEF Election”) under Section 1295 of the Code could be made to avoid the foregoing rules with respect to excess distributions and dispositions. Medoro intends to comply with all reporting requirements necessary for a U.S. holder to make a QEF Election and will, as promptly as practicable following the end of any taxable year in which Medoro determines that it is properly classified as a PFIC, provide to registered holders of Medoro shares with U.S. addresses, and to other registered holders upon request, information necessary for such an election. If a U.S. holder makes a QEF Election a U.S. holder would be currently taxable on its pro rata share of Medoro’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year of Medoro for which it is classified as a PFIC, regardless of whether dividend distributions were received. Based on the nature of its expected income and composition of its assets, Medoro does not currently expect to have significant ordinary earnings or net capital gain in any year in which it may be classified as a PFIC, although it cannot offer any assurance in this regard. Holders should consult their own U.S. tax advisors concerning the wisdom of making a QEF Election in their particular circumstances. U.S. holders of Medoro purchase warrants should consult their tax advisors regarding the application of the QEF Election rules to such warrants.

          Special rules apply to determine the foreign tax credit with respect to withholding taxes imposed on distributions on shares in a PFIC. If a U.S. holder owns Medoro shares during any year in which Medoro is a PFIC, the holder must file IRS Form 8621.

          We urge you to consult your tax advisors concerning Medoro’s status as a PFIC and the tax considerations relevant to an investment in a PFIC, including the availability and consequences of making the elections discussed above.

          The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any of our securityholders. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger transaction to you (including the application and effect of any state, local or foreign income and other tax laws).

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of Medoro common shares or Medoro purchase warrants who acquires such Medoro common shares or Medoro purchase warrants as contemplated by this proxy statement as beneficial owner and who, at all relevant times and for purposes of the Income Tax Act (Canada) (the “ITA”) and the regulations thereunder (the “Regulations”) is not resident and is not deemed to be resident in Canada, who does not use or hold and is not deemed to use or hold the Medoro common shares or Medoro purchase warrants in or in the course of carrying on a business in Canada, who deals at arm’s length with Medoro and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).

          This summary is based upon the provisions of the ITA and the Regulations in force on the date hereof, proposals to amend the ITA and the Regulations in a form publicly announced prior to the date hereof by or on behalf of the Minister of Finance (Canada) (the “Proposed Amendments”) and the current administrative policies and assessing practices made publicly available by the Canada Revenue Agency prior to the date hereof. No assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation.

          This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular securityholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective holders should consult their own tax advisors having regard to their own particular circumstances.

Dividends on Medoro Common Shares

          Dividends paid or credited (or deemed to have been paid or credited) on the Medoro common shares to a Non-Resident Holder will be subject to non-resident withholding tax under the ITA at a rate of 25% of the gross amount of those dividends subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under an applicable international tax convention between Canada and the Non-Resident Holder’s country of residence. Where the Non-Resident Holder is a resident of the United States entitled to the benefits of the Canada-United States Income Tax Convention (the “Convention”) and is the beneficial owner of the dividends, the rate of withholding tax is generally reduced to 15%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident in, and generally exempt from taxation by, the United States, are generally exempt from Canadian non-resident withholding tax provided that certain administrative procedures are observed by such an organization.

Disposition of Medoro Common Shares

          A Non-Resident Holder will not be subject to tax under the ITA in respect of any capital gain realized by that Non-Resident Holder on a disposition of a Medoro common share, unless the Medoro common share constitutes “taxable Canadian property” to the Canadian Non-Resident Holder for purposes of the ITA and the Non-Resident Holder is not entitled to relief under an applicable income tax convention. As long as, at the time of disposition, the Medoro common shares are listed on a designated stock exchange (which includes tier 1 of the TSX Ventures Exchange), the Medoro common shares will generally not constitute taxable Canadian property to a Non-Resident Holder at the time of disposition unless, at any time during the 60 month period that ends at the time of disposition, the holder, persons with whom the holder does not deal at arm’s-length or the holder together with those persons, owns 25% or more of the issued shares of any class or any series of the shares of Medoro. However, in certain circumstances as set out in the ITA, the Medoro shares could be deemed to be taxable Canadian property.

          Even if the Medoro common shares are taxable Canadian property to a Non-Resident Holder, the Convention will generally exempt a Non-Resident Holder who is resident of the United States entitled to the benefits of the Convention from tax under the ITA on any capital gain arising on the disposition of a Medoro common share unless the value of the Medoro common shares at the time of disposition is derived principally from real property situated in Canada.

Tax Consequences to Holders of Medoro Purchase Warrants

          A Non-Resident Holder will not be subject to tax under the ITA in respect of any capital gain realized by that Non-Resident Holder on a disposition of a Medoro purchase warrant, unless the Medoro common share constitutes taxable Canadian property to the Canadian Non-Resident Holder for purposes of the ITA and the Non-Resident Holder is not entitled to relief under an applicable income tax convention. As long as, at the time of disposition, the Medoro common shares are listed on a designated stock exchange (which includes tier 1 of the TSX Ventures Exchange), the Medoro purchase warrants will generally not constitute taxable Canadian property to a Non-Resident Holder at the time of disposition unless, at any time during the 60 month period that ends at the time of disposition, the holder, persons with whom the holder does not deal at arm’s-length or the holder together with those persons, owns 25% or more of the issued shares of any class or any series of the shares of Medoro.

          Non-Resident Holders to whom the Medoro purchase warrants and Medoro common shares are taxable Canadian property should be aware that they will be required to allocate, on a reasonable basis, the merger consideration received on the disposition of their Colombia shares between the Medoro common shares and Medoro purchase warrants received. Such Non-Resident Shareholders should consult with their tax advisors with respect to this allocation and the tax consequences under the ITA resulting from a disposition of Medoro purchase warrants or of Medoro common shares obtained on the exercise of Medoro purchase warrants.

THE ARRANGEMENT AGREEMENT AND RELATED AGREEMENTS

          The following is a summary of the material terms of: (i) the arrangement agreement, which is qualified in its entirety by the complete text of the arrangement agreement and amendments thereto, copies of which is attached to this proxy statement as Exhibit A and which we incorporate herein by reference; (ii) the plan of arrangement, which is qualified in its entirety by the complete text of the plan of arrangement, a copy of which is attached to this proxy statement as Exhibit B and which we incorporate herein by reference; and (iii) the agreement and plan of merger, which is qualified in its entirety by the complete text of the agreement and plan of merger, a copy of which is attached to this proxy statement as Exhibit C and which we incorporate herein by reference. This summary may not contain all of the information about the arrangement agreement, the plan of arrangement and the agreement and plan of merger that is important to you. You should carefully read the arrangement agreement, the plan of arrangement and the agreement and plan of merger in their entirety for a complete description of the terms and conditions of the respective agreement because it is the legal document that governs the merger transaction.

The Colombia Board unanimously recommends that you vote FOR the adoption of the arrangement resolution.

          The arrangement agreement contains representations and warranties made by us to Medoro and by Medoro to us. These representations and warranties, which are set forth in the arrangement agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the arrangement agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to securityholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since June 5, 2009 and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Arrangement

          Under the arrangement agreement, Colombia and Medoro have agreed to carry out the arrangement, including the merger, pursuant to the terms set forth in the plan of arrangement.

          Pre-Arrangement Transactions

          Prior the arrangement, we will create Colombia Subco as a direct wholly-owned subsidiary, with us owning one preference share of Colombia Subco. Barona Cape, a wholly-owned subsidiary of Medoro, will create Merger Sub as a direct wholly-owned subsidiary of Barona Cape.

          The Plan of Arrangement

          Pursuant to the plan of arrangement, commencing at the arrangement effective time, the following events or transactions will occur in the following sequence: (a) Medoro will subscribe for 100 newly issued common shares of Colombia Subco, and, as consideration for such subscription, Medoro will (i) issue to Colombia Subco that number of Medoro common shares and Medoro purchase warrants equal to the per share merger consideration multiplied by the number of Colombia shares issued and outstanding immediately prior to the effective time (which we refer to in this proxy statement as the Medoro payment), collectively having an aggregate fair market value equal to that of the common shares of Colombia Subco so subscribed for, and (ii) transfer to Colombia Subco all of the issued and outstanding shares of Barona Cape in exchange for one common share of Colombia Subco; (b) Colombia Subco will transfer the Medoro payment to Barona Cape in exchange for 100 common shares of Barona Cape; (c) Barona Cape will transfer the Medoro payment to Merger Sub in exchange for 100 shares of Merger Sub; (d) pursuant to the terms of the agreement and plan of merger, Merger Sub will be merged with and into Colombia, with Colombia as the surviving corporation, and as a consequence thereof, each of our issued and outstanding common shares (other than dissenting shares) will be converted into the right to receive the per share merger consideration described under “Treatment of Colombia Common Shares, Options and Warrants” below; (e) all of the issued and outstanding common stock of Merger Sub will be converted into one common share of the surviving corporation of the merger resulting in Colombia becoming a direct wholly-owned subsidiary of Barona Cape; and (f) the single issued and outstanding preference share of Colombia Subco held by Colombia will be redeemed for a redemption price of C$1.00, being its fair market value at such time, resulting in Colombia Subco becoming a direct wholly-owned subsidiary of Medoro, and Barona Cape and Colombia becoming indirect wholly-owned subsidiaries of Medoro.

          After the closing of the arrangement, on or immediately after the arrangement effective time, it is expected that Colombia Subco and Medoro will be amalgamated to continue as one corporation under the YBCA.

          The Merger

          As described above, at the arrangement effective time, and pursuant to the terms of the agreement and plan of merger, Merger Sub will merge with and into Colombia (which we refer to in this proxy statement as the merger), Merger Sub’s separate corporate existence will cease, and Colombia will survive the merger (which surviving corporation resulting from the merger we refer to in this proxy statement as the surviving corporation), with Barona Cape owning all of the common shares of Colombia, and Colombia being an indirect wholly-owned subsidiary of Medoro. All of Colombia’s and Merger Sub’s properties, rights and liabilities will become those of the surviving corporation. Following the completion of the merger, our shares of common stock will be delisted from the TSX and the OTCBB and deregistered under the Exchange Act and will no longer be publicly traded.

          The merger is conditioned on the satisfaction, waiver or fulfillment of all of the conditions in the arrangement agreement (as described under “Certain Provisions of the Arrangement Agreement - Conditions to the Arrangement”), and the agreement and plan of merger will automatically terminate upon the termination of the arrangement agreement in accordance with its terms.

          Effective Times

          Subject to the requisite approval for the arrangement resolution by Colombia securityholders at the special meeting, which we refer to in this proxy statement as the Colombia Required Vote, and the receipt of all other necessary approvals of governmental entities and third parties, we will cause Colombia Subco to file and prosecute an application for the final order from the Supreme Court of Yukon approving the arrangement. See “Court Approval of the Arrangement and Completion of the Merger Transaction” beginning on page 52.

          Following the issue of the final order and the satisfaction, fulfillment or waiver of all conditions in the arrangement agreement, at a time and on a date to be agreed by Medoro and us, which date will occur not later than five business days after receiving the final order, or such other date as may be agreed to by the parties, Colombia and Medoro will file the final order, together with the articles of arrangement and any other required documents, with the Registrar appointed pursuant to the YBCA, for endorsement and filing by such Registrar. The arrangement effective time will occur effective upon the issuance of a certificate of arrangement and at the time designated as the effective time in the plan of arrangement.

          At the arrangement effective time, the merger will occur under all applicable laws upon the time designated in the certificate of merger, executed and filed with the Secretary of State of the State of Delaware. The closing of the merger will take place immediately after the effective time in accordance with the plan of arrangement, or at such later time as agreed to by the parties.

          Treatment of Colombia Common Shares, Options and Warrants

Common Stock

          At the effective time, each of our shares of common stock issued and outstanding immediately prior to the effective time (other than shares held directly or indirectly by Colombia or Medoro, and shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive 0.336 of a common share of Medoro plus 0.0108 of a purchase warrant of Medoro for each share of Colombia stock they own. Each full Medoro purchase warrant issued as per share merger consideration is exercisable into one Medoro common share at a subscription price of C$0.50 per Medoro common share for a term of two years. The foregoing does not apply to (a) shares held directly or indirectly by Colombia or Medoro, which in each case will be automatically canceled and retired and cease to exist with no payment being made with respect thereto, and (b) shares in respect of which appraisal rights have been perfected, which will be treated as described in the section entitled “Dissenters’ Appraisal Rights” beginning on page 58.

          We and Medoro have acknowledged and agreed that the exchange of the merger consideration for our shares of common stock will be a taxable exchange for U.S. federal income tax purposes. See “Certain Material United States Federal Income Tax Consequences”  beginning on page 62.

Options

          At or immediately after the arrangement effective time, all of our outstanding options to purchase our common stock, whether or not exercisable or vested, as the case may be, will be deemed cancelled, provided that holders of our options will be provided a ten-day period ending on the fifth day prior to the arrangement effective time to exercise outstanding options in whole or in part pursuant to the terms of our incentive stock option agreements. Any shares of Colombia’s common stock that are received upon the proper exercise of Colombia options prior to the arrangement effective time will be entitled to receive the merger consideration in accordance with the terms of the agreement and plan of merger. On or immediately after the arrangement effective time, our stock option plans will be terminated.

Warrants

          At the arrangement effective time, each unexercised warrant to purchase shares of Colombia common stock then outstanding will be assumed by Medoro. In accordance with the terms of the warrants, each holder of a warrant outstanding immediately prior to the effective time will receive upon the subsequent exercise or conversion of such warrant after the effective time in accordance with its terms, and will accept in lieu of each Colombia share to which such holder was theretofore entitled upon such exercise or conversion but for the same aggregate consideration payable therefor, the merger consideration as described in the agreement and plan of merger.

No Further Ownership Rights

          At the effective time, holders of our shares of common stock will cease to be, and have no rights as, Colombia stockholders, other than the right to receive the merger consideration.

          Organizational Documents

          Our certificate of incorporation, as in effect immediately prior to the effective time, will become the certificate of incorporation of the surviving corporation and will be amended as of the effective time so as to contain the provisions, and only the provisions, contained in the certificate of incorporation of Merger Sub immediately prior to the effective time, until thereafter amended as provided therein or by law. The bylaws of Merger Sub as in effect at the effective time will be the bylaws of the surviving corporation, and thereafter may be amended as provided therein or by law.

          Directors and Officers

          The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation, and our officers immediately prior to the effective time will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected and qualified or until death, resignation or removal.

         Medoro will select two members of our board of directors or from our senior management to be added to the Medoro board of directors at the arrangement effective time.

          Exchange and Payment Procedures

          On or immediately prior to the effective time, Colombia Subco will deliver or arrange to be delivered to Equity Trust & Transfer Company, which we refer to in this proxy as the depositary, certificates representing the Medoro common shares and Medoro purchase warrants required to be delivered as the merger consideration. Promptly after the effective time, the depository will mail to our stockholders instructions for surrendering certificates of Colombia shares. The instructions will tell you how to surrender your Colombia stock certificates in exchange for your portion of the merger consideration. You should not return your certificates with the enclosed proxy card. Upon surrender of your certificates to the depositary for cancellation, together with such documents and instruments as required by applicable law and our bylaws, and such additional documents and instruments as the depositary may reasonably require, and following the effective time, the depositary will deliver to you, certificates representing the Medoro common shares and Medoro purchase warrants that you are entitled to under the terms of the agreement and plan of merger.

          Each of the surviving corporation, Medoro and Merger Sub will be entitled to deduct and withhold any applicable taxes from the merger consideration.

          At the effective time, our stock transfer books will be closed and there will be no further registration of transfers of Colombia shares. None of Colombia, Colombia Subco, Merger Sub or Medoro will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. To the extent that you have not complied with the exchange procedures set forth in the agreement and plan of merger on or before the date which is six years after the effective time, then the merger consideration which you were entitled to receive under the agreement and plan of merger shall be delivered by the depositary to Medoro for cancellation and shall be cancelled by Medoro, and your interest in the merger consideration shall be terminated as of such final proscription date.

          If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive your portion of the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by Medoro or the depositary, to post a bond in the form and amount reasonably required by Medoro or the depositary as indemnity against any claim that may be made against Medoro and the depositary on account of the alleged loss, theft or destruction of such certificate.

          Voting and Lock-Up Agreements

          In connection with the arrangement, members of our board of directors, our executive officers, an affiliate of certain of Colombia’s executive officers and directors and certain other securityholders of Colombia entered into voting agreements with Medoro. The voting agreements require that, among other things, such securityholders vote their Colombia securities held of record, beneficially owned by, or for which voting or dispositive power is granted to them, to approve the arrangement resolution at the special meeting. See “The Special Meeting - Voting and Lock-Up Agreements.”

Certain Provisions of the Arrangement Agreement

          Representations and Warranties

          We made customary representations and warranties in the arrangement agreement (which are incorporated by reference into the agreement and plan of merger) that are subject, in some cases, to specified exceptions and qualifications contained in the arrangement agreement or in the disclosure letter delivered in connection therewith.

          These representations and warranties relate to, among other things:

  incorporation, valid existence, and power and authority to carry on our business and those of our subsidiaries;

  our capitalization and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries;

  our power and authority to execute and deliver, and to perform our obligations under the arrangement agreement (and all other agreements and instruments contemplated by the arrangement agreement, including the plan of arrangement and the agreement and plan of merger) and to consummate the transactions contemplated by the arrangement agreement (including the plan of arrangement and the merger agreement);

  the enforceability of the arrangement agreement against us;

  the corporate proceedings required by us, including the votes by our securityholders, in connection with the arrangement and the other transactions contemplated by the arrangement agreement;

  the absence of conflicts with, or breaches or violations of, our organizational documents and contracts, licenses and permits applicable to us as a result of entering into the arrangement agreement or performing our obligations under the arrangement agreement, including the transactions contemplated thereby;

  the consents and approvals of governmental entities required as a result of executing and delivering the arrangement agreement and performing our obligations under the arrangement agreement, including the transactions contemplated thereby;

  the approval by our board of directors of the arrangement and the performance of our obligations under the arrangement agreement;

  the receipt by our board of directors of a fairness opinion from Haywood to the effect that the merger consideration to be received by our stockholders is fair from a financial point of view to such stockholders;

  with respect to us and our subsidiaries, the absence of any defaults under any contract, agreement or license to which any of them is a party or which any of them is bound;

  with respect to us and our subsidiaries, the absence of any change, event or occurrence that constitutes a material adverse change and certain other changes and events since March 31, 2009;

  our employment agreements and employee benefit plans;

  labor matters affecting us and our subsidiaries;

  our financial statements for the years ended December 31, 2007 and December 31, 2008 and for the three months ended March 31, 2009;

  the absence of material liabilities and obligations not reflected in our consolidated financial statements for the three months ended March 31, 2009, except liabilities and obligations incurred in the ordinary and regular course of business since March 31, 2009;

  the absence of prohibited payments to governmental officials by us and our subsidiaries;

  the absence of litigation against us or our subsidiaries that would individually or in the aggregate have a material adverse effect on us;

  the existence of sufficient title to the mineral projects of us and our subsidiaries, free and clear of any title defects or encumbrances;

  real and tangible personal property of us and our subsidiaries;

  our and our subsidiaries’ insurance policies;

  environmental matters affecting us and our subsidiaries;

  tax matters affecting us and our subsidiaries;

  our reporting issuer status and our reports filed with the Ontario Securities Commission and the SEC;

  the absence of any material reduction in the aggregate amount of our estimated mineral resources and mineralized material from the amount disclosed in our reports filed on SEDAR;

  compliance by us and our subsidiaries with applicable laws and stock exchange regulations since January 1, 2008;

  the absence of any cease trade order issued against us;

  the absence of any non-competition restrictions on us or our subsidiaries; and

  the absence of any undisclosed broker’s or finder’s fees.

          For the purposes of the arrangement agreement, “material adverse change” means in respect of Medoro or Colombia any one or more changes, events or occurrences including on expropriation event, and “material adverse effect” means in respect of Medoro or Colombia any state of facts, which, in either case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities or financial condition of us and our subsidiaries or Medoro and its subsidiaries, as applicable, on a consolidated basis; provided that, in no event will any of the following be deemed to constitute, nor will any of the following be taken into account in determining whether there has been a “material adverse change” or “material adverse effect”:

  any change, event, occurrence or state of facts:

o	relating to the global economy or securities markets in general;

o

affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on us and our subsidiaries or Medoro and its subsidiaries, as applicable, on a consolidated basis;

o	resulting from changes in the price of gold;

o	relating to changes in currency exchange rates;

o

relating to a change in the market trading price of shares of Colombia or Medoro, as applicable (provided that any underlying change, effect, event or occurrence causing or relating to such change of the trading price of shares will continue to be taken into account in determining whether there has been a “material adverse change” or “material adverse effect”);

o	related to the arrangement agreement and the transactions contemplated therein or the announcement thereof;

o	relating to any stockholder litigation arising from allegations of a breach of fiduciary duty relating to the arrangement agreement; or

o

relating to conditions caused by the actions of the other party to the arrangement agreement or resulting from actions taken in accordance with a request or the consent of the other party to the arrangement agreement made after June 5, 2009.

     The arrangement agreement also contains customary representations and warranties of Medoro that are subject, in some cases, to specified exceptions and qualifications contained in the arrangement agreement or in the disclosure letter delivered in connection therewith. The representations and warranties of Medoro relate to, among other things:

  incorporation, valid existence, and power and authority to carry on its business;

  capitalization;

  Medoro’s power and authority to execute and deliver, and to perform its obligations under the arrangement agreement (and all other agreements and instruments contemplated by the arrangement agreement, including the plan of arrangement and the agreement and plan of merger) and to consummate the transactions contemplated by the arrangement agreement (including the plan of arrangement and the merger agreement);

  the enforceability of the arrangement agreement against Medoro;

  with respect to Medoro and its subsidiaries, the absence of any change, event or occurrence that constitutes a material adverse change since March 31, 2009;

  the reporting issuer status of Medoro;

  the absence of any cease trade order issued against Medoro; and

  that the Medoro common shares to be issued pursuant to the agreement and plan of merger will, upon issue, be issued as fully-paid and non-assessable shares and will, along with the Medoro purchase warrants, be exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof.

          The representations and warranties of each of the parties to the agreement and plan of merger will expire at the effective time.

          Conduct of Our Business Pending the Arrangement

          Under the arrangement agreement, we have agreed that, other than in connection with completing the transactions contemplated thereunder, we and our subsidiaries will conduct our business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices.

          We also have agreed that, other than in contemplation of or as required to give effect to the transactions contemplated under the arrangement agreement, or unless Medoro gives its prior written consent (not to be unreasonably withheld or delayed), we will not (and will ensure that our subsidiaries do not), among other things, subject to certain exceptions set forth in the arrangement agreement, directly or indirectly do or permit to occur any of the following:

  issue, sell, pledge, lease, contribute capital, dispose of, or encumber any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of Colombia or any of its subsidiaries other than the issue of Colombia shares pursuant to the exercise of Colombia options or Colombia warrants issued and outstanding on June 5, 2009;

  other than in the ordinary course of business consistent with past practice, in respect of rights, properties or assets that are not, either individually or in the aggregate, material to us, sell, lease or otherwise dispose of any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

  amend or propose to amend our articles or by-laws or those of any of our subsidiaries or any of the terms of our options or warrants;

  split, combine or reclassify any shares of Colombia’s common stock or those of our subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to our shares of common stock;

  redeem, purchase or offer to purchase any shares of Colombia’s common stock and, other than pursuant to our share option plans, any options or obligations or rights under existing contracts, agreements and commitments;

  reorganize, amalgamate or merge Colombia or any of its subsidiaries with any other person;

  acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

  satisfy or settle any claims or disputes which are, individually or in the aggregate, in an amount in excess of C$25,000, relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of C$25,000, or enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

  incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness in excess of C$25,000 in the aggregate or permit any of our subsidiaries to incur, authorize, agree, or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness;

  except as required by generally accepted accounting principles or applicable laws, make any changes to our existing accounting practices or make any material tax election inconsistent with past practice; or

  agree or commit to do any of the foregoing.

          In addition, without the prior written consent of Medoro, we have agreed not to, other than in the ordinary and regular course of business consistent with past practice, or pursuant to existing employment arrangements or policies or pursuant to any of our employee benefit plans or as required by applicable laws, enter into or modify any employment, compensation, severance, collective bargaining or similar agreement, pension, retirement or employee benefits plan, agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, phantom stock option, pension or supplemental pension benefit, profit sharing, tax equalization payment, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any of our or our subsidiaries’ employees, officers or directors.

          Furthermore, except in the ordinary and regular course of business and consistent with past practice, and other than as required by applicable laws, we have agreed not to enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which we or any of our subsidiaries is a party or by which any of us is bound, except insofar as may be necessary to permit or provide for the completion of the arrangement.

          No Solicitation of Transactions

          We have agreed that, between June 5, 2009 and the termination date of the arrangement agreement, and subject to specified exceptions described below and in the arrangement agreement, we, along with our affiliates, advisors and representatives, will not, directly or indirectly:

  solicit or otherwise facilitate (including by way of furnishing information), initiate, knowingly encourage, engage in or respond to any inquiries or proposals regarding an “acquisition proposal”;

  knowingly encourage any “acquisition proposal”;

  participate in any discussions or negotiations regarding any “acquisition proposal”;

  agree to, approve or recommend an “acquisition proposal”;

  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner, the approval or recommendation of our board of directors or any committee thereof of the arrangement agreement with Medoro;

  approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any “acquisition proposal” (it being understood that publicly taking no position or a neutral position with respect to an “acquisition proposal” until 15 calendar days following the formal commencement of such “acquisition proposal” will not be considered to be in violation of this provision); or

  enter into any agreement related to an “acquisition proposal.”

          For purposes of the arrangement agreement, “acquisition proposal” means, in respect of Colombia or any of its subsidiaries, other than the transactions contemplated by the arrangement agreement, any bona fide inquiry or proposal (written or oral) made by a third party regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of its respective assets, or sale or other disposition of any of the Colombia properties, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would, in each case, constitute a de facto acquisition or change of control of Colombia or any of its subsidiaries or would, in any case, result in the sale or other disposition of all or substantially all of the assets of Colombia or any of its subsidiaries.

          Notwithstanding the foregoing restrictions, we may furnish non-public information to, or enter into a confidentiality agreement and/or participate in discussions or negotiations with, any person in response to a “superior proposal,” which is defined in the arrangement agreement as a bona fide unsolicited written acquisition proposal received at any time prior to obtaining the required securityholder votes for the arrangement that:

  did not result from a breach of any agreement between the person making such acquisition proposal and Colombia or any of its subsidiaries, or a breach of the non-solicitation restrictions described above;

  involves not less than 100 percent of the outstanding Colombia shares or all or substantially all of the consolidated assets of Colombia; and

  in respect of which our board of directors determines in its good faith judgment, after consultation with its financial advisors and its outside counsel, that there is a substantial likelihood that any required financing will be obtained and that the acquisition proposal would, if consummated in accordance with its terms, result in a transaction that (i) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person making such acquisition proposal and (ii) is more favorable to our stockholders than the arrangement agreement with Medoro.

          We have agreed to promptly notify Medoro (but no less than 24 hours after initial receipt), first orally and then in writing, of our receipt of any acquisition proposal which any of our directors, senior officers or agents is or becomes aware of, any amendment to any such proposal or any request for non-public information relating to Colombia or its subsidiaries. In our notice to Medoro, we have agreed to include a description of the material terms and conditions of any such acquisition proposal and the identity of the person making such proposal, inquiry, request or contact.

          Superior Proposals

          If any acquisition proposal constitutes a superior proposal, we will have the right to approve or recommend the superior proposal, withdraw, modify or qualify the approval or recommendation of our board of directors or any committee thereof of the arrangement agreement with Medoro, and enter into any agreement related to the superior proposal, provided that the following conditions are met:

  the acquisition proposal is in writing and Medoro has been provided with a copy of the document containing such superior proposal;

  four business days have elapsed from the date on which Medoro received written notice of the determination of us or our directors to accept, approve or recommend or to enter into an agreement in respect of such superior proposal;

  in the event that Medoro has proposed to amend the arrangement agreement during the four business day period referred to above, our board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the acquisition proposal continues to constitute a superior proposal after taking into account such amendments;

  our board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws; and

  Colombia has terminated the arrangement agreement and paid the C$500,000 termination fee to Medoro as contemplated by the arrangement agreement. (See “—Termination Fee” beginning on page 85.

          Obligations Relating to Special Meeting

          We are obligated to use our commercially reasonable efforts to convene the special meeting as soon as practicable after obtaining the interim order of the Supreme Court of Yukon in connection with the arrangement. In connection with such meeting, and subject to the provisions discussed above under “No Solicitation of Transactions - Superior Proposals,” we are required to (i) take all lawful action to solicit proxies in favor of the arrangement and the transactions contemplated by the arrangement agreement, (ii) recommend to all of our stockholders that they vote in favor of the arrangement and the transactions contemplated by the arrangement agreement, (iii) publicly reconfirm such recommendation upon the reasonable request of Medoro, and (iv) not withdraw, modify or qualify in any manner adverse to Medoro such recommendation except as explicitly permitted by the arrangement agreement.

          Directors’ And Officers’ Liability Insurance

          Under the arrangement agreement, Medoro has agreed that all rights to indemnification or exculpation in favor of our current and former directors and officers as in effect on June 5, 2009 and as described in the disclosure letter will be honored by Medoro but only to the extent described therein. In addition, prior to the arrangement effective time, at Medoro’s expense, we may purchase run-off directors’ and officers’ liability insurance for a period of up to six years from the arrangement effective time, provided the cost of such insurance will not exceed two times the current amount paid by us for directors’ and officers’ liability insurance. See “Interests of Colombia’s Directors and Officers in the Merger Transaction - Indemnification; Insurance Coverage” beginning on page 56.

          Pre-Closing Reorganization

          We have agreed that, upon the request of Medoro, and only after satisfaction of the conditions in the arrangement agreement described under “Conditions to the Arrangement - Mutual Conditions” and “Conditions to the Arrangement - Conditions Precedent to Obligations of Medoro,” we will, and will cause each of our subsidiaries to, at the expense of Medoro, use our commercially reasonable efforts to effect such reorganizations of our business, operations and assets and the integration of other affiliated businesses prior to the arrangement effective time as Medoro may reasonably request, and cooperate with Medoro and its advisors to determine the nature of the pre-closing reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

          Agreement to Take Further Action

          Subject to the terms and conditions of the arrangement agreement, each of Colombia and Medoro is required to use its commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the arrangement agreement, including using its commercially reasonable efforts to obtain all consents, approvals and authorizations and effect all registration filings and submissions of information necessary for the consummation of the transactions contemplated by the arrangement agreement, and to fulfill all conditions to the arrangement and the other transactions contemplated by the arrangement agreement required to be fulfilled by such party.

          Each party to the arrangement agreement has agreed to use its commercially reasonable efforts to oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the arrangement agreement or the transactions contemplated thereunder, or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated by the arrangement agreement.

          Conditions to the Arrangement

Mutual Conditions

          The obligations of the parties to complete the transactions contemplated by the arrangement agreement are subject to fulfillment of the following mutual conditions on or before the effective date of the arrangement:

  the plan of arrangement shall be substantially in the form attached to this proxy statement as Exhibit B;

  the agreement and plan of merger among Medoro, Colombia, Colombia Subco, and Merger Sub shall have been agreed upon in form and substance satisfactory to Medoro and Colombia, acting reasonably, and executed by the parties thereto;

  the interim order of the Supreme Court of Yukon with respect to the arrangement shall have been granted in form and substance satisfactory to Medoro and Colombia, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

  the Colombia Required Vote shall have been obtained at the special meeting or any adjourments or postponements thereof;

  the final order of the Supreme Court of Yukon with respect to the arrangement shall have been granted in form and substance satisfactory to Medoro and Colombia, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

  the articles of arrangement of Colombia Subco shall be in form and substance satisfactory to Medoro and Colombia, acting reasonably;

  the arrangement effective time shall be on or before October 30, 2009;

  there shall not be in force any laws, ruling, order or decree, and there shall not have been any action taken under any laws or by any governmental entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the arrangement and the transactions contemplated by the arrangement agreement, or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the transactions contemplated by the arrangement agreement which has a material adverse effect on Colombia or Medoro;

  the TSX Venture Exchange shall have conditionally approved the listing thereon of the Medoro common shares to be issued pursuant to the arrangement as of the effective date of the arrangement, or as soon as possible thereafter;

  (i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any governmental entity and the expiry, waiver or termination of any waiting periods, in connection with, or required to permit, the completion of the arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements shall have been obtained or received on terms that are reasonably satisfactory to Medoro and Colombia, except where the failure to obtain such consents, waivers, permits, exemptions, orders or approvals, agreements, amendments or modifications or the non-expiry of such waiting periods would not, either individually or in the aggregate, have a material adverse effect on Medoro or Colombia or materially impede the completion of the arrangement;

  the issuance of Medoro common shares and Medoro purchase warrants pursuant to the arrangement shall be exempt from registration under the Securities Act, pursuant to Section 3(a)(10) thereof; and

  the arrangement agreement shall not have been terminated pursuant to its terms.

Conditions Precedent to Obligations of Medoro

          The obligation of Medoro to complete the transactions contemplated by the arrangement agreement is subject to the satisfaction of the following additional conditions:

  the representations and warranties made by Colombia in the arrangement agreement which are qualified by the expression “material adverse change” or “material adverse effect” or as to materiality shall be true and correct as of the arrangement effective date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Colombia in the arrangement agreement which are not so qualified shall be true and correct in all material respects as of the arrangement effective date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, except as otherwise set forth in the arrangement agreement), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a material adverse effect on Colombia;

  from June 5, 2009 to the effective date of the arrangement, there shall not have occurred, and neither Colombia nor any of its subsidiaries shall have incurred or suffered, a material adverse change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a material adverse effect on Colombia;

  Colombia shall have complied in all material respects with our covenants in the arrangement agreement;

  none of our directors or executive officers shall have breached, in any material respect, any of the representations, warranties or covenants in the voting agreements;

  the short-term promissory note entered into by Colombia on February 8, 2008, as amended, shall have been renegotiated by Colombia on terms acceptable to Medoro;

  certain debt of Colombia and its subsidiaries shall have been renegotiated by Colombia on terms acceptable to Medoro, and in the event that Medoro agrees to issue Medoro common shares in connection therewith, the value attributed to each such Medoro common share shall be the greater of C$0.40 and the market price of the Medoro common shares on the date of any such agreement;

  the directors of Colombia and of Colombia Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Colombia and of Colombia Subco to permit the consummation of the arrangement and the transactions contemplated by the arrangement agreement;

  Colombia stockholders holding no more than 5% of the outstanding Colombia shares shall have exercised dissent rights (see “Dissenters’ Appraisal Rights”), and not withdrawn such exercise; and

  the Compensation Committee of the Colombia Board shall have irrevocably resolved that unexercised Colombia options shall be cancelled at or immediately after the arrangement effective time.

Conditions Precedent to Obligations of Colombia

          The obligation of Colombia to complete the transactions contemplated by the arrangement agreement is subject to the satisfaction of the following additional conditions:

  the representations and warranties made by Medoro in the arrangement agreement which are qualified by the expression material adverse change or material adverse effect or as to materiality shall be true and correct as of the arrangement effective date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Medoro in the arrangement agreement which are not so qualified shall be true and correct in all material respects as of the arrangement effective date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a material adverse effect on Medoro;

  from June 5, 2009 to the arrangement effective date, there shall not have occurred, and Medoro or any of its subsidiaries shall not have incurred or suffered, a material adverse change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a material adverse effect on Medoro;

  Medoro shall have complied in all material respects with its covenants in the arrangement agreement; and

  the directors of Medoro and each of its subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Medoro and its subsidiaries to permit the consummation of the arrangement and the transactions contemplated by the arrangement agreement.

          Termination

          The arrangement agreement may be terminated and the transactions contemplated by the arrangement agreement may be abandoned at any time prior to the arrangement effective time, even after our securityholders have approved the arrangement resolution at the special meeting, as follows:

  by us in the circumstances contemplated under “—No Solicitation of Transactions —Superior Proposals”;

  by Medoro if Medoro is not in material breach of its obligations under the arrangement agreement and Colombia breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure of a condition described under “—Conditions to the Arrangement - Mutual Conditions” or “—Conditions to the Arrangement - Conditions Precedent to Obligations of Medoro”;

  by us if we are not in material breach of our obligations under the arrangement agreement and Medoro breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure of a condition described under “—Conditions to the Arrangement - Mutual Conditions” or “—Conditions to the Arrangement - Conditions Precedent to Obligations of Colombia”; or

  by us or Medoro if the arrangement shall not have been completed on or prior to October 30, 2009.

          Termination Fee

          We have agreed to pay to Medoro a termination fee of C$500,000 if the arrangement agreement is terminated under any of the following circumstances:

  we terminate the arrangement agreement in the circumstances contemplated under “—No Solicitation of Transactions—Superior Proposals” (in which case the termination fee is payable concurrently with such termination); or

  an acquisition proposal shall have been publicly announced and such pending acquisition proposal shall not have been publicly withdrawn prior to the special meeting, and, thereafter the Colombia Required Vote shall not have been obtained (including if the special meeting is not held) and Colombia completes an acquisition proposal within 12 months following October 30, 2009 (in which case the termination fee is payable concurrently with completion of such acquisition proposal).

          Fees and Expenses

          Medoro will reimburse us for our out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) up to a maximum of $150,000, provided that the Colombia Required Vote is obtained.

          Amendment and Waiver

          The arrangement agreement may be amended by mutual agreement of the parties in writing, whether before or after our securityholders have approved the arrangement resolution at the special meeting but not later than the arrangement effective time, provided that after any such securityholders approval, no amendment will be made which, by law or regulation, requires further stockholder approval without first obtaining such stockholder approval. The arrangement agreement may be amended, at any time prior to the arrangement effective time, to extend the time for, or waive or modify, the performance of any obligations or acts of either party under the arrangement agreement (including an extension of the completion deadline beyond October 30, 2009), waive any inaccuracy in or modify the representations and warranties of either party contained in the arrangement agreement, waive compliance with or modify any covenant of either party contained in the arrangement agreement, or waive compliance with or modify any condition of either party contained in the arrangement agreement.

          Any amendment to the plan of arrangement must be agreed to in writing by Medoro and Colombia, filed with the Supreme Court of Yukon and, if made following the special meeting, approved by the court subject to such conditions as the court may impose, and, if so required by the court, communicated to our securityholders if and in the manner as required by the court. Any amendment to the plan of arrangement agreed to prior to the special meeting and consented to in writing by Medoro and Colombia, if so proposed and accepted by the persons voting at the special meeting, will become part of the plan of arrangement. Any amendment to the plan of arrangement that is approved by the court following the special meeting will be effective only if, if so required by the Supreme Court of Yukon, it is consented to by our securityholders voting in the manner directed by the court.

          Remedies

          Colombia and Medoro have agreed that, in the event of any breach or threatened breach of the arrangement agreement by the other party, Colombia (if Medoro is the breaching party) or Medoro (if Colombia is the breaching party) will be entitled to seek equitable relief, including injunctive relief and specific performance. Subject to the terms of the arrangement agreement, such remedies will not be the exclusive remedies for breach but will be in addition to all other remedies available under the arrangement agreement or at law or in equity to each of the parties.

RISK FACTORS

          In addition to the other information included and incorporated by reference in this document, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for proposals presented in this proxy statement. In addition, you should read and consider the risks associated with each of the businesses of Colombia and Medoro because these risks will relate to Medoro as the combined company upon consummation of the transaction. Descriptions of some of these risks can be found in Colombia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, which are filed with the SEC and in Medoro’s annual information form dated , its Management Discussion & Analysis for the fiscal quarter and fiscal year ended December 31, 2008, and in its Management Discussion & Analysis for the fiscal quarter ended June 30, 2009, which are filed with SEDAR at www.sedar.com. You should also consider the other information in this proxy statement. See “Where You Can Find More Information” beginning on page 187.

Risks Related to the Completion of the Merger Transaction

          The merger transaction is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to consummate the merger transaction could have material and adverse effects on Colombia.

          The completion of the merger transaction is subject to a number of conditions, including Colombia securityholders approval, the final order of the Supreme Court of Yukon with respect to the arrangement granted in form and substance satisfactory to Medoro and Colombia and the issuance of Medoro common shares and Medoro purchase warrants pursuant to the Section 3(a)(10) exemption, which make the completion and timing of the completion of the merger transaction uncertain, as in each case, the items listed above may not be completed. See the section entitled “The Arrangement Agreement and Related Agreements - Conditions to the Arrangement” on page 82 for a more detailed discussion.

          If the merger transaction is not completed on a timely basis, or at all, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the merger transaction, we will be subject to a number of risks, including the following:

  time and resources committed by our management to matters relating to the merger transaction (including integration planning) could otherwise have been devoted to pursue other beneficial opportunities;

  the market price of our common stock could decline to the extent that the current market price reflects a market assumption that the merger transaction will be completed; and

  if the arrangement agreement is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to enter into an agreement on terms equivalent or more attractive than the terms that Medoro has agreed to in the merger transaction.

          Uncertainty regarding the completion of the merger transaction may cause clients to delay or defer decisions concerning Colombia and may adversely affect Colombia’s ability to attract and retain key employees.

          The merger transaction will happen only if stated conditions are met, including, among others, the approval of Colombia securityholders, approval of a final order by the Supreme Court of Yukon and the issuance of registration exempt Medoro common shares and Medoro purchase warrants pursuant to the Section 3(a)(10) exemption. Many of the conditions are beyond the control of Colombia or Medoro. In addition, both Medoro and Colombia have rights to terminate the arrangement agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the merger transaction. This uncertainty may cause clients to delay or defer decisions concerning Colombia, which could negatively impact revenues, earnings and cash flow of Colombia, regardless of whether the merger transaction is ultimately completed. Similarly, uncertainty regarding the completion of the merger transaction may foster uncertainty among employees about their future roles with the combined company. This may adversely affect our ability to attract and retain key management, engineering and technical personnel.

          Some of Colombia’s current directors and executive officers have interests in the merger transaction that may differ from the interests of other securityholders, and these persons may have conflicts of interest in supporting or recommending that you approve the proposals set forth in this document.

          In considering whether to approve the proposals set forth in this document, you should recognize that some of the members of management and our board of directors may have interests in the merger transaction that differ from, or are in addition to, their interests as securityholders. These interests include:

  the rights of some executive officers to exercise existing Colombia options in the 10 days ending on the fifth day prior to the completion of the merger transaction;

  the possible continuing service of several of our existing directors and executive officers in the combined company after the closing date of the merger transaction;

  the possible amendment of employment arrangements with some of our executive officers to provide incentives for their continued service to the combined company after the closing date of the merger transaction; and

  the arrangement agreement provides that Colombia may, prior to the effective time, purchase run-off directors’ and officers’ liability insurance at Medoro’s expense for a period of six years from the effective time provided the cost of such insurance does not exceed two times the current amount paid by us for directors’ and officers’ liability insurance.

          These interests are described in greater detail in the sections entitled “Interests of Colombia’s Directors and Officers in the Merger Transaction” beginning on page 55.

          The arrangement agreement contains provisions that could discourage a potential competing acquiror of Colombia or could result in any competing proposal being at a lower price than it might otherwise be.

          The arrangement agreement contains “no shop” provisions that, subject to limited exceptions, restrict our ability to solicit, encourage, facilitate or discuss competing third party proposals to acquire all or a significant part of the assets or equity interests of Colombia. In addition, Medoro generally has an opportunity to offer to modify the terms of the proposed merger transaction in response to any competing acquisition proposals that may be made before the board may withdraw or qualify its recommendation. In qualifying circumstances on termination of the arrangement agreement, Colombia is required to pay to Medoro a termination fee of C$500,000.

          These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of the assets or equity interests of Colombia from considering or proposing that acquisition, even if it were prepared to pay consideration with higher per share cash or market value than the market value proposed to be received or realized in the merger transaction, or might result in a potential competing acquiror proposing to pay a lower price than it might have otherwise proposed to pay because of the added expense of the termination fee to Medoro that becomes payable.

          If the merger transaction is not consummated by October 30, 2009, either Medoro or Colombia may choose to terminate the arrangement agreement.

          Either Medoro or Colombia may terminate the arrangement agreement if the merger transaction has not been completed by October 30, 2009, unless the failure of the merger transaction to be completed has resulted from the failure of the party seeking to terminate the arrangement agreement to perform its obligations.

          Because the exchange ratio is fixed and the market price of Medoro common stock may fluctuate, you cannot be certain of the dollar value of the consideration that Colombia stockholders will receive in the transaction.

          Upon completion of the transaction, each Colombia share issued and outstanding immediately prior to the effective time (other than shares held by Colombia stockholders who properly exercise their dissent rights and are entitled to be paid the fair value of their Colombia shares) will be exchanged for 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant. Because the exchange ratios of 0.336 and 0.0108 are fixed, the value of the Medoro common shares and Medoro purchase warrants issued in connection with the merger transaction will depend on the price of Medoro common stock at the time they are issued.

          The market prices of Medoro common stock and Colombia common stock when the transaction is completed may vary from and be less than their respective market prices on the date the arrangement agreement was executed, on the date of this proxy statement and on the date of the Colombia special meeting. See “Comparative Market Prices and Dividend Data” beginning on page 186.

          These variations may be the result of various factors, including:

  changes in the business, operations or prospects of Medoro or Colombia;

  general market and economic conditions, the outlook for market and economic conditions and conditions in the mining industry generally; and

  the timing of completion of the merger transaction.

          The merger transaction might not be completed until a period of time has passed after the Colombia special meeting. At the time of the special meeting, Colombia stockholders will not know the exact value of the Medoro common shares that will be issued in connection with the transaction.

Risks Related to Medoro as the Combined Company Following the Merger Transaction

          The combined company is expected to incur substantial expenses related to the integration of Medoro and Colombia.

          The combined company is expected to incur substantial expenses in connection with the integration of the business, properties, policies, procedures, operations, technologies and systems of Colombia with those of Medoro. While the parties have calculated an estimate of expenses that would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that the parties expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and revenue synergies related to the integration of the businesses following the completion of the merger transaction.

          Although we expect that Medoro’s combination with Colombia will result in benefits to Medoro, the combined company may not realize those benefits because of integration difficulties and other challenges.

          The success of Medoro’s combination with Colombia will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the merger transaction. The combined company may fail to realize some or all of the anticipated benefits of the merger transaction if the integration process takes longer than expected or is more costly than expected. The failure of the combined company to meet the challenges involved in successfully integrating the operations of Medoro and Colombia or to otherwise realize any of the anticipated benefits of the merger transaction, including additional revenue opportunities, could impair the operations of the combined company. In addition, the overall integration of the companies is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the business of both companies.

          Potential difficulties the combined company may encounter in the integration process include the following:

  the integration of each company’s management teams, strategies, technologies and operations, products and services;

  the disruption of each company’s ongoing businesses and distraction of their respective management teams from ongoing business concerns;

  the creation of uniform standards, controls, procedures, policies and information systems;

  the reduction of the costs associated with each company’s operations;

  the consolidation and rationalization of information technology platforms and administrative infrastructures;

  the integration of corporate cultures and maintenance of employee morale;

  the retention of key employees;

  the occurrence of unanticipated expenses related to technology integration; and

  potential unknown liabilities associated with the merger transaction.

          The anticipated benefits and synergies include the greater ability of the combined company to raise funds and to complete Colombia’s business strategy of consolidating the properties. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

          The merger transaction is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger transaction.

          Before the merger transaction may be completed, the various approvals or consents must be obtained from various domestic and foreign securities, and other authorities. In deciding whether to grant some of these approvals, the relevant governmental entity will make a determination of whether, among other things, the merger transaction is in the public interest. Regulatory entities may impose conditions on the completion of the merger transaction or require changes to the terms of the merger transaction. Although the parties do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger transaction or imposing additional costs on or limiting the revenues of the combined company following the merger transaction, any of which might have a material adverse effect on the combined company following the merger transaction. See “The Arrangement Agreement and Related Agreements - Conditions to the Arrangement” beginning on page 82.

          Either company, or both, may lose employees due to uncertainties associated with the merger transaction.

          The success of the combined company after the merger transaction will depend in part upon the combined company’s ability to retain key employees of both companies. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that the combined company will be able to retain key Medoro or Colombia employees, to the same extent that the companies have been able to do so in the past.

          Current Colombia stockholders will have a reduced ownership and voting interest after the merger transaction and will exercise less influence over management.

          Current Colombia stockholders currently have the right to vote in the election of the board of directors of Colombia and on other matters affecting Colombia. Immediately after the merger transaction is completed, and accounting for Medoro’s private placements completed on June 25, 2009 and July 22, 2009, it is expected that current Colombia stockholders will own approximately % of the common shares of Medoro as the combined company, and current Medoro shareholders are expected to own approximately % of the common shares of Medoro as the combined company.

          As a result of the merger transaction, current Colombia stockholders will have less influence on the management and policies of Medoro as the combined company than they now have on the management and policies of Colombia. Current Medoro shareholders will have the ability to nominate a majority of the combined company’s board of directors and determine the outcome of matters submitted to the combined company’s shareholders, such as the approval of significant transactions. As a result, actions that may be supported by a majority of the other shareholders could be blocked by the current Medoro shareholders.

          The market price of Medoro’s common stock may decline in the future as a result of the merger transaction.

          The market price of Medoro’s common stock may decline in the future as a result of the merger transaction for a number of reasons, including:

  the unsuccessful integration of Medoro and Colombia; or

  the failure of the combined company to achieve the perceived benefits of the merger transaction, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

          These factors are, to some extent, beyond the control of Medoro and Colombia.

          The market price of Medoro’s common stock after the merger transaction will be affected by factors different from those currently affecting the market price of Colombia’s common stock.

          The businesses of Medoro and Colombia differ to some extent, despite their obvious similarities, and accordingly, the operations and market price of Medoro’s common stock will be affected by factors different from those currently affecting the operations and market price of Colombia’s common stock. For a discussion of our businesses and the businesses of Medoro, please see the section entitled “The Parties to the Merger Transaction” and “Where You Can Find More Information” beginning on page 33 and page 187, respectively.

          The unaudited pro forma financial data included in this document is preliminary, and the combined company’s actual financial position and operations after the merger transaction may differ materially from the unaudited pro forma financial data included in this document.

          The unaudited pro forma financial data in this document are presented for illustrative purposes only and are not necessarily indicative of what Medoro’s actual financial position or operations would have been had the merger transaction been completed on the dates indicated. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 178.

          The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger transaction.

          Following the merger transaction, Medoro may continue to expand its operations through new exploration properties and additional strategic investments, acquisitions or joint ventures, some of which involve complex technical and operational challenges. The combined company’s future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into its existing business in an efficient and timely manner and to integrate relationships with customers and business partners. In addition, future acquisitions or joint ventures after consummation of the merger transaction may involve the issuance of additional common shares of Medoro, which may dilute our stockholders’ ownership of the combined company.

          Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

  problems with the effective integration of operations;

  inability to maintain key pre-acquisition business relationships;

  increased operating costs;

  exposure to unanticipated liabilities; and

  difficulties in realizing projected efficiencies, synergies and cost savings.

          We cannot assure you that the combined company’s future expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to the Mining Industry

          Exploration and development of natural resources involve a high degree of risk and few properties which are explored are ultimately developed into producing properties.

          Minerals exploration is speculative in nature, involves many risks and frequently is unsuccessful. Although the mineral resource figures set out herein for both Medoro and Colombia have been carefully prepared and reviewed or verified by an independent mining expert, these amounts are estimates only and no assurance can be given that an identified mineral resource will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. In addition, the grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. Estimates of mineral resources can also be affected by such factors as environmental permitting regulations and requirements, fluctuations in the price of gold, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. The long term profitability of both Medoro and Colombia’s operations will be in part directly related to the cost and success of each company’s exploration programs, which may be affected by any number of factors.

          Establishing mineral reserves through drilling requires a substantial sunk cost (both in expenditures and time) that may never be recovered from such properties.

          Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. In addition, if reserves are developed, it can take a number of years from the initial phases of drilling and identification of mineralization until production is possible, during which time the economic feasibility of production may change.

          Mineral exploration and operating activities are inherently hazardous and any exposure may exceed insurance limits or may not be insurable.

          All mineral exploration and related operations will be subject to the hazards and risks normally incidental to exploration and production of gold and other metals, including, but not limited to, metallurgical and other processing problems, inclement or hazardous weather conditions, inability to obtain suitable or adequate machinery, equipment or labor, flooding, fire, explosions, cave-ins, landslides and rock-bursts or unusual or unexpected geological formations, any of which could result in work stoppages, damage to property, and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable. If exposed to such a claim, a company could incur significant costs that could have a material adverse effect upon its financial condition.

          Disruptions in the supply of critical equipment and increases in prices of raw materials, items upon which a mining company is heavily dependent, could adversely impact mineral exploration and related operations.

          Mineral exploration and related operations are significant consumers of electricity, mining equipment, fuels and mining-related raw materials, all of which may be purchased from outside sources. Increases in prices of electricity, equipment, fuel and raw materials could adversely affect operating expenses and profitability for mining companies. Furthermore, failure to receive raw materials in a timely manner from third party suppliers could impair a company’s ability to meet production schedules or contractual commitments and thus adversely impact its revenues. Factors that can cause delays in the arrival of such equipment include weather, political unrest in countries from which equipment is sourced or through which it is delivered, terrorist attacks or related events in such countries, and work stoppages by suppliers or shippers. Prolonged disruptions in the supply of any of a company’s equipment or other key raw materials, implementing use of replacement equipment or new sources of supply, or a continuing increase in the prices of raw materials and energy could have a material adverse effect on a company’s operating results, financial condition or cash flows.

Risks Related to Medoro’s Business

          Medoro’s reliance on the capital markets as a source of capital may hinder or jeopardize its currently planned, and future possible, exploration and development programs.

          The majority of sources of funds currently available to Medoro for its acquisition and development projects are in large portion derived from the issuance of equity. While Medoro has been successful in the past in obtaining equity financing to undertake its currently planned exploration and development programs, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to Medoro.

          A continuation of recent turmoil in the financial markets could have a continuously adverse effect on the fundraising ability, financial position or operations of Medoro.

          In recent months, United States and global markets, as well as general economic conditions, have been disrupted and volatile. Particularly during the second half of 2008, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes. Concerns regarding the financial strength of financial institutions have led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken steps to try to stabilize the financial system, including investing in financial institutions.

          To the extent Medoro relies on the capital markets for necessary capital expenditures, the businesses, financial condition and operations of Medoro could be adversely affected by (i) continued disruption and volatility in financial markets, (ii) continued capital and liquidity concerns regarding financial institutions generally and hindering our counterparties specifically, (iii) limitations resulting from governmental action in an effort to stabilize or provide additional regulation of the financial system, or (iv) recessionary conditions that are deeper or last longer than currently anticipated.

          Medoro’s past performance may signify an inability to become profitable in the future, and its future performance is tied up with its ability to commence mining operations at its Venezuela properties.

          Medoro has a history of losses, and there can be no assurance that it will ever be profitable. Medoro expects to continue to incur losses unless and until such time as it develops and commences mining operations at its Venezuela properties. The development of such projects will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, which may be beyond Medoro's control, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred and the execution of any joint venture agreements with any strategic partners, some of which are beyond Medoro’s control. There can be no assurance that Medoro will ever achieve profitability.

          Despite Medoro’s diligent investigation into title to all mineral claims, there is no guarantee of title on any of its properties.

          While Medoro has diligently investigated title to all mineral claims and, to the best of its knowledge, title to all properties is in good standing, this should not be construed as a guarantee of title. The properties may be subject to prior agreements or transfers and may be affected by undetected defects. If a title defect does exist it is possible that Medoro may lose all or part of its interest in properties to which the title defect relates.

          Title to mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from prior agreements or transfers and may be affected by undetected title defects. While Medoro has diligently investigated title to all mineral claims including reliance on title opinions by legal counsel who base such opinions on the laws of countries in which Medoro operates, Medoro cannot give any assurance that title to such properties will not be challenged and cannot be certain that it will have valid title to its mineral properties.

          The mining industry in Venezuela and Mali is subject to extensive controls and regulations imposed by various levels of government that are subject to unpredictable change, any change in which can have an adverse effect on Medoro’s financial performance and operations.

          All current legislation is a matter of public record and Medoro will be unable to predict what additional legislation or amendments may be enacted. Amendments to current laws, regulations and permits governing operations and activities of mining companies, including environmental laws and regulations which are evolving in both Venezuela and Mali, or more stringent implementation thereof, could have a material adverse impact on Medoro and cause increases in expenditures and costs, affect Medoro’s ability to expand or transfer existing operations or require Medoro to abandon or delay the development of new properties.

Execution of a definitive agreement and completion of the transaction contemplated by the non-binding, preliminary letter of intent between Medoro and Colombia Gold plc ("Colombia Gold"), dated July 29, 2009, as amended, is uncertain. If Medoro is able and chooses to pursue a transaction with Colombia Gold, failure to consummate the Colombia Gold transaction, which is unrelated to Colombia or the merger transaction, may have adverse effects on Medoro.

          On July 29, 2009, Medoro executed a non-binding, preliminary letter of intent to acquire all of the issued and outstanding shares of Colombia Gold, a privately held UK company, which is unrelated to Colombia, whose main assets are the mining rights to the Echandia property in Colombia. The non-binding, preliminary letter of intent has been amended twice to extend the target date for completion of the Colombia Gold transaction. See "Information Concerning Medoro - Recent Developments." The completion of the Colombia Gold transaction, which is unrelated to Colombia or the merger transaction, is subject to several conditions precedent, including the negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal and other commercial due diligence and customary conditions, including legal and regulatory approvals. The preliminary letter of intent may be terminated by Medoro at any time and there can be no assurance that the preliminary letter of intent would not be terminated, or that satisfactory due diligence would be completed. As of the date of this filing, Medoro has not conducted any significant due diligence of Colombia Gold, and the parties have not begun to negotiate a definitive agreement. There can be no assurances that a definitive agreement would be negotiated and executed in connection with the Colombia Gold transaction, that the Colombia Gold transaction would be completed as contemplated in any such definitive agreement, or that the Colombia Gold transaction would be completed at all.

          If the Colombia Gold transaction were to move forward to a point where Medoro decided to incur substantial time and resources in exploring and negotiating such transaction, Medoro would be subject to a number of risks, including the following:

  time and resources committed by its management to matters relating to the potential Colombia Gold transaction (including integration planning and execution) could otherwise have been devoted to pursue other beneficial opportunities;
  expenses, distractions and potential litigation resulting from the potential Colombia Gold transaction, whether or not it is completed;
  retaining and integrating employees from Colombia Gold, if Colombia Gold were to be acquired;
  issuance of dilutive equity securities or incurrence of debt in connection with the potential Colombia Gold transaction;
  incurring possible write-offs, impairment charges, contingent liabilities, amortization expense or write-offs of goodwill in connection with the possible Colombia Gold transaction;
  unexpected capital equipment outlays and related costs in connection with the possible Colombia Gold transaction;
  under-performance problems associated with the potential Colombia Gold transaction; and
  opportunity costs associated with committing capital to the potential Colombia Gold transaction.

          Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Medoro may be unable to address these risks successfully, or at all, without incurring significant costs, delay or other operating problems. Medoro’s inability to resolve any of such risks could have a material adverse impact on its business, consolidated financial condtion and consolidated results of operations.

          Economic or political instability in the countries or regions where Medoro operates may have an adverse effect on Medoro’s operations and profits.

Venezuela:

          Medoro’s most advanced assets are located in Venezuela and mineral exploration and mining activities may be affected in varying degrees by political or economic instability and government regulations relating to the mining industry in Venezuela. Any changes in regulations or shifts in political or economic conditions are beyond the control of Medoro and may adversely affect its business.

          Medoro could be affected by political or economic instability in Venezuela. The risks include, but are not limited to, civil unrest, terrorism, war, military repression, extreme fluctuations in currency exchange rates and high rates of inflation. President Hugo Chavez was re-elected in 2006 for a 6 year term. In 2007 the President proposed a constitutional amendment that, among other things, would allow his re-election for further indefinite periods. This proposal was defeated in a referendum on December 2007. Elections for state governors and mayors were held in November 2008. Political conflict persists, although not at the levels of past years. Violent crime is prevalent throughout the country. Kidnapping, smuggling and drug trafficking occur frequently in remote areas, including Bolívar State.

          Future changes in resource development or investment policies or shifts in political attitude in Venezuela could adversely affect Medoro’s business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, small miners’ activities, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

          Foreign exchange restrictions are still in place. All foreign currency brought into Venezuela (as foreign investment) by an investor must be sold to the Central Bank at the fixed exchange rate at the time of the transaction. All foreign currency derived from the export of products from Venezuela, including gold, must be sold to the Central Bank at the fixed exchange rate at the time of the transaction. Foreign investors have the right to apply to the Central Bank for foreign currency at the fixed exchange rate for the purposes of repatriation of capital, dividends and interest. Existing regulations allow for a parallel market for the acquisition and sale of foreign currency through swaps of securities at a market exchange rate.

          The provisions of the Investment Protection Treaty with Canada, which was ratified by Venezuela on January 20, 1998, may provide some protection to Canadian-based investors (such as Medoro) in Venezuela.

Mali:

          Mineral exploration and mining activities may be affected in varying degrees by political or economic instability and government regulations relating to the mining industry in Mail. Any changes in regulations or shifts in political or economic conditions are beyond the control of Medoro.

          Medoro could be affected by political or economic instability in Mali. The risks include, but are not limited to, civil unrest, terrorism, poverty, corruption, extreme fluctuations in currency exchange rates and high rates of inflation. While the political situation in Mali has improved over the last 16 years with the first democratically-elected president taking power in 1992, Mali is still facing a significant number of challenges including poverty, illiteracy, corruption, human rights violations, insufficient democratic culture and climatic hazards. Mali’s northern regions are affected by armed conflicts, kidnappings, armed robberies, and the presence of landmines. The effect of this instability cannot be accurately predicted.

          Doing business in Venezuela, Medoro is subject to additional, heightened risk of nationalization regarding title to the Increíble Properties.

          In the past, the Venezuelan Government has issued certain pronouncements regarding the nationalization of certain companies of the private sector and has requested the National Assembly to grant it certain powers to issue legislation through decree through the “Fast-Track” law. This issue has an effect on the perceived stability of the country’s economy and consequently on Medoro’s operations.

          The Venezuelan Government has, on occasion, previously announced that it will revoke certain mining concessions and in certain cases it has not renewed concessions; consequently, there is a perceived risk to certainty of title in Venezuela.

          Currently, Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities at the Increíble Properties. Medoro’s management intends to obtain such permits and commence mineral exploitation as soon as possible. However, there can be no assurance that Medoro can obtain these permits or that the Venezuelan Government will not revoke or fail to renew Medoro’s mining concessions in the future.

          Fluctuations in the relative value of foreign currencies may materially affect and negatively impact Medoro’s financial position and results.

          Medoro reports its financial results and maintains its accounts in Canadian dollars and the market for gold is principally denominated in United States dollars. Medoro’s operations in Venezuela and Mali make it subject to further foreign currency fluctuations and such fluctuations may materially affect Medoro’s financial position and results. Venezuela currently has an exchange control regime and Medoro is exposed to foreign exchange risk from the exchange rate of the Venezuelan bolívar relative to the Canadian and United States dollars. Foreign exchange risk is mainly derived from assets and liabilities stated in Venezuelan bolívars. Medoro limits its foreign exchange risk by the acquisition of short-term financial instruments and, when possible, minimizes its bolívar monetary asset position.

          The operations of Medoro and the exploration agreements into which it has entered require approvals, licenses and permits from various regulatory authorities, governmental and otherwise (including project specific governmental decrees) that are by no means guaranteed.

          Medoro believes that it holds or will obtain all necessary approvals, licenses and permits under applicable laws and regulations in respect of its main projects and, to the extent that they have already been granted, believes it is presently complying in all material respects with the terms of such approvals, licenses and permits. However, such approvals, licenses and permits are subject to change in various circumstances and further project-specific governmental decrees and/or legislative enactments may be required. There can be no guarantee that Medoro will be able to obtain or maintain all necessary approvals, licenses and permits that may be required and/or that all project specific governmental decrees and/or required legislative enactments will be forthcoming to explore and develop the properties on which it has exploration rights, commence construction or operation of mining facilities or to maintain continued operations that economically justify the costs involved.

Exploration and development of natural resources involves a high degree of risk and few properties which are explored are ultimately developed into producing properties. The long term profitability of Medoro’s operations are in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

          Although the mineral resource figures set out herein have been carefully prepared and reviewed or verified by an independent mining expert, these amounts are estimates only and no assurance can be given that an identified mineral resource will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. See "Information Concerning Medoro - Properties" beginning on page 114. Estimates of mineral resources can also be affected by such factors as environmental permit regulations and requirements, fluctuations in the price of gold, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

          Medoro’s earnings may be affected by metals price volatility, specifically the volatility of gold prices.

          Medoro’s future revenues, if any, are expected to be in large part derived from the extraction and sale of gold. The price of gold has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond Medoro’s control including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumption patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of precious metals, and therefore the economic viability of any of Medoro’s exploration projects, cannot accurately be predicted.

          Medoro’s operations are subject to significant environmental regulations, which could dramatically raise the cost of doing business, and failures to comply with which could result in enforcement actions, penalties, and work stoppages.

          Medoro’s operations are subject to the extensive environmental risks inherent in the gold mining industry. The current or future operations of Medoro, including development activities, commencement of production on its properties, potential mining and processing operations and exploration activities require permits from various governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

          Companies engaged in the development and operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Existing and possible future environmental legislation, regulations and actions could cause significant additional expense, capital expenditures, restrictions and delays in the activities of Medoro. Although Medoro believes that it is in substantial compliance in all material respects with applicable material environmental laws and regulations, there are certain risks inherent in its activities such as accidental spills, leakages or other unforeseen circumstances, which could subject Medoro to extensive liability.

          Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Medoro and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

          Competition in the mining industry is intense, and success depends on, among other things, the ability to select and acquire exploration and development rights on suitable properties for exploration and development.

          The mineral exploration and mining business is competitive in all of its phases. Medoro competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than Medoro, in the search for and acquisition of exploration and development rights on attractive mineral properties. Medoro’s ability to acquire exploration and development rights on properties in the future will depend not only on its ability to develop the properties on which it currently has exploration and development rights, but also on its ability to select and acquire exploration and development rights on suitable properties for exploration and development. There is no assurance that Medoro will continue to be able to compete successfully with its competitors in acquiring exploration and development rights on such properties.

          Medoro’s business is dependent on retaining the services of a small number of key personnel, and failure to retain such may have a significant negative impact on Medoro’s financial performance and ability to maintain operations.

          Medoro’s business is dependent on retaining the services of a small number of key personnel of the appropriate caliber as the business develops. The success of Medoro is, and will continue to be to a significant extent, dependent on the expertise and experience of the directors and senior management and the loss of one or more could have a materially adverse effect on Medoro.

Medoro may enter into joint ventures in the future and may therefore be adversely effected by the actions of joint venture partners.

          Medro may enter into joint ventures in the future. Any failure of a joint venture partner to meet its obligations to Medoro or to third parties, or any disputes with respect to the parties’ respective rights and obligations could have a material adverse affect on such joint venture and on Medoro. In addition, Medoro may be unable to exert influence over strategic decisions made in respect of properties that are the subject of such joint ventures.

          It may be difficult or impossible to enforce judgments granted by a court in Canada or the United States against the assets of Medoro or the directors and officers of Medoro as a significant proportion of both are located (or are resident) outside of Canada and the United States.

          Substantially all of the assets of Medoro are located outside of Canada and the United States and certain of the directors and officers of Medoro are resident outside of Canada and the United States. As a result, it may be difficult or impossible to enforce judgments granted by a court in Canada or the United States against the assets of Medoro or the directors and officers of Medoro residing outside of Canada and the United States.

          Given Medoro’s current financial condition and the status of its operations, it is unlikely that Medoro will pay dividends in the immediate or foreseeable future.

          Any payments of dividends on Medoro common shares will be dependent upon the financial requirements of Medoro to finance future growth, the financial condition of Medoro and other factors which Medoro’s board of directors may consider appropriate in the circumstance. It is unlikely that Medoro will pay dividends in the immediate or foreseeable future.

Risks Related to Colombia’s Business

          Our limited operating history makes it difficult to evaluate the likelihood that we will be able to operate our business successfully.

          We have a very limited operating history upon which an evaluation of our future success or failure can be made. It was only recently that we took steps in a plan to engage in the acquisition of interests in exploration and development properties in Western Colombia, and it is premature to evaluate the likelihood that we will be able to operate our business successfully. To date, we have been involved primarily in the acquisition of property interests and mining rights in Western Colombia. We have not earned any revenues from our current operations and we have experienced significant losses and have a working capital deficiency as of June 30, 2009.

          There are inherent risks with title to mineral properties and mineral rights. While we are currently investigating the title of our mineral concessions in Colombia, we cannot give any assurance that the title will not be challenged. Integrating the titles of legal mineral properties that we do not currently own could be time consuming and costly.

          We do not maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history of many mining properties. Currently, we are in the process of investigating the title of mineral concessions for which we hold either directly or through our equity interest in our Colombian subsidiaries. We cannot give any assurance that title to properties we acquired individually or through historical share acquisitions will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties. For example, there is a risk that the Colombian government may in the future grant additional titles in excess of the Company’s expectations to currently illegal miners or we may be unable to convince currently illegal miners to vacate our properties. Furthermore, although the Company believes that mechanisms exist to integrate the titles of legal mineral properties currently not owned by the Company, there is a risk that this process could be time consuming and costly. As the Company begins the processes of integration, the costs of acquiring the remaining properties and associated surface rights could rise significantly or become cost prohibitive. Furthermore, the risk exists that one or more of the remaining titleholders could delay the integration process through administrative avenues. The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title, or by our inability to honor our contractual purchase obligations.

          Our plan to relocate the town of Marmato may be delayed by political, economic, or social circumstances. Our ability to advance our business plan could be impaired if we are unable to relocate the town.

          Our business plan includes the relocation of the town of Marmato from its current location on the Marmato Mountain to a safer location. While we are currently working with city, state, and federal governments to facilitate this relocation, we are subject to the risk of political, economic, or social circumstances that could delay our ability to complete the town relocation. If we are unable to complete the town relocation, our ability to advance our Marmato project could be impaired.

          Our interests in Colombia are subject to political, economic, and other uncertainties. Future government action, changes in regulations, or shifts in political attitudes are beyond our control and may adversely affect our business.

          Our property interests and proposed exploration activities in Western Colombia are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions, and changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines, could have a significant effect on us. Any changes in regulations or shifts in political attitudes are beyond our control and may adversely affect our business. Exploration may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income and/or mining taxes, expropriation of property, environmental legislation and mine and/or site safety. No assurances can be given that our plans and operations will not be adversely affected by future developments in Colombia. Colombia is home to South America’s largest and longest running insurgency.

          We may be adversely affected by changes to environmental and employment laws and regulations or by the amendment, interpretation, or application of existing laws and regulations. We do not maintain insurance against environmental risks and there is no assurance that our plans to significantly curtail our Toronto and Medellín operations will not result in unforeseen expenses and/or restructuring liabilities.

          Our operations are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any changes in these laws could affect our operations and economics. Environmental, employment and laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. We cannot predict how agencies or courts in Colombia will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition. We may be required to make significant expenditures to comply with governmental laws and regulations.

          Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future. While we believe we do not currently have any material environmental obligations, exploration activities may give rise in the future to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

          Additionally, we do not maintain insurance against environmental risks. As a result, any claims against us may result in liabilities we will not be able to afford resulting in the failure of our business. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in exploration operations may be required to compensate those suffering loss or damage by reason of the exploration activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

          Our plans to significantly curtail our Medellín and Toronto operations may result in unforeseen expenses and/or restructuring liabilities. Given our termination of all but essential personnel in Toronto and Medellín, there can be no assurance that the Company will not be subject to government or civil penalties or additional severance costs should individuals and/or government agencies impacted by the Company’s termination plans choose to bring legal actions against the Company or otherwise impede our restructuring plans. Furthermore, we may not have adequate resources to resolve any unforeseen restructuring issues or costs.

          Amendments to current laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenditures and costs, or require abandonment or delays in developing new mining properties.

          We face strong competition from mineral exploration companies with superior financial resources. No assurances can be given that we will be able to compete effectively.

          The mineral exploration business is highly competitive. Many of our competitors have greater financial resources than we do. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel. Our plans to significantly curtail our Medellín and Toronto operations may result in unforeseen expenses and/or restructuring liabilities. No assurances can be given that we will be able to compete effectively.

          We have no control over the availability of markets and the volatility of market prices. There are numerous factors that could inhibit our ability to sell gold in the event that commercially viable deposits are found to exist.

          The availability of markets and the volatility of market prices are beyond our control and represent a significant risk. Even if commercially viable deposits of gold are found to exist on our property interests, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell gold in the event that commercially viable deposits are found to exist.

          Our limited prior experience makes us dependent on the services of appropriately experienced personnel or entering into agreements with other major resource companies. The availability of necessary expertise is a risk to our future production.

          We have limited prior experience in placing mineral properties into production and our ability to do so will be dependent upon us using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place our resource properties into production.

          There is currently a shortage of equipment and experienced personnel within the mining industry. This may affect our ability to identify, negotiate and consummate beneficial transactions and implement our business plan on a timely basis.

          The ability to identify, negotiate and consummate transactions that will benefit us is dependent upon the efforts of our management team. The loss of the services of any member of management could have a material adverse effect on us. Our future drilling activities may require significant investment in additional personnel and capital equipment. Given the current shortage of equipment and experienced personnel within the mining industry, there can be no assurance that we will be able to acquire the necessary resources to successfully implement our business plan. We have historically experienced significant delays in recovering quality assay and verified assay results from our third-party analytical laboratories. The delays stem from issues with our third-party lab’s quality control systems, as we have implemented a rigorous in-house quality control program that our external labs have experienced difficulty meeting. While we believe our current Quality Control programs to be comprehensive, due to our, and the industry in general, reliance on third-party labs to complete resource estimates, there can be no assurance that we will be able to complete and update our resource estimates on a timely basis.

          We are dependent on one principal mineral exploration region. If we are unable to develop it into a commercially viable ore body, it would have a materially adverse effect on the Company.

          The Company is currently dependent upon one principal mineral exploration region, that being the Marmato Mountain Gold District in Colombia. The Marmato Mountain Gold District may never develop into commercially viable ore bodies, which would have a materially adverse effect on the Company’s potential mineral resource production, profitability, financial performance and results of operations.

          There are numerous short and long term risks involved with the business of exploring for and mining minerals, including operational factors, economic conditions, and market variables.

          The business of exploring for and mining of minerals involves a high degree of risk. Only a small proportion of the properties that are explored are ultimately developed into producing mines. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. Our operations may be disrupted by a variety of risks and hazards which are beyond our control, including fires, power outages, labor disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labor and other risks involved in the operation of mines and the conduct of exploration programs. We have relied and may continue to rely upon consultants and others for operating expertise. Should economically recoverable volumes of minerals or metal be found, substantial expenditures will be required to establish reserves through drilling, to develop metallurgical processes, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities or having sufficient grade to justify commercial operations or that funds required for development can be obtained on a timely basis.

          The economics of developing gold and other mineral properties are affected by many factors, including: the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment, the government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on our results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects. Depending on the price of gold or other minerals produced, which have fluctuated widely in the past, we may determine that it is impractical to commence or continue commercial production.

          Conflicts of interest may arise if our directors and officers serve as directors or officers of other companies or have significant shareholdings in other resource companies.

          The Company’s directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with the laws of the State of Delaware, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at that time.

          There can be no assurance that restrictions on the repatriation of earnings from Colombia will not be imposed in the future.

          There are currently no restrictions on the repatriation from Colombia of earnings to foreign entities. However, there can be no assurance that restrictions on repatriations of earnings from Colombia will not be imposed in the future.

          We do not hedge any of our foreign currency exposure. The fluctuation of exchange rate of the Canadian dollar and the Colombian peso against the U.S. dollar may lead to realized and unrealized foreign exchange gains and losses.

          The Company’s operations in Colombia make it subject to foreign currency fluctuations and such fluctuations may materially affect the Company’s financial position and results. We report our financial results in United States dollars and incur expenses in United States dollars, Canadian dollars, and Colombian pesos. As the exchange rate between the Canadian dollar and Colombian peso fluctuates against the United States dollar, we will experience foreign exchange gains and losses, both realized and unrealized, and such gains and losses may be significant. We do not hedge any of our foreign currency exposure.

          It may be difficult or impossible to enforce judgments granted by a United States court against the assets of the company or the directors and officers of the Company.

          Substantially all the assets of the Company are located outside of the United States, and certain of the directors and officers of the Company are resident outside of the United States. As a result, it may be difficult or impossible to enforce judgments granted by a court in the United States against the assets of the Company or the directors and officers of the Company residing outside of the United States.

          Inferior internal controls could harm our operating results, cause us to fail to meet reporting obligations, or cause investors to lose confidence in our reported financial information.

          Effective internal controls are necessary for us to provide reliable financials reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, or lack of resources to properly implement internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

INFORMATION CONCERNING MEDORO

Introduction

          Medoro is a gold exploration and development company focused on opportunities in Venezuela, Mali and Colombia. Medoro currently holds a 100% interest in the Lo Increíble 4A and 4B concessions in the El Callao district of the State of Bolívar in Venezuela which we refer to herein as the Increíble Properties. Medoro’s wholly-owned subsidiary, African Gold Resources, S.A. (“African Gold”), through its wholly-owned subsidiary, Gold Resources du Mali, holds interests in 9 properties in Mali and Medoro’s wholly-owned subsidiary, Medoro Mali SARL has interests in 2 additional properties in Mali. Medoro’s exploration activities are directed from its offices in Toronto, Ontario. Medoro also has offices in Caracas, Venezuela, Torino, Italy and Bamako, Mali.

          Medoro is a corporation existing under the laws of the Yukon Territory and was formed on February 24, 2004 through the amalgamation of Medoro Resources Ltd. (a predecessor company) and Full Riches Investments Ltd. pursuant to articles of amalgamation under the YBCA.

          The registered office of Medoro is located at Suite 200-204 Lambert Street, Whitehorse, Yukon, Y1A 3T2, and its head office is located at 220 Bay Street, Suite 1400, Toronto, Ontario M5J 2W4, with phone number (416) 603-4653.

Organizational Structure

          The following chart illustrates the relationship between Medoro and its material subsidiaries, together with the jurisdiction of incorporation and the percentage of voting securities beneficially owned or over which control or direction is exercised by Medoro.

History and Significant Developments

          On July 10, 2006, Medoro completed the acquisition of all of the issued and outstanding common shares of Panwest Seas Corporation Ltd. (“Panwest”), which held the rights to the Increíble Properties, from Corporacion Vengroup, S.A and Socobal Corporation (together, the “Panwest Shareholders”). In consideration for the acquisition of Panwest, Medoro issued 15,140,000 of its common shares, paid $1,000,000 in cash and also agreed to pay the Panwest Shareholders a royalty of $15 per ounce of gold on all production from the Increíble Properties.

          The Increíble Properties, totaling 2,217 hectares, are located immediately north, and adjacent to, Crystallex International Corporation’s (“Crystallex”) La Victoria property in the El Callao district of the State of Bolívar, Venezuela. In addition to Crystallex, Rusoro Mining Ltd., Hecla Mining Company and CVG Minerven all have producing gold mines and are actively exploring for gold in the area. The Increíble Properties are held under mining rights granted by Corporación Venezolana de Guayana.

          On August 11, 2006 Medoro reached an agreement with Sargold Resource Corporation (“Sargold”) whereby the parties amended their existing agreement relating to the sale of Sardinia Gold Mines SpA (“SGM”). Under the amended terms, Sargold paid C$1.45 million to purchase from Medoro 90% of the issued and outstanding shares of SGM. Sargold also acquired for an additional Cdn$1.45 million all of Medoro’s interest in SGM Ricerche, the Italian company that holds the interests to the Monte Ollasteddu Property.

          On April 23, 2007 Medoro entered into an option agreement (the “Mali Option Agreement”) to acquire rights to nine gold exploration and exploitation areas totaling more than 1,200 square kilometers in two major Birrimian greenstone belts in Mali. Eight properties are located in the Bougouni Region, Southern Mali and one property is located in the Kenieba region of Western Mali.

          On September 17, 2007, Medoro acquired rights to seven properties in Mali pursuant to the Mali Option Agreement. Of the optioned properties, Medoro exercised its option with respect to Samaya, Kangare, Bantango (formerly Bantanko), Balandougou, Nimissila, Kekoro Sud and West Nyaouleni. Medoro did not exercise its option in respect of two properties, Bambadala Nord and Doubasso. Medoro negotiated the acquisition of rights to two additional properties - Sindo and Manakorola (together with the seven properties listed above, the “Mali Properties”).

          Pursuant to the Mali Option Agreement, Medoro paid $2,090,000 and issued 5,200,000 Medoro common shares to acquire all of the issued and outstanding shares of African Gold which held the options to acquire the properties.

          Medoro assumed African Gold’s obligations under the various option arrangements it had entered into with the current holders of the properties, including cash payments totaling $224,000 and a one time payment of $9.00 per ounce of measured gold resources and $4.00 per ounce of indicated gold resources. The Mali Option Agreement also provides that if any of the individual properties contains an aggregate of 500,000 ounces or more of measured and indicated gold resources, then the vendor will receive a one-time payment of $6.00 per ounce of measured gold resources and $4.00 per ounce of indicated gold resources.

          On November 1, 2007, Medoro announced an indicated mineral resource at the La Cruz, La Sofia and El Tapon zones at the Increíble Properties of 394,000 ounces of gold comprising 5.9 million tonnes at an average gold grade of 2.1 grams per metric tonne (“g/t”). In addition, an Inferred Mineral Resource of 423,000 ounces was identified comprising 5.6 million tonnes grading 2.4 g/t.

          On November 19, 2007 further diamond drilling results were released by Medoro from its Increíble Properties. Highlights included hole 07-197 at El Tapon which intersected 23 meters at a gold grade of 8.2 g/t. In the same area, hole 07-184 returned 27 meters grading 3.7 g/t. Two very high grade intersections were reported from the La Sofia area – hole 07-151 encountered 73.1 g/t over a 1.5 -meter interval while hole 07-154 intersected 43.7 g/t over 0.5 meters.

          The drilling program consisted of three holes at La Cruz, 11 holes at La Sofia, 11 holes at El Tapon and six holes at the new Tibaire zone and was designed to expand and upgrade current resources. A review of structural data for both the La Sofia and El Tapon zones is currently in progress, aimed at obtaining a better understanding of the geological control of high grade shoots which may be located at fold hinges or shear intersections. Drilling at Tibaire has confirmed the extension of the La Cruz structure to the northeast.

          On December 2, 2007, Medoro’s subsidiary Medoro Mali SARL, entered into option agreements with each of Ouagadou Gold Inc. and Touareg Gold SARL (the “Medoro Mali Option Agreements”) with respect to two properties in Mali.

          On January 29, 2008, Medoro announced further diamond drilling results from its Increíble Properties. Highlights included hole 07-247 at El Tapon which had multiple intercepts including 14.8 meters at a gold grade of 15.1 g/t and 11.5 meters grading 9.5 g/t.

          The drilling program consisted of 15 holes at La Cruz, five holes at La Sofia, six holes at El Tapon, four holes at Tibaire, two at Los Gritos and six holes at the new La Loca zone and continues to be for the purpose of further expanding and upgrading current resources. The review of structural data for both the La Sofia and El Tapon zones is still in progress, and is aimed at obtaining a better understanding of the geological control of high grade shoots which may be located at fold hinges or shear intersections.

          On April 16, 2008, Medoro announced further drilling results from its Increíble Properties. Highlights included hole #274 at El Tapon which had multiple intercepts including 38.1 meters at a gold grade of 4.8 g/t and 7.5 meters grading 7.2 g/t. The program, consisting of twelve holes at La Cruz, two holes at La Sofia, ten holes at El Tapon, eight holes at Tibaire and twelve holes at Los Gritos was designed to expand and improve confidence in the resource estimate previously reported.

          On July 16, 2008, Medoro announced further drilling results from its Increíble Properties. Highlights included hole #348 at El Tapon which intercepted 11.9 meters at a gold grade of 16.5 g/t. Additionally, holes 327 and 310 at El Tapon had intercepts of 7.0 meters grading 25.0 g/t and 15.3 meters at a grade of 9.0 g/t respectively. The program, consisting of 94 holes totaling 16,000 meters with twenty-five holes at La Cruz, eighteen holes at La Sofia, thirty holes at El Tapon, one hole at Tibaire, ten holes at La Loca and ten holes at Los Gritos was designed to expand and upgrade current resources.

          On August 29, 2008, Medoro announced that it had completed its 2008 drilling program at its Increíble Properties and was compiling data for the purposes of updating its resource estimate.

          On November 28, 2008, Medoro announced that work was underway to define an exploration program for 2009 to further advance its Increíble Properties and a scoping study to determine the potential for early development of the property. However, Medoro’s ability to advance this project will be constrained by the availability of funding. Medoro has reduced its operating expenses by implementing a number of measures, including staff layoffs and salary reductions and the delay of exploration activities for the Mali Properties.

          On December 18, 2008, Medoro announced an updated resource estimate for its Increíble Properties. Medoro’s prior report of an Indicated Mineral Resource of 394,0000 ounces was upgraded to a Measured and Indicated Mineral Resource of 940,000 ounces.

          The following are the events or changes in circumstances that have occurred and were present as at December 31, 2008 which resulted in an impairment test on the Mali assets.

          Medoro determined that there would not be adequate resources to continue the Mali exploration activities and the development of the Increíble Properties. Medoro had decided to use available funds to fund the objective of bringing the Increíble Properties to the production stage. Therefore, Medoro decided to delay exploration activities in Mali indefinitely. Medoro also decided that the sale of all or part of the Mali properties to a strategic partner will be evaluated and pursued.

          Current financial conditions globally have been subject to increased volatility and numerous financial institutions have either filed for bankruptcy or have been rescued by governments. The increased levels of volatility and market turmoil have affected the availability of funds. Medoro’s principal source of liquidity has been equity financing and currently there is a lack of funds available from investors for green field or early stage exploration.

          Medoro currently does not have the available cash to meet its total expenditure commitment of approximately C$12.8 million by 2010 in order to maintain its licenses for the Mali Properties.

Recent Developments

          Medoro’s focus in 2009 will be on the Increíble Properties, for which it is seeking the exploitation permits to begin production, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement. Due to limited resources, Medoro has ceased its exploration activities indefinitely on the Mali Properties and is currently evaluating its options, including new financing or seeking a strategic partnership in order to continue exploration activities.

          On April 30, 2009, Medoro announced that it has filed with the Canadian securities regulators an updated report on the resources at the La Cruz, La Sofia and El Tapon zones at its Increíble Properties. The report confirms the estimates previously announced by Medoro on a Measured Mineral Resource of 4.2 million tonnes at a mean grade of 2.3 g/t Au and an Indicated Mineral Resource of 9.2 million tones at a mean grade of 2.1 g/t Au for a combined total of 940,000 ounces.

         On June 25, 2009, Medoro completed two brokered private placements pursuant to which it issued an aggregate of 68,700,000 Medoro common shares for aggregate gross proceeds of C$9,000,000 (US$7,784,000) as follows: (i) the issuance of 57,500,000 Medoro common shares at a price of C$0.12 (US$0.10) per share for gross proceeds of C$6,900,000 (US$5,978,000), and (ii) the issuance of 11,200,000 Medoro common shares at a price of C$0.1875 (US$0.16) per share for gross proceeds of C$2,100,000 (US$1,816,000). Net cash proceeds were C$8,134,000 (US$7,035,000) after cash costs of C$866,000 (US$749,000) and compensation options valued at C$704,000 (US$ 608,900).

         On July 22, 2009, Medoro completed a brokered private placement pursuant to which it issued an aggregate of 34,500,000 units of Medoro at a price of C$0.25 (US$0.23) per unit for gross proceeds of C$8,625,000 (US$7,851,000). Each unit comprises one Medoro common share and one Medoro purchase warrant. Each Medoro purchase warrant is exercisable to acquire one Medoro common share for two years at an exercise price of C$0.50 (US$0.46) per share.

         On July 8, 2009, Medoro entered into the arrangement agreement with Colombia to acquire all the issued and outstanding shares of Colombia as described in this proxy statement. See "The Arrangement Agreement and Related Agreements" beginning on page 68.

         On July 29, 2009, Medoro executed a non-binding, preliminary letter of intent to acquire all of the issued and outstanding shares of Colombia Gold, a privately held UK company, which is unrelated to Colombia, whose main assets are the mining rights to the Echandia property in Colombia. The non-binding, preliminary letter of intent has been amended twice to extend the target date for completion of the Colombia Gold transaction. Consideration for the acquisition would be the issuance of 33,333,333 of Medoro common shares and the payment upon closing of $2.6 million in settlement of Colombia Gold’s outstanding debt. The completion of this transaction is subject to the negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal and other commercial due diligence and customary conditions, including legal and regulatory approvals. The preliminary letter of intent may be terminated by Medoro at any time. There can be no assurance that the preliminary letter of intent would not be terminated, that satisfactory due diligence would be completed, that a definitive merger agreement would be entered into, or that the proposed transaction would be consummated. As of the date of this filing, Medoro has not conducted any significant due diligence of Colombia Gold, and the parties have not begun to negotiate a definitive agreement. It is uncertain whether Medoro and Colombia Gold will choose to pursue this transaction.

Competitive Conditions

          The precious metal mineral exploration and mining business is a competitive business. Medoro competes with numerous other companies and individuals in the search for and the acquisition of attractive precious metal mineral properties. The ability of Medoro to acquire precious metal mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for precious metal development or mineral exploration.

Employees

          As at June 30, 2009, Medoro and its subsidiaries had a total of 9 employees in Canada, 3 employees in Italy, 20 employees in Venezuela and 3 employees in Mali.

Properties

          Medoro’s Mineral Resources presented in this proxy statement have been prepared to comply with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"), as required by Canadian securities regulatory authorities. As discussed below, no detailed economic studies have yet been carried out to determine what portion of these Mineral Resources will ultimately be upgraded to Mineral Reserves under NI 43-101. For United States reporting purposes, Industry Guide 7 (under the Exchange Act), as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a "reserve." In addition, while the terms "Measured", "Indicated" and "Inferred" Mineral Resources are required pursuant to NI 43-101, the SEC does not recognize such terms. Canadian standards differ significantly from the requirements of the SEC, and Mineral Resource information contained herein is not comparable to similar information regarding mineral "reserves" disclosed in accordance with the requirements of the SEC. Investors should understand that Inferred Mineral Resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. In addition, investors are cautioned not to assume that any part or all of Medoro's Mineral Resources constitute or will be converted into mineral reserves under NI 43-101 or the SEC's standards. Mineral Resources that are not reserves do not have demonstrated economic viability.

          Lo Increíble 4A and 4B

Ownership

          Medoro’s indirect wholly-owned subsidiary, Lo Increíble Mining Company de Venezuela C.A., through its 92.3% interest in Los Mineros de El Callao S.A. and two sub-leases held by its two 100% owned subsidiaries Mineria MH C.A and Lo Increíble Mining Company de Venezuela C.A., holds an overall 100% indirect interest in the mining rights for the Increíble Properties.

Location

          The Increíble Properties are located in the El Callao area of the State of Bolívar in Venezuela. They total 2,217 hectares and are immediately north and adjacent to Crystallex International Corporation’s La Victoria property in the El Callao district. In addition to Crystallex, Gold Fields Limited, Hecla Mining and CVG-Minerven all have gold mines and have been exploring for gold in the area. The properties are held under mining contracts, granted by the Corporación Venezolana de Guayana.

History

          The Increíble Properties encompass 2,217 hectares, contain numerous gold showings and occurrences, four of which have been partially drilled and contain inferred mineral resources. The Increíble Properties include more than 80 small mine workings and excavations along a 7 kilometer strike length of the Lo Increíble Shear Zone. The concessions are in the El Callao mining district, the most prolific gold producing region in Venezuela, with a recorded output of six million ounces since 1870.

          Despite the El Callao district’s impressive production history and Lo Increíble’s numerous artisanal workings, little modern exploration had taken place on the Increíble Properties until Bema Gold Ltd. commenced work in late 1993. This work included line cutting, soil and panel sampling, trenching, airborne magnetic and radiometric surveying, underground mapping and sampling, assaying, and limited metallurgical studies, structural studies and finally reverse circulation and diamond drilling.

          The exploration carried out by Medoro at the Increíble Properties has largely comprised further mainly infill drilling at the three key prospects of La Cruz, La Sofia and El Tapon. In total, the database on that was used in the preparation of the independent report on the properties comprised information from some 581 drillholes representing some 90,000 meters of drilling in total.

Geology

          Lo Increíble 4A and 4B concessions are located within the Pastora-Botanamo Province of the Guyana Shield. The Pastora-Botanamo province consists of a greenstone belt assemblage of mafic and felsic metavolcanics, metasedimentary, and igneous intrusive rocks. Extrusion of the volcano-sedimentary pile occurred between 2,300 – 2,050 Ma. The oldest rocks consist of tholeiitic mafic metavolcanics rocks of the Carichapo Group (El Callao and Cicapara Formations), overlain by intermediate felsic volcanic rocks and tuffs of the Yuruari Formation (Pastoria supergroup, 2300 – 2250 Ma).

          The regional stratigraphy in the El Callao Mining District comprises a single volcano-sedimentary cycle of the Pastora Botanamo Province. Sub-aqueous extrusion of mafic volcanic rocks evolved through intermediate and felsic volcanism, and eventually the epiclastic deposition of sedimentary formations. This whole package of rocks was then intruded by mafic and felsic dykes and sills, and late granitoid stocks and plutons.

          The El Callao Formation is the main host for gold mineralization in Venezuela. The age of the gold mineralization is believed to be pene-contemporaneous with late granitoid intrusion, which ranges from 2,100 – 1,800 Ma.

          The principal deposit types in the El Callao district lode-gold shear-hosted quartz-carbonate veins and disseminated gold with sulphides. Although Lower Proterozoic in age, the deposit types comprise “typical” Archean greenstone-hosted shear and vein gold mineralization similar to other Archean greenstone hosted lode gold deposits worldwide. The lode gold deposits are related to steeply dipping planar shear zones of brittle to ductile deformation and the regional faults are a manifestation of brittle deformation within zones of high strain. The shear zones are regional structures, generally sub-parallel to the volcanic stratigraphy.

          The Lo Increíble Shear is a complex zone of splays and bifurcating faults along a minimum 15 kilometer strike length, and cuts across the Lo Increíble 4A and 4B concessions for at least seven kilometers. Geological and structural mapping of the workings and outcroppings along the Lo Increíble mineralized belt indicate deformation processes brittle-ductile shearing events. Intense brittle-ductile shearing has been focused along lithological contacts as a result of intrinsic competency contrast, both at formational contacts and within formations.

          The overall trend of the system is north-east through the concessions. At its widest the zone of deformation is 1.5 kilometer wide comprising multiple shear and vein systems. Gold mineralization occurs in shear - vein systems, associated with intense hydraulic brecciation, silica injection and flooding, carbonate alteration in the form of calcite, dolomite, and ferroan dolomite, sericitization, and the deposition of sulphides, in particular pyrite and arsenopyrite.

Resources

          Mineral Resource estimates are given in the table below, reported at a 0.5g/t Au block cut-off, apart from a deep high grade zone at La Cruz, which are considered to have the potential to be exploited by underground mining, and which have been reported using a 4.0g/t Au cut-off.

Measured Mineral Resource

Deposit	Tonnes	Grade	Gold Content
	(Mt)	(g/t Au)	(Ounces x1000)
La Cruz-OP	3.08	2.4	240
La Cruz-UG	-	-	-
El Tapon	-	-	-
La Sofia	1.11	2.2	80
TOTAL	4.19	2.3	310

Indicated Mineral Resource

Deposit	Tonnes	Grade	Gold Content
	(Mt)	(g/t Au)	(Ounces x1000)
La Cruz-OP	3.18	1.6	160
La Cruz-UG	-	-	-
El Tapon	4.76	2.6	400
La Sofia	1.28	1.6	70
TOTAL	9.22	2.1	630

Inferred Mineral Resource

Deposit	Tonnes	Grade	Gold Content
	(Mt)	(g/t Au)	(Ounces x1000)
La Cruz-OP	0.26	1.1	10
La Cruz-UG	0.28	5.4	50
El Tapon	0.30	3.2	30
La Sofia	-	-	-
TOTAL	0.84	3.3	90

          Detailed information with respect to the above can be found in the technical report entitled “Updated Independent Technical Review of the Lo Increíble Gold Prospect, Bolívar State, Venezuela” (the “Increíble Report”) prepared for Medoro by Dr. Mike Armitage and Dr. Lucy Roberts of SRK Consulting (UK) Ltd. (“SRK UK”), dated April 27, 2009 pursuant to NI 43-101. The report has been filed with Canadian securities regulatory authorities on, and may be accessed using, SEDAR at www.sedar.com.

Work Program

          Diamond drilling results were announced by Medoro on July 16, 2008. Highlights included hole #348 at El Tapon which intercepted 11.9 meters at a gold grade of 16.5 g/t. Additionally, holes 327 and 310 at El Tapon had intercepts of 7.0 meters grading 25.0 g/t and 15.3 meters at a grade of 9.0 g/t respectively. Significant intervals (exceeding 10 gram-meters) are summarized below:

Hole #	From	To	Interval	Grade	Zone
	(m)	(m)	(m)	(g/t)
LI08_270	34.9	36.0	1.1	11.4	El Tapon
LI08_279	39.7	50.0	10.3	2.0	El Tapon
LI08_285	134.3	143.2	8.9	4.3	El Tapon
And	178.4	190.5	12.1	1.6	El Tapon
LI08_294	133.5	136.5	3.0	3.5	El Tapon
And	191.0	206.0	15.0	6.9	El Tapon
And	208.5	225.0	16.5	1.7	El Tapon
LI08_298	4.0	7.0	3.0	4.1	El Tapon
And	16.0	23.1	7.1	11.0	El Tapon
LI08_302	149.2	159.8	10.6	2.2	El Tapon
LI08_308	35.0	41.1	6.1	4.7	El Tapon
LI08_310	43.9	46.0	2.1	5.1	El Tapon
And	97.7	113.0	15.3	9.0	El Tapon
LI08_312	155.5	161.0	5.5	2.0	El Tapon
And	167.0	173.0	6.0	2.4	El Tapon
And	176.5	195.0	18.5	4.5	El Tapon
LI08_314	89.7	92.0	2.3	15.9	El Tapon
LI08_316	192.4	197.0	4.6	2.6	El Tapon
LI08_319	140.0	158.9	18.9	5.0	El Tapon
And	168.9	179.8	10.9	4.1	El Tapon
LI08_325-B	186.6	191.0	4.4	5.7	El Tapon
And	202.5	211.5	9.0	1.2	El Tapon
LI08_327	189.0	196.9	6.9	25.0	El Tapon
LI08_334	170.0	188.0	18.0	2.6	El Tapon
LI08_342	154.1	165.5	11.4	7.3	El Tapon
And	203.3	207.0	3.7	3.6	El Tapon
LI08_347-B	204.4	220.0	15.6	8.3	El Tapon
LI08_348	167.7	174.0	6.3	4.3	El Tapon
And	180.3	182.5	2.2	16.9	El Tapon
And	185.0	196.9	11.9	16.5	El Tapon
And	200.6	206.0	5.4	7.0	El Tapon
LI08_355	49.0	52.7	3.7	5.5	El Tapon
And	61.9	66.0	4.1	10.0	El Tapon
LI08_263	24.1	27.3	3.2	6.5	La Cruz
And	31.1	33.5	2.4	4.5	La Cruz

Hole #	From	To	Interval	Grade	Zone
	(m)	(m)	(m)	(g/t)
And	45.5	50.0	4.5	4.3	La Cruz
And	59.7	65.1	5.4	2.7	La Cruz
LI08_287-B	174.3	181.5	7.2	2.0	La Cruz
And	186.0	201.6	15.6	2.5	La Cruz
LI08_290	184.6	188.5	3.9	4.3	La Cruz
LI08_295	159.1	165.5	6.4	3.5	La Cruz
And	187.4	195.5	8.1	1.2	La Cruz
And	198.0	201.5	3.5	3.0	La Cruz
LI08_304	244.2	246.5	2.3	4.3	La Cruz
LI08_315	0.0	18.0	18.0	3.8	La Cruz
LI08_318	0.0	7.4	7.4	3.0	La Cruz
And	15.7	24.5	8.8	4.1	La Cruz
And	46.2	63.3	17.1	4.6	La Cruz
And	89.5	93.5	4.0	2.7	La Cruz
LI08_321	198.0	203.3	5.3	3.9	La Cruz
LI08_329	91.3	97.5	6.2	4.4	La Cruz
LI08_330	144.9	155.0	10.1	1.6	La Cruz
LI08_333	280.6	295.1	14.5	3.1	La Cruz
LI08_349	87.5	101.3	13.8	3.1	La Cruz
LI08_351	159.3	163.5	4.2	2.8	La Cruz
And	171.0	176.5	5.5	2.4	La Cruz
LI08_354	0.0	18.0	18.0	6.5	La Cruz
LI08_363	91.4	93.5	2.1	7.8	La Cruz
And	160.9	163.6	2.7	6.9	La Cruz
LI08_366	10.5	18.9	8.4	2.9	La Cruz
LI07_211-B	94.0	102.4	8.4	3.9	La Loca
LI08_301	87.4	92.2	4.8	3.4	La Loca
LI08_307	128.0	140.7	12.7	2.4	La Loca
LI08_317	130.4	140.0	9.6	4.0	La Loca
And	146.0	150.8	4.8	2.8	La Loca
LI08_324	108.7	117.1	8.4	5.1	La Loca
And	118.7	122.8	4.1	3.7	La Loca
LI08_332	5.0	9.0	4.0	4.4	La Sofia
LI08_336	5.0	15.0	10.0	1.7	La Sofia
LI08_343	20.6	28.7	8.1	1.8	La Sofia
LI08_350	90.6	92.8	2.2	8.5	La Sofia

Hole #	From	To	Interval	Grade	Zone
	(m)	(m)	(m)	(g/t)
LI08_358	144.0	146.1	2.1	6.2	La Sofia
LI07_235	94.7	98.4	3.7	3.8	Los Gritos
LI08_272	72.9	76.0	3.1	3.3	Los Gritos
LI08_278	159.8	163.6	3.8	4.1	Los Gritos
LI08_291	75.9	77.2	1.3	27.3	Los Gritos
Intervals approximate true width. Grades are uncut.

          The drilling at El Tapon and La Sofia has confirmed the current geological model and extended this to the west and southeast. The mineralization appears to be related to double plunge gentle anticlines and synclines. El Tapon, which is roughly flat lying, remains open to the south.

          The extension drilling at La Cruz has confirmed the continuity of this ore body at depth and also its continuation further east than previously interpreted.

          The drilling at Los Gritos, where a resource has not yet been reported, has demonstrated the presence of a continuous zone of quartz-carbonate veining for approximately 350 meters along strike and to a depth of approximately 200 meters and remains open in all directions.

          The drilling at La Loca has confirmed that higher grades tend to be associated with complex structural settings and suggested a potential link between this prospect and the most important historical mining area in the Lo Increíble trend, Mina A.

          Medoro completed 22,000 meters of diamond drilling in 2008. Medoro has used Actlabs Laboratories in Venezuela as the primary laboratory. Split HQ core samples of 4 to 5 kilograms were crushed and pulverized to 500 grams. A 30 gram sample was split for Fire Assay analysis using AAS finish, and gravimetric finish if Au was greater than 2.0 grams per tonne. A comprehensive quality control program, which includes blanks, standards, field duplicates and cross checks was employed. This QC program included the use of certified standard reference samples.

          Medoro has written down the value of its Mali properties in order to focus on the Increíble Properties and has budgeted approximately US$4 million for exploration activities in Venezuela. This is dependent upon financing, which Medoro is currently in the process of arranging. Medoro also hopes to focus on potential acquisitions in the nation of Colombia. Upon completion of the merger transaction, Medoro also intends to focus on cleaning up the balance sheet of Colombia and moving the property towards the exploitation stage.

          Mali

          As noted above, Medoro’s focus in 2009 will be on the Increíble Properties, for which it is seeking the exploitation permits to begin production, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement. Due to limited resources, Medoro has decided to delay its exploration activities indefinitely on the Mali Properties discussed below and is currently evaluating its options, including new financing or seeking a strategic partnership in order to continue exploration activities in some or all of the Mali properties.

Ownership

          Medoro’s portfolio of licenses (optioned properties) in Mali is made up of a total of 11 areas. One of the licenses is wholly-owned by Medoro (through a Malian subsidiary, Gold Resources du Mali) and the others are joint ventures with the current owners whereby Medoro has negotiated exclusivity agreements to control 100% of the mineral rights.

          Currently, Medoro retains the rights to seven properties in Mali (Kangare, Kekoro South, Bantanko, Nialouleni West, Samaya, Sindo, and Balandougou) which it is seeking to sell or joint venture. The other four properties (Nimissila, Doubasso, Bambadala North and Manakorola) it has reverted, or is in the process of reverting, to the government or the original interest holder.

Location

          Ten of the licenses are located in the gold bearing Bougouni region in southern Mali, on the West African craton. They include typical Birimian metasediment, volcanic and granitoid lithologies, generally present in N-S trending tectonic blocks. The JV licenses are named Sindo, Kekoro South, Kangaré, Balandougou, Samaya, Naiouleni West, Bambadala North, Doubasso, Nimissila and Manakorola. The other license area, Bantanko, is located in the west of Mali, in the Keneiba window portion of the West African craton, close to the Loulo mine.

Geology and History

          The properties have varying potential for economic gold mineralization in the form of classic mesothermal gold-bearing quartz veins, and, in the case of Bantanko, possible ‘Loulo-type’ gold mineralisation in tourmalinised sandstone. The most prospective license area is considered to be Sindo, where relatively large-scale artisanal mining is currently being undertaken along a ridge of hematite-bearing quartzite. The Kekoro South, Kangaré and Balandougou and Samaya license areas are also considered to have good potential due to their current or recent artisanal exploitation, and the level of exploration activity (that includes the identification of multiple soil geochemistry anomalies).

          The Naiouleni West, Bantanko, Bambadala North and Doubasso licenses are considered to be of lower priority, largely because they are under-explored due to their relative remoteness and poorer access. However, additional exploration is considered justified to increase the level of confidence in their mineralisation potential. The Nimissila and Manakorola licenses are considered to be of low potential and of the lowest priority.

          Details in respect of the geology and history of each of the five most prospective properties are provided below. The following discussion relating to the properties is derived from the technical report entitled “Competent Persons Report for Gold Exploration Assets in Mali, Africa” prepared for Medoro by Gareth O’Donovan of SRK Exploration Services Ltd., which is dated August 2007. See “–Resources” beginning on page 137 for more information.

Sindo

         The license area, together with the entire north south-trending Yanfolila corridor (that stretches from Guinea in the south to Selendougou in the north), was explored by BHP Billiton (“BHP”) between 1992 and 1997 and subsequently by Randgold Resources (“Randgold”). The latter company relinquished the properties in the mid-2000.

          The area is covered by a regional soil survey, completed by BHP in 1993-94. Most of the gold occurrences are concentrated within the eastern sector of license area which corresponds to the highest potassium anomalies.

          In 2002, a regional airborne radiometric survey was undertaken by Fugro Airborne Surveys over the Yanfolila area which included the Sindo license. On October 7, 2004, SODOFI obtained an Authorisation d’Exploration for the area, and produced a compilation report on all the available geophysical, geochemical and geological data summarised above, together with some additional soil sampling.

          There appears to have been no major gold production from the area. However, significant artisanal workings are present within the property boundaries. To the east of Sindo village, a northeast-southwest trending ridge is currently being exploited by local artisanal miners. The operations involved constitute by far the largest artisanal gold mining activities that have been observed in any of the license areas held by Medoro in Mali.

          The Sindo license area is located within the Bougouni region of the West African craton, where generally north-south trending belts of Birimian metavolcano-sedimentary and metasedimentary rocks and orogenic granitoids of Early Proterozoic age crop out. The published geological mapping of the area indicates that the license area encompasses Birimian metasediments, including quartzitic schists and metagreywackes in the eastern and western parts of the property, all with roughly northeast-southwest strikes. A large body of granodiorite is present in the centre of the license area and some basic igneous rocks are present in the far northwestern corner of the property, near the banks of the Sankarani Lake. The area is traversed by a series of northeast-southwest and north-northeast-south-southwest trending structures relating to the D2 and D3 transcurrent deformations. There is very little outcrop in the region, with the area covered by thick lateritic weathering profiles. Rock fragments of metapelite and quartzite with hematite staining within the material were observed being recovered from the artisanal workings on the prominent ridge in the eastern part of the license area, to the northeast of Sindo village.

          In the artisanal workings east of Sindo village, the pits reach depths of up to 15 meters. The excavations intersect a typical lateritic profile of ferricrete, red, oxidised clay, mottled clay and saprock present above metapelitic rock (from which the saprock is derived), and a white, sugary quartzite with some black hematite. According to the local miners, the best grades occur between 4 and 12 meters depth, with the quartzite being particularly auriferous. The red oxidised clay was also apparently gold-bearing, with the observed washings being undertaken on this in addition to the quartzite gravel. At the base of the western side of the ridge, a small settlement is present where the gold is traded. There was evidence in some of the gold observed that at least some of it is associated with the hematite found within the white quartzite. The mineralisation contained within the rocks that make up the ridge is therefore primary in nature and not elluvial or alluvial. However, some of the occurrences at the base of the ridge on the eastern side near the river are most likely elluvial. Most of the known gold occurrences in the area are concentrated within the eastern sector of license which corresponds to the highest potassium anomalies. They also appear to be associated with the contacts between the felsic and the mafic volcano-sediments and between the syn-tectonic granitoids and the meta-greywacke. In addition, the most prominent soil anomalies are also present in areas with high potassium anomalies.

          Exploration activity within the past 20 years includes regional soil sampling by BHP and airborne geophysics and radiometrics surveys. Medoro’s current joint venture partner SODOFI undertook a limited additional soil sampling program, which involved a series of 13 traverses perpendicularly across a northeast-southwest trending belt of orpillage pits in the eastern part of the license area. Gold values of up to 500 parts per billion (ppb) corresponded well to the northeast-southwest trend and also correlated well with antimony and bismuth, and to a lesser extent arsenic and silver.

          Presently, the Sindo license is bordered by Research Permits held by Glencar Mining Plc, with the Sanoumalé license area directly to the north, which covers the town of Siekorole, the Solona license to the south, and the Komana license to the south west. At the Komana license, Glencar has released drill results that include a 1 meters intercept at 733 grams per tonne (g/t) and 17 meters at 2.99 g/t. At Solana, into which the northeast-southwest structures in the eastern part of Sindo run, Glencar has announced gold mineralisation in 8 of 13 holes drilled with the best intersections reportedly containing 8 meters at 2.62 g/t and 2 meters at 25.2 g/t.

          The Sindo license area is located on typical West African cratonic terrane of Brimian metasediments with granitoid intrusions. The geophysical data reveals the general structural and lithological trend across the whole license area to be northeast-southwest striking. Most of the known gold occurrences within the area are present in the eastern sector of the license and correspond with high potassium anomalies along these northeast-southwest trends. The anomalies are likely to be related to sericite alteration along the tectonic contact between the metagreywackes and metapelites and volcanics. In terms of current artisanal mining activity, Sindo is by far the most active of all the license properties within the portfolio. The volume of activity in the area to the immediate east of Sindo village constitutes a primary target. Based on information from the miners, plus evidence of the association of the gold being traded, primary gold mineralisation appears to be hosted within a hematite-bearing quartzite along the ridge. In addition, the clay zone appears to be gold bearing, with further elluvial deposits on the eastern foot of the ridge, on the banks of a branch of the Sankarani Lake. Gold was observed being washed from both the quartzite gravel material and the red clay. The ridge to the east of Sindo village represents a justified drill target for primary gold mineralisation. A second target area occurs at a structural intersection in the southwestern corner of the license. The area is associated with high potassium anomalies and has similar lithologies and structures to the Siekorolé target of Glencar, 6 km north-eastward along the same strike. The soil geochemistry in this area appears barren. However, this may be due to gold mineralisation, if present, being hosted by a conjugate fault system subordinate to the main north-northeast regional trend, and thus easily missed by the wide-spacing east west soil lines if oriented more parallel to them. A further target may be located to the north of this, where some high soil anomalies are coincident with high potassium anomalies. The Sindo license area is considered to be highly prospective for gold mineralisation and deserves further exploration for the following reasons:

  the presence of large-scale artisanal mining with proven gold production;

  known gold occurrences along favorable geological structures; and

  good access to the site from the town of Yanfolila (20 km to east), with water sources within the license boundary (Lake Sankarani).

Balandougou

          The Balandougou license was recently held recently by Delta Exploration Inc. (“Delta”), the holders of the adjacent property to the west. There are two regional surveys that cover the area: a 1981 survey by the BRGM on a 1600 x 500 meters grid and detection limit of 100ppb, and a 1994 survey by Young-Poong Corp. (South Korea) on a 500 x 200 meters grid. However, Delta cites a soil sampling program comprising 600 samples on a 400 x 100 meters grid of EW lines that should have confirmed the anomalies detected during the regional exploration programs conducted by BRGM on a 1,000 x 500 meters grid.

          There has been no known commercial gold production from the area. However, artisanal workings are present within the property boundaries. In the northeastern corner of the license area, a zone of artisanal pits, around 20 meters wide and several hundred meters long were observed, which apparently follow a north-south trending structure. The ground on either side of the zone of pits differs in the presence of abundant termite mounds on the eastern side and their absence on the western side, which may suggest a change in underlying geology on either side of the potential linear structure. The pits vary in age, with those at the most northerly ones apparently more recent, with the last workings estimated to have been within the past two years. In addition to the usual 1 meter diameter round pits, there was also a much larger excavation in which the clay zone beneath the thick laterite duricrust appears to have been exploited.

          The Balandougou license area is located within the Bougouni region of the West African craton, where generally north south trending belts of Birimian metavolcano-sedimentary and metasedimentary rocks and orogenic granitoids of Early Proterozoic age crop out. The trend of the major structures is north south and northeast-southwest, which are related to transcurrent D2 and D3 deformations. The published geological mapping of the area indicates that the Balandougou property covers an area of Birimian metasedimentary and metavolcanic formations cross cut by a number of northwest-southeast and north south trending structures. The area is covered by a thick laterite profile, which is evident within the pits near the village of Balandougou in the northeastern corner of the license area. Although no outcrop was encountered in the area, milky vein quartz, grey quartz and metapelite saprock was observed as excavated material from the artisanal workings. The pits extended several hundred meters in a north-south direction, and most likely follow the strike-slip structure indicated in the northeastern part of the license area. In addition to this, quartz float was observed in the centre of the property in the area where a large northwest-southeast structure is indicated on the available mapping. There are some ridges in this area, although no outcrop was found. The hills were observed to be covered with pisolitic laterite.

          The Balandougou license area is bordered to the west by the Manalo property, to which Delta holds the research permit. Delta has recently completed a soil sampling program (50 meter intervals along east west lines spaced 200 meters apart) which revealed a 600 meters long gold soil anomaly (gold >85 ppb) coincident with 300 meters of artisanal workings. In addition, a recent drilling program targeting the northwest fault system has been reported to have intersected an 11 meters interval at 18.48 g/t gold.

          The property to the north is held by Page Management where there are a number of small artisanal workings, some of which are within a kilometer of the northern boundary of the Balandougou property. To the east, the license area is bordered by the Balaban research permit held by MAS Trading, and the small Kela Authorisation d’Exploration held by REXMI. In the southwest corner of the Balandougou license area, the small Berea property is enveloped on three sides by Balandougou.

          The gold soil anomalies and the location of the artisanal workings correspond to a package of meta-greywacke and volcano-sedimentary units that have been intruded by late-stage granitoids and dissected by a northwest-southeast and north system of faults (dextral and sinistral respectively). The general trend of the anomalous zones appears consistent with these main geological structures. This structural corridor continues northwestward into Delta’s Manalo license, where mineralisation has been encountered during recent drilling on the property. The gold mineralisation at Balandougou is likely to occur within quartz veins hosted within structural lineaments, such as the north south trending fault zone in the northeastern corner of the license that has been exploited by artisanal workings, and in the northwest-southeast trending structure that runs across the central part of the property. Gold soil anomalies across the property and in particular within these structural corridors are encouraging and their association with, well developed artisanal workings in some localities provides justification for further exploration. The extension of the northwest-southeast trending structures has been found to be mineralised within Delta’s license area to the west. In addition, the assay results from the samples of excavated vein quartz material showed very encouraging grades of 10 g/t in hematite-rich vein quartz material. At least two target areas with coincident Au soil anomalies and fault/sheared contacts or structural crossing are evident at Balandougou: one in the northeastern area of the property where there are artisanal workings and a larger northwest-southeast trending zone that runs across the centre of the license area. A third target is proposed at the southwest sector of the license area with some occurrences aligned along a N130° trend and coincident with some mapped wedges of dacitic lavas and quartz veins.

          In general, the Balandougou license area has good potential and merits further exploration for the following reasons:

  There are strong geochemical soil anomalies;

  Favorable geological relationships and structures;

  Known gold mineralisation within artisanal workings and the extension of this mineralisation into neighboring properties; and

  Favorable location, with good access, close to the River Diéleba, the town of Kangaba and the major Bamako-Guinea highway.

Kangare

          The Kangaré area has been explored by JICA during the period 1992-94 and as part of a much larger mining tenement by Anmercosa Exploration (Mali) Ltd (Anmercosa) from March 1995 to July 1997. This larger area included the current Kangaré concession area, plus the area to the north, currently covered by the Mandiela license. The JICA program consisted of soil geochemistry for gold, arsenic, copper, lead, zinc an antimony on an east west grid 1000 x 200 meters with some infill sampling at 500 x 100 meters over the most anomalous zones.

          The subsequent Anmercosa program included airborne geophysics (which are now embedded into the Sysmin airborne coverage), Landsat interpretation, regolith mapping, soil and termite mound geochemistry, ground geophysics (HLEM and magnetics) and drilling (36 RC holes, totaling 2145 meters and 19 diamond drill holes, totaling 2122 meters). The Anmercosa program targeted the north south structures, focusing on the main geochemical anomalies highlighted by the JICA program. This was the Silobougou grid, which covers most of the current Kangaré concession area.

          There has been no commercial production of gold from the area. However, disused artisanal workings occur within the property. An area of artisanal workings in the northern part of the license area was observed. The pits were round, approximately 1 meter in diameter and up to around 10 meters deep. Some have intercepted the water table. There are also several washing sites, around which there are mounds of quartz gravel. The workings appear recent and are likely to have been worked in the past year or two.

         The Kangaré license area is located within the Bougouni region of the West African craton, where generally north-south trending belts of Birimian metavolcano-sedimentary and metasedimentary rocks and orogenic granitoids of Early Proterozoic age crop out. The trend of the major structures is north south and northeast-southwest, which are related to transcurrent D2 and D3 deformations. The license area covers a north south belt of Birimian formations that include, from west to east: pretectonic intrusive, volcano-sedimentary unit (predominantly basic) and meta-greywacke. There is a prominent ridge of volcanics that runs east-west to the east of the village of Lena, in the centre of the license area. The NS-trending belt is part of the major Yanfolila Structure that extends further South into Guinea. Outcrop is extremely sparse, with the area being covered by thick laterite profile. Vein quartz was observed as float and in the excavated material around the artisanal workings near Lena, along with some metapelite material.

          Past drilling activities by Anmercosa comprised a total of 36 RC holes (2145 meters in total) and 19 diamond drill holes (2122 meters in total). The Anmercosa program targeted the NS structures and focusing on the main geochemical anomalies identified by the JICA program. This was the Silobougou grid, which covers most of the current Kangaré concession area. Anmercosa followed the soil sampling on the Silobougou grid (the current Kangaré concession) with diamond drilling in the southwestern portion of the area. Nineteen holes were drilled to depths of between 100 and 150 meters, with an azimuth of 270° and a declination of 45°. The inclined holes intersected around 30 meters of saprolite and 20-40 meters of saprock before encountering fresh bedrock, which composed biotite-rich granitic mylonite and ultramylonite. Assays from this drilling were disappointing, returning values of less than 100 ppb gold, with occasional exceptions up to 500 ppb, mainly located within the saprolite. A total of 27 RC drill holes were drilled in the northeastern part of the Silobougou grid to depths of between 40 and 80 meters. Most of the holes intersected saprolite and just over half reached saprock. Drill holes KA023, 024 and 026 in the southern part of the drilled area had gold in soil averages of between 130 and 320 ppb. In addition, two lines of five closely spaced drill holes were located on the edge of a zone of orpillage, within an alluvial valley. These holes were inclined, with an azimuth of 245°. Gold grades in these holes were very low, with only a few intersections with gold grades greater than 100 ppb.

          The Kangaré license area is bordered to the north by the Mandiela Research Permit (owned by SGI-Mali), to the east by the Dieba and the Kemogola Exploration Permits, held by Randgold and to the south by the Babougou Research Permit, which is held by Moro Sarl.

          The Kangaré license area is located within a north south trending alternation of Birimian sediments and granitoid rocks. The soils surveys indicate elevated gold soil anomalies in a roughly north-northeast-south-southwest trending belt in the western part of the license area, apparently corresponding to the faulted contact between the Birimian sediments and granitoid rocks. The mineralisation at Kangaré is likely to be of typical mesothermal quartz vein gold type, which is corroborated by the disused artisanal workings that appear to have specifically exploited the quartz veins. The drilling results undertaken by Anmercosa in the same area did not reveal any significant gold mineralisation. The poor results led to the decision by Anmercosa to drop the license in July 1997. However, consideration of the Landsat and the airborne geophysics interpretation suggests that the structural character of the north south belt may not have been fully taken into account during the drilling programs: the azimuth of all the diamond holes was N270° (N245° for the 10 RC inclined holes). Given that the bedrock in all the diamond drill holes was granitic material (mostly mylonite), the drill holes may have missed the structural contact between the granitoids and the Birimian sediments, and thus possibly also the main zone of mineralisation. The soil anomalies, particularly in the western part of the property, together with historical artisanal activity merit further investigation in the area. The license area is favorably situated in terms of infrastructure and manpower, with good access, the relatively large town of Kangaré within 1 km of the license area, the hydroelectric plant at the Selingué dam within a few kilometers, the water source of the Sankarani Lake within the license itself, plus a tarred road to Bamako.

Kekoro

          The Kekoro area is the most extensively explored of all of Medoro’s license areas. The area was explored by the Japanese International Cooperation Agency (“JICA”) and the Metal and Mining Agency of Japan (“MMAJ”) from 1991 to 1999 together with the Malian Direction Nationale de la Geologie et des Mines (“DNGM”). Subsequent infill soil sampling was completed over the area and identified a strong continuous gold soil anomaly in the northern part of the property (the Kekoro A/F target) with values consistently over 100 ppb gold. Further work included Landsat satellite image interpretation and a regional soil sampling program.

          In 1998-9, detailed geological mapping was conducted over the target area in the north of the license. The results revealed a package of metasedimentary units intruded by granodiorite and later dolerite, with the top of the hill composed of an interpreted roof pendant of sediments. A program of sampling then took place within this target area, with 48 ancient artisanal orpillage pits sampled. Results varied from 0.1 to 86 grams per tonne of gold, with mineralised intercepts associated with quartz veins and felsic intrusives. The sampling programme was followed by the drilling of 66 RC holes (4,205 meters in total) and 11 diamond holes (1,800 meters in total). An induced polarization survey was also completed over the same target area, with a total of 13.5 km/lines. Between 2000 and 2004, the property was held by the Japanese company Overseas Mineral Resources Development (“OMRD”), who completed a gamma ray survey in an attempt to identify the sediment-granodiorite contact. A further drilling program was undertaken to the west of the main target area, with five diamond drill holes (1600 meters in total), RAB drilling (3500 meters in total) and soil geochemistry (2300 samples). None of the methods identified any gold mineralisation. In 2002, OMRD established a joint venture with Randgold Resources to explore the Kekoro area and the bordering zones. Randgold acquired and reprocessed the JICA archive and completed some new soil lines. Randgold also partially followed up with rock chip sampling at three other target areas (the Bagoe River targets), located on the western edge of the present license. Anomalous values ranging from 0.41 to 41.7 grams per tonne of gold were identified in association with felsic dykes, which are part of the granodioritic magmatic cycle present in the northern sector. The project was dropped in 2004, after Randgold did not find evidence of a Morila-style deposit. The remains of the OMRD camp are still present immediately to the north of the village of Kekoro, to the east of the license area itself.

          There has been no commercial production of gold from the area; however, artisanal workings are present within the property boundaries. In the northeastern part of the license area, artisanal workings can be observed on the edge of the granodiorite-dolerite hill. The workings straddle the side of the hill, including the area around the site of JICA drill holes KDD4, 5 and KRC48 and down into the valley. The pits are round, approximately 1 m in diameter, and appeared to be exploiting the clay zone as very few bedrock fragments were present within the excavated material.

          The Kekoro license area is located within the Bougouni region of the West African craton, where generally north-south trending belts of Birimian metavolcano-sedimentary and metasedimentary rocks and orogenic granitoids of Early Proterozoic age crop out. The trend of the major structures is north south and northeast-southwest, which are related to transcurrent D2 and D3 deformations. The majority of the license area is covered by Birimian meta-volcano-sedimentary rocks, comprising greywackes, siltstones, conglomeratic volcano-sediments and intercalated schists. The sediments have been intruded by granites, granodiorites and felsic dykes. One such intrusion of granodiorite is present in the northern sector of the property. This was mapped in detail during the JICA exploration program in the late 1990s. The sedimentary units, metamorphosed to graphitic shales, are folded into a series of isoclinal folds. The mapping also suggests the presence of a roof pendant of sediments, which currently makes up the summit of the small topographic hill in the area. In the western part of the property, drilling by Randgold identified a number of felsic porphyry intrusives, related to the episode of granodiorite intrusion. These were also found to occupy the axial planes of isoclinal folds within the volcano-sedimentary units. There are a number of Mesozoic dolerite sills and dykes, which form prominent ridges that form a circular topographic feature which the license area covers the eastern half of the Sindo area.

          The property has been quite extensively explored over the past 10 years by DNGM, JICA and OMRD, with exploration activities including soil surveys, IP surveys, geological mapping, drilling and Landsat interpretation.

          In 1998-9 JICA drilled 66 RC holes (4,205 meters in total) and 11 diamond holes (1,800 meters in total). The drilling revealed 22 mineralised sections with gold grades of 1 gram per tonne or more over several meters. The highest grade interval was a 1 meters section at 19.95 grams per tonne, and the thickest mineralised interval was 35 meters at 2.23 grams per tonne. The mineralisation was associated with the contact between the granodiorite and the metasediments within isoclinal fold structures and in the saprock above such structures.

          A further drilling program was undertaken in 2000-2001 by OMRD, with five diamond drill holes (1600 meters in total) over an IP anomaly to the west of the Kekoro A/F target drilled. The results did not return any gold mineralisation. In the same period, three diamond drill holes were drilled on the Kekoro F target, which revealed an interval of 10 meters @ 0.6 -1.0 grams per tonne of gold in each of the holes at different depths, with a further three intersects in one hole at 2 meters @ 2.1, 3 meters @ 3.7 and 4.7 meters @ 1.6 grams per tonne of gold.

          The Kekoro license area is bounded to the north and the east by research permits held by Moro Sarl. To the south, on the eastern half of the southern boundary, the research permit for the Dionkala license area is held by New Mining. On the western half of the southern edge and the entire western edge of the Kekoro license area, the property is bordered by the Kougourouna East license area, the research permit for which is held by Barrick Gold Corporation. The multi-million ounce Morila mine, owned by Randgold (40%), AngloGold Ashanti (40%) and the Republic of Mali (20%) is located 30 km southeast of Kekoro. It is hosted by a similar package of Birimian volcan-sedimentary rocks intruded by granites, granodiorites and monzogranites that are present in the Kekoro license area. Morila is a mesothermal shearzone-hosted deposit and mineralisation is characterised by silica-feldspar alteration and sulphide mineralisation including arsenopyrite, pyrrhotite, pyrite and chalocopyrite. In 2005, the Morila mine produced 650,000 oz of gold.

          The Kekoro South license is located within a large zone of Birimian metagreywackes and metasediments, with a number of dolerite bodies that form a circular physiographic feature across the license area and to the east. In addition, there is a body of granodiorite in the northern part of the license area. In terms of mineralisation, the Kekoro South area differs from most of the other license areas in that gold is present as disseminations located at fold axes and is hosted by, or is proximal to, granodioritic stocks. Mesothermal lode quartz vein systems, characteristic of the other areas, are also present. Five types of mineralisation have been identified and include disseminated arsenopyrite and pyrite in volcano-sediments, disseminated pyrite in granodiorite, arsenopyrite and pyrite in strong calc-silicate alteration zones, the contact between felsic porphyry and granodiorite or sediments, and quartz veins. The mineralisation style and host rock lithologies are similar to that at the nearby Morila mine. The mineralisation appears to be concentrated at the apexes of isoclinal folds within the metasediments, in close proximity to the granodiorite stock. The granodiorite is associated with elevated gold value, with values constantly greater than 100 ppb. This is considered to make the granodiorite a likely source of gold in the system, particularly in the disseminated deposits around the contact between the granodiorite and the folded metasediments. Previous drilling work has identified a number of well mineralised intercepts, with 22 intersections in the holes drilled by JICA containing gold grades greater than 1 g/t over several meters. This known mineralisation, plus the known current artisanal production and the anomalous soils, make the area around the granodiorite in the northern part of the license area particularly prospective (the Kekoro A/F target). However, there have been several exploration programs that have concentrated on this area without progressing to a production stage. Randgold dropped the license after it failed to find a Morila-type deposit. Preliminary targets are the Kekoro A/F zone around the granodiorite, the Bagoe River anomalies and the other gold soil anomalies included within the dolerite “circle”.

Samaya

          In addition to the regional BRGM soil surveys, Anglogold Ashanti (“Ashanti”) also conducted a soil geochemistry survey across the area. This consisted of a total of 2,040 samples along lines oriented N130°, with a detection limit of 5 ppb gold. Four percent of the samples returned Au values greater than 100 ppb. Some of the anomalies were partially followed up with a limited program that included a total of sixteen trenches and associated rock chip sampling. This latter sampling involved the collection of 192 samples and returned a maximum gold concentration of 15 g/t. There has been no commercial gold production from the area. However, disused artisanal workings are present within the property boundaries. In the northeastern corner of the license area, a wide zone of artisanal pits were observed, round in dimension, around 1 meter in diameter and up to several meters deep that appeared to follow a northeast-southwest trend. Abundant vein quartz was present in the vicinity of the pits, which appeared to have been disused for a few years.

          The Samaya license area is located within the Bougouni region of the West African craton, where generally north-south trending belts of Birimian metavolcano-sedimentary and metasedimentary rocks and orogenic granitoids of Early Proterozoic age crop out. The trend of the major structures is north south and northeast-southwest, which are related to transcurrent D2 and D3 deformations. The Samaya license area is located within a large north south trending belt of Birimian volcano-sedimentary formations, composed of metagreywackes, metapelites and volcanics including felsic tuffs. The greywackes are schistose with pervasive carbonate alteration, and are often intercalated with phyllites. The felsic tuffs are relatively massive and contain Au-bearing quartz stockworks. A major north south trending fault runs through the centre of the property, which has juxtaposed largely felsic volcano-sedimentary units to the east against largely basic units to the west. Some narrow bodies of mafic and intermediate igneous rocks of similar age are also present in the northern part of the license area. Other than some outcrops of felsic tuff, the rest of the area lacks outcrop, with a thick lateritic weathering profile present. The only lithology type present at the surface in most places is pisolitic laterite. Abundant quartz float within the license area was observed, together with a number of nodules of fine-grained mafic volcanics in the northeastern part of the property which is consistent with the mapping of linear bodies of such rock in the area.

          In addition to the regional soil survey by the BRGM, Ashanti undertook a more detailed soil survey. Ashanti also completed a program of pitting, trenching and rock chip sampling which involved 16 trenches totaling 1259 m³ and 24 pits of 3 meters depth totaling 72 m³ within the zones of anomalous soils. Three-hundred and thirty-six composite samples were collected and analysed at ABILAB in Bamako. One-hundred and ninety rock chip samples from bedrock and quartz veins were also analysed at the same laboratory. The results of the rock chip samples returned 12 samples with Au grades of between 1 and 8 g/t with a single sample at 15 g/t gold. The samples from the trenches (2 meters composite samples) returned poor gold grades, with only two samples from 300 containing gold grades greater than 1 g/t. The total exploration budget spent by Ashanti during these works was CFA49,790,113.

          The property is bordered on its eastern edge by African Gold Group (“AGG”) Research Permit Kobada, and at the south by Medoro’s Niaouleni West license area. The northwestern side of the property borders the Niger River. AGG has completed an extensive exploration program on the adjacent Kobada property to the east with both diamond and RC drilling. Drilling to date has reached depths of 125 vertical meters without completely penetrating the saprolite horizon or intersecting bedrock. It is possible that these northeast-southwest trending veins continue into the southeastern part of the Samaya license area.

          The Samaya license area is located on a north south trending belt of Birimian metasediments and volcanics and includes a major contact between largely felsic tuffs to the east and mafic volcanics to the west that runs down the centre of the license. The geochemical soil sampling indicates a series of strong Au anomalies in the eastern part of the property (where felsic tuffs predominate) that correspond with high potassium anomalies and appear to show a number of northeast-southwest trending linear anomalies. The linear anomalies are most likely to be related to northeast-southwest fault systems and be an extension of the similarly trending quartz vein structures in the adjacent Kobada property to the east. The size of the anomalies, plus the grades available for the Kobada quartz veins (consistently thick 20-90 meters intersections at over 1 g/t gold), together with the known presence of vein quartz in the artisanal workings on the property would suggest a high potential in the eastern part of the Samaya prospect area for mesothermal gold-bearing quartz veins. Rock chip sampling by Ashanti revealed a number of well mineralised samples with gold grades in the region of 1-8 g/t in around 7% of samples. Primary targets in the Samaya area occur in the eastern part of the license, where the soil anomalies are the highest and where the potassium anomalies indicate northeast-southwest trending structures that extend into the adjacent license to the east. Access to the area is reasonable, along gravel roads from the Selingué dam in decent condition. The River Niger, which forms the northwestern margin of the license and provides an obvious source of water.

          The Samaya license area shows good potential for mesothermal gold-bearing quartz vein type mineralisation for the following reasons:

  Consistently high gold soil anomalies within the eastern part of the license;

  The extension of geological structures containing known auriferous quartz veins into the property from the east;

  The presence of gold mineralisation as identified by the limited previous exploration works; and

  Vein quartz in artisanal pits.

Resources

          Detailed information with respect to the above can be found in the technical report entitled “Competent Persons Report for Gold Exploration Assets in Mali, Africa” (the “Mali Report”) prepared for Medoro by Gareth O’Donovan of SRK Exploration Services Ltd., dated August 2007 pursuant to NI 43-101. The report has been filed with Canadian securities regulatory authorities on, and may be accessed using, SEDAR at www.sedar.com.

Work Program

          Current financial conditions globally have been subject to increased volatility and numerous financial institutions have either filed for bankruptcy or have been rescued by governments. The increased levels of volatility and market turmoil have affected the availability of funds. Medoro’s principal source of liquidity has been equity financing and currently there is a lack of funds available from investors for green field or early stage exploration. Consequently, Medoro has determined that there would not be adequate resources to continue its Mali exploration activities and has, therefore, decided to suspend exploration activities in Mali indefinitely.

          Furthermore, Medoro currently does not have the available cash to meet its total expenditure commitment of approximately C$12.8 million by 2010 in order to maintain its licenses for the Mali properties. Accordingly, Medoro also decided that the sale of all or part of the Mali properties to a strategic partner will be evaluated and pursued.

Environmental Protection

          Medoro has implemented an environmental and sustainability policy applicable to all of its properties which states that Medoro and its subsidiaries are committed to the protection of life, health and the environment for present and future generations. Medoro has invested in health programs for their employees and the local community including vaccinations for hepatitis, tetanus, malaria and polio, is involved in educating its employees and the local community in first aid and provides potable water to the local community. Medoro has implemented a workplace health and safety program which calls for management’s commitment and employee participation. Resources will be focused to achieve shareholder profitability in all operations without neglecting Medoro’s commitment to sustainable development. Medoro uses local suppliers as often as possible. The needs and culture of the local communities will be respected. All employees are responsible for incorporating into their planning and work the actions necessary to fulfill this commitment.

Governmental Regulation

          Medoro’s mining, exploration and development activities are also subject, in each of the jurisdictions in which it operates, to various levels of government regulation relating to the protection of the environment, including requirements for closure and reclamation of mining properties. The following is a summary of certain material government regulations applicable to Medoro and is not intended to be a complete statement of all applicable government regulations and laws.

          Venezuelan Mining, Environment and Other Matters

Mining Regulations and Title

          The current Venezuelan Mining Law was approved by the Central Government, under delegation from Congress, in September of 1999 (Official Gazette #5,382 dated September 28, 1999) (the "Mining Law"). It established five basic ways to structure mining activities with the primary one being concessions for exploration and subsequent exploitation.

          Regulations prior to the Mining Law provided for mining rights issued, among others, by way of concessions and mining contracts. The Mining Law eliminated the granting of new mining rights though mining contracts and included the right for holders of mining contracts to apply for conversion of such mining contracts into concessions. Mining contracts not converted into concessions would remain valid according to their terms and the applicable regulations of the Mining Law.

          The mining rights indirectly held by Medoro over the Lo Increíble Properties were issued in August of 1992 in the form of a mining contract according to regulations in force at the time (the “Mining Contract”). Conversion of the Mining Contract into a concession was applied for in December of 1999 and to date such conversion has not been issued (as with all other applications for conversions of mining contracts into concessions).

          The Mining Contract grants exclusive rights to exploit vein and alluvial gold in two properties totaling 2,217 hectares, - Lo Increíble 4A (1,695.90 hectares) and Lo Increíble 4B (521.03 hectares) – located in the El Callao municipality, State of Bolívar, Venezuela, for a term of 20 years from the date of execution of the Mining Contract, subject to possible 10-year extensions, provided that legal and contractual obligations have been complied with by the contract holder.

          Concession and mining contract holders are subject to several royalties or taxes. A nominal surface tax is to be paid quarterly commencing on the fourth anniversary of the grant of the concession or contract. In addition, minimum royalties or exploitation taxes are assessed as follows:

  gold, silver, platinum and associated metals, 3% of their commercial value;

  diamonds and other precious stones, 4% of their commercial value; and

  in other cases, including copper, 3% of their commercial value at the mine mouth. MIBAM (Venezuela’s basic industries and mining ministry) can reduce this tax from 3% to 1% (and subsequently increase it back to 3%) if economic conditions warrant it.

          Usually, concessions and mining contracts are subject to extra royalties as provided in the respective mining titles. In the case of the Mining Contract, such extra royalty is set out as a sliding scale as a function of average grade and affected by metallurgy and depth of exploitation. It is expected that in the case of the Lo Increíble 4A, such extra royalty will be around 1%.

          Also, the Venezuelan government is entitled to exempt, either totally or partially, concession holders from import duties on imported tools and equipment not produced in the country and needed to develop mining activities.

          In addition to the rights and obligations described above, current Venezuelan mining and environmental regulations require the rational exploitation of all known mineralization and prohibit the wasting of ore, development of permanent structures over mineralization and development efforts that hinder or negatively impact the rights of neighbors.

Environmental Laws and Regulations

          Venezuela's environmental laws and regulations are administered through the Ministry of the Environment and Natural Resources (“MinAmb”). The MinAmb proscribes certain mining recovery methods deemed harmful to the environment and monitors activities to ensure compliance. As part of the pre-requisites to obtain a mining concession from, applicants submit an environmental questionnaire to the Ministry of Basic Industries and Mining, which they in turn submit to the MinAmb for the allocation of the Permit to Occupy the Territory. The exploration process requires the applicant to submit a preliminary environmental impact study. Furthermore, the production permitting process is initiated by filing the proposed terms of reference which, when approved, serves as the basis for a complete environmental impact study. The areas of the mining rights indirectly held by Medoro have been granted permits to occupy the territory and some specific exploration permits. No production or mining permits have been applied for to date.

Other Taxes

          Venezuelan tax law provides for a maximum corporate income tax rate on mining companies of 34%. This rate applies to net income over approximately $52,510 depending on exchange rates. Other Venezuelan taxes that apply or may eventually apply to Medoro’s subsidiaries include a 12% value added tax on goods and services, and a 5% to 20% import duty on mining equipment. Upon application, Venezuela offers certain exemptions or exonerations from value added tax and import duties to mining companies.

Gold Sales

          The Central Bank of Venezuela (“BCV”) regulates exports and domestic sales of gold. Current regulations allow for domestic producers (depending on their nature and capital structure) to export up to 85% of their production. Gold can be sold domestically to registered traders or to the BCV at market price, which is paid in Venezuelan currency.

Currency and Exchange Controls

          In 2003, the Venezuelan government implemented foreign exchange controls which fixed the rate of exchange between Venezuelan Bolívars (Bs.) and the U.S. dollar. In March of 2005, the rate was fixed at 2,150 Bs. to $1.00. On January 1, 2008, according to a monetary conversion, the official exchange rate resulted in 2.15 Bs. to $1.00.

          In 2005, the Venezuelan government enacted the Criminal Exchange Law which imposes criminal and economic sanctions on the exchange of Bolívars with foreign currency unless the exchange is made by officially designated methods. Such currency exchange approvals have often been limited or delayed and, as a result, can negatively affect the ability of companies doing business in Venezuela to convert Venezuelan source income into foreign currency. The exchange regulations do not apply to transactions with certain securities denominated in Bs. which can be swapped for securities denominated in another currency effectively resulting in a parallel market for the Bolívar. There are no restrictions for the exchange of foreign currency through this “swap” market.

Investment Protection Treaties

          Venezuela has entered into investment protection treaties (bilateral investment agreements) with several countries, including Canada. These agreements provide investors such as Medoro or its indirect subsidiaries greater protection in Venezuela than certain other foreign investors. These treaties provide for protection for investments, property and credit rights, including ownership of real estate, concessions, moveable assets and security interests thereof, including other items. Investors are protected against expropriation, nationalization, unfair and inequitable treatment, full protection and security, arbitrary and discriminatory measures, most-favored-nation status or similar governmental action, unless such actions stems from legal procedures based on public benefit, affected without discrimination and with a prompt, effective and adequate compensation. Any dispute arising under either of these bilateral investment agreements will be settled through diplomatic efforts or international arbitration. The provisions of these treaties prevail over the provisions of other Venezuelan laws and regulations.

          Mali Mineral Rights

General Information

          The granting of mineral rights in the Republic of Mali is governed and regulated by Order N° 099-032/P-RM, enacted on August 19, 1999, which establishes the Mining Code (the “Mining Code”), and its application, Decree N° 99-255/P-RM dated September 15, 1999 (the “Mining Regulations”). The Mining Code defines the entitlements to perform mining activities and sets forth related duties and taxes.

          The Mining Code is based on the principle that all mineral deposits are property of the State. Mineral rights in the Republic of Mali are granted to individuals and corporations through different types of entitlements depending on whether the project is at an exploration stage or a development stage. These entitlements are defined as: Authorizations for Exploration, Prospecting Licenses, Research Permits (all of which are granted for exploration activities) and Mining Permits and Authorizations for Small Scale-Mining (which are granted for development and exploitation activities).

          Authorizations are issued by the National Director for Geology and Mines and provide exclusive rights to explore for certain minerals within the area of the Authorization. Authorizations do not grant any fiscal or customs benefits and cannot be assigned nor transferred. Also, Authorizations are granted for a three (3) month period and may be renewed once for the same term. Research Permits, on the other hand, are assignable, granted for a three (3) year term, and can be renewed twice (each renewal for an additional three-year term).

          During the term of an Authorization and for three months following the expiration of the Authorization, the title holder has a pre-emptive right to apply for a Research Permit within the area and for the group of minerals covered in the Authorization.

          Research Permits are issued by the Minister of Mines, Energy and Water of the Republic of Mali (the “Minister of Mines”), and grant to the permit holder exclusive rights to perform geological and geophysical work, sampling and analysis, and metallurgical testworks within the Permit area. As stated above, Permits are granted for three years and may be renewed twice (each renewal for an additional three-year term). However, upon the first renewal the surface area of the Permit is reduced at least by 50%, and upon the second renewal the area is again reduced by 50%.

          Research Permits cannot be leased but they can be assigned to third parties with the prior authorization of the Minister of Mines. The Mining Regulations provide that Research Permits are granted on a first-come, first-served basis. Therefore during the period in which an application is pending, no other application relating to the same area and the same group of minerals may be considered.

          Only the holder of a Research Permit or a Prospecting License can be granted a Mining Permit. Pursuant to the Mining Code, Mining Permits are granted by Governmental Decree and the granting is automatic, provided that the holder of the Research Permit or Prospecting License has complied with all its obligations under the Permit and applicable regulations, and provided that there is convincing support for an exploitable deposit and that an environmental impact report has been completed on the area of the deposit. Mining Permits grant exclusive rights for prospecting, exploration, construction and mining with respect to a specific group of minerals within a defined area, for a 30-year period (renewable for an additional 10 years), and also grant the right to carry out processing and marketing activities. Assignments, transfers or leases of Mining Permits are allowed if previously authorized by Governmental Decree.

          As soon as a Mining Permit is granted, mineral rights must be assigned by the holder of the Research Permit or the Prospecting License to a company incorporated under Mali Law in which the State is given, free of cost, a 10% shareholding interest that cannot be diluted. Such interest entails the obligation to pay a compulsory dividend to the State which is to be paid before any other allocation of the distributable profits. In addition, the State has the right to purchase an additional non carried 10% interest to be paid in cash on the capital of the company.

          Mining Permit holders are subject to certain fund repatriation obligations as set forth in applicable Malian regulations.

          The mineral rights held by Medoro’s subsidiaries in Mali have been granted either under an Authorization for Exploration or a Research Permit, as described above.

          Research Permits, Mining Permits and Authorizations for Small Scale-Mining are coupled with a Convention D’Établissement (“Establishment Convention or Convention”) signed between the State and the holder of the mineral rights. These Conventions are format agreements which set forth all the rights and obligations of the State and the holder of the mineral rights during the exploration and exploitation stages. The Establishment Convention generally includes provisions dealing with: work commitments (permit holders are required to carry out certain work and comply with certain investment obligations set forth in the programs and budgets submitted for the Research Permit), reporting obligations (permit holders are required to submit annual work programs and budgets and quarterly reports), taxes, general duties, customs tax arrangements, state equity participation, international arbitration, etc. In addition, the Establishment Conventions include a reimbursement obligation in favor of the Republic of Mali, pursuant to which the joint venture mining company (which is to be created to hold the Mining Permit) must pay an amount deemed to represent the value of exploration activities carried out by the State prior to the granting of the Permit. In the case of the Establishment Conventions for the properties held by Medoro such payments vary from $450,000 to around $800,000 each, and are to be paid in accordance with a payment schedule to be agreed between the parties to the Convention.

Environmental

          Holders of Authorizations and Research Permits are not required to obtain environmental permits to carry out the activities authorized under their respective Authorizations or Permits. However, work programs filed to apply for Research Permits must include reclamation commitments whenever activities include underground works by drifts or shafts, trenches or a dumping of stockpile exceeding materials of 500 m3 overall, or activities that affect water sources or cause modifications of the landscape exceeding one (1) meter high. Also, if at some point in time scheduled research or prospecting activities would entail a total earth moving of more than 20,000 m3, or would have an impact on water resources, Research Permit holders must request authorization to commence activities and submit a reclamation plan. Holders of Mining Permits are required to submit an Environmental Impact Assessment Study, which includes the obligation to carry out certain remediation and safety works. In addition, Mining Permit holders are required to provide a guarantee (by means of a monetary deposit with an internationally recognized bank of the funds estimated in the mining permit application for rehabilitation and reclamation work) to ensure compliance of such obligations.

Mining Taxes

          Regarding applicable taxes, mining activities in Mali are subject to the following direct taxes and fees (in addition to any regular taxes such as general corporate income taxes, tax on dividends, etc.):

  A fixed charge on the issuance or renewal of mineral rights. In the case of a Research Permit, the issuance charge is 500,000 West African CFA francs (currently around $1,050); and in the case of a Mining Permit it is 1,500,000 West African CFA francs (currently around $3,150). A capital gains tax is also applicable on transfers of mineral rights (at a rate of 20%).

  Surface Taxes, levied yearly on the area of the mineral rights. The rates vary depending on the type of Permit. The surface tax rate for Research Permits varies between 1,000 and 2,000 West African CFA francs (currently between $2.10 and $4.20) per km2 . The surface tax rate for Mining Permits is 100,000 West African CFA francs (currently around $209.93) per km2 . This tax does not apply to the area granted under an Authorization.

  Royalties: The holder of a Mining Permit is subject to a 3% royalty on mining products. Royalties are calculated on gross sales proceeds before tax.

Quantitative Risk Factors

          For a discussion of quantitative information about market risk as of the end of the last fiscal year, please see Note 7 of Medoro’s audited consolidated financial statements and Note 6 of Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibits G and H, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion, unless otherwise indicated, is as of August 21, 2009.

          Medoro strives to enhance shareholder value through resource development. While the competition for attractive development properties is intense, and the odds of advancing individual properties to production are low, Medoro believes that its strategy is achievable and offers an attractive risk-reward ratio. Medoro has taken a portfolio approach to mitigate risk, acquiring various properties in prolific areas to improve the odds of success and wherever possible, joint ventures its higher risk properties with partners who provide significant technical and financial resources.

          Given the current market environment where debt or equity funding may not be readily available, Medoro has delayed the exploration activities of the Mali properties and is seeking to possibly joint venture finance the Mali exploration properties. Medoro’s focus will be on exploration activities in Venezuela and obtaining an exploitation permit to begin production there, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement.

          The financial data about Medoro presented in "Management's Discussion and Analysis of Financial Condition and Results of Operation" has been prepared in accordance with Canadian GAAP which differ from those principles that Medoro would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP. Note 13 to Medoro’s audited consolidated financial statements attached to this proxy statement as Exhibit G and Note 12 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibit H, for information about the adjustments that would be required in order to present the Medoro financial data in accordance with U.S. GAAP.

Background

          The acquisition of Panwest, which holds Medoro’s gold exploration rights to properties in the Bolivarian Republic of Venezuela, was completed on July 10, 2006. The second acquisition, completed on September 14, 2007, was of African Gold, which holds gold exploration rights for properties in Mali.

Increíble Properties

          On July 10, 2006, Medoro acquired all of the issued and outstanding shares of Panwest, which holds the rights to the Increíble Properties, encompassing 2,217 hectares in the El Callao Mining District, Bolívar State, Venezuela. Panwest was incorporated on August 10, 2005 and had no business or assets until its acquisition of the Increíble Properties on March 22, 2006.

          The acquisition included (i) 100% of Mineria MH, CA. which has 119 small mining contracts with Los Mineros de El Callao, S.A. (“Lomec”) within the Increíble Properties, and (ii) 100% of the Lo Increíble Mining Company de Venezuela S.A. that has a mining contract with Lomec for the balance of the Increíble Properties, and beneficially owns approximately 93% of the shares of Lomec, which is the contract holder of the mining contract for the Increíble Properties.

          Panwest acquired its interest in the Increíble Properties pursuant to a share exchange agreement with Corporacion Vengroup C.A. (“Vengroup”), a Panamanian corporation, in consideration for the issuance of 60% of the shares of Panwest. Vengroup had previously owned the rights to the Increíble Properties but had assigned 51% of them to Bema Gold Corporation (“Bema”), which in turn had assigned its interest to Crytsallex. Vengroup reacquired the rights on December 30, 2005 upon settlement of an arbitration proceeding between Vengroup and Crystallex.

          As set out in the technical report “Lo Increíble 4A and 4B Mining Properties El Callao Mining District, Bolivar State, Venezuela for Medoro Resources Ltd,” dated May 15, 2006 and filed on Medoro’s SEDAR profile at www.sedar.com, comprehensive and detailed exploration of the Increíble Properties was completed from 1994 to 1999 by Bema. The exploration programs included line cutting, soil and panel sampling, trenching, airborne magnetic and radiometric surveying, underground mapping and sampling, assaying, and limited metallurgical studies, structural studies and reverse circulation and diamond drilling.

          Expenditures on the Increíble Properties prior to their acquisition totaled US$4.5 million, of which substantially all related to exploration and were incurred primarily from 1992-2001. There were no material expenditures on the Increíble Properties from 2001 until Medoro’s acquisition of them in 2006.

          The Increíble Properties consist of two concessions, namely 4A and 4B, and are located in the El Callao mining district of Venezuela, a major gold production district in the Guyana Shield. Medoro plans to aggressively expand the previously-identified open pit gold resource with a view to fast-tracking development of the property.

          The Increíble Properties, totaling 2,217 hectares, are located immediately north, and adjacent to, Crystallex’s La Victoria property which on October 1, 2008 had discontinued its operations. Rusoro Mining, Hecla Mining and CVG Minerven all have producing gold mines and are actively exploring for gold in the area. The properties are held under mining contracts granted by Corporación Venezolana de Guayana.

Mali Properties

          The Mali Properties consist of the rights to seven gold exploration areas in the Republic of Mali, as described below. Medoro acquired these rights on September 14, 2007 upon the completion of the acquisition of African Gold, which held the options to nine properties. Upon acquisition, Medoro did not exercise the option on two of these properties, leaving a total of seven acquired. It also directly acquired two additional properties - Manakorola and Sindo, and applied for and obtained rights to two additional properties, for a total of eleven. The seven gold exploration areas acquired through the acquisition of African Gold are in two major Birrimian greenstone belt regions as follows:

Bougouni Region

          Located in southern Mali where the producing Morila (Randgold Resources-Anglo Gold Ashanti) and Syma (Resolute Resources) gold mines are located.

  Kekoro exploration permit (135 km2 ) in a geological context similar to the Morila gold mine which is located 30 km to the southwest

  Samaya research permit (51 km2 ) representing the western extension of the mineralized structural trend currently being explored by African Gold Group

  Kangare research permit (153 km2 ) within the major Yanfolilia corridor that extends further south into Guinea, where the gold deposits of Bale, Foulaboula, Kalaka, Kalana, Kobada, and Kodieran are also located

  Balandougou research permit (93.8 km2 ) located adjacent to the Manalo property being explored by Delta Exploration

  Niaouleni exploration permit (36.5 km2 )

  Nimissila research permit (239 km2 )

Kenieba region

          Located in western Mali where the Sadiola (Anglo Gold Ashanti), Yatela (Anglo Gold Ashanti), Loulo and Yalea (Randgold Resources) gold mines are located.

  Bantango research permit (239 km2 ) is located in a similar geological context to the Loulo property (Randgold Resources)

          In conjunction with the exercise of the option on the original seven properties, Medoro negotiated the acquisition of the rights to two additional properties - Sindo and Manakorola. In addition, on December 2, 2007, Medoro’s subsidiary Medoro Mali SARL, entered into option agreements with each of Ouagadou Gold Inc. and Touareg Gold SARL with respect to two properties in Mali. Rights to an additional two properties were acquired in Mali in 2008.

          If the transaction contemplated by the non-binding, preliminary letter of intent signed with Colombia Gold were to move forward, and upon consummation of the merger transaction described in this proxy statement, Medoro could acquire mining rights to the Echandia property and the Marmato properties and would have a significant interest in the historic Marmato gold district of Colombia.

Overview

Increíble Properties (Venezuelan properties)

          On July 10, 2006, Medoro purchased the shares of Panwest, which holds the rights to the Increíble Properties, for C$10,788,545 (including C$276,645 acquisition costs). Medoro issued 15,140,000 shares to the shareholders of Panwest, paid C$1,125,000 (US$1,000,000) in cash and also agreed to pay to the sellers a royalty of US$15 per ounce of gold on all production from the Increíble Properties.

          Upon completion of the acquisition, Medoro closed a private placement of 2,150,000 units with Gold Fields Ltd. at a price of C$1.40. Each unit consists of one share and one-half of a share purchase warrant, with each whole warrant exercisable at a price of C$2.80 for two years from the closing of the placement. These warrants expired, unexercised.

          Medoro commenced a 10,000 meter diamond drilling program at the La Cruz, La Sofia and El Tapon prospects, which was designed in part to provide more current drilling information to bring the historically reported resources up to the standard required by NI 43-101 as well as to upgrade the classification of the resources. Drilling executed in La Cruz, La Sofia and El Tapon during the period February to August 2007 confirmed two main zones of mineralization.

          On November 1, 2007 Medoro reported an Indicated Mineral Resource at the La Cruz, La Sofia and El Tapon zones at its Lo Increíble 4A and 4B properties in Venezuela of 394,000 ounces of gold comprising 5.9 million tonnes at an average gold grade of 2.1 g/t. In addition, an Inferred Mineral Resource of 423,000 ounces was identified comprising 5.6 million tonnes grading 2.4 g/t. This resource estimate had been prepared to update the previously reported historical resources to current NI 43-101 standards.

          On December 18, 2008 Medoro reported an updated resource estimate for these properties based on the 2008 drilling program. The previous Indicated Mineral Resource of 394,000 ounces was upgraded to a Measured and Indicated Mineral Resource of 940,000 ounces. The main driver in this success was El Tapon, where the 2007 resource consisted of 183,000 ounces, all of which was classified as an Inferred Mineral Resource. The 2008 resource now stands at 400,000 ounces in the Indicated Mineral Resource category. Similar progress was achieved at La Cruz and La Sofia, where almost all of the Inferred Mineral Resources reported in 2007 have been upgraded to the Measured and Indicated Mineral Resource categories.

          The increased resource estimate incorporating the results of the 2008 drilling program comprised 127 diamond drill holes totaling 22,000 meters, and is being reported at a cut-off grade of 0.5g/t gold for open pit (“O/P”) material and 4 g/t for underground (“U/G”) material. All grade interpolation has been carried out using Ordinary Kriging.

		2008			2007
			Gold			Gold
			Content			Content
	Tonnes	Grade	(Ounces x	Tonnes	Grade	(Ounces x
Category	(Mt)	(g/t Au)	1000)	(Mt)	(g/t Au)	1000)

Measured	4.19	2.3	310	-	-	-
Indicated	9.22	2.1	630	5.89	2.1	394
Total	13.41	2.2	940	5.89	2.1	394
Inferred 0/P	0.56	2.2	40	5.31	2.2	374
Inferred U/P	0.28	5.4	50	0.24	6.4	49
	0.84		90	5.55		423

          Both the 2007 and the 2008 estimates were prepared using NI 43-101 standards of disclosure for mineral projects. While no detailed economic studies have yet been carried out to determine what portion of these mineral resources will ultimately be upgraded to Mineral Reserves, sufficient work has been undertaken to confirm that these are potentially economic and can therefore be reported as mineral resources as defined by the standards adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council.

Measured resources by prospect

Deposit	Tonnes (Mt)	Grade (g/t Au)	Gold Content (Ounces xl000)
La Cruz -OP	3.08	2.4	240
La Cruz- UG	-	-	-
El Tapon	-	-	-
La Sofia	1.11	2.2	80
TOTAL	4.19	2.3	310

Indicated resources by prospect

Deposit	Tonnes (Mt)	Grade (g/t Au)	Gold Content (Ounces xl000)
La Cruz -OP	3.18	1.6	160
La Cruz- UG	-	-	-
El Tapon	4.76	2.6	400
La Sofia	1.28	1.6	70
TOTAL	9.22	2.1	630

Inferred resources by prospect

Deposit	Tonnes (Mt)	Grade (g/t Au)	Gold Content (Ounces xl000)
La Cruz -OP	0.26	1.1	10
La Cruz- UG	0.28	5.4	50
El Tapon	0.30	3.2	30
La Sofia	-	-	-
TOTAL	0.84	3.3	90

          Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to begin exploitation activities at the Lo Increíble Properties. Medoro’s management intends to obtain such permits and to commence mineral exploitation in an expeditious manner.

Mali Properties

          On September 14, 2007 Medoro exercised its option to acquire all the issued and outstanding shares of African Gold, a Panamanian company, which holds the options to the Mali Properties, for C$6,245,000 (including C$163,000 in acquisition costs). In consideration for the acquisition of African Gold, Medoro paid C$2,962,000 (US$2,810,000) and issued 5,200,000 common shares.

          The cash consideration consisted of C$808,000 (US$720,000) paid on April 23, 2007 for the option to acquire all of the issued and outstanding shares of African Gold, and C$2,154,000 (US$2,090,000) cash paid on the exercise of the option. Medoro also assumed African Gold’s obligations under the option arrangements it has entered into with the holders of the properties, including cash payments totaling US$224,000 and a one time payment of US$9.00 per ounce of measured gold resources and US$4.00 per ounce of indicated gold resources. The agreement also provides that if any of the individual properties contain an aggregate of 500,000 ounces or more of measured and indicated gold resources, then the vendor will receive a one-time payment of US$6.00 per ounce of measured gold resources and US$4.00 per ounce of indicated gold resources.

          The common shares issued have been valued at a price of C$0.60 per common share, being the closing price on the day of the exercise of Medoro’s option to acquire African Gold.

          Medoro commenced drilling in May, 2008 on the eastern sector of its Sindo property in Mali. A first drilling phase was aimed at checking at depth the gold occurrences contained within two highly anomalous areas in the vicinity of extensive artisanal workings. The program consisted of 20 diamond drill holes for a planned total of 3,500 meters to check the continuity of a 1,500 meter long anomaly (Koulouba and Kilotadacoun) and a 2,000 meter long anomaly at Belinimorokoulou, Dadjan, and Gontoule. Both geophysical anomalies are still open to the north and south. In addition to diamond drilling, Medoro planned to acquire more geophysical data on a third area (Galala and Moussala) where the higher concentration of artisanal mining workings is located.

          As mentioned previously, Medoro has decided to delay exploration activities in Mali and is evaluating its options to continue its exploration plans including the possibility of seeking joint venture partners to enable Medoro to maintain an interest in some or all of these properties.

Write-down of the Mali property, plant and equipment

          The Mali property, plant and equipment consist of the accumulated costs incurred for the portfolio of licenses that is made up of a total of 11 areas in Mali. Ten of the licenses are located in the gold-bearing Bougouni region in southern Mali, on the West African craton. The licenses are Sindo, Kekoro South, Kangare, Balandougou, Samava, Naiouleni West, Bambadala North, Doubasso, Nimissila and Manakorolo. The other license area, Bantanko, is located in the west of Mali, in the Keneiba window portion of the West African craton. As of August 21, 2009, Medoro retains the rights to four properties (Sindo, Samaya, Kangare and Bantanko) which Medoro is seeking to joint venture. The other seven properties have been reverted to the government of Mali or to the respective original title holders.

          Medoro’s focus in 2009 will be on the Increíble Properties in Venezuela, for which it is seeking the exploitation permits to begin production, and on potential acquisitions in the nation of Colombia, including the merger transaction described in this proxy statement. Due to limited resources, Medoro has ceased its exploration activities indefinitely on the Mali properties and is currently evaluating its options, including new financing or seeking a strategic partnership in order to continue exploration activities. Continued exploration in Mali is dependent upon Medoro successfully completing new financing for this non-producing property, which in the current environment has become very difficult.

          The following are the events or changes in circumstances that have occurred and are present as at December 31, 2008 which resulted in an impairment test on the Mali assets:

  Medoro determined that there would not be adequate resources to continue the Mali exploration activities and the development of the Increíble Properties. Medoro had decided to use available funds to pursue the objective of bringing the Increíble Properties to the production stage. Therefore, Medoro has decided to delay exploration activities in Mali indefinitely. Medoro has also decided that the sale of all or part of the Mali properties to a strategic partner will be evaluated and pursued.

  Current financial conditions globally have been subject to increased volatility and numerous financial institutions have either filed for bankruptcy or have been rescued by governments. The increased levels of volatility and market turmoil have affected the availability of funds. Medoro’s principal source of liquidity has been equity financing and currently there is a lack of funds available from investors for green field or early stage exploration.

  Medoro currently does not have the available cash to meet its total expenditure commitment of approximately C$12.8 million by 2010 in order to maintain its licenses for the Mali properties.

  Medoro had issued common shares on the initial acquisition of African Gold at which time the stock price was significantly higher at C$0.60 compared to C$0.03 as at December 31, 2008. As described under EIC-174 (Mining Exploration Costs), as published by the Canadian Emerging Issues Committee, the issuance of shares on the acquisition and subsequent share price decline would be an indicator that capitalized costs may need to be tested for impairment.

          The value of the Mali mineral property assets have been completely written off primarily due to the uncertainty of the recoverability of these costs. The fair value of the equipment was determined to be the expected future cash flow from the sale of the equipment. The licenses acquired in the September 2007 acquisition of African Gold and the related costs consists of the original purchase price, equipment and exploration costs incurred as follows:

Amount
(in C$ thousands)
Cash paid to acquire African Gold	2,962
Acquisition costs	163
Value of common shares issued on the acquisition	3,120
Future income tax on assets acquired	3,363
Total capitalized costs on acquisition	9,608
Costs incurred subsequent to the acquisition
Capitalized exploration costs	623
Equipment purchases	914
Total cost of Mali properties	11,145
Less: Estimated fair value of equipment	(445)
Writedown of Mali properties	10,700

          The after tax cost of this write-down is C$7.3 million of which C$3.1 million was non-cash related to the value of the common shares issued on the acquisition. The loss related to cash used was C$4.2 million which consisted of C$3.1 million on acquisition, capitalized exploration costs of C$0.6 million and equipment of C$0.5 million.

Critical Accounting Estimates

          Medoro’s financial statements are prepared in accordance with Canadian GAAP, which require management to make judgments, estimates and assumptions, which may have significant impact on the financial statements. A summary of Medoro’s significant accounting policies can be found in Note 2 to Medoro’s audited consolidated financial statements attached to this proxy statement as Exhibit G. The following is a discussion of those accounting policies and estimates that are considered critical in the determination of Medoro’s financial results.

Mineral properties

          Medoro considers its mineral properties to have the characteristics of property, plant and equipment. As such, Medoro defers all exploration costs, including acquisition costs, field exploration and field supervisory costs relating to specific properties until those properties are brought into production, at which time they will be amortized on a unit-of-production basis based on proven and probable reserves or until the properties are abandoned, sold or considered to be impaired in value, at which time an appropriate charge will be made. Administrative costs are expensed as incurred.

          The recoverability of the amounts shown for mineral properties is dependent on the existence of economically recoverable reserves, the ability to obtain financing to complete the development of such reserves and meet Medoro’s obligations and the success of future operations or dispositions.

Impairment of long-lived assets

          Medoro monitors the recoverability of the carrying amount of its long-lived assets by estimating the undiscounted cash flows expected to result from their use and eventual disposition. This assessment is based on the carrying amount of the asset at the date it is tested for recoverability, whether it is in use or under development. If the carrying amount exceeds the sum of the undiscounted cash flows expected to result, an impairment loss is recognized and the adjusted carrying amount becomes the new cost basis.

          Non-producing mineral properties are also evaluated for impairment based on management’s intentions and are written down when the long-term expectation is that the net carrying amount will not be recovered.

Foreign currency translation

          Medoro’s functional currency is the Canadian dollar. Medoro’s foreign subsidiaries are considered to be integrated operations. Accordingly, Medoro utilizes the temporal method to translate the financial statements of those subsidiaries into Canadian dollars. An exchange gain or loss that arises on translation or settlement of a foreign currency denominated monetary item or a non-monetary item carried at market is included in the determination of net income for the current period. At each balance sheet date, monetary items denominated in a foreign currency are adjusted to reflect the exchange rate in effect at the balance sheet date and at the exchange rate in effect on the date of transaction in the case of non-monetary items. Revenues and expenses are translated into Canadian dollars at the exchange rates prevailing on the transaction dates.

Income taxes

          Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the year that includes the substantive enactment date. A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized.

Stock-based compensation

          Medoro accounts for stock options granted using the fair value based method of accounting for stock-based compensation. Accordingly, the fair value of the options at the date of grant is accrued and charged to operations, with a corresponding credit to contributed surplus, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

Financial instruments and financial risks (see New Accounting Pronouncements - financial instruments)

          The fair values of cash and cash equivalents, and accounts payable and accrued liabilities approximate their carrying values due to the short term to maturity of these financial instruments. Medoro has no derivative financial instruments.

          The fair value of the note and shares receivable approximates the carrying value as the yield incorporated on the note and shares receivable approximates the interest rate Medoro could obtain on similar financing.

          Results of Operations

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net loss

          Net loss for the six months ended June 30, 2009 was C$1.2 million or C$0.01 per share compared to a net loss of C$5.2 million or C$0.07 per share for the same period the previous year. The decrease in net loss of C$4.0 million was primarily a result of a decrease in operating costs of C$1.8 million, a decrease in other expense of C$2.1 million and an increase in future income tax recovery of C$0.1 million.

Operating expenses

          Operating expenses for the six months ended June 30, 2009 were C$1.6 million compared to C$3.5 million for the same period in the previous year, a decrease of C$1.9 million. The decrease is primarily due to a C$1.4 million decrease in general and administrative expenses and C$0.4 million decrease in stock-based compensation. The decrease in general and administrative expense is primarily due to the second quarter decrease in activity in the Mali operations.

Other income and expenses

          For the six months ended June 30, 2009, other income and expenses decreased C$2.1 million from the same period in the previous year. The decrease is primarily due to the decrease in foreign exchange loss of C$2.2 million. The decrease in foreign exchange loss is primarily due to the change in the foreign exchange rate of the Venezuelan Bolivar and its effect on the translation of the Bolivar denominated future income tax liabilities related to previous acquisitions.

Future income tax recovery

          The future income tax recovery relates to the future income tax effect on the expensing of general and administrative costs for accounting purposes compared to the capitalization of these costs for tax purposes in Venezuela.

Cash flow

          Cash used by operating activities for the six months ended June 30, 2009 was C$1.4 million compared to a use of C$2.9 million for the same period in the previous year. Medoro continued to use cash from operations as it continued its exploration programs in Venezuela in the period and decreased its activity in the Mali operations.

          Cash used in investing activities for the six months ended June 30, 2009 was C$0.7 million compared to C$3.6 million for the same period in the previous year. The decrease is due to the decreased activities in Mali and decreased drilling activity in Venezuela for the period. Medoro focused its resources on the completion of the updated Lo Increible resources report and on negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities.

          Cash provided by financing activities for the six months ended June 30, 2009 was C$8.1 million. On June 25, 2009, Medoro completed two brokered private placements pursuant to which it issued an aggregate of 68,700,000 Medoro common shares for aggregate gross proceeds of C$9,000,000 as follows: (i) the issuance of 57,500,000 Medoro common shares at a price of C$0.12 per share for gross proceeds of C$6,900,000, and (ii) the issuance of 11,200,000 Medoro common shares at a price of C$0.1875 per share for gross proceeds of C$2,100,000. Net cash proceeds were C$8,134,000 after cash costs of C$866,000 and compensation options valued at C$704,000.

          All shares issued as part of the offering, including shares issued upon exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

	Common Shares	Price per Share C$	Gross Proceeds	Net Proceeds
June 25, 2009	57,500,000	0.12	C$ 6,900.000
June 25, 2009	11,200,000	0.1875	2,100,000
Total	68,700,000		C$ 9,000,000	C$ 8,134,000

          Equity financing completed in the six month period ending June 30, 2008 was for total net proceeds of C$12.3 million.

Selected Financial Information

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

(in C$ thousands except where noted)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Revenue	-	-
Net loss	1,169	5,202
Loss per share	0.01	0.07
Capital expenditures (includes non-
cash)	633	3,528

          Significant factors influencing interim period results were:

          The decrease in net loss of C$4.0 million was primarily a result of a decrease in general and administrative expenses associated with the decreased activity in the Mali operations and the decrease in foreign exchange loss of C$2.2 million. The decrease in foreign exchange loss is primarily due to the exchange in the foreign exchange rate of the Venezuelan Bolivar and its effect on the translation of the Bolivar denominated future income tax liabilities related to previous acquisitions.

Liquidity and Financial Resources

          At June 30, 2009, Medoro had C$7.4 million net working capital, including cash and short-term investments of C$8.2 million and no long-term debt. Medoro has determined that there will not be adequate resources to continue the Mali exploration activities and the development of the Increíble Properties. Medoro has decided to use available funds to fund the objective of bringing the Increíble Properties in Venezuela to the production stage, among other purposes including the completion of the proposed transaction. Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities. Management intends to obtain such permits and to commence mineral exploitation in an expeditious manner.

          Medoro has reduced its operating expenses by implementing a number of measures, including staff layoffs and salary reductions. Medoro is continuing to monitor market conditions with a view to raising additional funding or identifying potential strategic partners to provide funding for the 2009 exploration, administration costs and acquisition costs.

          To date, Medoro has not generated revenue from its principal business activities and has relied on equity financings to meet its obligations. The ability of Medoro to continue as a going concern is dependent on Medoro’s ability to receive continued financial support, the discovery of economically recoverable reserves, the ability of Medoro to obtain the necessary exploitation permits on the mining properties, the ability to obtain the necessary financing to complete exploration and ultimately development, and generate profitable operations in the future. Medoro is currently seeking the exploitation permit to develop the Lo Increible Properties in Venezuela. If the exploitation permit is obtained, Medoro will need additional financing to progress these properties further.

          Medoro is actively pursuing alternatives including equity financing. Medoro has completed three private placements of which the funds raised will principally be used for Medoro’s 2009 exploration and drilling program in Venezuela, for certain transaction costs, for the establishment of potential Colombian operations following the consummation of the proposed transactions, as well as for other general and corporate purposes. The private placements completed were as follows:

          (a) During the six months ended June 30, 2009, Medoro completed two brokered private placements pursuant to which it issued an aggregate of 68,700,000 Medoro common shares for aggregate gross proceeds of C$9,000,000 as follows: (i) the issuance of 57,500,000 Medoro common shares at a price of C$0.12 per share for gross proceeds of C$6,900,000, and (ii) the issuance of 11,200,000 Medoro common shares at a price of C$0.1875 per share for gross proceeds of C$2,100,000. Net cash proceeds were C$8,134,000 after cash costs of C$866,000 and compensation options valued at C$704,000 related to the issuance.

          GMP Securities L.P. acted as agent for the two private placements of Medoro common shares completed on June 25, 2009. Compensation for its services consisted of cash and compensation options. These options were comprised of up to 3,450,000 Medoro common shares at an exercise price of C$0.12 per share (fair valued at C$593,000) and up to 672,000 Medoro common shares at an exercise price of C$0.1875 per share (fair valued at C$111,000). Fair value amounts were determined using the Black-Scholes option pricing model.

          All shares issued as part of these offerings, including shares issued upon exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

          (b) On July 22, 2009, Medoro completed a brokered private placement pursuant to which it issued an aggregate of 34,500,000 units of Medoro at a price of C$0.25 per unit for gross proceeds of C$8,625,000. Each unit comprises one Medoro common share and one Medoro purchase warrant. Each Medoro purchase warrant is exercisable to acquire one Medoro common share for two years at an exercise price of C$0.50 per share.

          GMP Securities L.P. acted as agent on the private placement. For its services in connection with the offering, the agent received a cash commission equal to 6% of the gross proceeds of the offering and compensation options exercisable to acquire up to 2,070,000 units at an exercise price of C$0.25 per unit. The compensation options expire on July 22, 2011.

          All securities issued as part of the offering, including shares issued upon exercise of the warrants and compensation options, are subject to a four month hold period expiring on November 23, 2009.

Commitments and Contingencies

          Medoro has the following commitments, not including those commitments related to the proposed transactions:

          On July 8, 2009, Medoro entered into the arrangement agreement with Colombia to acquire all the issued and outstanding shares of Colombia as described herein. See "The Arrangement Agreement and Related Agreements" beginning on page 68.

          On July 29, 2009, Medoro executed a non-binding, preliminary letter of intent to acquire all of the issued and outstanding shares of Colombia Gold, a privately held UK company, which is unrelated to Colombia, whose main assets are the mining rights to the Echandia property in Colombia. The non-binding, preliminary letter of intent has been amended twice to extend the target date for completion of the Colombia Gold transaction. Consideration for the acquisition would be the issuance of 33,333,333 of Medoro common shares and the payment upon closing of $2.6 million in settlement of Colombia Gold’s outstanding debt. The completion of this transaction is subject to the negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal and other commercial due diligence and customary conditions, including legal and regulatory approvals. The preliminary letter of intent may be terminated by Medoro at any time. There can be no assurance that the preliminary letter of intent would not be terminated, that satisfactory due diligence would be completed, that a definitive merger agreement would be entered into, or that the proposed transaction would be consummated. As of the date of this filing, Medoro has not conducted any significant due diligence of Colombia Gold, and the parties have not begun to negotiate a definitive agreement. It is uncertain whether Medoro and Colombia Gold will choose to pursue this transaction.

(in C$ thousands)	2010	2011	Total

Research/work costs	$4,415	$1,357	$5,772
Concession taxes	3,310	3,310	6,620
Option agreement payments	264	61	325
Other commitments	130	-	130
	$8,119	$4,728	$12,847

          The above commitments are per the Mali concession contracts. These commitments are required to keep the Mali Properties’ licenses. As a result of Medoro’s cash flow requirements related to these licenses, the carrying value of the Mali Properties was written down - see Note 4 to Medoro’s audited consolidated financial statements and Note 3 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibits G and H, respectively.

          There are no commitments that remain under the Lo Increíble concession contracts. These contracts expire August 28, 2012 with a 10 year extension, subject to Venezuelan Government approval. There can be no assurance that Medoro can obtain an extension in the future.

Quarter Ended June 30, 2009 Compared to Quarter Ended June 30, 2008

Net loss

          Net loss for the three months ended June 30, 2009 was C$0.5 million or C$0.01 per share compared to a net loss of C$3.0 million or C$0.03 per share for the same period the previous year. The decrease in net loss of C$2.4 million was primarily a result of a decrease in operating expenses of C$1.6 million and a decrease in other expense of C$0.8 million.

Operating expenses

          Operating costs were C$0.7 million for the three months ended June 30, 2009, compared to C$2.3 million for the same period in the previous year. The decrease of C$1.6 million is primarily due to a C$1.2 million decrease in general and administrative costs and a C$0.4 million decrease in stock-based compensation. General and administrative costs decreased primarily due to decreased costs of salaries and benefits and administrative office costs associated with the decreased activity in the Mali operations. The decrease in stock-based compensation was a result of no stock options being granted in the quarter compared to 1.8 million options which all vested upon granting in the previous year.

Other income and expenses

          For the three months ended June 30, 2009, other income and expenses decreased to C$0.2 million other income compared to other expenses of C$0.7 million in the same period for the previous year. The decrease is primarily due to the decrease in foreign exchange loss of C$0.9 million. The decrease in the foreign exchange loss is primarily due to the change in the foreign exchange rate of the Venezuelan Bolívar and its effect on the translation of the Bolivar denominated future income tax liabilities related to previous year acquisitions. The future income tax liabilities which are denominated in Venezuelan Bolívars resulted in a C$0.3 million unrealized non-cash foreign exchange gain upon its translation to Canadian dollars.

Future income tax recovery

          The future income tax recovery relates to the future income tax effect on the expensing of general and administrative costs for accounting purposes compared to the capitalization of these costs for tax purposes in Venezuela.

Cash flow

          Cash used by operating activities for the three months ended June 30, 2009 was C$0.8 million compared to a use of C$0.8 million for the same period in the previous year. Medoro continued to use cash from operations as it continued its exploration programs in Venezuela in the period and decreased its activity in the Mali operations.

          Cash used in investing activities was C$0.4 million for the three months ended June 30, 2009 compared to cash used of C$2.7 million for the same period in the previous year. The decrease is due to the decreased activities in Mali and decreased drilling activity in Venezuela for the period. Medro focused its resources on the completion of the updated Lo Increible resources report and on negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities.

          Cash provided by financing activities for the three months ended June 30, 2009 was C$8.1 million. On June 25, 2009, Medoro completed two brokered private placements pursuant to which it issued an aggregate of 68,700,000 Medoro common shares for aggregate gross proceeds of C$9,000,000 as follows: (i) the issuance of 57,500,000 Medoro common shares at a price of C$0.12 per share for gross proceeds of C$6,900,000, and (ii) the issuance of 11,200,000 Medoro common shares at a price of C$0.1875 per share for gross proceeds of C$2,100,000. Net cash proceeds were C$8,134,000 after cash costs of C$866,000 and compensation options valued at C$704,000.

          All shares issued as part of the offering, including shares issued upon exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

	Common Shares	Price per Share (C$)	Gross Proceeds	Net Proceeds
June 25, 2009	57,500,000	0.12	C$6,900.000
June 25, 2009	11,200,000	0.1875	2,100,000
Total	68,700,000		C$9,000,000	C$8,134,000

          There were no equity financings completed in the three month period ending June 30, 2008.

Selected Quarterly Information

Summary of Quarterly Results

(in C$ thousands except where noted)

	Three Months Ended
	June 30, 2009	March 31, 2009	Dec 31, 2008	Sept 30, 2008
Revenue	0	0	0	0
Net loss	(526)	(643)	(8,286)	(542)
Loss per share	(0.01)	(0.01)	(0.09)	(0.01)
Capital expenditures (includes non-
cash)	364	269	569	1,791

	Three Months Ended
	June 30, 2008	March 31, 2008	Dec 31, 2007	Sept 30, 2007
Revenue	0	0	0	0
Net earnings (loss)	(2,991)	(2,211)	1,106	(623)
(Loss) earnings per share	(0.03)	(0.04)	0.02	(0.01)
Capital expenditures (includes non-
cash)	2,044	1,517	4,259	2,524

Significant factors influencing quarterly results were:

  The decrease in net loss in the second quarter of 2009 over the previous quarter is primarily due to operating expenses decreasing C$0.2 million as a result of the decreased activities in Mali and cost reductions in Venezuela initiated in the first quarter of 2009.

  The decrease in net loss in the first quarter of 2009 is primarily the result of the decreased activities in Mali and the effects of Medoro’s cost reduction measures including staff reductions and layoffs.

  The increased loss in the fourth quarter of 2008 over the previous quarter is primarily due to the C$7.3 million after tax effect of the impairment write-off of the Mali assets.

  The decrease in loss in the third quarter of 2008 over the previous quarter was primarily due to the change in the foreign exchange loss and lower general and administrative costs.

  In the second quarter of 2008, Medoro granted 1,832,000 options and recorded a stock-based compensation cost of C$0.4 million.

  The net income in the fourth quarter of 2007 is primarily a result of foreign exchange gains on the translation of future income tax liabilities.

  In the third quarter of 2007, Medoro exercised its option to acquire all the issued and outstanding shares of African Gold, which had the option to acquire nine properties in Mali.

Liquidity and Financial Resources

          At June 30, 2009, Medoro had C$7.4 million net working capital, including cash and short-term investments of C$8.2 million and no long-term debt. Medoro has determined that there will not be adequate resources to continue the Mali exploration activities and the development of the Increíble Properties. Medoro has decided to use available funds to fund the objective of bringing the Increíble Properties in Venezuela to the production stage, among other purposes including the completion of the proposed transaction. Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities. Management intends to obtain such permits and to commence mineral exploitation in an expeditious manner.

          Medoro has reduced its operating expenses by implementing a number of measures, including staff layoffs and salary reductions. Medoro is continuing to monitor market conditions with a view to raising additional funding or identifying potential strategic partners to provide funding for the 2009 exploration, administration costs and acquisition costs.

          To date, Medoro has not generated revenue from its principal business activities and has relied on equity financings to meet its obligations. The ability of Medoro to continue as a going concern is dependent on Medoro’s ability to receive continued financial support, the discovery of economically recoverable reserves, the ability of Medoro to obtain the necessary exploitation permits on the mining properties, the ability to obtain the necessary financing to complete exploration and ultimately development, and generate profitable operations in the future. Medoro is currently seeking the exploitation permit to develop the Lo Increible Properties in Venezuela. If the exploitation permit is obtained, Medoro will need additional financing to progress these properties further.

          Medoro is actively pursuing alternatives including equity financing. Medoro has completed three private placements of which the funds raised will principally be used for Medoro’s 2009 exploration and drilling program in Venezuela, for certain transaction costs, for the establishment of potential Colombian operations following the consummation of the proposed transactions, as well as for other general and corporate purposes. The private placements completed were as follows:

          (a) During the second quarter of 2009, Medoro completed two brokered private placements pursuant to which it issued an aggregate of 68,700,000 Medoro common shares for aggregate gross proceeds of C$9,000,000 as follows: (i) the issuance of 57,500,000 Medoro common shares at a price of C$0.12 per share for gross proceeds of C$6,900,000, and (ii) the issuance of 11,200,000 Medoro common shares at a price of C$0.1875 per share for gross proceeds of C$2,100,000. Net cash proceeds were C$8,134,000 after cash costs of C$866,000 and compensation options valued at C$704,000 related to the issuance.

          GMP Securities L.P. acted as agent for the two private placements of Medoro common shares completed on June 25, 2009. Compensation for its services consisted of cash and compensation options. These options were comprised of up to 3,450,000 Medoro common shares at an exercise price of C$0.12 per share (fair valued at C$593,000) and up to 672,000 Medoro common shares at an exercise price of C$0.1875 per share (fair valued at C$111,000). Fair value amounts were determined using the Black-Scholes option pricing model.

          All shares issued as part of these offerings, including shares issued upon exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

          (b) On July 22, 2009, Medoro completed a brokered private placement pursuant to which it issued an aggregate of 34,500,000 units of Medoro at a price of C$0.25 per unit for gross proceeds of C$8,625,000. Each unit comprises one Medoro common share and one Medoro purchase warrant. Each Medoro purchase warrant is exercisable to acquire one Medoro common share for two years at an exercise price of C$0.50 per share.

          GMP Securities L.P. acted as agent on the private placement. For its services in connection with the offering, the agent received a cash commission equal to 6% of the gross proceeds of the offering and compensation options exercisable to acquire up to 2,070,000 units at an exercise price of C$0.25 per unit. The compensation options expire on July 22, 2011.

          All securities issued as part of the offering, including shares issued upon exercise of the warrants and compensation options, are subject to a four month hold period expiring on November 23, 2009.

Commitments and Contingencies

          Medoro has the following commitments, not including those commitments related to the proposed transactions:

          On July 8, 2009, Medoro entered into the arrangement agreement with Colombia to acquire all the issued and outstanding shares of Colombia as described herein. See "The Arrangement Agreement and Related Agreements" beginning on page 68.

         On July 29, 2009, Medoro executed a non-binding, preliminary letter of intent to acquire all of the issued and outstanding shares of Colombia Gold, a privately held UK company, which is unrelated to Colombia, whose main assets are the mining rights to the Echandia property in Colombia. The non-binding, preliminary letter of intent has been amended twice to extend the target date for completion of the Colombia Gold transaction. Consideration for the acquisition would be the issuance of 33,333,333 of Medoro common shares and the payment upon closing of $2.6 million in settlement of Colombia Gold’s outstanding debt. The completion of this transaction is subject to the negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal and other commercial due diligence and customary conditions, including legal and regulatory approvals. The preliminary letter of intent may be terminated by Medoro at any time. There can be no assurance that the preliminary letter of intent would not be terminated, that satisfactory due diligence would be completed, that a definitive merger agreement would be entered into, or that the proposed transaction would be consummated. As of the date of this filing, Medoro has not conducted any significant due diligence of Colombia Gold, and the parties have not begun to negotiate a definitive agreement. It is uncertain whether Medoro and Colombia Gold will choose to pursue this transaction.

(in C$ thousands)	2010	2011	Total

Research/work costs	$4,415	$1,357	$5,772
Concession taxes	3,310	3,310	6,620
Option agreement payments	264	61	325
Other commitments	130	-	130
	$8,119	$4,728	$12,847

          The above commitments are per the Mali concession contracts. These commitments are required to keep the Mali Properties’ licenses. As a result of Medoro’s cash flow requirements related to these licenses, the carrying value of the Mali Properties was written down - see Note 4 to Medoro’s audited consolidated financial statements and Note 3 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibits G and H, respectively.

          There are no commitments that remain under the Lo Increíble concession contracts. These contracts expire August 28, 2012 with a 10 year extension, subject to Venezuelan Government approval. There can be no assurance that Medoro can obtain an extension in the future.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net loss

          Net loss for the year ended December 31, 2008 was C$14.0 million or C$0.17 per share compared to a net loss of C$1.5 million or C$0.03 per share for the same period the previous year. The increase in net loss of C$12.5 million was primarily a result of an increase in operating costs of C$0.9 million, an increase in other expense of C$15.6 million and an increase in future income tax recovery of C$3.9 million.

Operating expenses

          Operating costs were C$5.9 million for the year ended December 31, 2008, compared to C$5.0 million for the same period in the previous year. The increase is primarily due to an increase in general and administrative costs of C$0.6 million and an increase of C$0.3 million in stock-based compensation. General and administrative costs increased primarily due to increased costs of salaries and benefits associated with the establishment of administrative offices in Venezuela and for the Mali operations. Stock-based compensation was C$0.4 million on 1,832,000 stock options granted compared to C$0.1 million on 257,000 stock options granted in the previous period.

Other income and expenses

          For the year ended December 31, 2008, other expenses increased to C$12.5 million compared to other income of C$3.1 million in the same period for the previous year. The increase is primarily due to write-down of the Malian properties of C$10.7 million combined with foreign exchange losses of C$1.9 million primarily due to the change in the foreign exchange rate of the Venezuelan Bolívar and the Mali CFA franc and its effect on the translation of the future income tax liabilities. The future income tax liabilities which are denominated in Venezuelan Bolívars and Mali CFA francs resulted in a C$1.1 million unrealized non-cash foreign exchange loss upon its translation to Canadian dollars.

Future income tax recovery

          The future income tax recovery increased to C$4.3 million compared to C$0.4 million. The increase is primarily due to the reversal of the future income tax liability of C$4.0 million as a result of the write-down of the Mali assets.

Cash flow

          Cash used by operating activities for the year ended December 31, 2008 was C$6.0 million compared to a use of C$5.8 million for the same period in the previous year. Medoro continued to use cash from operations as it continued its exploration programs in the year.

          Cash used in investing activities was C$5.8 million for the year ended December 31, 2008 compared to cash provided of C$4.6 million in the previous year. The cash used in 2008 for investing activities was related to costs capitalized to property, plant and equipment of which C$4.4 million was used in the year for the Increíble Properties and C$1.4 million for the Mali Properties. In the previous year funds were provided by a decrease in short-term investments of C$12.5 million to fund operations offset by the use of C$4.7 million used for additions to property, plant and equipment for the Increíble Properties and C$3.3 million for the acquisition of African Gold.

          Cash provided by financing activities was C$12.0 million in 2008 compared to C$2.3 million in the previous year. The increase is a result of the equity financing completed in 2008 for total net proceeds of C$12.0 million.

Selected Quarterly Information

Summary of Quarterly Results (C$ thousands except where noted)	Dec 31 2008	Sept 30 2008	June 30 2008	March 31 2008
Revenue	0	0	0	0
Net loss	(8,286)	(542)	(2,991)	(2,211)
- per share	(0.09)	(0.01)	(0.03)	(0.04)
Capital expenditures (includes non- cash)	569	1,791	2,044	1,517
Summary of Quarterly Results (C$ thousands except where noted)	Dec 31 2007	Sept 30 2007	June 30 2007	March 31 2007
Revenue	0	0	0	0
Net earnings (loss)	1,106	(623)	(993)	(967)
- per share	0.02	(0.01)	(0.02)	(0.02)
Capital expenditures (includes non- cash)	4,259	2,524	1982	851

Significant factors influencing quarterly results were:

  The increased loss in the fourth quarter of 2008 over the previous quarter is primarily due to the C$7.3 million after tax effect of the impairment write-off the Mali assets.

  The decrease in loss in the third quarter of 2008 over the previous quarter was primarily due to the change in the foreign exchange loss and lower general and administrative costs.

  In the second quarter of 2008 Medoro granted 1,832,000 options and recorded a stock-based compensation cost of C$0.4 million.

  The net income in the fourth quarter of 2007 is primarily a result of foreign exchange gains on the translation of future income tax liabilities

  In the third quarter of 2007 Medoro exercised its option to acquire all the issued and outstanding shares of African Gold, which had the option to acquire nine properties in Mali.

Liquidity and Financial Resources

          At December 31, 2008, Medoro had C$1.6 million net working capital, including cash and short-term investments of C$2.2 million and no long-term debt. Medoro has determined that there will not be adequate resources to continue the Mali exploration activities and the development of the Increíble Properties. Medoro has decided to use available funds to fund the objective of bringing the Increíble Properties in Venezuela to the production stage. Medoro is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities. Management intends to obtain such permits and to commence mineral exploitation in an expeditious manner.

          Medoro has reduced its operating expenses by implementing a number of measures, including staff layoffs and salary reductions. Medoro is continuing to monitor market conditions with a view to raising additional funding or identifying potential strategic partners to provide funding for the 2009 exploration and administration costs.

          To date, Medoro has not generated revenue from its principal business activities and has relied on equity financings to meet its obligations. The ability of Medoro to continue as a going concern is dependent on Medoro’s ability to receive continued financial support, the discovery of economically recoverable reserves, the ability of Medoro to obtain the necessary exploitation permits on the mining properties, the ability to obtain the necessary financing to complete exploration and ultimately development, and generate profitable operations in the future. Medoro will need additional financing and may be forced to curtail or delay some of its exploration activities until such financing is obtained. Medoro is currently seeking the exploitation permit to develop the Increíble Properties in Venezuela. However, if the exploitation permit is obtained Medoro currently does not have sufficient funds to finance its 2009 plans to produce from the Increíble Properties and will need additional financing to progress these properties. Medoro is actively pursuing alternatives including equity financing. There is no assurance that Medoro will be able to obtain such funding, or on terms acceptable to Medoro.

Commitments and Contingencies

          Medoro has the following commitments:

(in C$ thousands)	2009	2010	Total
Research/work costs	$4,415	$1,357	$5,772
Concession taxes	3,310	3,310	6,620
Option agreement payments	264	61	325
Other commitments	130	-	130
	$8,119	$4,728	$12,847

          The above commitments are per the Mali concession contracts. These commitments are required to keep the Mali Properties’ licenses. As a result of Medoro’s cash flow requirements related to these licenses, the carrying value of the Mali Properties was written down - see Note 4 to Medoro’s audited consolidated financial statements and Note 3 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibits G and H, respectively.

          There are no commitments that remain under the Lo Increíble concession contracts. These contracts expire August 28, 2012 with a 10 year extension, subject to Venezuelan Government approval. There can be no assurance that Medoro can obtain an extension in the future.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net loss

          Net loss for the year ended December 31, 2007 was C$1.5 million or C$0.03 per share compared to a net loss of C$2.1 million or C$0.05 per share for the same period the previous year. The decrease in net loss of C$0.6 million was primarily a result of an increase in other income of C$0.7 million offset by an increase in operating costs of C$0.1 million.

Operating expenses

          For the year ended December 31, 2007 operating costs were C$5.0 million compared to C$4.8 million for the same period in the previous year. The increase is primarily due to an increase in general and administrative costs of C$1.3 million offset by a decrease in stock based compensation of C$1.2 million on fewer stock option grants compared to the previous year. General and administrative costs increased primarily due to the acquisition of Panwest, and the costs associated with the establishment of administrative offices in Venezuela and for the Mali operations. Such costs included an increase in office and administration, an increase in consulting fees, an increase in salaries and benefits and travel and promotion.

Other income and expenses

          For the year ended December 31, 2007 other income increased to C$3.1 million compared to income of C$2.4 million in the previous year. The change is primarily due to a gain of C$1.5 million on the sale of Sardinia Gold Mines S.p.A. and the Monte Ollasteddu gold properties in the previous year and an increase in foreign exchange gain in 2007. The foreign exchange gain was primarily due to the change in the foreign exchange rate of the Venezuelan Bolívar and its effect on the translation of the future income tax liabilities. The parallel or market rate in 2007 was very volatile but the trend has been consistently higher than the official rate. As a result of this ongoing spread, transactions recorded and settled in Bolívars have been converted at the parallel exchange rate during 2007 instead of the official rate as used in prior years. The future income tax liabilities which are denominated in the Venezuelan Bolívar as a result of the Panwest acquisition generated a C$3.7 million unrealized foreign exchange gain upon its translation to the Canadian dollars.

Cash flow

          Cash used by operating activities for the year ended December 31, 2007 was C$5.8 million compared to a use of C$2.1 million for the same period in the previous year. Medoro continues to use cash from operations as it continues its exploration program.

          Cash provided by investing activities was C$4.6 million for the year compared to cash used of C$9.1 million in the previous year. Funds were provided by a decrease in short-term investments of C$12.5 million to fund operations offset by the use of C$3.3 million on the acquisition of the African Gold properties and C$4.7 million used for property, plant and equipment. During the previous year C$2.9 million cash was provided by the sale of Sardinia Gold Mines S.p.A. offset by C$1.4 million used to acquire Panwest and C$3.2 million used to acquire property, plant and equipment.

          Cash provided by financing activities decreased to C$2.3 million in 2007 compared to C$12.0 million in the previous year. The decrease is a result of the lower amount of equity financing completed in 2007 compared to the two financings in 2006.

Selected Quarterly Information

Summary of Quarterly Results (C$ thousands except where noted)	Dec 31 2007	Sept 30 2007	June 30 2007	March 31 2007

Revenues	0	0	0	0
Net earnings (loss)	1,106	(623)	(993)	(967)
- per share(1)	0.02	(0.01)	(0.02)	(0.02)
Capital expenditures	4,259	2,524	1,174	851

Summary of Quarterly Results (C$ thousands except where noted)	Dec 31 2006 (restated(2))	Sept 30 2006 (restated(2))	June 30 2006 (restated(2))	March 31 2006
Revenues	0	0	0	0
Net loss	(890)	(167)	(900)	(140)
- per share(1)	(0.04)	(0.00)	(0.02)	(0.00)
Capital expenditures	2,621	899	446	69

______________________
(1)

On May 24, 2006, Medoro completed a share consolidation whereby 7 pre-consolidation shares were exchanged for 1 post-consolidation share. All information related to common shares for the current and prior periods has been restated to give effect to the share consolidation.

(2)

The comparative figures have been restated to reflect adjustments that were recorded in the three months period ended December 31, 2006 which relate to the three month period ending September 30, 2006 and June 30, 2006. The adjustments include an increase to stock-based compensation of Cdn$686,637, Cdn $173,005 increase in properties due to foreign exchange and the expensing of general and administrative costs that were capitalized to exploration costs of Cdn$149,518 for the three months ended September 30, 2006 and Cdn $196,621 for the three months ended June 30, 2006. The adjustment to the stock-based compensation was a result of correcting the fair market value calculation of stock options that were granted during the three months ended September 30, 2006.

          There is no effect on the financial statements reported for the year ended December 31, 2006. The effects of the restatement are summarized below:

	As at September 30, 2006		As at June 30, 2006
Balance sheet	As reported	As restated	As reported	As restated
	(C$ thousands)	(C$ thousands)	(C$ thousands)	(C$ thousands)
Property Plant and Equipment	16,608	16,632	1,711	1,514
Contributed Surplus	2,513	3,199	-	-
Deficit	28,514	29,373	29,009	29,206

	Three month period ending
	December 31, 2006		September 30, 2006		June 30, 2006
Statement of operations and deficit	As reported	As restated	As reported	As restated	As reported	As restated
	(C$ thousands)	(C$ thousands)	(C$ thousands)	(C$ thousands)	(C$ thousands)	(C$ thousands)
General and administrative	1,577	718	684	833	908	1,105
Stock-based compensation	-	-	630	1,316	-	-
Foreign exchange gain (loss)	-	-	175	348	-	-
Net (loss) earnings	(1,749)	(890)	495	(167)	(703)	(900)
Deficit - beginning of period	28,514	29,373	29,009	29,206	-	-
Deficit - end of period	-	-	28,514	29,373	29,009	29,206
Earnings (Loss) per share	0.01	(0.00)	(0.01)	(0.00)	(0.01)	(0.02)

          Significant factors influencing quarterly results were:

  The net income in the fourth quarter is primarily a result of foreign exchange gains on the translation of future income tax liabilities

  On September 14, 2007 Medoro exercised its option to acquire all the issued and outstanding shares of African Gold, which had the option to acquire nine properties in Mali.

  In the third quarter ending September 30, 2006, Medoro recognized a gain on the sale of the Monte Ollasteddu property and a recovery on the note and shares payable totaling C$1.5 million, consisting of a C$1.2 million gain and a C$0.3 million future income tax recovery.

  Stock compensation costs were recorded in the third quarter of 2006 of C$1.3 million and none in fourth quarter of 2006.

          For information relating to important risks and uncertainties that could materially adversely affect Medoro’s business, securities, financial condition or operating results, reference is made to the disclosure set forth under “— Risk Factors” above. In addition, because the preceding discussion includes numerous forward-looking statements relating to Medoro, its results of operations and financial condition and business, reference is made to the disclosure set forth under “Cautionary Statement Regarding Forward-Looking Statements” above.

New Accounting Pronouncements

          Effective January 1, 2008, Medoro adopted Section 3862 “Financial Instruments - Disclosures” and Section 3863 “Financial Instruments - Presentation”. Section 3862 requires entities to provide disclosure of quantitative and qualitative information in their financial statements that enable users to evaluate (a) the significance of financial instruments for the entity’s financial position and performance; and (b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and management’s objectives, policies and procedures for managing such risks (see Note 3 to Medoro’s audited consolidated financial statements attached to this proxy statement as Exhibit G). Section 3863 establishes standards for the presentation of financial instruments and non-financial derivatives and provides guidance for the classification of related interest, dividends, losses and gains, and circumstances in which financial assets and financial liabilities are offset.

          Effective January 1, 2008, Medoro adopted the CICA Section 1535, “Capital Disclosures”, the adoption of which required disclosures with regard to Medoro’s objectives, policies and process for managing capital. These disclosures are contained within Note 6 of the financial statements.

          CICA Section 1400, “General Standards of Financial Statement Presentation”, was amended June 2007 to include guidance on an entity’s ability to continue as a going concern. The revised standard explicitly requires management to assess and disclose the entity’s ability to continue as a going concern. For clarification, the financial statements have been prepared on the basis of accounting policies applicable to a going concern, which assumes that Medoro will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. Medoro is not aware of any material circumstances that would undermine this assumption.

          In March 2009, the Emerging Issues Committee (“EIC”) issued EIC 174. Mining exploration costs which provide guidance for the development stage and exploration stage entities that cannot estimate future cash flows from its properties in assessing whether impairment of such properties is required. This EIC is to be applied to all financial statements issued after the date of the EIC. Medoro has applied this EIC in its review of the carrying value of its property, plant and equipment reflected in the financial statements.

          In 2006, Canada’s Accounting Standards Board (“AcSB”) ratified a strategic plan that will result in Canadian generally accepted accounting principles, as used by public companies, being converged with International Financial Reporting Standards (“IFRS”) over a transitional period currently expected to be completed by 2011. In April 2008, the AcSB issued an exposure draft which requires IFRS to replace Canadian GAAP for interim and annual financial periods beginning on or after January 1, 2011, including comparative figures. The impact of this transition on Medoro’s consolidated financial statements is still being determined.

          In February 2008, the CICA issued Section 3064, Goodwill and intangible assets, replacing Section 3062, Goodwill and other intangible assets and Section 3450, Research and development costs. Various changes have been made to other sections of the CICA handbook for consistency purposes. The new section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, Medoro has adopted the new standards for its fiscal year beginning January 1, 2009. It establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The adoption of this new standard had no significant impact on Medoro’s interim consolidated financial statements.

          On January 1, 2009, Medoro retrospectively adopted the CICA’s EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. The EIC provided guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of the financial asset and financial liabilities, including derivative instruments. The adoption of this EIC did not have a significant impact on Medoro’s interim consolidated financial statements.

          In January 2009, the CICA adopted Sections 1582, “Business Combinations”, 1601, “Consolidated Financial Statements”, and 1602, “Non-Controlling Interests” which superseded current sections 1581, Business Combinations” and 1600 “Consolidated Financial Statements”. These sections will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Earlier adoption is permitted. If any entity applies these sections before January 1, 2011, it will disclose that fact and apply each of the new sections concurrently. These new sections were created to converge Canadian GAAP with IFRS. Medoro is currently evaluating the impact of the adoption of these changes on its consolidated financial statements.

Transactions with Related Parties

          All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. During the six months ended June 30, 2009 and years ended December 31, 2008 and 2007, Medoro paid the following amounts to related parties:

(a)	consulting fees of C$ nil in 2009 (2008 - C$25,565 and 2007 - C$62,640) to a company in which a director of Medoro is an officer;

(b)

In 2008 Medoro paid C$322,323 to Coalcorp Mining Inc., a company in which three of the directors of Medoro were also directors. The payments related to Medoro’s share of general and office expenses including administrative support and office premises in Canada. Included in accounts payable and accrued liabilities at June 30, 2009 is C$2,752 related to these cost;

(c)	Medoro paid C$13,301 (2008 - C$5,205 and 2007 - C$133,956) to a company controlled by three directors of Medoro in respect of its office lease in Caracas, Venezuela; and

(d)	In 2008 Medoro paid C$151,905 to a company in which an officer of Medoro is also an officer. The payments are for Medoro’s share of general and office costs for Medoro’s office in Italy.

(e)

Medoro paid C$62,230 (2008 - C$ nil) to Pacific Rubiales Energy Corp., a company where three of the directors of Medoro are also directors. The payments related to Medoro’s share of general and office expenses, including administrative support and office premises in Canada. Included in accounts payable and accrued liabilities as of June 30, 2009 is C$70,311 (December 31, 2008 - C$32,743) also related to these costs.

Legal Proceedings

          Management of Medoro is not aware of any current or contemplated material legal proceedings to which Medoro is a party or which any of its property is the subject.

Outstanding Share Data

          As of August 21, 2009, Medoro has 191,988,090 issued and outstanding common shares. In addition, Medoro has 53,203,809 outstanding and exercisable warrants, 16,611,853 options outstanding and 4,122,000 compensation options outstanding.

Glossary of Mining Terms

          ‘Au’, means gold.

          ‘Indicated Mineral Resource’, means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

          ‘Inferred Mineral Resource’, means that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

          ‘Measured Mineral Resource’, means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The Estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

          ‘Mineral Resource’, means a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

          ‘Mineral Reserves’, means the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least as Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for loss that may occur when the mineral is mined.

          ‘Ordinary Kriging’, means a geostatistical approach to modeling. Instead of weighting nearby data points by some power of their inverted distance, Ordinary Kriging relies on the spatial correlation of the data to determine the weighting values. This is a more rigorous approach to modeling, as correlation between data points determines the estimated value at an unsampled point.

          ‘Preliminary Feasibility Study’, means a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social and environmental factors and the evaluation of other relevant factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be classified as a Mineral Reserve.

          ‘Qualified Person’, means an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member of licensee in good standing of a professional association.

Outlook

          Medoro is very pleased with the progress it has made at its Lo Increíble Properties in Venezuela. Medoro continues to negotiate with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities at its Lo Increible Properties. Once obtained, Medoro intends to commence mineral exploitation in an expeditious manner.

          With the completion of three equity financings, Medoro is focused on the closing of the acquisition of Colombia and on any other possible acquisitions.

          Additional information relating to Medoro Resources Ltd., including Medoro’s current Annual Information Form, is available on SEDAR at www.sedar.com. See “Where you can find more Information” beginning on page 187.

SECURITIES TO BE ISSUED BY MEDORO

          Per Share Merger Consideration

          If the merger transaction is completed, each Colombia share that is issued and outstanding immediately prior to the effective time (other than dissenting shares) will be cancelled and converted into the right to receive 0.336 of a common share of Medoro plus 0.0108 of a purchase warrant of Medoro for each share of Colombia stock they own. Dissenting Colombia stockholders may seek to exercise and perfect their appraisal rights under Delaware law with respect to the arrangement. See “Dissenters’ Appraisal Rights” on page 58. Each full Medoro purchase warrant issued as per share merger consideration is exercisable into one Medoro common share at a subscription price of C$0.50 per Medoro common share for a term of two years.

          Each warrant to purchase shares of Colombia stock that is outstanding immediately prior to the effective time will be assumed by Medoro at the effective time and will continue to have, and be subject to, the same terms and conditions set forth in such warrants immediately prior to the effective time. The warrants so assumed by Medoro will receive, upon the subsequent exercise by the warrantholder, the same per share merger consideration received by a Colombia stockholder for each full share of Colombia stock that the warrantholder was theretofore entitled upon exercise, being 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant.

          The number of common shares of Medoro and the number of Medoro purchase warrants issued as per share merger consideration to each Colombia stockholder shall be rounded according to the following rules:

          (i) the number of share or warrants, as applicable, will be rounded up to the nearest whole number in the event that the stockholder would receive a fractional share or warrant representing 0.5 or more; and

          (ii) the number of share or warrants, as applicable, will be rounded down to the nearest whole number in the event that the stockholder would receive a fractional share or warrant representing less than 0.5.

          Each option to purchase shares of Colombia common stock that is outstanding immediately prior to the arrangement effective time will be deemed cancelled at or immediately after the arrangement effective time. Optionholders will have a ten-day period ending on the fifth day before the effective date to exercise their options.

          The Medoro common shares and Medoro purchase warrants issued to Colombia stockholders as merger consideration will not be registered under the Securities Act, and will be issued in reliance upon the Section 3(a)(10) exemption. See “The Merger Transaction – Registration Exemption of Medoro Common Shares and Medoro Purchase Warrants Issued Pursuant to the Merger Transaction” beginning on page 53.

Description of Medoro Common Stock

          Medoro’s authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which common shares and no preference shares were issued and outstanding as of               , 2009.

          The holders of the Medoro common shares are entitled to receive notice of and to attend all meetings of the shareholders of Medoro and shall have one vote for each common share held at all meetings of the shareholders of Medoro, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Subject to the prior rights of the holders of the preference shares of Medoro or any other shares ranking senior to the Medoro common shares, the holders of the Medoro common shares are entitled to: (i) receive any dividends as and when declared by the board of directors of Medoro, out of the assets of Medoro properly applicable to the payment of dividends, in such amount and in such form as the board of directors of Medoro may from time to time determine; and (ii) receive the remaining property of Medoro in the event of any liquidation, dissolution or winding-up of Medoro. Modifications to the rights, privileges, restrictions and conditions attached to the Medoro common shares (including the creation of another class of shares that ranks prior to or on a parity with the common shares) requires an affirmative vote or not less than two thirds of the votes cast at a meeting of the holders of common shares of Medoro.

          Medoro’s common shares are currently listed and posted for trading on the TSX Venture Exchange under the trading symbol “MRS”. The closing price on the TSXV for the common shares on               , 2009 was C$                .. Listing on the TSX Venture Exchange commenced March 2, 2004.

Description of Medoro Purchase Warrant

          The Medoro purchase warrants will be issued in registered form pursuant to, and will be governed by, the terms of a warrant indenture, which we refer to in this proxy statement as the warrant indenture, to be entered into between Medoro and Equity Transfer & Trust Company, which we refer to in this proxy statement as the warrant agent. Medoro will designate the principal transfer office of the warrant agent in Toronto, Ontario, as the location at which the Medoro purchase warrants may be surrendered for exercise, transfer or exchange. Each whole Medoro purchase warrant will entitle the holder thereof to purchase one Medoro common share at a price of C$0.50 per Medoro common share for a period of two years following the effective date of the arrangement, at which time the Medoro purchase warrants will become null and void. The exercise price for the Medoro purchase warrants will be payable in Canadian dollars.

          The warrant indenture will provide for adjustments to the number of the Medoro common shares issuable upon the exercise of the Medoro purchase warrants and/or the exercise price per Medoro common share upon the occurrence of certain events, including:

(a)

the issuance of Medoro common shares or securities exchangeable for or convertible into Medoro common shares to all or substantially all of the holders of Medoro common shares as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the warrant indenture, or a distribution of Medoro common shares upon the exercise of the Medoro purchase warrants);

(b)	the subdivision, redivision or change of Medoro common shares into a greater number of shares;

(c)	the consolidation, reduction or combination of Medoro common shares into a lesser number of shares;

(d)

the issuance to all or substantially all of the holders of Medoro common shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Medoro common shares, or securities exchangeable for or convertible into common shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the warrant indenture, for Medoro common shares on such record date; and

(e)

the issuance or distribution to all or substantially all of the holders of Medoro common shares, of shares of any class other than Medoro common shares, rights, options or warrants to acquire Medoro common shares or securities exchangeable or convertible into Medoro common shares (other than an issuance referred to in (d) above), of evidences of indebtedness or cash, securities or any property or other assets (other than an issuance or distribution of a dividend paid in the ordinary course).

          The warrant indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Medoro purchase warrants and/or exercise price per security upon the occurrence of the following additional events: (i) the reclassification of the Medoro common shares; (ii) the consolidation, amalgamation, arrangement pursuant to a plan of arrangement or merger of Medoro with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Medoro common shares or a change of Medoro common shares into other shares); or (iii) the transfer of any of Medoro’s undertaking or assets as an entirety or substantially as an entirety to another company or other entity.

          No adjustment in the exercise price or the number of Medoro common shares issuable upon the exercise of the Medoro purchase warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of the exercise price by at least 1%.

          Medoro will also covenant in the warrant indenture that, during the period in which the Medoro purchase warrants are exercisable, Medoro will give notice to holders of Medoro purchase warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Medoro purchase warrants or the number of Medoro common shares issuable upon exercise of the Medoro purchase warrants, at least 10 days prior to the record date or effective date, as the case may be, of such event.

          No fractional Medoro common shares will be issuable upon the exercise of any Medoro purchase warrants, and no cash or other consideration will be paid in lieu of fractional shares. Any subscription for fractional Medoro common shares will be deemed to be a subscription for the next smallest whole number of Medoro common shares. Holders of Medoro purchase warrants will not have any voting or pre-emptive rights or any other rights which a holder of Medoro common shares would have.

          Pursuant to the terms of the warrant indenture, Medoro will be entitled to purchase in the market, by private contract or otherwise, any or all of the Medoro purchase warrants then outstanding, and any Medoro purchase warrants so purchased will be cancelled.

          The warrant indenture will provide that Medoro and the warrant agent, without the consent of the holders of Medoro purchase warrants, may from time to time amend or supplement the warrant indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of holders of Medoro purchase warrants. Any amendment or supplement to the warrant indenture that adversely affects the interests of holders of Medoro purchase warrants may only be made by “extraordinary resolution”, which is defined in the warrant indenture as a resolution either: (i) passed at a meeting of the holders of Medoro purchase warrants at which there are holders of Medoro purchase warrants present in person or represented by proxy representing at least 10% of the aggregate number of the then outstanding Medoro purchase warrants and passed by the affirmative vote of holders of Medoro purchase warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Medoro purchase warrants represented at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the holders of Medoro purchase warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Medoro purchase warrants.

          None of the Medoro common shares, the Medoro purchase warrants or the Medoro common shares issuable upon exercise of the Medoro purchase warrants have been or will be registered under the Securities Act. The Medoro purchase warrants may not be transferred except (i) to Medoro or (ii) outside of the United States in accordance with Regulation S under the Securities Act and the Medoro purchase warrants may not be exercised by any U.S. Person or any person within the United States except in certain transactions exempt from the registration requirements of the Securities Act. Terms in this paragraph have the meanings given to them in Regulation S under the Securities Act.

          The foregoing is a summary only of the terms of the Medoro purchase warrants and is qualified in its entirety by reference to the provisions of the warrant indenture.

COMPARISON OF RIGHTS OF HOLDERS OF
MEDORO COMMON STOCK AND COLOMBIA COMMON STOCK

          Upon completion of the arrangement, the stockholders of Colombia will become shareholders of Medoro, and the Medoro articles of amalgamation and the Medoro bylaws will govern the rights of former Colombia stockholders. The rights of Medoro shareholders are currently governed by the YBCA, Medoro’s articles of amalgamation, and Medoro’s by-laws. The rights of Colombia stockholders are currently governed by the DGCL, Colombia’s certificate of incorporation and Colombia’s by-laws. The following is a summary of material differences between the rights of Colombia stockholders and the rights of Medoro shareholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Colombia stockholders and Medoro shareholders. The summary is qualified in its entirety by reference to the DGCL, the YBCA, Medoro’s articles of amalgamation, Medoro’s by-laws, Colombia’s certificate of incorporation and Colombia’s by-laws.

          You are strongly advised to seek your own independent legal counsel regarding the nature and effect of the change to the rights of Colombia stockholders as a result of the merger transaction and the change of governing jurisdiction.

Issue	Medoro	Colombia
Authorized Capital Stock	The authorized share capital of Medoro consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.	The authorized capital stock of Colombia consists of 200,000,000 shares of Colombia common stock, each having a par value of $0.00001 per share, and 10,000,000 shares of Colombia preferred stock, each having a par value of $0.00001 per share.

Size of Board of Directors	The number of directors is determined by the board of directors within the minimum of three and the maximum of 15 directors set forth in Medoro’s articles of amalgamation.	The number of directors is determined by a majority of the board of directors. Colombia currently has 7 directors on its board of directors.

Cumulative Voting	The shareholders of Medoro are not entitled to cumulate votes in connection with the election of directors.	The stockholders of Colombia are not entitled to cumulate votes in connection with the election of directors.

Classes of Directors	Medoro’s articles of amalgamation and its by-laws do not provide for any distinction in the classification of directors. Each director shall hold office until the close of the first annual meeting of shareholders following such director’s election.	Colombia’s certificate of incorporation and by-laws do not provide for any distinction in the classification of directors. Each director shall serve a one year term.

Filling Vacancies on the Board of Directors	The directors may, between annual general meetings, appoint one or more additional directors of Medoro to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual meeting of Medoro.	Vacancies may be filled by a majority of the directors then in office, though less than a quorum, and not by stockholders, unless the Board determines by resolution that such vacancies shall be filled by stockholders. The directors chosen shall hold office until the next annual election and until their successors are duly elected.

Removal of Directors	Directors may be removed by ordinary resolution passed at a meeting of shareholders specifically called for such purpose.	Directors may be removed at any time, with or without cause, at a special meeting of shareholders called for that purpose.

Nomination of Directors for Election	Holders of not less than five per cent of the common shares may make any nomination for a director in writing to the corporation not less than 90 days before the first anniversary of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders. In addition, shareholders may make nominations for directors at any meeting of shareholders at which directors are to be elected.	Nomination of directors is governed by the same procedure as submissions of stockholder proposals.

Stockholder Action Without a Meeting	A resolution in writing signed by all the shareholders of Medoro entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of shareholders.	Any action that may be taken at a meeting of shareholders, may be taken without a meeting or notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of shareholders taken at such a meeting.

Calling Special Meetings of Stockholders	Special meetings of Medoro shareholders may be called at any time by the board of directors pursuant to a resolution passed by a majority of directors present at a meeting or signed by all directors in lieu of a meeting. Written notice of a special meeting of shareholders shall state the time and place of the meeting, the nature of the special business to be transacted at such meeting and the text of any special resolution to be submitted to the meeting. Written notice of a special meeting of shareholders shall be given not less than twenty-one (21) days and not more than fifty (50) days before the date of the meeting, to each shareholder entitled to vote at the meeting, each director and the auditor of Medoro.	Special meetings of the stockholders shall be called only by the President, the Chief Executive Officer, the Chairman of the Board, or a majority of the board of directors.

Submission of Stockholder Proposals	A person who is the registered or beneficial holder of shares wishing to raise a matter at the annual meeting must provide written notice to Medoro not less than 90 days before the first anniversary of the previous annual meeting of shareholders.	Colombia does not have an “advance notice provision” in its by-law regarding stockholder proposals.

Indemnification	Subject to any limitations imposed under the YBCA, Medoro’s by-laws provide for the indemnification of its officers and directors against all costs, charges and expenses in respect of any civil, criminal, administrative action or proceeding in which the officer or director is involved because of that association with Medoro if (i) such individual acted honestly and in good faith with a view to the best interests of Medoro; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the officer or director’s conduct was lawful. In the case of a derivative claim on behalf of and in favor of Medoro, the director or officer must not have been finally adjudged to be liable to Medoro in connection with such claim.	Colombia’s certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Colombia’s by-laws provide that Colombia shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Colombia has also entered into indemnification agreements with its officers and directors containing provisions that may require Colombia, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Charter Amendments	The affirmative vote of a majority of not less than two-thirds (⅔) of the votes cast by the shareholders who voted in respect of that resolution or signed by all of the shareholders entitled to vote on that resolution is required to amend any provision of the articles of incorporation of Medoro.	In addition to any vote of the stockholders of Colombia required by law or by the certificate of incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of Colombia entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I (Name of Company), Article II (Registered Office Address), Article III (Business Purpose) and Article IV (Authorized Stock) of the certificate of incorporation. Notwithstanding any other provision of the certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of Colombia required by law or by the certificate of incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares of the capital stock of Colombia entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any other provision of the certificate of incorporation. Holders of common stock shall not be entitled to vote on any amendment that relates solely to outstanding preferred stock.

Amendment of By- laws	The by-laws may be adopted, amended, or repealed by a majority vote of the board of directors; thereafter, directors shall submit a by-law or any amendment or repeal of a by-law to the shareholders at the next meeting of shareholders and the shareholders may, by a majority vote of the shareholders, confirm, reject or amend the by-law, amendment or repeal.	The board of directors is expressly empowered to adopt, amend or repeal the by-laws. The stockholders also have this power; provided, however, that, in addition to the vote of any of the holders of any class or series of stock of Colombia required by law or the certificate of incorporation, the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of Colombia entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws.

ACCOUNTING TREATMENT

          For U.S. GAAP purposes, the acquisition of Colombia Goldfields is accounted for by applying the acquisition method, with Medoro as the acquiror of Colombia Goldfields.

          In consideration for the acquisition of Colombia, Medoro will issue (i) 0.336 shares of Medoro common stock for each outstanding common share of Colombia totaling approximately 35,120,227 common shares to stockholders of Colombia, and (ii) 0.0108 Medoro common share purchase warrants for each outstanding common share of Colombia totaling approximately 1,128,864 share purchase warrants.

          For the purpose of the pro forma combined financial statements, the purchase consideration has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on management’s best estimates. Medoro will continue to review information and intends to perform further analysis prior to finalizing the allocation of the purchase price. Although the results of this review are unknown, the purchase price allocation will be subject to change as a result of this review. Therefore, it is likely that the recorded values of assets and liabilities acquired will vary from those shown below and differences may be material.

COMPARATIVE PER SHARE DATA

          The following table sets forth certain historical per share data for Colombia and Medoro and pro forma combined per share data after giving effect to the merger transaction at an exchange ratio of 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant, for each share of Colombia common stock. This data should be read in conjunction with the Medoro audited consolidated financial statements and the Medoro interim unaudited consolidated financial statements that are attached to this document as Exhibits G and H, respectively, and the consolidated unaudited pro forma condensed combined financial statements included beginning on page 178 of this document. The unaudited pro forma condensed combined financial statements reflect adjustments to conform Medoro’s data to U.S. GAAP, presented in US$ and to give effect to the merger transaction as if it had occurred on January 1, 2008 with respect to the income statements, and as of June 30, 2009 with respect to the balance sheet. The unaudited pro forma condensed combined financial data are not necessarily indicative of operating results or financial position that would have occurred had the merger transaction been completed at the beginning of the earliest period presented and should not be construed as indicative of future operations. For more information see “Information Concerning Medoro” beginning on page 110.

Historical – Medoro	Years ended		Six months ended
	December 31,
Canadian GAAP (C$)	2008	2007	June 30,	June 30,
			2009	2008
Basic net loss and comprehensive loss per share	(0.17)	(0.03)	(0.01)	(0.07)
Diluted net loss and comprehensive loss per share	(0.17)	(0.03)	(0.01)	(0.07)
Book value per share at end of period(1)	0.33	0.54	0.23	0.43
Dividends per share	--	--	--	--

Historical – Colombia	Years ended		Six months ended
	December 31,
U.S. GAAP (US$)	2008	2007	June 30,	June 30,
			2009	2008
Basic net income (loss) and comprehensive income (loss) per share	(0.64)	(0.21)	(0.02)	(0.11)
Diluted net income (loss) and comprehensive income (loss) per share	(0.64)	(0.21)	(0.02)	(0.11)
Book value per share at end of period(1)	0.07	0.59	0.04	0.61
Dividends per share	--	--	--	--

	Pro Forma Combined
Pro Forma per share data	Year ended	Six months
		ended
U.S. GAAP (US$)	2008	June 30, 2009

Basic net loss and comprehensive loss per share	(0.66)	(0.04)
Diluted net loss and comprehensive loss per share	(0.66)	(0.04)
Book value per share at end of period(2)	N/A	0.22
Dividends per share	--	--

__________________________
(1)

The historical book value per share is computed by dividing total stockholders’ equity as of the end of each period for which the computation is made by the number of common shares outstanding at the end of each period.

(2)	The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

Medoro Selected Historical Financial Information

     We are providing selected financial information of Medoro to assist you in your analysis of the financial aspects of the merger transaction. Medoro prepares its financial statements in accordance with Canadian GAAP and its financial statements are expressed in Canadian dollars. We derived the annual Medoro historical financial information from the audited consolidated financial statements of Medoro as of and for each of the fiscal years 2008 and 2007. We derived the data as of and for the six months ended June 30, 2009 and June 30, 2008 from unaudited interim consolidated financial statements of Medoro. In the opinion of Medoro’s management, this information includes adjustments (consisting only of normal and recurring adjustments) that are considered necessary for the fair presentation of the results for the interim periods.

     The information below is only a summary and is qualified by reference to, and should be read in conjunction with, the Medoro audited consolidated financial statements and the Medoro interim unaudited consolidated financial statements that are attached to this proxy statement as Exhibits G and H, respectively, as well as information that has been filed by Medoro with the Ontario Securities Commission. The historical results included below and elsewhere in this document are not indicative of the future performance of Medoro or the combined company.

	Six months	Six months	Year ended	Year ended
	ended	ended	2008	2007
	June 30, 2009	June 30, 2008
		(In C$ thousands, except per share data)
Consolidated Income
Statement Data:
Net revenue	--	--	--	--
Operating loss	(1,288)	(5,121)	18,448	2,145
Net loss and comprehensive loss	(1,169)	(5,202)	(14,030)	(1,477)
Basic net loss and comprehensive loss per share	(0.01)	(0.07)	(0.17)	(0.03)
Diluted net loss and comprehensive loss per share	(0.01)	(0.07)	(0.17)	(0.03)
Dividends per share of common stock	--	--	--	--
Consolidated Balance Sheet Data:
Cash and cash equivalents .	8,236	6,344	2,190	2,026
Total assets	39,882	46,251	32,611	38,238
Current portion of long-term debt and other short-term borrowings	--	--	--	--
Capital lease obligations	--	--	--	--
Long-term debt	--	--	--	--
Stockholders’ equity	36,572	38,270	29,607	31,239

Colombia Selected Historical Financial Information

     We are providing selected financial information of Colombia to assist you in your analysis of the financial aspects of the merger transaction. Colombia prepares its financial statements in accordance with U.S. GAAP and its financial statements are expressed in U.S. dollars. We derived the annual Colombia historical financial information from the audited consolidated financial statements of Colombia as of and for each of the fiscal years 2008 and 2007 which have been filed with the SEC. We derived the data as of and for the six months ended June 30, 2009 and June 30, 2008 from unaudited interim financial statements of Colombia which have been filed with the SEC. In the opinion of Colombia’s management, this information includes adjustments (consisting only of normal and recurring adjustments) that are considered necessary for the fair presentation of the results for the interim periods.

     The information below is only a summary and is qualified by reference to, and should be read in conjunction with, the Colombia audited financial statements and the Colombia unaudited interim financial statements that have been filed with the SEC. The historical results included below and elsewhere in this document are not indicative of the future performance of Colombia or the combined company.

	Six months	Six months	Year ended	Year ended
	ended	ended	2008	2007
	June 30, 2009	June 30, 2008
		(In US$ thousands, except per share data)

Consolidated Income Statement Data:
Net revenue	--	--	--	--
Operating loss	(2,504)	(12,069)	(71,411)	(16,370)
Net income (loss) and comprehensive income (loss)	(2,504)	(12,056)	(60,197)	(14,575)
Basic net income (loss) and comprehensive income (loss) per share	(0.02)	(0.11)	(0.64)	(0.21)
Diluted net income (loss) and comprehensive income (loss) per share	(0.02)	(0.11)	(0.64)	(0.21)
Dividends per share of common stock	--	--	--	--
Consolidated Balance Sheet Data:
Cash and cash equivalents .	--	287	--	6,939
Total assets	26,030	78,070	26,126	74,519
Current portion of long-term debt and other short-term borrowings	6,733	2,500	5,541	--
Capital lease obligations	--	--	--	--
Long-term debt	--	--	--	--
Stockholders’ equity	4,617	56,498	6,976	51,086

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

On June 8, 2009, Medoro and Colombia announced a proposed business combination between Medoro and Colombia. These unaudited pro forma combined financial statements have been prepared to give effect to the proposed transaction, as amended August 10, 2009 and have been compiled from and include:

(a)

An unaudited pro forma combined balance sheet combining the unaudited consolidated balance sheet of Medoro as at June 30, 2009 with the unaudited consolidated balance sheet of Colombia at June 30, 2009 giving effect to the transaction as if it occurred on June 30, 2009.

(b)

An unaudited pro forma combined statement of operations combining the unaudited consolidated statement of operations of Medoro for six months ended June 30, 2009 with the unaudited consolidated statement of operations of Colombia for the six months ended June 30, 2009 giving effect to the transactions as if it occurred on January 1, 2008.

(c)

An unaudited pro forma combined statement of operations combining the audited consolidated statement of operations of Medoro for the year ended December 31, 2008 with the audited consolidated statement of operations of Colombia for the year ended December 31, 2008, giving effect to the transaction as if it occurred on January 1, 2008.

These unaudited pro forma combined financial statements have been compiled using the significant accounting policies under U.S. GAAP consistent with the audited financial statements of Medoro for the year ended December 31, 2008 which are attached to this proxy statement. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Medoro and Colombia described above.

The historical consolidated financial statements of Medoro have been prepared using Canadian GAAP. Canadian GAAP permits the deferral of exploration costs until the underlying exploration properties are brought into production. U.S. GAAP requires these costs be treated as period costs and expensed as incurred. As a result, the historical financial statements of Medoro reflect the U.S. GAAP amounts in these unaudited pro forma combined financial statements to adjust for the expensing of exploration costs as incurred and related adjustments to income taxes and foreign exchange. For further information, refer to “Differences between Canadian and United States general accepted accounting principles” under Note 13 to Medoro’s audited consolidated financial statements attached to this proxy statement as Exhibit G and Note 12 to Medoro’s interim unaudited consolidated financial statements attached to this proxy statement as Exhibit H.

Medoro’s historical financial statements have been presented in Canadian dollars. In preparing these unaudited pro forma combined financial statements, the historical consolidated financial statements of Medoro have been converted to U.S. dollars at the following rates:

Consolidated Balance Sheet as of June 30, 2009	US$1 = C$0.86
Consolidated Statement of Operations and Comprehensive Loss for the Six Months Ended June 30, 2009	US$1 = C$0.83
Consolidated Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2008	US$1 = C$0.94

Management of Colombia has combined certain line items from the financial statements of Medoro and Colombia in an attempt to conform to a common presentation of the unaudited pro forma combined financial statements. It is management’s opinion that these unaudited pro forma combined financial statements include all adjustments necessary for the fair presentation of the transaction described in Note 2 in accordance with U.S. GAAP.

The unaudited pro forma combined financial statements are not intended to reflect the results of operations or the financial position of Medoro which would have actually resulted had the transaction been effected on the dates indicated. Further, the unaudited pro forma combined financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for Colombia are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on actual net tangible and intangible assets of Colombia that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined financial statements. In addition, the impact of integration activities, the timing of completion of the acquisition and other changes in Colombia’s net tangible and intangible assets, which have not been incorporated into these unaudited pro forma combined financial statements, could cause material differences in the information presented.

MEDORO RESOURCES LTD.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2009
(UNAUDITED)
(Amounts in US Dollars, In Thousands Except Shares and Per Share Amounts)

						Pro-Forma
	Medoro	Colombia				Combined
	Resources	Goldfields		Transaction		Medoro
	Ltd.	Ltd.		Adjustments	Notes	Resources Ltd.
ASSETS

Current
Cash and cash equivalents	$7,082	$-	$			$7,082
Prepaid expenses	993	35				1,028
	8,075	35				8,110

Mineral and exploration properties and rights	14,055	25,758		25,531	3(a)	65,344
Property and equipment, net of accumulated
amortization	730	237				967
	$22,860	$26,030		$25,531		$74,421

LIABILITIES

Current
Bank indebtedness	$-	$239	$			$239
Accounts payable and accrued liabilities	1,728	9,284		500	3(b)	11,512
Mineral property purchase obligations	-	5,157				5,157
Short-term promissory note	-	2,864				2,864
Related party advances	-	3,869				3,869
	1,728	21,413		500		23,641
Non-current
Deferred income taxes	-	-		8,425		8,425
	1,728	21,413		8,925		32,066
STOCKHOLDERS’ EQUITY
Capital stock	63,615	1		21,722	3(a)	85,338
Additional paid in capital	8,191	85,872		(85,872)		8,191
Accumulated other comprehensive (loss)	(1,807)	-		-		(1,807)
Deficit	(48,867)	(81,256)		80,756	3(a) & 3(b)	(49,367)
	21,132	4,617		16,606		42,355
	$22,860	$26,030		$25,531		$74,421

See accompanying notes to unaudited pro forma condensed combined financial statements

MEDORO RESOURCES LTD.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
SIX MONTHS ENDED JUNE 30, 2009
(UNAUDITED)
(Amounts in US Dollars, In Thousands Except Share and Per Share Amounts)

					Pro-Forma
					Combined
	Medoro	Colombia			Medoro
	Resources	Goldfields	Transaction		Resources
	Ltd.	Ltd.	Adjustments	Notes	Ltd.

REVENUES	$-	$-			$-

EXPENSES

Exploration expenses	549	700			1,249
General and administrative expense	1,289	1,038			2,327
Write-down of mineral properties, rights and
deposits	-	-			-
Depreciation and amortization	51	29			80
Foreign exchange loss	139	737			876
	2,028	2,504			4,532

Loss from operations	(2,028)	(2,504)			(4,532)

Other income

Interest income	-	-			-
Other income (expenses)	8	-			8
	8	-			8

Loss before taxes	(2,020)	(2,504)			(4,524)

Income taxes

Recovery of (provision for) current income
taxes	-	-			-
Recovery of (provision for) deferred income
taxes	(6)	-			(6)
	(6)	-			(6)

Net loss	(2,026)	(2,504)			(4,530)

Other comprehensive loss	-	-			-

Comprehensive loss	(2,026)	(2,504)			(4,530)

Basic and diluted loss and
comprehensive loss per share (note 5)
	$(0.02)	$(0.02)			$(0.04)

See accompanying notes to unaudited pro forma condensed combined financial statements

MEDORO RESOURCES LTD.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
YEAR ENDED DECEMBER 31, 2008
(UNAUDITED)
(Amounts in US Dollars, In Thousand Except Share and Per Share Amounts)

						Pro-Forma
						Combined
	Medoro	Colombia				Medoro
	Resources	Goldfields		Transaction		Resources
	Ltd.	Ltd.		Adjustments	Notes	Ltd.

REVENUES	$-	$-	$			$-

EXPENSES

Exploration expenses	4,815	16,521				21,336
General and administrative expenses	5,377	6,463				11,840
Write-down of mineral properties, rights and	9,355	49,841				59,196
deposits
Depreciation and amortization	152	228				380
Foreign exchange loss (gain)	1,339	(1,642)				(303)
	21,038	71,411				92,449

Loss from operations	(21,038)	(71,411)				(92,449)

Other income (expenses)

Interest income	32	156				188
Other income (expenses)	89	-		(500)	3(b)	(411)
	121	156		(500)		(223)

Loss before income taxes	(20,917)	(71,255)		(500)		(92,672)

Income taxes

Recovery of (provision for) current income
taxes	-	-				-
Recovery of (provision for) deferred income
taxes	3,748	11,058				14,806
	3,748	11,058				14,806

Net loss	(17,169)	(60,197)		(500)		(77,866)

Other comprehensive loss	-	-				-

Comprehensive loss	$(17,169)	$(60,197)		(500)		$(77,866)

Basic and diluted loss and
comprehensive loss per share (note 5)
	$(0.21)	$(0.64)				$(0.66)

See accompanying notes to unaudited pro forma condensed combined financial statements

MEDORO RESOURCES LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in US Dollars, In Thousands, Expect Share and Per Share Amounts)
June 30, 2009 and December 31, 2008
(Unaudited)

1. Basis of Presentation

On June 8, 2009 Medoro Resources Ltd. (“Medoro”) and Colombia Goldfields Ltd. (“Colombia Goldfields”) announced a proposed business combination between Medoro and Colombia Goldfields. These unaudited pro forma combined financial statements have been prepared to give effect to the proposed transaction, as amended August 10, 2009, and have been compiled from and include:

(a)

An unaudited pro forma combined balance sheet combining the unaudited consolidated balance sheet of Medoro as at June 30, 2009 with the unaudited consolidated balance sheet of Colombia Goldfields at June 30, 2009 giving effect to the transaction as if it occurred on June 30, 2009.

(b)

An unaudited pro forma combined statement of operations combining the unaudited consolidated statement of operations of Medoro for the six months ended June 30, 2009 with the unaudited consolidated statement of operations of Colombia Goldfields for the six months ended June 30, 2009 giving effect to the transactions as if it occurred on January 1, 2008.

(c)

An unaudited pro forma combined statement of operations combining the audited consolidated statement of operations of Medoro for the year ended December 31, 2008 with the audited consolidated statement of operations of Colombia Goldfields for the year ended December 31, 2008, giving effect to the transaction as if it occurred on January 1, 2008.

These unaudited pro forma combined financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Colombia Goldfields for the year ended December 31, 2008 which are filed with the SEC. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Medoro and Colombia Goldfields described above.

The historical consolidated financial statements of Medoro have been prepared using Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP permits the deferral of exploration costs until the underlying exploration properties are brought into production. U.S. GAAP requires these costs be treated as period costs and expensed as incurred. As a result, the historical financial statements of Medoro reflect the U.S. GAAP amounts in these unaudited pro forma combined financial statements to adjust for the expensing of exploration costs as incurred and related adjustments to income taxes and foreign exchange. For further information, refer to note 13, Differences between Canadian and United States general accepted accounting principles, in the historical Medoro consolidated financial statements.

Medoro’s historical financial statements have been presented in Canadian dollars. In preparing these unaudited pro forma combined financial statements, the historical consolidated financial statements of Medoro have been converted to U.S. dollars at the following rates:

Consolidated Balance Sheet as of June 30, 2009	$1 USD = $0.86 CDN
Consolidated Statement of Operations and Comprehensive Loss for the Six Months
Ended June 30, 2009	$1 USD = $0.83 CDN
Consolidated Statement of Operations and Comprehensive Loss for the Year Ended
December 31, 2008	$1 USD = $0.94 CDN

Management of Colombia has combined certain line items from the financial statements of Medoro and Colombia Goldfields in an attempt to conform to a common presentation of the unaudited pro forma combined financial statements. It is management’s opinion that these unaudited pro forma combined financial statements include all adjustments necessary for the fair presentation of the transaction described in Note 2 in accordance with U.S. GAAP.

The unaudited pro forma combined financial statements are not intended to reflect the results of operations or the financial position of Medoro which would have actually resulted had the transaction been effected on the dates indicated. Further, the unaudited pro forma combined financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for Colombia Goldfields are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on actual net tangible and intangible assets of Colombia Goldfields that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined financial statements. In addition, the impact of integration activities, the timing of completion of the acquisition and other changes in Colombia Goldfields’ net tangible and intangible assets, which have not been incorporated into these unaudited pro forma combined financial statements, could cause material differences in the information presented.

2.	Acquisition of Colombia Goldfields

The acquisition of Colombia Goldfields has been accounted for by applying the acquisition method in accordance with SFAS 141R, Business Combinations, with Medoro as the acquirer of Colombia Goldfields.

In consideration for the acquisition of Colombia Goldfields, Medoro, will issue i) 0.336 shares of Medoro common stock for each outstanding common share of Colombia Goldfields totaling approximately 35,120,227 common shares to shareholders of Colombia Goldfields, and ii) 0.0108 Medoro common share purchase warrants for each outstanding common share of Colombia Goldfields totaling approximately 1,128,864 common share purchase warrants. For accounting purposes, the measurement of the purchase consideration in the unaudited pro forma combined financial statement information is based on a $0.60 market price of Medoro’s common shares and the fair value of the warrants have been calculated using the Black Scholes Model using a grant date stock price of $0.60, a 2 year life, a $0.46 exercise price, a weighted average risk free rate of 1.33% and a volatility of 185% for an associated fair value of $0.50 per each Medoro warrant.

The value of the purchase consideration for accounting purposes will differ from the amount assumed in the unaudited pro forma combined financial statement information as the price of the Medoro shares will be ultimately based on the price on the acquisition date and there may be future changes in the negotiation process.

For the purpose of these pro forma combined financial statements, the purchase consideration has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on management’s best estimates. Medoro will continue to review information and intends to perform further analysis prior to finalizing the allocation of the purchase price. Although the results of this review are unknown, the purchase price allocation will be subject to change as a result of this review. Therefore, it is likely that the recorded values of assets and liabilities acquired will vary from those shown below and differences may be material. Furthermore, Canadian readers of these financial statements are cautioned that the accounting for this transaction under Canadian GAAP may differ from U.S. GAAP and such differences may be material.

The preliminary purchase price allocation under U.S. GAAP is as follows:

Purchase price:
Shares issued on acquisition	$21,155
Warrants issued on acquisition	568
$21,723

Allocation:
Prepaid expenses	$35
Mineral and exploration properties and rights	51,289
Property and equipment	237
Bank indebtedness	(239)
Accounts payable and accrued liabilities	(9,284)
Mineral property purchase obligations	(5,157)
Related party advances	(3,869)
Short term promissory note	(2,864)
Deferred income taxes	(8,425)
$21,723

3.	Pro forma assumptions and adjustments

The unaudited pro forma combined financial statements incorporate the following pro forma assumptions:

(a) The purchase price for the acquisition has been allocated to the acquired assets and liabilities assumed on a pro forma basis as described in Note 2.

(b) Transaction costs have been estimated to be $500.

4.	Pro forma share capital

Pro forma share capital as at June 30, 2009 has been determined as follows:

	Common Shares	Amount
Medoro issued and outstanding – June 30, 2009	157,488,090	$71,806
Shares issued in connection with the acquisition of Colombia Goldfields	35,120,227	21,155
Warrants issued in connection with the acquisition of Colombia Goldfields	-	568
Pro forma balance	192,608,317	$93,529

5.

Pro forma loss and comprehensive loss per share

Pro forma basic loss and comprehensive loss per share for the six months ended June 30, 2009 and the year ended December 31, 2008 has been calculated based on actual weighted average number of Medoro common shares outstanding for the respective periods, exclusive of the July 22, 2009 Medoro private placement, as well as the weighted average number of Medoro common shares issued in connection with the transaction as if such shares had been outstanding since January 1, 2008.

	Six Months	Year Ended
	Ended June 30,	December 31,
	2009	2008
Actual weighted average number of Medoro common shares outstanding	91,065,439	82,053,665
Weighted average number of Medoro common shares issued in connection with the acquisition of Colombia Goldfields	35,120,227	35,120,227
Pro forma weighted average number of Medoro common shares outstanding	126,185,666	117,173,892
Pro forma net loss and comprehensive loss	$(4,530)	$(77,866)
Pro forma net loss and comprehensive loss per share	$(0.04)	$(0.66)

MEDORO’S MARKET PRICE AND DIVIDEND DATA

          Medoro common stock is quoted on the TSX-V under the symbol “MRS”. The following table sets forth, for the fiscal periods indicated, the high and low closing sales prices and for Medoro’s common stock reported on the TSX-V. Medoro has not declared or paid any cash dividends during this period. On May 23, 2006, Medoro announced a 1 for 7 stock split, following a 1 for 2 stock split announced on March 1, 2004. The following table is adjusted to reflect the price of Medoro common stock giving effect to the 1 for 7 stock split as if it occurred on March 2, 2004. As of August 21, 2009 there were 191,988,090 million shares of Medoro common stock outstanding.

	Medoro Common Stock
	High (C$)	Low (C$)
2009
August	0.88	0.58
July	0.75	0.19
Second Quarter (ending June 30, 2009)	0.25	0.11
June	0.25	0.14
May	0.175	0.13
April	0.19	0.11
First Quarter (ending March 31, 2009)	0.2	0.035
March	0.2	0.06
March 2, 2009	0.08	0.08
2008
Fiscal Year Ending December 31, 2008	0.55	0.03
Fourth Quarter	0.09	0.03
Third Quarter	0.25	0.09
Second Quarter	0.45	0.21
First Quarter	0.55	0.34
2007
Fiscal Year Ending December 31, 2007	1.35	0.37
Fourth Quarter	0.85	0.37
Third Quarter	0.9	0.53
Second Quarter	1.35	0.6
First Quarter	0.73	0.50
2006
Fiscal Year Ending December 31, 2006	1.12	0.07
2005
Fiscal Year Ending December 31, 2005	0.21	0.06
2004(1)
Fiscal Year Ending December 31, 2004	1.20	0.11

__________________
(1) High price and low price are derived from historical data from March 2, 2004 to December 31, 2004, inclusive.

          On June 4, 2009, the last full trading day before the announcement of the arrangement agreement, the high and low sales prices of shares of Medoro common stock as reported on the TSX-V were C$0.17 and C$0.17, respectively. On , 2009, the last full trading day before the date of this proxy statement, the high and low sale prices of shares of Medoro common stock as reported on the TSX-V were C$ and C$ , respectively.

          Colombia stockholders are advised to obtain current market quotations for Medoro common stock. The market price of Medoro common stock will fluctuate between the date of this document and the effective date of the transactions. No assurance can be given concerning the market price of Medoro common stock before or after the effective date of the transactions.

OTHER MATTERS

          As of the date of this proxy statement, the Colombia Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

          The deadline for submitting stockholder proposals for inclusion in its proxy statement is 60 days before the printing of the proxy statement. For purposes of the special meeting, stockholder proposals submitted 60 days or less before the mailing of this proxy statement to securityholders will be considered untimely.

LEGAL MATTERS

          Certain legal matters in connection with the merger transaction will be passed upon by Shearman & Sterling LLP, on behalf of Colombia, and by Blake, Cassels & Graydon LLP and Willkie Farr & Gallagher LLP, on behalf of Medoro.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Board Street, New York, New York 10002.

          Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Colombia Goldfields Inc., 208-8 King Street East, Toronto, Ontario, Canada M5C 1B5, Attention: Tom Lough, telephone: (416) 361-9640 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

          Information about Medoro, including, but not limited to, directors’ and officers’ remuneration and indebtedness, principal holders of Medoro’s securities and securities authorized for issuance under the Medoro’s stock option plan is contained in the management information circular of Medoro dated May 14, 2009. Additional financial information is provided in the Medoro’s audited consolidated financial statements and Management’s Discussion & Analysis for the year ended December 31, 2008 and the unaudited consolidated financial statements. This information and other pertinent information regarding Medoro can be found on SEDAR at www.sedar.com.

          This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your Colombia shares, Colombia options or Colombia warrants at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated , 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

          If you have any questions about this proxy statement, the special meeting or the merger transaction or need assistance with the voting procedures, you should contact Tom Lough at (416) 361-9640.

          Our stockholders should not send in their Colombia stock certificates until they receive the instructions from the depository. Our stockholders of record who have further questions about the exchange of their stock certificates for the per share merger consideration should call Equity Trust & Transfer Company at (416) 361-0930 extension 224.

INTERNET AVAILABILITY

          Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders, Optionholders and Warrantholders to Be Held on             ..

          The proxy statement is available at www.colombiagoldfields.com.

ANNEX A

Special Resolution of the Securityholders of Colombia Goldfields Ltd.

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under section 195 of the Business Corporations Act (Yukon) (the “YBCA”) involving Colombia Goldfields Ltd. (the “Corporation”) and Medoro Resources Ltd. (“Medoro”) (as the Arrangement may be modified or amended in accordance with its terms) as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of the Corporation accompanying the notice of this meeting, is hereby ratified, authorized, confirmed, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Exhibit B to the Proxy Statement, (as the Plan of Arrangement may be modified or amended in accordance with its terms) and the agreement and plan of merger (the “Merger Agreement”) involving the Corporation, the full text of which is set out as Exhibit C to the Proxy Statement (as the Merger Agreement may be modified or amended in accordance with its terms) are hereby ratified, authorized, confirmed, approved and adopted, and the merger of Barona Merger Sub, Inc. with and into the Corporation pursuant to the Plan of Arrangement and the Merger Agreement is hereby approved.

3.

Notwithstanding that this resolution has been passed, and the Arrangement adopted, by the holders of shares of common stock (“Common Shares”), stock options (“Options”) and purchase warrants (“Warrants”) of the Corporation or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered in their sole and unfettered discretion without further notice to or approval of the holders of Common Shares, Options and Warrants (i) to amend the arrangement agreement made as of June 5, 2009 between the Corporation and Medoro, as amended on July 2, 2009 and as further amended on August 10, 2009 (the “Arrangement Agreement”), the Plan of Arrangement or the Merger Agreement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Registrar under the YBCA in accordance with the Arrangement Agreement for filing and to take all such other steps or actions as may be necessary or desirable in connection with the Arrangement and the transactions described in the Proxy Statement and to execute under the seal of the Corporation or otherwise, all such other certificates, instruments, agreements, documents and notices, and to take such further actions in such Person’s opinion as may be necessary or desirable to carry out the purposes and intent of the foregoing resolutions.

ANNEX B

Interim Order of the Supreme Court of Yukon and Notice of Application for Final Order

Interim Order of the Supreme Court of Yukon and the Notice of Application for Final Order to be provided in the definitive proxy statement upon receipt of the Interim Order of the Supreme Court of Yukon.

EXHIBIT A

Arrangement Agreement between Medoro Resources Ltd. and Colombia Goldfields Ltd.,
Amending Agreement No. 1 to the Arrangement Agreement
and Amending Agreement No. 2 to the Arrangement Agreement

ARRANGEMENT AGREEMENT

BETWEEN

MEDORO RESOURCES LTD.

AND

COLOMBIA GOLDFIELDS LTD.

June 5, 2009

-i-

(continued)

-ii-

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated June 5, 2009,

BETWEEN:

MEDORO RESOURCES LTD., a corporation existing under the laws of the Yukon Territory (“Medoro”)

- and -

COLOMBIA GOLDFIELDS LTD., a corporation existing under the laws of Delaware (“Colombia”)

WHEREAS the Parties have entered into a letter of intent dated May 13, 2009 (the “Letter Agreement”) pursuant to which the Parties agreed to effect a business combination;

AND WHEREAS the Parties intend to carry out the proposed business combination by way of a Plan of Arrangement to be proposed by a subsidiary of Colombia under the provisions of the Business Corporations Act (Yukon);

AND WHEREAS the Parties intend that the issuance of Medoro Common Shares (as defined herein) and Consideration Warrants (as defined herein) will qualify for an exemption from registration under the 1933 Act (as defined herein) pursuant to Section 3(a)(10) thereof;

WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, in respect of Colombia or any Colombia Subsidiaries, other than the transactions contemplated hereby, any bona fide inquiry or proposal (written or oral) made by a third party regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of its respective assets, or sale or other disposition of any of the Colombia properties, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would, in each case, constitute a de facto acquisition or change of control of Colombia or any Colombia Subsidiaries or would, in any case, result in the sale or other disposition of all or substantially all of the assets of Colombia or any Colombia Subsidiary.

“Agreement” means this Agreement, all Schedules and exhibits hereto, as amended or supplemented from time to time.

“Agreement of Plan of Merger” has the meaning set out in Section 6.1(b) hereof.

“Antitrust Law” means the Competition Act (Canada), R.S.C. 1985, c.C-34, as amended, and any other federal, state, or foreign Law designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate action having the purposes or effect of monopolization or restraint of trade.

“Arrangement” means the arrangement under the provisions of Section 195 of the YBCA on the terms set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order (with the consent of Colombia and Medoro, each acting reasonably).

“Arrangement Resolution” means the special resolution of the Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants, voting together as a single class, to be considered at the Colombia Meeting, to be substantially in the form set out in Schedule A hereto.

“Articles of Arrangement” means the articles of arrangement of Colombia Subco in respect of the Arrangement, to be filed with the Registrar after the Final Order is made.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or the Yukon Territory.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 195(11) of the YBCA.

“Colombia” has the meaning set forth in the recital of the Parties hereto.

“Colombia Common Shares” means the common shares of Colombia.

“Colombia Disclosure Letter” has the meaning set out in Section 3.1 hereof.

“Colombia Documents” has the meaning set out in subsection 3.1(t) hereof.

“Colombia Meeting” means the special meeting, including any adjournments or postponements thereof, of the Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution.

“Colombia Optionholders” means, at any time, the holders of Colombia Options at such time.

“Colombia Options” means the outstanding options to purchase Colombia Common Shares issued pursuant to the Colombia Share Option Plans.

“Colombia Personnel” means any current or former director, officer, Employee, individual contractor or individual consultant of Colombia or any Colombia Subsidiary.

“Colombia Proxy Circular” means the management information circular to be prepared by Colombia in respect of the Colombia Meeting.

“Colombia Required Vote” means the requisite approval for the Arrangement Resolution, being (i) not less than 66-⅔ percent of the votes cast in respect of the Arrangement Resolution by Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants, voting together  as a single class, present in person or by proxy at the Colombia Meeting, (ii) not less than the majority of the outstanding Colombia Common Shares, (iii) not less than a majority of the votes cast in respect of the Arrangement Resolution by minority Colombia Shareholders (i.e.excluding certain officers and directors who have loans to Colombia outstanding), present in person or by proxy at the Colombia Meeting and (iv) such other approval required by the Interim Order or by applicable Laws.

“Colombia Share Option Plans” means the 2006 Stock Incentive Plan and the 2008 Stock Incentive Plan of Colombia, collectively.

“Colombia Shareholders” means, at any time, the holders of Colombia Common Shares at such time.

“Colombia Subco” means a corporation to be incorporated under the laws of the Yukon Territory as a wholly-owned Subsidiary of Colombia.

“Colombia Subsidiaries” means the corporations identified as such in Schedule F attached hereto, collectively.

“Colombia Warrants” means the outstanding warrants to acquire Colombia Common Shares (but not including the Colombia Options), all as described in Schedule D hereto.

“Completion Deadline” means October 30, 2009.

“Confidentiality Agreement” means the confidentiality agreement dated April 14, 2009 between Medoro and Colombia.

“Consents” means all consents, waivers and approvals from other parties to all material contracts by which Colombia or any of the Colombia Subsidiaries is bound as are required to be obtained in order to consummate the Arrangement without resulting in a breach of any such material contracts.

“Consideration Warrant” means one Medoro Common Share purchase warrant, exercisable into one Medoro Common Share at a subscription price of $0.50 per Medoro Common Share and for a term of two years.

“Contaminants” means any pollutant, contaminant or waste of any nature, including without limitation, any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance, dangerous good, or deleterious substance, as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws.

“Court” means the Supreme Court of Yukon.

“de facto acquisition or change of control” means the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, of beneficial ownership of, or control or direction over, sufficient voting securities of Colombia to permit such person or persons to exercise, or to control or direct the voting of, 66⅔% or more of the total number of votes attached to all outstanding voting securities of Colombia, or, in the case of a Colombia Subsidiary, 66⅔% of the total number of votes attached to the outstanding voting securities of such Colombia Subsidiary.

“Delaware Merger Sub” means a corporation to be incorporated under the laws of the State of Delaware as a wholly-owned subsidiary of Barona Cape Ltd.

“Depositary” means Equity Transfer & Trust Company, being the depositary or any other trust company, bank or financial institution agreed to in writing between Medoro and Colombia for the purpose of, among other things, exchanging certificates representing Colombia Common Shares for Medoro Common Shares and Consideration Warrants in connection with the Arrangement;

“Dissent Rights” means the rights of dissent of a Colombia Shareholder in respect of the Arrangement Resolution described in the Plan of Arrangement.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system.

“Effective Date” means the date of the Certificate of Arrangement giving effect to the Arrangement which shall be issued on the date contemplated in subsection 5.1(g) hereof.

“Effective Time” means the first moment of time (Toronto time) on the Effective Date.

“Employee” means any individual employed or retained by Colombia or any of the Colombia Subsidiaries on a full-time, part-time or temporary basis who provides services to Colombia or any of the Colombia Subsidiaries, including without limitation, those individuals who are on disability leave, parental leave or other permitted absence.

“Employee Plans” has the meaning set out in subsection 3.1(r) hereof and includes the Colombia Share Option Plans.

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Laws.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition prior to the Effective Date of any Contaminants by Colombia, any Colombia Subsidiary or any Colombia Personnel in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon Colombia, any Colombia Subsidiary or any Colombia Personnel based upon the acts or omissions of by Colombia, any Colombia Subsidiary or Colombia Personnel prior to the Effective Date with respect to any Contaminants or reporting with respect thereto.

“Environmental Laws” means all applicable Laws, including applicable common law and agreements with Governmental Entities, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals.

“Expropriation Event” means any nationalization of any assets or any change or pending change in law which would result in a restriction on foreign ownership of assets that would prevent Medoro or Colombia from owning its assets as of the date of this Agreement or which would restrict sales of gold or export of gold from a country in which it operates or owns property.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agency, commission, board or authority of any of the foregoing, or (iii) quasi-governmental or private body (including any stock exchange or Securities Authority) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably), pursuant to subsection 195(4) of the YBCA, made in connection with the Arrangement.

“knowledge of Colombia” means the actual knowledge, after due and reasonable inquiry, of any of the officers of Colombia.

“knowledge of Medoro” means the actual knowledge, after due and reasonable inquiry, of any of the officers of Medoro.

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity.

“Letter Agreement” has the meaning set out in the recitals to this Agreement.

“Material Adverse Change” means, in respect of Medoro or Colombia, any one or more changes, events or occurrences including, without limitation, an Expropriation Event in a jurisdiction in which it carries on business, and “Material Adverse Effect” means, in respect of Medoro or Colombia, any state of facts which, in either case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities or financial condition of Medoro and the Medoro Subsidiaries, or Colombia and the Colombia Subsidiaries, respectively, on a consolidated basis, provided that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect: any change, event, occurrence or state of facts: (i) relating to the global economy or securities markets in general; (ii) affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on Medoro and the Medoro Subsidiaries on a consolidated basis, or Colombia and the Colombia Subsidiaries on a consolidated basis, respectively; (iii) resulting from changes in the price of gold; (iv) relating to changes in currency exchange rates; (v) relating to a change in the market trading price of shares of Medoro or Colombia (provided that any underlying change, effect, event or occurrence causing or relating to such change of the trading price of shares shall continue to be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect), (vi) related to this Agreement and the transactions contemplated herein or the announcement thereof,(vii) relating to any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (viii) relating to conditions caused by the actions of the other Party or resulting from actions taken in accordance with a request or the consent of the other Party made after the date hereof, and except as explicitly stated herein, references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a “Material Adverse Change” has occurred or whether a state of facts exists that has or could have a “Material Adverse Effect” and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts.

“Medoro” has the meaning set forth in the recital of the Parties hereto.

“Medoro Common Shares” means the common shares of Medoro.

“Medoro Consideration” means 0.28 of a Medoro Common Share plus 0.009 of a Consideration Warrant, subject to adjustment for any issue of Medoro Common Shares upon exercise of Medoro Options or Medoro Warrants after the date of this Agreement and prior to the Effective Time, such that immediately following the Effective Time, Colombia Shareholders will own 25% of the Medoro Common Shares issued and outstanding on the date hereof plus any Medoro Common Shares issued upon exercise of Medoro Options or Medoro Warrants after the date of this Agreement and prior to the Effective Time.

“Medoro Disclosure Letter” has the meaning set out in Section 4.1 hereof.

“Medoro Documents” means all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed or furnished by Medoro.

“Medoro Options” means the outstanding options to purchase Medoro Common Shares issued pursuant to the stock option plan of Medoro.

“Medoro Subsidiaries” means the corporations identified as such in Schedule G attached hereto, collectively.

“Medoro Warrants” means the warrants to acquire Medoro Common Shares (but not including the Medoro Options), all as described in Schedule E hereto.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Holders in Special Transactions and the associated companion policy.

“misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario).

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Notices” means all notices by Colombia or the Colombia Subsidiaries under all material contracts by which Colombia or any of the Colombia Subsidiaries is bound as are required to be provided in order to consummate the Arrangement without resulting in a breach of any such material contracts;

“Parties” means Colombia and Medoro; and “Party” means either of them.

“Person” means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement” has the meaning set out in Section 6.1(a) hereof.

“Pre-Acquisition Reorganization” has the meaning set out in subsection 5.1(aa) hereof.

“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage, except that the term does not include any payment to a government official, political party, party official or political candidate that is expressly permitted under the written laws of the country involved, or any facilitating payment that is made solely to secure the provision of routine governmental services.

“Registrar” means the Registrar appointed pursuant to Section 263 of the YBCA.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Authorities” means the Ontario Securities Commission and the SEC, collectively and “Securities Authority” means any one of them.

“SEDAR” means The System for Electronic Document Analysis and Retrieval, a filing system developed for the Canadian Securities Administrators.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment, and, in the case of Medoro, includes the Medoro Subsidiaries and, in the case of Colombia, includes the Colombia Subsidiaries.

“Superior Proposal” has the meaning set forth in subsection 7.1(a) hereof.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Entity (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any applicable Governmental Entity relating to Taxes.

“Termination Date” means the date upon which this Agreement is terminated pursuant to the terms of this Agreement.

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Voting Agreements” means the voting agreements entered into by the directors and executive officers of Colombia with Medoro.

“YBCA” means the Business Corporations Act (Yukon).

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America.

“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America.

1.2

Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement. References in this Agreement to “include”, “includes”, and “including” mean “including, without limitation”.

1.3

Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4

Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day in the place in which the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.5

Currency

Unless otherwise stated, all references in this Agreement to sums of money or currency are expressed in lawful money of Canada.

1.6

Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP applied on a consistent basis.

1.7

Construction

The language used in this Agreement is the language chosen by the Parties to express their intent, and no rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall be applied against any Party.

1.8

Statutory References

A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements and supersedes any such statute, regulation, rule, policy or blanket order.

1.9

Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Arrangement Resolution
Schedule B	-	Colombia Properties
Schedule C	-	Medoro Properties
Schedule D	-	Colombia Warrants
Schedule E	-	Medoro Warrants
Schedule F	-	Colombia Subsidiaries
Schedule G	-	Medoro Subsidiaries

ARTICLE II
THE ARRANGEMENT

2.1

The Arrangement

The Parties agree to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the Parties in accordance with this Agreement.

2.2

Post Effective Time Procedures

The Parties agree that:

(a)

pursuant to the Colombia Share Option Plans, immediately after the Effective Time, unexercised Colombia Options shall be deemed cancelled provided Colombia Optionholders will be provided a ten- day period ending on the fifth day prior to the Effective Date to exercise Colombia Options in whole or in part pursuant to the terms of incentive stock option agreements entered into between Colombia and each Colombia Optionholder;

(b)	on or immediately after the Effective Date, Colombia Subco and Medoro shall be amalgamated to continue as one corporation under the YBCA; and

(c)	on or immediately after the Effective Date, the Colombia Share Option Plans shall be terminated.

2.3

Court Proceedings

As soon as is reasonably practicable after resolution of any Securities Authority comments on the Colombia Proxy Circular, pursuant to Section 195 of the YBCA, Colombia, through Colombia Subco, shall:

(a)

file, proceed with and diligently pursue an application to the Court for the Interim Order providing for, among other things, the calling and holding of the Colombia Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b)

subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

The notice of motion for the application for the Interim Order shall request that the Interim Order provide:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Colombia Meeting and for the manner in which such notice shall be provided;

(ii)	that the requisite approval for the Arrangement Resolution shall be the Colombia Required Vote;

(iii)

that, except as modified by the Interim Order, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Colombia, including quorum requirements and all other matters, shall apply in respect of the Colombia Meeting;

(iv)	for the grant of Dissent Rights as contemplated in the Plan of Arrangement;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Colombia Meeting may be adjourned or postponed from time to time by management of Colombia without the need for additional approval of the Court;

(vii)

that the record date for Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants entitled to vote at the Colombia Meeting will not change in respect of any adjournment(s) or postponement(s) of the Colombia Meeting; and

(viii)	for such other matters as Medoro may reasonably require, subject to obtaining the prior consent of Colombia, such consent not to be unreasonably withheld of delayed.

In such notice of motion, Colombia Subco will inform the Court that upon the approval of the Arrangement by the Colombia Shareholders at the Colombia Meeting, and subsequently by the Court, such court approval would be relied upon by Medoro and Colombia as an approval of the Arrangement for the purpose of qualifying the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement for an exemption from registration under the 1933 Act pursuant to Section 3(a)(10) thereunder.

Colombia shall permit Medoro to review and comment upon drafts of the notices of motion and related materials for the applications referred to in this Section 2.3 prior to service (if applicable) and/or filing of the material and give reasonable consideration to such comments.

2.4

Articles of Arrangement

Subject to the rights of termination contained in Article VIII hereof, upon the Colombia Shareholders approving the Arrangement in accordance with the Interim Order, Colombia Subco obtaining the Final Order and the other conditions contained in Article VI hereof being complied with or waived, the Parties shall file the Final Order with the Registrar together with the Articles of Arrangement and such other documents as may be required in order to effect the Arrangement.

2.5

Closing

The Closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5L 1A9 at 8:00 a.m. (Toronto time) on the Effective Date.

2.6

Preparation of Filings

(a)         Colombia and Medoro shall cooperate in the preparation of applications for the approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby and the preparation of any required documents reasonably deemed by the Parties to be necessary to discharge their respective obligations under applicable Laws and in that regard each shall, upon request, furnish to the other all such information concerning it and, in the case of Colombia, the Colombia Shareholders, as may be reasonably required for such purposes.

(b)         Each of Colombia and Medoro shall promptly notify the other Party of any communication to a Party from any Governmental Entity in respect of the Arrangement and shall not participate in any meeting with any Governmental Entity in respect of any filings, investigations or other inquiry related to the Arrangement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

2.7

Board of Directors

Provided the Arrangement is completed, Medoro will select two members of the Colombia board of directors or of Colombia senior management to be added to the Medoro board of directors on the Effective Date.

2.8

Communications

(a)         Medoro and Colombia agree to make a joint press release with respect to the Arrangement as soon as practicable after the execution by them of this Agreement and to otherwise coordinate the public disclosure and presentations to investors or otherwise made by them with respect to the Arrangement. Medoro and Colombia further agree that there will be no public announcement or other disclosure of the Arrangement or of the matters dealt with herein unless they have mutually agreed thereto or unless otherwise required by applicable Laws or by regulatory instrument, rule or policy based on the advice of counsel. If either Medoro or Colombia is required by applicable Laws or regulatory instrument, rule or policy to make a public announcement with respect to the transactions contemplated herein, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

(b)         Medoro and Colombia will consult with the other of them in making any filing with any Governmental Entity with respect to the Arrangement. Each of Medoro and Colombia shall use its commercially reasonable efforts to enable the other of them to review and comment on all such filings prior to the filing thereof.

2.9

U.S. Tax Treatment

The parties to this Agreement agree and acknowledge that the exchange of Medoro Consideration for Colombia Common Shares will be a taxable exchange for U.S. federal income tax purposes and Canadian income tax purposes. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.9.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COLOMBIA

3.1

Representations and Warranties

Except as set forth in the confidential letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by Colombia to Medoro prior to the execution of this Agreement (the “Colombia Disclosure Letter”) or except as contemplated by this Arrangement Agreement, Colombia hereby represents and warrants to and in favour of Medoro as follows and acknowledges that Medoro is relying upon such representations and warranties in entering into this Agreement and the Arrangement.

(a)         Organization. Each of Colombia and the Colombia Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Colombia and the Colombia Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified. All of the outstanding shares of Colombia and the Colombia Subsidiaries are, and all Colombia Common Shares that may be issued pursuant to Colombia Options and Colombia Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable (and, where required, properly registered). All of the outstanding shares of the Colombia Subsidiaries are owned directly or indirectly by Colombia or a Colombia Subsidiary. The outstanding securities of each Colombia Subsidiary which are owned by Colombia are owned free and clear of all Encumbrances and neither Colombia nor any of the Colombia Subsidiaries is liable to any Colombia Subsidiary or to any creditor in respect thereof. There are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of any of the Colombia Subsidiaries from either Colombia or any of the Colombia Subsidiaries.

With respect to the Colombia Options, (1) each grant of a Colombia Option was duly authorized no later than the date on which the grant of such Colombia Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Colombia (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (2) each such grant was made in accordance with the Colombia Share Option Plans and all applicable Laws and regulatory rules or requirements, including the rules of the TSX, (3) the per share exercise price of each Colombia Option was not less than the fair market value of a Colombia Share on the applicable Grant Date and (4) each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the financial statements (including the related notes) of Colombia and disclosed in accordance with applicable Laws.

All outstanding Colombia Options are evidenced by individual written certificates and or agreements, substantially identical to the forms set forth in the Colombia Disclosure Letter. No stock option agreement contains terms that are materially inconsistent with, or, in addition to, the terms contained in the Colombia Share Option Plans.

(b)         Capitalization. Colombia is authorized to issue 200,000,000 Colombia Common Shares. As at June 3, 2009, there were 104,524,486 Colombia Common Shares outstanding, an aggregate of 5,020,000 Colombia Common Shares were set aside for issue under the Colombia Options and an aggregate of 24,869,633 Colombia Common Shares were set aside for issue under the Colombia Warrants. The Colombia Warrants are described in Schedule D attached hereto. Except for the Colombia Options and the Colombia Warrants, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating Colombia or any of the Colombia Subsidiaries to issue or sell any shares of Colombia or any of the Colombia Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Colombia or any of the Colombia Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Colombia or any of the Colombia Subsidiaries having the right to vote with the Colombia Shareholders on any matter. There are no outstanding contractual obligations of Colombia or of any of the Colombia Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Colombia Common Shares or with respect to the voting or disposition of any outstanding Colombia Common Shares.

(c)         Authority. Colombia has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Colombia as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments, such performance subject to the approval of the Colombia Shareholders and the Court as provided in this Agreement. The execution and delivery of this Agreement by Colombia and the completion by Colombia of the Arrangement and the transactions contemplated by this Agreement have been authorized by the directors of Colombia and, subject to the approval by the Colombia Shareholders and the Court and the filing of the corporate documents required under the YBCA in the manner contemplated herein, no other corporate proceedings on the part of Colombia are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Colombia of the Colombia Proxy Circular. This Agreement has been executed and delivered by Colombia and constitutes a legal, valid and binding obligation of Colombia, enforceable against Colombia in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Colombia of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

	(A)	the articles or by-laws (or their equivalent) of Colombia or any of the Colombia Subsidiaries,

	(B)	except for the consents, waivers, permits, exemptions, orders or approvals of, and any registrations and filings with, any Governmental Entity contemplated in subsection 6.1(j), or

	(C)	any contract, agreement, licence or permit to which Colombia or any of the Colombia Subsidiaries is bound or is subject or of which Colombia or any Colombia Subsidiary is the beneficiary;

(ii)

give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Colombia or any of the Colombia Subsidiaries, to come due before its stated maturity or cause any of its available credit to cease to be available;

(iii)

result in the imposition of any Encumbrance upon any of the property or assets of Colombia or any of the Colombia Subsidiaries, or restrict, hinder, impair or limit the ability of Colombia or any of the Colombia Subsidiaries to conduct the business of Colombia or any of the Colombia Subsidiaries as and where it is now being conducted; or

(iv)

result in any payment (including termination, severance, unemployment compensation, change of control, “golden parachute”, bonus or otherwise) becoming due to any Employee, director or officer of Colombia or of any Colombia Subsidiary or increase any benefits otherwise payable under any Employee Plan or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, or waiver of any right of, any Governmental Entity or other person is required to be obtained or made by Colombia or any of the Colombia Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Colombia of the Arrangement and the transactions contemplated hereby other than (i) any approvals required pursuant to the Interim Order or the Final Order, (ii) filings with the Registrar under the YBCA and filings with and approvals required by Securities Authorities and stock exchanges, (iii) any consent, approval, order, authorization, waiver, permit or filing required under any applicable Antitrust Law and listed in the Colombia Disclosure Letter, and (iv) any other consent, waiver, permit, order, authorization, approval or filing referred to in the Colombia Disclosure Letter. Following the consummation of the Arrangement in accordance with its terms, Medoro will not have any obligation to make any payment to any person with respect to the purchase of any Colombia Common Shares, Colombia Options or Colombia Warrants, except as contemplated in the Plan of Arrangement.

(d)         Directors’ Approvals. The board of directors of Colombia has received an opinion from Haywood Securities Inc., the financial advisor to the board of directors of Colombia, that the Medoro Consideration is fair, from a financial point of view, to the Colombia Shareholders and the directors of Colombia present at a meeting have unanimously:

(i)	determined that the Medoro Consideration is fair to the Colombia Shareholders and the transactions contemplated herein are in the best interests of Colombia;

(ii)	recommended that the Colombia Shareholders vote in favour of the Arrangement and the transactions contemplated herein; and

(iii)	authorized the entering into of this Agreement and the performance by Colombia of its obligations hereunder.

(e)         Colombia Subsidiaries. The only Subsidiaries of Colombia are the Colombia Subsidiaries.

(f)         No Defaults. Other than as disclosed in Section 3.1(f) of the Colombia Disclosure Letter, neither Colombia nor any of the Colombia Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement or licence to which any of them is a party or by which any of them is bound.

(g)         Absence of Changes. Since March 31, 2009:

(i)	Colombia and each of the Colombia Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	neither Colombia nor any of the Colombia Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Colombia or any of the Colombia Subsidiaries of any material property or assets thereof;

(iv)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Colombia or any of the Colombia Subsidiaries of any debt for borrowed money, any creation or assumption by Colombia or any of the Colombia Subsidiaries of any Encumbrance, any making by Colombia or any of the Colombia Subsidiaries of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Colombia or any of the Colombia Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	Colombia has not declared or paid any dividends or made any other distribution on any of the Colombia Common Shares;

(vi)	Colombia has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Colombia Common Shares;

(vii)

other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Colombia or any of the Colombia Subsidiaries to any Employee or to any of their respective directors or officers or any grant to any Employee or any such director or officer of any material increase in severance, change in control or termination pay or any material increase or modification of any Employee Plan (including, without limitation, the granting of Colombia Options pursuant to the Colombia Share Option Plans) made to, for or with any of such Employee, directors or officers;

(viii)	Colombia has not effected any material change in its accounting methods, principles or practices; and

(ix)

neither Colombia nor any of the Colombia Subsidiaries has entered into or adopted any, or materially amended any (1) collective bargaining agreement, (2) Employee Plan, (3) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase, or similar contract between Colombia or any of the Colombia Subsidiaries, on the one hand, and any Colombia Personnel, on the other hand, (4) any consulting agreement between Colombia or any of the Colombia Subsidiaries, on the one hand, and any current or former officer or director of Colombia or any of the Colombia Subsidiaries, on the other hand, (5) any consulting agreement between Colombia or any of its Subsidiaries, on the one hand, and any other Colombia Personnel, on the other hand, (6) any contract between Colombia or any of the Colombia Subsidiaries, on the one hand, and any Colombia Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Colombia of the nature contemplated by this Agreement or (7) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Colombia Personnel.

(h)	Employment Agreements.

(i)	neither Colombia nor any of the Colombia Subsidiaries is a party to or bound by any written contracts in respect of any Employee, former Employee or consultant including:

	(A)	any written contracts providing for the re-employment of any Employee;

(B)

any written bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, tax equalization, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in the Colombia Disclosure Letter;

(C)

any written or, to the knowledge of Colombia, oral policy, agreement, obligation or understanding providing for severance or termination payments to any Employee, consultant, director or officer of Colombia or any Colombia Subsidiary or any employment, service, consulting or other agreement with any Employee, consultant, director or officer of Colombia or any of the Colombia Subsidiaries which provides for termination of employment or of the contract, as the case may be, on more than six months’ notice (excluding such as results by Law from the employment of an employee without an agreement as to notice or severance); and

(ii)	there are no overdue payments to employees (including any amounts related to unused or accrued vacation days).

(i)	Collective Agreements.

(i)

neither Colombia nor any of the Colombia Subsidiaries is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting the Employees;

(ii)	neither Colombia nor any of the Colombia Subsidiaries are currently engaged in any labour negotiation;

(iii)

neither Colombia nor any of the Colombia Subsidiaries are a party to any application, claim, complaint, grievance arbitration or other proceeding by or respecting any Employees or former Employees under any Laws or before any Governmental Entity, including without limitation, any application for certification or which otherwise involves the recognition of any trade union or similar employee organization as the bargaining agent of any of the Employees, or any unfair labour practice complaint;

(iv)

neither Colombia nor any of the Colombia Subsidiaries are, to the knowledge of Colombia, currently engaged in any unfair labour practice nor is Colombia aware of any pending or threatened complaint regarding any alleged unfair labour practices;

(v)

there is no strike, labour dispute, work slow down or stoppage against or involving Colombia or any of the Colombia Subsidiaries nor, to the knowledge of Colombia, are any strikes, labour disputes, work slowdowns or stoppages pending or threatened against Colombia or any of the Colombia Subsidiaries;

(vi)	to the knowledge of Colombia, there is no lockout pending or anticipated by Colombia or any of the Colombia Subsidiaries;

(vii)

there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending or to the knowledge of Colombia threatened against Colombia or any of the Colombia Subsidiaries;

(viii)

to the knowledge of Colombia, neither Colombia nor any of the Colombia Subsidiaries are, nor have they been in the 24-month period preceding the date of this Agreement, the subject of any union organization effort or campaign or similar organization effort by any employee organization or group in respect of or affecting Employees.

(j)	Financial Matters.

(i)

The audited consolidated financial statements of Colombia as at and for the fiscal years ended December 31, 2007 and December 31, 2008 (including the notes thereto and related management’s discussion and analysis) and Colombia’s unaudited financial statements as at and for the three months ended March 31, 2009 (including the notes thereto and related management’s discussion and analysis) were prepared in accordance with U.S. GAAP, consistently applied, and fairly present in all material respects the consolidated financial condition of Colombia at the respective dates indicated and the results of operations of Colombia for the periods covered on a consolidated basis (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect adequate provision for the liabilities of Colombia on a consolidated basis in accordance with U.S. GAAP. Neither Colombia nor any of the Colombia Subsidiaries has any material liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the consolidated financial statements of Colombia for the three months ended March 31, 2009, except liabilities and obligations incurred in the ordinary and regular course of business since March 31, 2009.

(ii)

The chief executive officer of Colombia and the chief accounting officer of Colombia each has made all certifications required by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as applicable, with respect to the Colombia Documents, and the statements contained in such certifications were accurate as of the date they were made.

(iii)

The management of Colombia has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Colombia in its annual filings, interim filings or other reports filed, furnished or submitted by it under provincial and territorial securities legislation is reported within the time periods specified in such legislation, laws and rules. The management disclosure controls and procedures maintained by Colombia are sufficient to ensure that material information relating to Colombia, including its consolidated Subsidiaries, is made known to the management of Colombia by others within those entities. Colombia (i) has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Colombia’s auditors and the audit committee of Colombia's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Colombia’s ability to record, process, summarize and report financial data and have identified for Colombia’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in Colombia’s internal controls. Colombia has made available to Medoro a summary of any such disclosure made by management to Colombia’s auditors and audit committee.

(iv)

Neither Colombia nor any of the Colombia Subsidiaries nor, to the knowledge of Colombia, any director, officer, employee, auditor, accountant or representative of Colombia or any of the Colombia Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Colombia or any of the Colombia Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Colombia or any of the Colombia Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Audit Committee of the Board of Directors of Colombia.

(k)         No Prohibited Payments. Neither Colombia, a Colombia Subsidiary, nor, to the knowledge of Colombia, any Colombia Personnel, shareholder, agent or other person acting on behalf of Colombia or any Colombia Subsidiary, (i) has made any Prohibited Payments, (ii) has made any payments or provided services that, even though not Prohibited Payments, were not legal to make or provide or that were not legal for the persons receiving them to receive, (iii) has received any payments, services or gratuities that were not legal to receive or that were not legal for the person making them to provide, (iv) has engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records or properly disclosed on its financial statements, or (v) has maintained any off-book bank or cash account or “slush funds”.

(l)         Books and Records. The corporate records and minute books of Colombia and, since the date each Colombia Subsidiary was acquired or incorporated by Colombia, the corporate records and minute books of the Colombia Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate. The minute books of Colombia and the Colombia Subsidiaries provided to Medoro for review are true and complete and the minutes and documents contained therein have not been amended or supplemented since the time of such review. Financial books and records and accounts of Colombia and the Colombia Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Colombia and the Colombia Subsidiaries, and (iii) in the case of Colombia and the Colombia Subsidiaries, accurately and fairly reflect the basis for the consolidated financial statements of Colombia.

(m)         Litigation. There is no complaint, claim, action, proceeding or investigation pending or in progress or, to the knowledge of Colombia, threatened against or relating to Colombia or any of the Colombia Subsidiaries or affecting any of their respective properties, permits, licences or assets before any Governmental Entity which individually or in the aggregate has a Material Adverse Effect on Colombia. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Colombia, threatened against or relating to Colombia or any of the Colombia Subsidiaries before any Governmental Entity. Neither Colombia, any of the Colombia Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, fine, penalty, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $100,000 as a condition to or a necessity for the right or ability of Colombia or any Colombia Subsidiary, respectively, to conduct its business as it has been carried on prior to the date hereof, or that would materially impede the consummation of the Arrangement and the transactions contemplated by this Agreement.

(n)         Title to Properties and Condition of Assets. Each of Colombia or a Colombia Subsidiary has sufficient title (whether in fee simple or equivalent or by means of an exploration, retention, reconnaissance, development or mining permit, right or licence or similar), free and clear of any title defect or Encumbrance, to its mineral projects (other than property as to which it is a lessee, in which case it has a valid leasehold interest), such properties being described in Schedule B hereto. All real and tangible personal property of Colombia and each Colombia Subsidiary is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement. Colombia has provided Medoro with a list of the material royalty and similar type interests which are owned or held, directly or indirectly, by Colombia and Colombia has, applying customary standards in the mining industry, sufficient title to all of such material royalty or other interests, free and clear of any title defects or Encumbrances. All required permits or registrations necessary to perfect title in and to such assets have been carried out in compliance with applicable Law and are in full force and effect.

(o)         Insurance. Colombia and the Colombia Subsidiaries maintain policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and as required in accordance with their respective licences and permits, and such policies are in full force and effect as of the date hereof.

(p)         Environmental. Since the date Colombia acquired or incorporated each of the Colombia Subsidiaries there has been no Environmental Condition, and in respect of each such Colombia Subsidiary, to the knowledge of Colombia there exists no Environmental Condition. Colombia has received no notice, directive or advisory from any Governmental Entity of any Environmental Condition.

Each of the Colombia Subsidiaries maintains sufficient financial reserves, including, but not limited to, financial assurance required by Governmental Entities pursuant to Environmental Approvals, sufficient to meet the obligations of such Colombia Subsidiary in respect of reclamation, remediation, closure and post-closure obligations relating to the assets and operations of such Colombia Subsidiary.

Each of the Colombia Subsidiaries has all Environmental Approvals required pursuant to Environmental Laws in respect of the current operations of such Colombia Subsidiary and is in compliance with such Environmental Approvals.

(q)         Tax Matters. Colombia and the Colombia Subsidiaries have filed or caused to be filed, and will continue to file and cause to be filed, with each relevant Governmental Entity in a timely manner all Tax Returns required to be filed by them (all of which Tax Returns were correct and complete and no material fact has been omitted therefrom) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, when due all Taxes that are due and payable, collectible and remittable including any instalments on account of Taxes for the current year that are due and payable prior to the date hereof. No extension of time in which to file any Tax Returns is in effect. Colombia has provided adequate accruals in accordance with U.S. GAAP in its published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by Colombia or the Colombia Subsidiaries other than in the ordinary course of business. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

There are no reassessments of Taxes in respect of Colombia or the Colombia Subsidiaries that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to Colombia or any Colombia Subsidiary by any Governmental Entity for any taxation year in respect of which a Tax Return of Colombia or any Colombia Subsidiary has been audited. No Governmental Entity has challenged, disputed or questioned Colombia or any Colombia Subsidiary in respect of Taxes or Tax Returns. None of Colombia or any Colombia Subsidiary is negotiating any draft assessment or reassessment with any Governmental Entity. Colombia is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of Colombia or any Colombia Subsidiary, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Colombia Documents filed on SEDAR prior to the date hereof. Neither Colombia nor any Colombia Subsidiary has received any indication from any Governmental Entity that an assessment or reassessment of Colombia or any Colombia Subsidiary is proposed in respect of any Taxes, regardless of its merits. Neither Colombia nor any Colombia Subsidiary has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years up to and including the taxation year ended 2003 are considered closed by the relevant Governmental Entities for the purposes of all Taxes.

Colombia and each Colombia Subsidiary has withheld from each payment made to any of its present or former Employees, officers and directors, and to all other persons all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. Colombia and each Colombia Subsidiary has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Entity within the time required under the applicable legislation. Colombia and each Colombia Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by them.

None of Colombia's Plans is subject to the requirements of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of this paragraph, the term "Plan" means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Colombia or any of the Colombia Subsidiaries may have any liability.

Colombia and each Colombia Subsidiary will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act or any analogous provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Effective Date.

There are no circumstances existing which could result in the application of section 78 or 160 of the Tax Act or any equivalent provincial provision to Colombia or any Colombia Subsidiary.

Neither Colombia nor any Colombia Subsidiary has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any analogous provincial legislative provision.

In respect of the Colombia Subsidiaries, no transaction has been entered into without a valid business purpose.

(r)	Employee Plans.

(i)

Other than the Colombia Share Option Plans, Colombia and the Colombia Subsidiaries have no material written employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, tax equalization, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self- insured) plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Colombia or any of the Colombia Subsidiaries for the benefit of its Employees or former Employees and their dependants or beneficiaries to which Colombia or any of the Colombia Subsidiaries participates or has any actual or potential liability or obligations, other than plans established pursuant to statute (collectively the “Employee Plans”).

(ii)	Colombia does not have any “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act or any Laws.

(iii)

There exists no material liability in connection with any former benefit plan relating to the Employees or former Employees of Colombia or any Colombia Subsidiaries or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in material compliance with the terms of such former benefit plans and Laws.

(s)         Reporting Status. Colombia is a reporting issuer in the Province of Ontario. Colombia is subject to the filing obligations imposed by section 13 of the 1934 Act. The Colombia Common Shares are listed on the TSX and on the OTC Bulletin Board.

(t)         Reports. Colombia has filed (including, as applicable, on SEDAR) or furnished, as applicable, with the Securities Authorities, stock exchanges and all applicable self-regulatory authorities all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed or furnished by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Colombia Documents”). The Colombia Documents, at the time filed or furnished, (a) did not contain any misrepresentation and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Colombia. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Colombia Documents filed or furnished with the SEC (X) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and (Y) complied as to form in all material respects with the requirements of the 1934 Act. Colombia has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(u)         Mineral Reserves and Resources. The inferred mineral resources disclosed in the Colombia Documents filed on SEDAR as of year-end December 31, 2008 have been prepared and disclosed in all material respects in accordance with National Instrument 43-101. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral resources or mineralized material of Colombia and its subsidiaries, taken as a whole, from the amounts disclosed in the Colombia Documents filed on SEDAR.

(v)         Compliance with Laws and Exchange Requirements. Since January 1, 2008, Colombia and the Colombia Subsidiaries (A) have, in all material respects, complied with and are not in violation of any applicable Laws and (B) have complied with and are in compliance, in all material respects, with any applicable listing and corporate governance rules and regulations of the TSX.

(w)         No Cease Trade. Colombia is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Colombia, no investigation or other proceedings involving Colombia which may operate to prevent or restrict trading of any securities of Colombia are currently in progress or pending before any applicable stock exchange or Securities Authority.

(x)         No Option on Assets. Other than to secure assets of Colombia or the Colombia Subsidiaries that have been pledged (the details of which have been disclosed in the Colombia Disclosure Letter), no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Colombia or the Colombia Subsidiaries of any of the material assets of Colombia or any of the Colombia Subsidiaries.

(y)         Certain Contracts. Neither Colombia, nor to the knowledge of Colombia, any of the Colombia Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Colombia or the Colombia Subsidiaries are conducted, (ii) limit any business practice of Colombia or any Colombia Subsidiary, or (iii) restrict any acquisition or disposition of any property by Colombia or any Colombia Subsidiary.

(z)        Full Disclosure. Colombia has made available to Medoro through Colombia Documents filed on SEDAR or EDGAR and otherwise, all material information, including financial, operational and other information required by National Instrument 43-101, in respect of the properties listed in Schedule B required by National Instrument 43-101 and all such information as made available to Medoro was true and correct at the date of filing and no material fact or facts were omitted therefrom which would make such information misleading.

(aa)        No Broker’s Commission. Colombia has not entered into any agreement that would entitle any person to any valid claim against Colombia for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement, except for the financial advisory fees disclosed in the Colombia Disclosure Letter.

(bb)        No “Collateral Benefit”. Other than as disclosed in Section 3.1(bb) of the Colombia Disclosure Letter, to the knowledge of Colombia, no “related party” of Colombia (within the meaning of MI 61-101) will receive a “collateral benefit” or be engaged in a “connected transaction” (within the meanings of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(cc)        Consents and Notices. Section 3.1(cc) of the Colombia Disclosure Letter sets forth all of the Consents required to be obtained and Notices required to be given in order to consummate the Arrangement without resulting in a breach of any such material contracts.

3.2

Survival of Representations and Warranties

The representations and warranties of Colombia contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by Medoro or its advisors shall not mitigate, diminish or affect the representations and warranties of Colombia made hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MEDORO

4.1

Representations and Warranties

Except as set forth in the confidential letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by Medoro to Colombia prior to the execution of this Agreement (the “Medoro Disclosure Letter”) or except as contemplated by this Arrangement Agreement, Medoro hereby represents and warrants to and in favour of Colombia as follows and acknowledges that Colombia is relying upon such representations and warranties in entering into this Agreement and the Arrangement:

(a)         Organization. Medoro has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.

(b)         Capitalization. Medoro is authorized to issue an unlimited number of Medoro Common Shares. As at June 1, 2009, there were 88,788,091 Medoro Common Shares outstanding, an aggregate of 6,061,853 Medoro Common Shares were set aside for issue under the Medoro Options and an aggregate of 18,713,809 Medoro Common Shares were set aside for issue under the Medoro Warrants. The Medoro Warrants are described in Schedule E attached hereto.

(c)         Authority. Medoro has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Medoro as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Medoro and the completion by Medoro of the Arrangement and the transactions contemplated by this Agreement have been authorized by the directors of Medoro, and no other corporate proceedings (including shareholders meetings) on the part of Medoro are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been executed and delivered by Medoro and constitutes, a legal, valid and binding obligation of each of Medoro, enforceable against Medoro in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(d)         Absence of Changes. Since March 31, 2009, except as publicly disclosed in the Medoro Documents filed on SEDAR prior to the date hereof, neither Medoro nor any of the Medoro Subsidiaries has incurred or suffered a Material Adverse Change.

(e)         Reporting Status. Medoro is a reporting issuer in the provinces of British Columbia, Alberta and Ontario. The Medoro Common Shares are listed on the TSX Venture Exchange.

(f)         No Cease Trade. Medoro is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Medoro, no investigation or other proceedings involving Medoro which may operate to prevent or restrict trading of any securities of Medoro are currently in progress or pending before any applicable stock exchange or Securities Authority.

(g)         Shares. The Medoro Common Shares to be issued pursuant to the transactions contemplated herein will, upon issue, be issued as fully-paid and non-assessable shares.

(h)         Certain Securities Law Matters. The Medoro Common Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada by the holders thereof. The Medoro Common Shares and Consideration Warrants to be issued in connection with the Arrangement to Colombia Shareholders will be securities exempt from registration under the 1933 Act by reason of Section 3(a)(10) thereof. The resale of Medoro Common Shares and Consideration Warrants so issued under the Arrangement will be exempt from registration under the 1933 Act, except that Medoro Common Shares and Consideration Warrants held by persons who are affiliates of Medoro after the Arrangement may be resold by them only in compliance with the resale provisions of Rule 144 under the 1933 Act or as otherwise permitted under the 1933 Act.

(i)         Investment Canada. Medoro is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

4.2

Survival of Representations and Warranties

The representations and warranties of Medoro contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination date of this Agreement in accordance with its terms and the Effective Date. Any investigation by Colombia or its advisors shall not mitigate, diminish or affect the representations and warranties of Medoro made hereunder.

ARTICLE V
COVENANTS

5.1

Covenants of Colombia

Colombia hereby covenants and agrees with Medoro as follows:

(a)         Interim Order. As soon as practicable, Colombia shall cause Colombia Subco to file, proceed with and diligently prosecute an application to the Court for the Interim Order as provided in Section 2.3 hereof on terms and conditions acceptable to Colombia and Medoro, acting reasonably.

(b)	Colombia Meeting. In a timely and expeditious manner, Colombia shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Colombia;

(ii)

prepare in consultation with Medoro, and file the Colombia Proxy Circular, together with any other documents required by applicable Laws and the rules and policies of any applicable stock exchange in connection with the approval of the Arrangement and the transactions contemplated herein, in all jurisdictions where the Colombia Proxy Circular is required to be filed and mail the Colombia Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Colombia Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and shall ensure that the Colombia Proxy Circular does not contain any misrepresentation (other than with respect to any information relating to and provided by Medoro). Colombia shall provide Medoro with a reasonable opportunity to review and comment on the Colombia Proxy Circular and all such other documents and give reasonable consideration to such comments. Without limiting the generality of the foregoing, Colombia shall ensure that the Colombia Proxy Circular complies with applicable Laws and provides Colombia Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Colombia Meeting;

(iii)	use its commercially reasonable efforts to convene the Colombia Meeting as soon as practicable after obtaining the Interim Order;

(iv)

with the assistance of Medoro, diligently do all such acts and things as may be necessary to comply, in all material respects, with applicable provisions of National Instrument 54-101 of the Canadian Securities Administrators and other applicable Laws in relation to the Colombia Meeting;

(v)	provide notice to Medoro of the Colombia Meeting and allow representatives of Medoro to attend the Colombia Meeting;

(vi)	conduct the Colombia Meeting in accordance with the Interim Order, the by-laws of Colombia and as otherwise required by applicable Laws; and

(vii)	take all such actions as may be required under the YBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(c)         Adjournment. Colombia shall not adjourn, postpone or cancel the Colombia Meeting (or propose to do so), except (i) if a quorum is not present at the Colombia Meeting, (ii) if required by applicable Laws, (iii) if required by the Colombia Shareholders, (iv) if otherwise agreed with Medoro in writing, or (v) as contemplated by Sections 6.5 and 7.2 hereof.

(d)         Dissent Rights. Colombia shall provide Medoro with a copy of any purported exercise of the Dissent Rights and written communications with such Colombia Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior consent of Medoro.

(e)         Amendments to Colombia Proxy Circular. In a timely and expeditious manner, Colombia shall prepare (in consultation with Medoro) and file amendments or supplements to the Colombia Proxy Circular (which amendments or supplements shall be in a form satisfactory to Medoro, acting reasonably) required by applicable Laws or as otherwise agreed between Colombia and Medoro with respect to the Colombia Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)         Final Order. Subject to the approval of the Arrangement at the Colombia Meeting in accordance with the provisions of the Interim Order and the receipt of all other necessary approvals of Governmental Entities and third parties, Colombia shall cause Colombia Subco to forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in form and substance satisfactory to the Parties hereto, acting reasonably.

(g)         Filing Final Order. Colombia shall forthwith carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favour of Colombia and Medoro set forth herein, at a time and on a date to be agreed by Medoro and Colombia which date shall occur not later than five Business Days after receiving the Final Order, or such other date as may be agreed to by the Parties, file the Final Order and any other required documents with the Registrar, as provided in Section 2.4 hereof, in order for the Arrangement to become effective.

(h)         Solicitation of Proxies. Subject to the terms of this Agreement, Colombia shall (i) take all lawful action to solicit proxies in favour of the Arrangement and the transactions contemplated herein, including the appointment of a proxy solicitation agent; (ii) recommend to all Colombia Shareholders that they vote in favour of the Arrangement and the transactions contemplated herein; (iii) publicly reconfirm such recommendation upon the reasonable request of Medoro; and (iv) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Medoro such recommendation except as explicitly permitted in subsection 7.2(a) hereof.

(i)         Proceedings. In a timely and expeditious manner, Colombia and the Colombia Subsidiaries shall take all such actions and do all such acts and things as are contemplated herein or as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Colombia and the Colombia Subsidiaries, as applicable.

(j)         Copy of Documents. Except for proxies and other non-substantive communications, Colombia shall furnish promptly to Medoro a copy of each notice, report, schedule or other document or communication delivered, filed or received by Colombia in connection with this Agreement, the transactions contemplated herein or the Colombia Meeting or any other meeting at which all Colombia Shareholders are entitled to attend (including all communications by Colombia’s proxy solicitation agent), any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(k)         Usual Business. Other than in connection with completing the transactions contemplated herein, Colombia shall, and shall cause the Colombia Subsidiaries to, conduct business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices.

(l)         Certain Actions Prohibited. Other than in contemplation of or as required to give effect to the transactions contemplated herein, Colombia shall not (and shall ensure that the Colombia Subsidiaries do not), without the prior written consent of Medoro which consent shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following:

(i)

issue, sell, pledge, lease, contribute capital, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, contribute capital, dispose of, or encumber or create any Encumbrance on, or permit a Colombia Subsidiary to issue, sell, pledge, lease, contribute capital, dispose of, encumber or create any Encumbrance on or agree to issue, sell, pledge, lease, contribute capital, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Colombia or any of the Colombia Subsidiaries, other than the issue of Colombia Common Shares pursuant to the exercise of the Colombia Options or the Colombia Warrants issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)

other than in the ordinary and regular course of business consistent with past practice, in respect of rights, properties or assets that are not, either individually or in the aggregate, material to Colombia, sell, lease or otherwise dispose of, or permit any of the Colombia Subsidiaries to sell, lease or otherwise dispose of, any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(iii)

amend or propose to amend the articles or by-laws (or their equivalent) of Colombia or any of the Colombia Subsidiaries or any of the terms of the Colombia Options or the Colombia Warrants, in each case as they exist at the date of this Agreement;

(iv)

split, combine or reclassify any of the shares of Colombia or any of the Colombia Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the shares of Colombia;

(v)

redeem, purchase or offer to purchase or permit any of the Colombia Subsidiaries to redeem, purchase or offer to purchase, any Colombia Common Shares and, other than pursuant to the Colombia Share Option Plans, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)	reorganize, amalgamate or merge Colombia or any of the Colombia Subsidiaries with any other person other than another Colombia Subsidiary;

(vii)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claims or disputes which are, individually or in the aggregate, in an amount in excess of $25,000 or which constitute a claim between Colombia and a Colombia Subsidiary or between Colombia Subsidiaries; (B) relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of $25,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)

incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness in excess of $25,000 in the aggregate, or permit any of the Colombia Subsidiaries to incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness;

(x)

except as required by U.S. GAAP, any other generally accepted accounting principle to which any Colombia Subsidiary may be subject or any applicable Laws, make any changes to the existing accounting practices of Colombia or make any material tax election inconsistent with past practice; or

(xi)	agree or commit to do any of the foregoing.

(m)         Employment Arrangements. Without the prior written consent of Medoro, Colombia shall not, and shall cause the Colombia Subsidiaries not to, other than in the ordinary and regular course of business consistent with past practice, or pursuant to existing employment agreements, termination, compensation or other arrangements or policies or pursuant to any Employee Plans or as required by applicable Laws, enter into or modify any employment, compensation, severance, collective bargaining or similar agreement, pension, retirement or employee benefits plan, agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, phantom stock option, pension or supplemental pension benefit, profit sharing, tax equalization payment, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any Employee, officer or director of Colombia or any of the Colombia Subsidiaries.

(n)         Insurance. Colombia shall use its reasonable commercial efforts, and shall cause the Colombia Subsidiaries to use their reasonable commercial efforts to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(o)	Certain Actions. Colombia shall:

(i)

not take any action and, shall cause the Colombia Subsidiaries to not take any action that would interfere with or be inconsistent with the completion of the Arrangement and the transactions contemplated by this Agreement or would render, or that could reasonably be expected to render, any representation or warranty made by Colombia in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(ii)

promptly notify Medoro of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of Colombia, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Colombia of any covenant or agreement contained in this Agreement, (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Colombia contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect, and (E) any misrepresentation in the Colombia Proxy Circular or any circumstance pursuant to which Colombia would have to amend or supplement the Colombia Proxy Circular.

(p)         No Compromise. Colombia shall not, and shall cause the Colombia Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Colombia in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Medoro, such consent not to be unreasonably withheld or delayed.

(q)         Contractual Obligations. Except in the ordinary and regular course of business and consistent with past practice, and other than as required by applicable Laws, Colombia shall not, and shall cause the Colombia Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Colombia or any of the Colombia Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement.

(r)         Satisfaction of Conditions. Subject to Section 7.2 hereof, Colombia shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)	obtain the Colombia Required Vote;

(ii)

obtain the regulatory approvals set out in the Colombia Disclosure Letter and all other consents, approvals and authorizations as are required to be obtained by Colombia or any of the Colombia Subsidiaries under any applicable Laws or from any Governmental Entity which would, if not obtained, materially impede the completion of the Arrangement and the transactions contemplated herein or have a Material Adverse Effect on Colombia;

(iii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Colombia or any of the Colombia Subsidiaries in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any Party hereto before any Governmental Entity;

(iv)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

(v)	cause the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement to be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof;

(vi)	fulfill all conditions and satisfy all provisions of this Agreement required to be fulfilled or satisfied by Colombia;

(vii)

deliver to Colombia Subco on or before the Effective Time, a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act relating to the redemption of the Colombia Subco preference share pursuant to the Plan of Arrangement in an amount equal to no less than the fair market value of such share at the time of redemption (the "Redemption Amount"). If such certificate is not delivered or is not in a form satisfactory to Medoro, acting reasonably, Colombia Subco shall withhold an amount equal to 25% of the Redemption Amount and remit such amount to the Minister of National Revenue within the time prescribed under the Tax Act; and

(viii)

cooperate with Medoro in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Colombia to pay or cause to be paid any monies or to cause any liability to be incurred to cause such performance to occur.

(s)         Refrain from Certain Actions. Subject to Section 7.2 hereof, Colombia shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the Arrangement and the transactions contemplated hereby or which could have a Material Adverse Effect on Colombia, provided that where Colombia is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, it shall immediately notify Medoro in writing of such circumstances.

(t)         Keep Fully Informed. Colombia shall, in all material respects, conduct itself so as to keep Medoro fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(u)         Cooperation. Colombia shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(v)         Representations. Colombia shall use its commercially reasonable efforts to conduct its affairs and to cause the Colombia Subsidiaries to conduct their affairs so that all of the representations and warranties of Colombia contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(w)         Information. Colombia shall continue to make available and cause to be made available to Medoro and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Medoro to effect a thorough examination of Colombia and the Colombia Subsidiaries and the business, properties and financial status thereof and shall cooperate with Medoro in securing access for Medoro to any documents, agreements, corporate records or minute books not in the possession or under the control of Colombia. Subject to applicable Laws, upon reasonable notice, Colombia shall, and shall cause the Colombia Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Medoro reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Colombia and the Colombia Subsidiaries, and, during such period, Colombia shall, and shall cause the Colombia Subsidiaries to, furnish promptly to Medoro all information concerning the business, properties and personnel of Colombia and the Colombia Subsidiaries as Medoro may reasonably request provided however that the disclosure of personal information is done in compliance with applicable Laws relating to privacy and does not include disclosure of personnel files or medical information.

(x)         Colombia Warrants. Colombia shall take all corporate action necessary and within its control, if any, and provide any required notice to holders of the Colombia Warrants to ensure that on the Effective Date all of the outstanding Colombia Warrants provide upon exercise or conversion thereof only for the issuance of the Medoro Consideration.

(y)         Closing Documents. Colombia shall execute and deliver, or cause to be executed and delivered, at the closing of the Arrangement and the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be reasonably requested by Medoro.

(z)         Resignations. Colombia shall obtain and deliver to Medoro at the Effective Time evidence reasonably satisfactory to Medoro of the resignation, effective as of the Effective Time, of those directors and officers of Colombia and the Colombia Subsidiaries designated by Medoro to Colombia prior to the Effective Time.

(aa)        Pre-Acquisition Reorganizations. Colombia agrees that, upon request by Medoro, which request shall not be made until Medoro has confirmed that all conditions in Sections 6.1 and 6.2 have been satisfied or waived by Medoro, Colombia shall, and shall cause each of the Colombia Subsidiaries to, at the expense of Medoro, use its commercially reasonable efforts to (i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses prior to the Effective Date as Medoro may request, acting reasonably (each a “Pre-Acquisition Reorganization”) provided that the Pre-Acquisition Reorganization is not prejudicial to Colombia, any of the Colombia Subsidiaries or the Colombia Shareholders as a whole and (ii) cooperate with Medoro and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. Medoro acknowledges and agrees that the Pre-Acquisition Reorganizations shall not (A) delay or prevent consummation of the Arrangement and the transactions contemplated herein (including by giving rise to litigation by third parties), or (B) be considered in determining whether a representation or warranty of Colombia hereunder has been breached, it being acknowledged by Medoro that these actions could require the consent of third parties under applicable contracts. Medoro shall provide written notice to Colombia of any proposed Pre-Acquisition Reorganization at least 20 days prior to the Effective Time. Upon receipt of such notice, Medoro and Colombia shall, at the expense of Medoro, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after Medoro shall have waived or confirmed that all conditions to Closing have been satisfied).

If the transactions contemplated herein are not consummated (other than as a result of a breach of this Agreement by Colombia), Medoro will indemnify Colombia and the Colombia Subsidiaries for any and all losses, costs, Taxes and expenses (including reasonable legal fees and disbursements) incurred in respect of any proposed or actual Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).

(bb)        Stock Exchange Listing and De-listing. Colombia shall cooperate with Medoro and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TSX and the OTC Bulletin Board to enable the delisting by Colombia of the Colombia Common Shares from the TSX and OTC Bulletin Board and the deregistration of the Colombia Common Shares under the 1934 Act as promptly as practicable after the Effective Date.

(cc)        Completion Date. Colombia shall use its reasonable commercial efforts to complete the transactions contemplated herein by the Completion Deadline.

(dd)        Confirmation of Title. Colombia shall use its commercially reasonable efforts to provide to Medoro copies of recent extracts (dated no earlier than the tenth day prior to the Effective Date) from the register of the shareholders of each of the Colombia Subsidiaries showing that Colombia or its Subsidiaries are registered shareholders of such companies in the percentages set forth in Schedule B hereto.

(ee)        Renegotiation of Debt. Colombia shall use its commercially reasonable efforts to renegotiate the debt described in the Colombia Disclosure Letter prior to the Effective Date, on terms acceptable to Medoro.

(ff)        Plan of Arrangement. Colombia shall use its reasonable commercial efforts to agree upon the form of the Plan of Arrangement with Medoro as soon as practicable after the date hereof.

(gg)        Agreement of Plan of Merger. Colombia shall, and shall cause Colombia Subco to, use its reasonable commercial efforts to agree with Medoro upon the terms of, and execute, the Agreement of Plan of Merger as soon as practicable after the date hereof.

5.2

Covenants of Medoro

Medoro hereby covenants and agrees with Colombia as follows:

(a)         Information for Colombia Proxy Circular. Medoro shall promptly furnish to Colombia all information concerning Medoro as may be required or reasonably requested by Colombia for the preparation of the Colombia Proxy Circular (and any amendments or supplements thereto) and hereby covenants that no information furnished by Medoro in connection therewith or otherwise in connection with the consummation of the Arrangement and the transactions contemplated herein will contain any misrepresentation. Notwithstanding the generality of the foregoing, Medoro shall execute such certificates and provide such information to counsel reasonably necessary such that counsel can provide the tax opinions and tax disclosure in the Colombia Proxy Circular customary for an arrangement.

(b)         Consents for Inclusion in Colombia Proxy Circular. Medoro shall use its commercially reasonable efforts to cause its independent auditor and any other of its advisors providing any expert information, including pro forma financial statements, for inclusion in the Colombia Proxy Circular to furnish to Colombia with a consent permitting such inclusion and the identification in the Colombia Proxy Circular of such advisor.

(c)         Proceedings. In a timely and expeditious manner, Medoro and the Medoro Subsidiaries shall take all such actions and do all such acts and things as are contemplated herein or as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Medoro and Medoro Subsidiaries, as applicable (including depositing or causing to be deposited with the Depositary the Medoro Common Shares and the Consideration Warrants deliverable by Medoro under the Plan of Arrangement).

(d)         Copy of Documents. Medoro shall furnish promptly to Colombia a copy of each notice, report, schedule or other document or communication delivered, filed or received by Medoro in connection with the transactions contemplated herein, any filing under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(e)         Certain Actions. Other than as disclosed in the Medoro Disclosure Letter, Medoro shall:

(i)

not take any action and shall cause the Medoro Subsidiaries to not take any action that would interfere with or be inconsistent with the completion of the Arrangement and the transactions contemplated by this Agreement or would render, or that could reasonably be expected to render, any representation or warranty made by Medoro in this Agreement untrue or inaccurate at any time prior to the Effective Time if then made; and

(ii)

promptly notify Colombia of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of Medoro, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Medoro of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Medoro contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate.

(f)         Satisfaction of Conditions. Medoro shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)

obtain the regulatory approvals set out in the Medoro Disclosure Letter and all other consents, approvals and authorizations as are required to be obtained by Medoro or any of the Medoro Subsidiaries under any applicable Laws or from any Governmental Entity which would, if not obtained, materially impede the completion of the Arrangement and the transactions contemplated hereby or have a Material Adverse Effect on Medoro;

(ii)

effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Medoro or any of the Medoro Subsidiaries in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any Party hereto before any Governmental Entity;

(iii)

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

(iv)	cause the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement to be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof;

(v)	fulfill all conditions and satisfy all provisions of this Agreement required to be fulfilled or satisfied by it;

(vi)

cooperate with Colombia in connection with the performance by Colombia of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Medoro to pay or cause to be paid any monies or to cause any liability to be incurred to cause such performance to occur; and

(vii)

reserve a sufficient number of Medoro Common Shares for issuance upon the completion of the Arrangement and cause such Medoro Common Shares to be listed and posted for trading on the TSX Venture Exchange by the Effective Date.

(g)         Refrain from Certain Actions. Other than as disclosed in the Medoro Disclosure Letter, Medoro shall not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which could reasonably be expected to materially impede the completion of the Arrangement and the transactions contemplated hereby or which could have a Material Adverse Effect on Medoro, provided that where Medoro is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, it shall immediately notify Colombia in writing of such circumstances.

(h)         Cooperation. Medoro shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(i)         Representations. Medoro shall use its commercially reasonable efforts to conduct its affairs and to cause the Medoro Subsidiaries to conduct their affairs so that all of the representations and warranties of Medoro contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(j)         Closing Documents. Medoro shall execute and deliver, or cause to be executed and delivered at the closing of the Arrangement and the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be reasonably requested by Colombia.

(k)         Indemnification and Insurance. Medoro covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of Colombia and the other Colombia Subsidiaries as in effect on the date hereof and as described in the Colombia Disclosure Letter shall be honoured by Medoro but only to the extent so described. Prior to the Effective Time, at Medoro’s expense, Colombia may purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time, provided the cost of such insurance shall not exceed two times the current amount paid by Colombia for directors’ and officers’ liability insurance.

(l)         Colombia Warrants. At the Effective Time, each unexercised Colombia Warrant then outstanding will be assumed by Medoro, in accordance with the terms of such Colombia Warrants. Each such outstanding Colombia Warrant so assumed by Medoro under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Colombia Warrants immediately prior to the Effective Time, except as modified as a result of the Plan of Arrangement, and shall become exercisable for the Medoro Consideration after the Effective Time in accordance with the Plan of Arrangement.

(m)         Completion Date. Medoro shall use its reasonable commercial efforts to complete the transactions contemplated herein by the Completion Deadline.

(n)         Plan of Arrangement. Medoro shall use its reasonable commercial efforts to agree with Colombia upon the form of the Plan of Arrangement as soon as practicable after the date hereof.

(o)         Agreement of Plan of Merger. Medoro shall, and shall cause each of Barona Cape Ltd. and Delaware Merger Sub to, use its reasonable commercial efforts to agree with Colombia upon the terms of, and execute, the Agreement of Plan of Merger as soon as practicable after the date hereof.

ARTICLE VI
CONDITIONS

6.1

Mutual Conditions

The obligations of Medoro and Colombia to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(a)	the plan of arrangement in relation to the Arrangement (the “Plan of Arrangement”) shall have been agreed upon in form and substance satisfactory to the Parties hereto, acting reasonably;

(b)

the agreement of plan of merger among Medoro, Colombia, Colombia Subco, Barona Cape Ltd. and Delaware Merger Sub (the “Agreement of Plan of Merger”) shall have been agreed upon in form and substance satisfactory to the Parties hereto and shall have been executed by all parties thereto prior to the Effective Date;

(c)

the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(d)	the Colombia Required Vote shall have been obtained at the Colombia Meeting;

(e)

the Final Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(f)	the Articles of Arrangement shall be in form and substance satisfactory to the Parties hereto, acting reasonably;

(g)	the Effective Time shall be on or before the Completion Deadline;

(h)

there shall not be in force any Laws, ruling, order or decree, and there shall not have been any action taken under any Laws or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement and the transactions contemplated herein in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the transactions contemplated herein which has a Material Adverse Effect on Colombia or Medoro;

(i)

the TSX Venture Exchange shall have conditionally approved the listing thereon of the Medoro Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject only to compliance with the usual requirements of the TSX Venture Exchange;

(j)

(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry, waiver or termination of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, all of which are set out in the Colombia Disclosure Letter and the Medoro Disclosure Letter, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements shall have been obtained or received on terms that are reasonably satisfactory to each Party hereto, except where the failure to obtain such consents, waivers, permits, exemptions, orders or approvals, agreements, amendments or modifications or the non-expiry of such waiting periods would not, either individually or in the aggregate, have a Material Adverse Effect on Colombia or Medoro or materially impede the completion of the Arrangement;

(k)	the issuance of Medoro Common Shares and Consideration Warrants pursuant to the Arrangement shall be exempt from registration under the 1933 Act pursuant to Section 3(a)(10) thereof; and

(l)	this Agreement shall not have been terminated pursuant to the terms hereof.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived in respect of a Party hereto, in whole or in part, by such Party hereto in writing at any time. If any such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then either Party hereto may terminate this Agreement by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding Party hereto.

6.2

Additional Conditions Precedent to the Obligations of Medoro

Subject to Section 6.5, the obligation of Medoro to complete the transactions contemplated herein shall be subject to the satisfaction of the following conditions:

(a)

the representations and warranties made by Colombia in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” or as to materiality shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Colombia in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date and except for subsection 3.1(k), which shall be true and correct as of the Effective Date as if made on and as of such date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a Material Adverse Effect on Colombia, and Colombia shall have provided to Medoro a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)

from the date of this Agreement to the Effective Date, there shall not have occurred, and neither Colombia nor any of the Colombia Subsidiaries shall have incurred or suffered, a Material Adverse Change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a Material Adverse Effect on Colombia;

(c)

Colombia shall have complied in all material respects with its covenants in this Agreement and Colombia shall have provided to Medoro a certificate of two officers thereof certifying that, as of the Effective Date, Colombia has so complied with its covenants in this Agreement;

(d)	none of the directors or executive officers of Colombia shall have breached, in any material respect, any of the representations, warranties or covenants in the Voting Agreements;

(e)	the short-term promissory note entered into by Colombia on February 8, 2008, as amended, shall have been renegotiated by Colombia on terms acceptable to Medoro;

(f)

the debt of Colombia and the Colombia Subsidiaries described in the Colombia Disclosure Letter shall have been renegotiated by Colombia on terms acceptable to Medoro, and in the event that Medoro agrees to issue Medoro Common Shares in connection therewith, the value attributed to each such Medoro Common Share shall be the greater of $0.40 and the market price of the Medoro Common Shares on the date of any such agreement;

(g)

the directors of Colombia and of Colombia Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Colombia and of Colombia Subco to permit the consummation of the Arrangement and the transactions contemplated herein;

(h)

Colombia Shareholders holding no more than 5% of the outstanding Colombia Common Shares shall have exercised the Dissent Rights (and not withdrawn such exercise) and Medoro shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Colombia to such effect; and

(i)	all issued and outstanding Colombia Options shall have been cancelled immediately prior to the Effective Time.

The foregoing conditions are for the benefit of Medoro and may be waived, in whole or in part, by Medoro in writing at any time. If any of such conditions shall not be complied with or waived by Medoro on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then Medoro may terminate this Agreement by written notice to Colombia in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Medoro.

6.3

Additional Conditions Precedent to the Obligations of Colombia

Subject to Section 6.5, the obligations of Colombia to complete the transactions contemplated herein shall be subject to the satisfaction of the following conditions:

(a)

the representations and warranties made by Medoro in this Agreement which are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” or as to materiality shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Medoro in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate have a Material Adverse Effect on Medoro, and Medoro shall have provided to Colombia a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)

from the date of this Agreement to the Effective Date, there shall not have occurred, and Medoro or any of the Medoro Subsidiaries shall not have incurred or suffered, a Material Adverse Change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a Material Adverse Effect on Medoro;

(c)

Medoro shall have complied in all material respects with its covenants in this Agreement and Medoro shall have provided to Colombia a certificate of two officers thereof, certifying that, as of the Effective Date, Medoro has so complied with its covenants in this Agreement; and

(d)

the directors of Medoro and each of the Medoro Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Medoro and the Medoro Subsidiaries to permit the consummation of the Arrangement and the transactions contemplated herein.

The foregoing conditions are for the benefit of Colombia and may be waived, in whole or in part, by Colombia in writing at any time. If any of such conditions shall not be complied with or waived by Colombia on or before the Completion Deadline or, if earlier, the date required for the satisfaction thereof, or become incapable of being satisfied prior to then, then Colombia may terminate this Agreement by written notice to Medoro in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Colombia.

6.4

Merger of Conditions

The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Agreement.

6.5

Notice and Cure Provisions

Each Party hereto shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Time;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Time; or

(c)	result in the failure to satisfy any of the conditions precedent in the other Party’s favour contained in Sections 6.1, 6.2 or 6.3 hereof, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in Sections 6.1, 6.2 or 6.3 hereof or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the filing of the Articles of Arrangement, the Party hereto intending to rely thereon has delivered a written notice to the other Party hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and the other Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Colombia Meeting, the Colombia Meeting shall be adjourned or postponed until the expiry of such period.

ARTICLE VII
NON-SOLICITATION AND TERMINATION FEE

7.1

No Solicitation

(a)         During the period commencing on the date hereof and continuing until the Termination Date, Colombia agrees that neither it nor its affiliates, advisors or representatives (including any person or entity, directly or indirectly, through one or more intermediaries, controlled by or under common control with Colombia) will, directly or indirectly, (i) solicit or otherwise facilitate (including by way of furnishing information), initiate, knowingly encourage, engage in or respond to any inquiries or proposals regarding an Acquisition Proposal, (ii) knowingly encourage any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) agree to, approve or recommend an Acquisition Proposal, (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner, the approval or recommendation of the Colombia board of directors or any committee thereof of this Agreement; (vi) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 7.1), or (vii) enter into any agreement related to an Acquisition Proposal; provided, however, that subject as hereinafter provided, nothing shall prevent Colombia from furnishing non-public information to, or entering into a confidentiality agreement and/or participating in discussions or negotiations with, any person in response to a bona fide unsolicited written Acquisition Proposal received at any time prior to obtaining the Colombia Required Vote that:

(i)	did not result from a breach of any agreement between the person making such Acquisition Proposal and Colombia or any of the Colombia Subsidiaries, or this Section 7.1;

(ii)	involves not less than 100 percent of the outstanding Colombia Common Shares or all or substantially all of the consolidated assets of Colombia; and

(iii)

in respect of which the Colombia board of directors determines in its good faith judgment, after consultation with its financial advisors and its outside counsel, that there is a substantial likelihood that any required financing will be obtained and that the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and (B) is more favourable to Colombia Shareholders than the Arrangement,

(any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

(b)         Colombia shall promptly (and in any event within 24 hours) notify Medoro, first orally and then in writing, of any Acquisition Proposal which any director, senior officer or agent thereof is or becomes aware of, any amendment to any such proposal or any request for non-public information relating to Colombia or the Colombia Subsidiaries. Such notice shall include a description of the material terms and conditions of any such Acquisition Proposal and the identity of the person making such proposal, inquiry, request or contact.

(c)         Nothing contained in this Section 7.1 shall prohibit Colombia from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or Section 95 of the Securities Act (Ontario) (or any equivalent requirements under the securities laws of other Canadian provinces) from making any disclosure to Colombia’s stockholders, if the board of directors of Colombia determines in good faith that it is required to do so by its fiduciary duties under applicable Law.

7.2

Superior Proposals

(a)         Colombia or the directors thereof may take any action that is prohibited by subsections 7.1(a)(iii), (iv), (v), (vi) or (vii) in respect of any Acquisition Proposal only if:

(i)	such Acquisition Proposal constitutes a Superior Proposal;

(ii)	such Acquisition Proposal is in writing and Medoro has been provided with a copy of the document containing such Superior Proposal;

(iii)

four Business Days have elapsed from the date on which Medoro received written notice of the determination of Colombia or the directors thereof to accept, approve or recommend or to enter into an agreement in respect of such Superior Proposal;

(iv)

in the event that Medoro has proposed to amend this Agreement during the four Business Day period referred to above, the Colombia board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v)

Colombia’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; and

(vi)	Colombia has terminated this Agreement pursuant to subsection 8.1(a) hereof and Colombia has made the payment contemplated by, and in accordance with, Section 7.3 hereof.

(b)         Colombia acknowledges that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under subsection 7.2(a)(iii) hereof except that such modification shall initiate a new two Business Day period.

7.3	Termination Fee

If:

(i) Colombia terminates this Agreement in accordance with subsection 7.2(a) hereof; or

(ii)

an Acquisition Proposal (a “Pending Colombia Acquisition Proposal”) shall have been publicly announced and such Pending Colombia Acquisition Proposal shall not have been publicly withdrawn prior to the Colombia Meeting, if any, and, thereafter the Colombia Required Vote shall not have been obtained (including if the Colombia Meeting is not held) and Colombia completes an Acquisition Proposal within 12 months following the Completion Deadline,

(any such event being a “Triggering Event”), then Colombia shall pay Medoro an amount in cash equal to $500,000 in immediately available funds to an account designated by Medoro. Such payment shall be made (a) in the case of a Triggering Event described in subsection 7.3(i), concurrently with such termination (and shall be a condition to the effectiveness of such termination by Colombia), and (b) in the case of a Triggering Event described in subsection 7.3(ii), concurrently with completion of the Acquisition Proposal. The obligation to make any payment required by this paragraph shall survive any termination of this Agreement. Colombia hereby acknowledges that the payment amount set out in this subsection is a payment of liquidated damages which is a pre-estimate of the damages which Medoro will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and the transactions contemplated herein and is not a penalty. Colombia hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of such amount by Medoro, Medoro shall have no further claim against Colombia in respect of the failure to complete the transactions contemplated herein.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1

Termination by the Parties

(a)         This Agreement may be terminated by Colombia in the circumstances contemplated by subsection 7.2(a) hereof.

(b)         This Agreement may be terminated by Medoro if Medoro is not in material breach of its obligations under this Agreement and Colombia breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.2.

(c)         This Agreement may be terminated by Colombia if Colombia is not in material breach of its obligations under this Agreement and Medoro breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.3.

(d)         This Agreement may be terminated by Colombia or Medoro by written notice to the other at any time after 5:00 p.m. (Toronto time) on the Completion Deadline if the Arrangement shall not have been completed on or prior to the Completion Deadline.

(e)         Notwithstanding anything herein to the contrary, the obligations and rights of the Parties (and third party beneficiaries under Section 9.13) under Sections 5.2(l), 7.3 and 9.13 hereof shall survive the termination of this Agreement.

8.2

Amendment

This Agreement may, at any time and from time to time before or after the holding of the Colombia Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Colombia Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto including an extension of the Completion Deadline;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; and

(d)	waive compliance with or modify any condition herein contained,

provided, however, that, after receipt of approval of the Colombia Shareholders there shall be no amendment that by Law requires further approval of the Colombia Shareholders without further approval of such Colombia Shareholders. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties hereto under Section 6.1, Section 6.2, Section 6.3, Section 7.3 and Article VIII hereof shall remain unaffected.

ARTICLE IX
GENERAL PROVISIONS

9.1

Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto shall be in writing and shall be sent by e-mail or facsimile to the Party hereto to which the notice is to be given at the following e-mail address or facsimile number or to such other e-mail address or facsimile number as shall be specified by a Party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (Toronto time) in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the Parties hereto shall be as follows:

(a)	if to Colombia:

Colombia Goldfields Ltd.
8 King Street East
Suite 208
Toronto, ON M5C 1B5

	Attention:	Randy Martin, Vice-Chairman and Chief Executive Officer
	Facsimile:	(416) 361-0883
	E-Mail:	rmartin@colombiagoldfields.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Suite 4405
Commerce Court West
Toronto, ON M5L 1E8

	Attention:	Christopher J. Cummings
	Facsimile:	(416) 360-2958
	E-Mail:	ccummings@shearman.com

(b)	if to Medoro:

Medoro Resources Limited
220 Bay Street
Suite 1400
Toronto, ON M5J 2W4

	Attention:	Peter Volk
	Facsimile:	(416) 360-7783
	E-Mail:	pvolk@medororesources.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
2800 – 199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9

	Attention:	Ernest McNee
	Facsimile:	(416) 863-2653
	E-Mail:	ernest.mcnee@blakes.com

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

	Attention:	Laura L. Delanoy
	Facsimile:	(212) 728-9662
	E-Mail:	ldelanoy@willkie.com

9.2

Costs

Except as provided under Section 7.3, each of Medoro and Colombia shall pay its own out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) in connection with the transaction contemplated herein including expenses related to the preparation, execution and delivery of this Agreement and the documents required hereunder. Notwithstanding the foregoing, Medoro shall reimburse Colombia for its out-of-pocket fees and expenses (including, without limitation, fees and disbursements of legal and financial advisors and accountants) up to a maximum of US$150,000, provided that the Colombia Required Vote is obtained from Colombia Shareholders.

Medoro and Colombia agree that all documents that are required to be executed by both Parties and are necessary for the consummation of the Arrangement shall be drafted by counsel for Medoro and reviewed by counsel for Colombia. Medoro acknowledges that such arrangement is not, and shall not be cited as, evidence of a lack of cooperation, failure to act or lack of good faith by Colombia as may be contemplated or required by any provision of this Agreement.

9.3

Law

This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware, except for the matters subject to the YBCA which shall be governed and construed in accordance with the YBCA, and Medoro and Colombia irrevocably attorn to the exclusive jurisdiction of the courts of the State of Delaware or the Yukon Territory, as applicable.

9.4

Remedies

The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party hereto or its representatives and advisors and that such breach may cause the non-breaching Party hereto irreparable harm. Accordingly, the Parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the Parties hereto, Colombia (if Medoro is the breaching Party) or Medoro (if Colombia is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 7.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties hereto.

9.5

Amendment

This Agreement may, at any time and from time to time be amended by written agreement of the Parties hereto.

9.6

Assignment

Neither Party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

9.7

Time of the Essence

Time shall be of the essence in this Agreement.

9.8

Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.9

Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing and executed by the Party hereto granting such waiver or right.

9.10

Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.11

Confidentiality Agreement

The Parties acknowledge that the transactions contemplated by this Agreement are subject to the Confidentiality Agreement, which agreement shall continue in full force and effect. For greater certainty, any discussions in connection with this Agreement shall be treated by the Parties hereto as strictly confidential and shall not (without the prior consent of the other Party hereto or as contemplated or provided herein) be disclosed by either Party hereto to any person other than a director, officer, employee, agent, shareholder or professional advisor of or to that Party hereto with a need to know for purposes connected with the matters contemplated by this Agreement and then only on a confidential basis and also on the basis that the Party concerned will be liable for any breach of confidentiality by a person to whom it makes disclosure. In the event of a conflict between the provisions hereof and any provision of the Confidentiality Agreement, the provisions hereof shall prevail.

9.12

Entire Agreement

This Agreement, together with the Confidentiality Agreement, contains the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect thereto including the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

9.13

Third Party Rights

This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, provided, however, that the provisions of Section 5.2(l) concerning insurance and indemnification and the provisions of Section 9.14 concerning personal liability are intended for the benefit of the individuals specified therein and their respective legal representatives.

9.14

No Personal Liability

No director or officer of Colombia shall have any personal liability whatsoever to Medoro under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Colombia.

No director or officer of Medoro shall have any personal liability whatsoever to Colombia under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Medoro.

9.15

Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.

IN WITNESS WHEREOF Medoro and Colombia have caused this Agreement to be executed as of June 5, 2009 above by their respective officers thereunto duly authorized.

MEDORO RESOURCES LTD.

By: /s/ Peter Volk
Peter Volk
General Counsel & Secretary

COLOMBIA GOLDFIELDS LTD.

By: /s/ Tom Lough
Tom Lough
President

AMENDING AGREEMENT No. 1

THIS AMENDING AGREEMENT No. 1 (this "Amending Agreement") dated as of the 2nd day of July, 2009 is made between Medoro Resources Ltd. ("Medoro") and Colombia Goldfields Ltd. ("Colombia").

WHEREAS Medoro and Colombia are parties to an arrangement agreement dated June 5, 2009 (the "Arrangement Agreement") with respect to the proposed acquisition by Medoro of all of the issued and outstanding shares of common stock of Colombia;

AND WHEREAS the Parties wish to amend certain terms of the Arrangement Agreement in accordance with Section 9.5 of the Arrangement Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

2.

Section 6.2(i) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

"the Compensation Committee of the board of directors of Colombia shall have resolved irrevocably that unexercised Colombia Options shall be cancelled on or immediately after the Effective Time."

3.

Article IX of the Arrangement Agreement is hereby incorporated herein by reference and shall apply to this Amendment Agreement mutatis mutandis.

4.

Each of the Parties shall be entitled to rely on delivery by facsimile or email of a copy of this Amending Agreement executed by the other Parties hereto.

IN WITNESS WHEREOF the Parties hereto have duly executed this Amending Agreement as of the date first above written.

[signature page follows]

MEDORO RESOURCES LTD.

By: /s/ Peter Volk
Peter Volk
General Counsel & Secretary

COLOMBIA GOLDFIELDS LTD.

By: /s/ Tom Lough
Tom Lough
President

AMENDING AGREEMENT No. 2

THIS AMENDING AGREEMENT No. 2 (this "Amending Agreement") dated as of the 10th day of August, 2009 is made between Medoro Resources Ltd. ("Medoro") and Colombia Goldfields Ltd. ("Colombia").

WHEREAS Medoro and Colombia are parties to an arrangement agreement dated June 5, 2009, as amended on July 2, 2009, (the "Arrangement Agreement") with respect to the proposed acquisition by Medoro of all of the issued and outstanding shares of common stock of Colombia;

AND WHEREAS the Parties wish to amend certain terms of the Arrangement Agreement in accordance with Section 9.5 of the Arrangement Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                     Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

2.                     The definition of "Medoro Consideration" under Section 1.1 of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

"Medoro Consideration" means 0.336 of a Medoro Common Share plus 0.0108 of a Consideration Warrant.

3.                     Section 5.1(ff) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

                        [reserved.]

4.                     Section 5.2(n) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

                        [reserved.]

5.                     Section 6.1(a) of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

(a) the plan of arrangement in relation to the Arrangement (the "Plan of Arrangement") shall be substantially in the form set out in Schedule H hereto;

6.                     Schedule H attached to this Amending Agreement is hereby added to the Arrangement Agreement as Schedule H.

7.                     Article IX of the Arrangement Agreement is hereby incorporated herein by reference and shall apply to this Amendment Agreement mutatis mutandis.

8.               Each of the Parties shall be entitled to rely on delivery by facsimile or email of a copy of this Amending Agreement executed by the other Parties hereto.

                        IN WITNESS WHEREOF the Parties hereto have duly executed this Amending Agreement as of the date first above written.

[signature page follows]

MEDORO RESOURCES LTD.

By: /s/ Peter Volk
Name: Peter Volk
Title: General Counsel & Secretary

COLOMBIA GOLDFIELDS LTD.

By: /s/ Tom Lough
Name: Tom Lough
Title: President

Schedule H
PLAN OF ARRANGEMENT UNDER SECTION 195
OF THE BUSINESS CORPORATIONS ACT (YUKON)

The Plan of Arrangement is attached to this proxy statement as Exhibit B.

EXHIBIT B

Plan of Arrangement under Section 195 of the Business Corporations Act (Yukon)

PLAN OF ARRANGEMENT UNDER SECTION 195
OF THE BUSINESS CORPORATIONS ACT (YUKON)

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“Arrangement” means the arrangement under Section 195 of the YBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and Section 6.1 hereof or made at the discretion of the Court in the Final Order (with the consent of Colombia and Medoro, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement providing for, among other things, this Plan of Arrangement between Medoro and Colombia dated as of June 5, 2009, as amended on July 2, 2009 and as further amended on August 10, 2009, as the same may be amended, supplemented and/or restated from time to time;

“Articles of Arrangement” means the articles of arrangement of Colombia Subco in respect of the Arrangement that are required by the YBCA to be filed with the Registrar after the Final Order is made;

“Barona Cape” means Barona Cape Ltd., a corporation existing under the laws of the British Virgin Islands.

“Business Day” means any day, other than a Saturday, a Sunday or statutory holiday in Toronto, Ontario or the Yukon Territory;

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 195(11) of the YBCA;

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of Delaware giving effect to the merger of Delaware Merger Sub with and into Colombia;

“Colombia” means Colombia Goldfields Ltd., a corporation existing under the laws of Delaware;

“Colombia Common Shares” means the common shares in the capital of Colombia;

“Colombia Meeting” means the special meeting, including any adjournments or postponements thereof, of Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants to be held, among other things, to consider and, if deemed advisable, to approve the Special Resolution;

“Colombia Optionholders” means the holders of Colombia Options;

“Colombia Options” means all options to acquire Colombia Common Shares outstanding immediately prior to the Effective Time under the Colombia Share Option Plans;

“Colombia Shareholders” means the holders of Colombia Common Shares;

“Colombia Share Option Plans” means the 2006 Stock Incentive Plan and 2008 Stock Incentive Plan of Colombia, collectively;

“Colombia Subco” means 43279 Yukon Inc., a corporation incorporated under the laws of the Yukon Territory as a wholly-owned subsidiary of Colombia;

“Colombia Subco Common Shares” means the common shares in the capital of Colombia Subco;

“Colombia Warrants” means all warrants exchangeable into Colombia Common Shares outstanding immediately prior to the Effective Time;

“Consideration Warrant” means one Medoro Common Share purchase warrant, exercisable into one Medoro Common Share at a subscription price of $0.50 per Medoro Common Share and for a term of two years;

“Court” means the Supreme Court of Yukon;

“Delaware Merger Sub” means Barona Merger Sub, Inc., a corporation existing under the laws of the State of Delaware as a wholly-owned subsidiary of Barona Cape;

“Depositary” means Equity Transfer & Trust Company, being the depositary or any other trust company, bank or financial institution agreed to in writing between Medoro and Colombia for the purpose of, among other things, exchanging certificates representing Colombia Common Shares for Medoro Consideration in connection with the Arrangement;

“DGCL” means the Delaware General Corporation Law;

“Dissenting Shares” shall have the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of Colombia Common Shares who dissents in respect of the Special Resolution and who is ultimately entitled to be paid the appraised value for its Colombia Common Shares in accordance with Section 4.1 hereof;

“Effective Date” means the date of the Certificate of Arrangement;

“Effective Time” means the first moment of time (Toronto time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, such order as affirmed or amended on appeal;

“Former Colombia Shareholders” means, at and following the Effective Time, the holders of Colombia Common Shares immediately prior to the Effective Time;

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agency, commission, board or authority of any of the foregoing, or (iii) quasi-governmental or private body (including any stock exchange or Securities Authority) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of Colombia and Medoro, each acting reasonably), pursuant to subsection 195(4) of the YBCA, made in connection with the Arrangement;

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity.

“Medoro” means Medoro Resources Ltd., a corporation existing under the Business Corporations Act (Yukon);

“Medoro Common Shares” means the common shares of Medoro;

“Medoro Consideration” means 0.336 of a Medoro Common Share plus 0.0108 of a Consideration Warrant;

“Medoro Payment” means that number of validly issued, fully paid and non assessable Medoro Common Shares and Consideration Warrants equal to the number of Colombia Common Shares issued and outstanding immediately prior to the Effective Time and held by Colombia Shareholders multiplied by the Medoro Consideration;

“Person” means and includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Registrar” means the Registrar appointed pursuant to section 263 of the YBCA;

“Securities Authorities” means the Ontario Securities Commission and the United States Securities and Exchange Commission and the applicable state securities authorities, collectively, and “Securities Authority” means any one of them;

“Special Resolution” means the special resolution to be considered and approved by holders of Colombia Common Shares, Colombia Options and Colombia Warrants, voting together as a single class at the Colombia Meeting to be in the form of Schedule A to the Arrangement Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time; and

“YBCA” means the Business Corporations Act (Yukon), including the regulations promulgated thereunder, as amended.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the YBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the YBCA, unless the context otherwise requires.

Section 1.2 Interpretation Not Affected By Headings, etc. The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Gender and Number. Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

Section 1.4 Date for Any Action. In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Statutory References. Unless otherwise indicated, references in this Plan of Arrangement to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.6 Currency. All references to currency herein are to lawful money of Canada unless otherwise specified.

ARTICLE II
EFFECT OF THE ARRANGEMENT

Section 2.1 Arrangement Agreement. This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, and has been authorized by the Special Resolution, which resolution authorizes this Arrangement and certain related transactions.

Section 2.2 Effectiveness. Subject to the terms of the Arrangement Agreement, this Plan of Arrangement will become effective at the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on: (i) Medoro; (ii) Colombia; (iii) Colombia Subco; (iv) Delaware Merger Sub; (v) Barona Cape; (vi) Colombia Shareholders; (vii); Colombia Optionholders; and (viii) holders of Colombia Warrants.

ARTICLE III
ARRANGEMENT

Section 3.1 Arrangement. Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)

Medoro shall subscribe for 100 Colombia Subco Common Shares. As consideration for such subscription, Medoro shall (i) issue to Colombia Subco the Medoro Payment having an aggregate fair market value equal to that of the Colombia Subco Common Shares so subscribed for, and (ii) transfer to Colombia Subco all of the issued and outstanding shares of Barona Cape in exchange for one (1) Colombia Subco Common Share;

(b)	Colombia Subco will transfer the Medoro Payment to Barona Cape in exchange for 100 shares of Barona Cape;

(c)	Barona Cape will transfer the Medoro Payment to Delaware Merger Sub in exchange for 100 shares of Delaware Merger Sub;

(d)	pursuant to the Agreement and Plan of Merger, Delaware Merger Sub shall be merged with and into Colombia, with Colombia as the surviving corporation, and as a consequence thereof:

(i)

each Colombia Common Share issued and outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder shall be converted into the right to receive an amount determined and payable in accordance with Article IV hereof;

(ii)

each Colombia Common Share issued and outstanding immediately prior to the Effective Time and held by a Colombia Shareholder (other than a Dissenting Shareholder), shall be converted into the right to receive from Delaware Merger Sub the Medoro Consideration; and

(iii)

all of the issued and outstanding common stock of Delaware Merger Sub shall be converted into one common share of surviving Colombia resulting in Colombia becoming a direct wholly-owned subsidiary of Barona Cape and Barona Cape will be recorded as the registered holder of the one outstanding common share of Colombia;

(e)

the single issued and outstanding preference share of Colombia Subco held by Colombia shall be redeemed for a redemption price of $1.00, being its fair market value at such time, resulting in Colombia Subco becoming a direct wholly-owned subsidiary of Medoro and Barona Cape and Colombia becoming indirect wholly- owned subsidiaries of Medoro; and

(f)

in accordance with the terms of the Colombia Warrants, each holder of a Colombia Warrant outstanding immediately prior to the Effective Time shall receive upon the subsequent exercise or conversion of such holder’s Colombia Warrant in accordance with its terms, and shall accept in lieu of each Colombia Common Share to which such holder was theretofore entitled upon such exercise or conversion but for the same aggregate consideration payable therefor, the Medoro Consideration.

Section 3.2 Post-Effective Time Procedures

(a)

Pursuant to the Colombia Share Option Plans, immediately after the Effective Time, unexercised Colombia Options shall be deemed cancelled provided Colombia Optionholders will be provided a ten-day period ending on the fifth day prior to the Effective Date to exercise Colombia Options in whole or in part pursuant to the terms of incentive stock option agreements entered into between Colombia and each Colombia Optionholder.

(b)	On or immediately after the Effective Date, the Colombia Share Option Plans shall be terminated.

(c)

On or immediately prior to the Effective Date, Delaware Merger Sub shall deliver or arrange to be delivered to the Depositary certificates representing the requisite Medoro Common Shares and Consideration Warrants required to be issued in accordance with the provisions of subsection 3.1(d)(ii) hereof, which certificates shall be held by the Depositary as agent and nominee for Former Colombia Shareholders for distribution to such Former Colombia Shareholders in accordance with the provisions of Article V hereof.

(d)

In accordance with the provisions of Article V hereof, Former Colombia Shareholders shall be entitled to receive delivery of the certificates representing Medoro Common Shares and Consideration Warrants to which they are entitled pursuant to subsection 3.1(d)(ii) hereof.

Section 3.3 No Fractional Medoro Common Shares or Consideration Warrants. No fractional Medoro Common Shares or Consideration Warrants shall be issued to Former Colombia Shareholders in connection with this Plan of Arrangement. The number of Medoro Common Shares and Consideration Warrants to be issued to Former Colombia Shareholders shall be rounded up to the nearest whole Medoro Common Share or Consideration Warrant, as applicable, in the event that a Former Colombia Shareholder would otherwise be entitled to a fractional share or warrant representing 0.5 or more of a Medoro Common Share or Consideration Warrant, as applicable, and shall be rounded down to the nearest whole Medoro Common Share or Consideration Warrant, as applicable, in the event that a Former Colombia Shareholder is entitled to a fractional share or warrant representing less than 0.5 of a Medoro Common Share or Consideration Warrant, as applicable.

ARTICLE IV
DISSENT PROCEDURES

Section 4.1 Dissenters’ Appraisal Rights. Colombia Common Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by Colombia Shareholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Medoro Consideration, unless and until such Colombia Shareholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Colombia Common Shares held by such Colombia Shareholder shall not be deemed Dissenting Shares and shall thereupon be deemed to have been converted into the Medoro Consideration at the Effective Time in accordance with subsection 3.1(d)(ii) hereof. Colombia shall give Medoro (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Colombia, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Colombia and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. Colombia shall not, except with the prior written consent of Medoro, (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 4.2 Recognition of Dissenting Shareholders. From and after the Effective Time, in no case shall Medoro, Colombia, Colombia Subco or any other Person be required to recognize a Dissenting Shareholder as a holder of Colombia Common Shares and the names of the Dissenting Shareholders shall be deleted from the register of holders of Colombia Common Shares.

ARTICLE V
DELIVERY OF MEDORO COMMON SHARES AND CONSIDERATION WARRANTS

Section 5.1 Delivery of Medoro Common Shares and Consideration Warrants

(a)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Colombia Common Shares which were converted into the right to receive Medoro Common Shares and Consideration Warrants in accordance with subsection 3.1(d)(ii) hereof, together with such other documents and instruments as would have been required to effect the conversion of the Colombia Common Shares formerly represented by such certificate under the DGCL and the by-laws of Colombia and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificates representing the Medoro Common Shares and the Consideration Warrants which such holder is entitled to receive in accordance with subsection 3.1(d)(ii) hereof.

(b)

After the Effective Time and until surrendered for cancellation as contemplated by subsection 5.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Colombia Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 5.1(a) hereof.

Section 5.2 Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Colombia Common Shares which were converted into the Medoro Consideration in accordance with subsection 3.1(d)(ii) hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Medoro Common Shares and the Consideration Warrants which such holder is entitled to receive in accordance with subsection 3.1(d)(ii) hereof. When authorizing such delivery of certificates representing the Medoro Common Shares and the Consideration Warrants which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom certificates representing such Medoro Common Shares and Cash Consideration is to be delivered shall, as a condition precedent to the delivery of such Medoro Common Shares and Consideration Warrants, give a bond satisfactory to Medoro and the Depositary in such amount as Medoro and the Depositary may direct, or otherwise indemnify Medoro and the Depositary in a manner satisfactory to Medoro and the Depositary, against any claim that may be made against Medoro or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Medoro.

Section 5.3 Distributions with Respect to Unsurrendered Certificates. No dividend or other distribution declared or made after the Effective Time with respect to Medoro Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Colombia Common Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable Law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of certificates representing the Medoro Common Shares and the Consideration Warrants which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Medoro Common Shares.

Section 5.4 Withholding Rights. Medoro and the Depositary shall be entitled to deduct and withhold from the Medoro Consideration and all dividends or other distributions otherwise payable to any Former Colombia Shareholder such amounts as Medoro or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Colombia Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 5.5 Limitation and Proscription. To the extent that a Former Colombia Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date which is six years after the Effective Date (the "final proscription date"), then the Medoro Common Shares and Consideration Warrants which such Former Colombia Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Medoro Common Shares and Consideration Warrants which such Former Colombia Shareholder was entitled to receive shall be delivered to Medoro by the Depositary for cancellation and shall be cancelled by Medoro, and the interest of the Former Colombia Shareholder in such Medoro Common Shares and the Consideration Warrants which it was entitled shall be terminated as of such final proscription date.

Section 5.6 Transfer Free and Clear. Any transfer or conversion of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, claims and encumbrances.

ARTICLE VI
GENERAL

Section 6.1 Amendments to Plan of Arrangement

(a)

Subject to Section 6.1(b), (d), (e) and (f), Medoro and Colombia reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be contained in a written document which is (i) agreed to in writing by Medoro and Colombia, (ii) filed with the Court and, if made following the Colombia Meeting, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Colombia Shareholders if and in the manner as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Colombia at any time prior to the Colombia Meeting (provided that Medoro and Colombia shall have consented thereto in writing), with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Colombia Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Colombia Meeting shall be effective only if (i) it is agreed to by each of Medoro and Colombia, (ii) it is filed with the court (other than amendments contemplated in Section 6.1(b) or (e), which shall not require such filing), and (iii) if required by the Court, it is consented to by holders of the Colombia Common Shares voting in the manner directed by the Court.

(d)

Any amendment, modification and/or supplement to this Plan of Arrangement may be made by Medoro unilaterally after the Effective Date without the approval of the Colombia Shareholders, Colombia or Colombia Subco provided that it concerns a matter which, in the reasonable opinion of Medoro, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Former Colombia Shareholders contemplated by this Plan of Arrangement prior to giving effect to such amendment, modification and/or supplement.

(e)

Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Medoro shall be entitled, at any time prior to or following the Colombia Meeting, to modify this Plan of Arrangement to increase the consideration Medoro is prepared to make available to Colombia Shareholders pursuant to the Arrangement, whether or not the Board of Colombia has changed its recommendation, provided that Medoro shall use its commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to Colombia.

(f)

Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, no amendment, revision, update or supplement shall be made to the Plan of Arrangement that (i) would require Colombia to obtain any regulatory approval or the approval of Colombia Shareholders in respect of such amendment, revision, update or supplement other than at the Colombia Meeting, (ii) would prejudice Colombia’s securityholders, (iii) would impede or materially delay the consummation of the transactions contemplated by this Plan of Arrangement, or (iv) would require Colombia to take any action in contravention of applicable Law, Colombia’s constating documents or any material provision of any material agreement to which it is a party.

Section 6.2 Paramountcy. From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Colombia Common Shares, Colombia Options and Colombia Warrants issued prior to the Effective Time, (ii) the rights and obligations of Colombia, Colombia Subco, Medoro, Delaware Merger Sub, Barona Cape, Colombia Shareholders, Colombia Optionholders and holders of Colombia Warrants shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Colombia Shares, Colombia Options or Colombia Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Section 6.3 Further Assurances. Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

EXHIBIT C

Agreement and Plan of Merger among Medoro Resources Ltd., 43279 Yukon Inc.,
Barona Merger Sub, Inc., and Colombia Goldfields Ltd.

AGREEMENT AND PLAN OF MERGER

among

MEDORO RESOURCES LTD.,

43279 Yukon Inc.,

BARONA MERGER SUB, INC.,

and

COLOMBIA GOLDFIELDS LTD.

Dated as of September 1, 2009

			Page

ARTICLE I.	THE MERGER		2

Section	1.1.	The Merger	2
Section	1.2.	Closing	2
Section	1.3.	Merger Effective Time	2
Section	1.4.	Effects of the Merger	2
Section	1.5.	Certificate of Incorporation	2
Section	1.6.	Bylaws	2
Section	1.7.	Directors; Officers	2
Section	1.8.	Effect on Capital Stock	3
Section	1.9.	Treatment of Options and Warrants	4

ARTICLE II.	EXCHANGE OF CERTIFICATES		5

Section	2.1.	Exchange Procedures	5
Section	2.2.	No Further Ownership Rights in Company Common Stock	5
Section	2.3.	No Fractional Shares or Warrants	5
Section	2.4.	No Liability	5
Section	2.5.	Further Assurances	5
Section	2.6.	Stock Transfer Books	5
Section	2.7.	Withholding Rights	6

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PARENT		6

ARTICLE V.	COVENANTS OF THE COMPANY.		7

ARTICLE VI.	COVENANTS OF PARENT		7

ARTICLE VII.	ADDITIONAL COVENANTS OF PARENT AND THE COMPANY.		7

ARTICLE VIII.	CONDITIONS PRECEDENT		7

ARTICLE IX.	TERMINATION		7

Section	9.1.	Termination	7
Section	9.2.	Amendment	7
Section	9.3.	Extension; Waiver	8

ARTICLE X.	MISCELLANEOUS.		8

Section	10.1.	Non-Survival of Representations, Warranties and Agreements	8
Section	10.2.	Successors and Assigns	8
Section	10.3.	Governing Law; Jurisdiction	8
Section	10.4.	Severability; Construction.	8
Section	10.5.	Notices	8
Section	10.6.	Entire Agreement	10
Section	10.7.	Parties in Interest	10
Section	10.8.	Section and Paragraph Headings	10
Section	10.9.	Counterparts	10
Section	10.10.	Definitions	11

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 1, 2009, by and among Medoro Resources Ltd., a corporation existing under the laws of the Yukon Territory (“Parent”), 43279 Yukon Inc., a corporation existing under the laws of the Yukon Territory (“Yukon Sub”), Barona Merger Sub, Inc., a corporation existing under the laws of Delaware (“Merger Sub”), and Colombia Goldfields Ltd., a corporation existing under the laws of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company are parties to that certain Arrangement Agreement, dated June 5, 2009, as amended on July 2, 2009 and as further amended on August 10, 2009 (the “Arrangement Agreement”), pursuant to which Parent and the Company have agreed to carry out an arrangement (the “Arrangement”) in accordance with the terms of that certain plan of arrangement (the “Plan of Arrangement”) referred to in Section 6.1(a) thereof, involving, among others, the transactions contemplated hereunder;

WHEREAS, the respective Boards of Directors of Parent, Yukon Sub, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Merger Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares, will be converted into the right to receive a combination of common shares of Parent (“Parent Common Stock”) and purchase warrants exercisable for Parent Common Stock;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, Parent has entered into a Voting and Lock-Up Agreement with certain stockholders of the Company (the “Voting Agreement”) pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock owned by each of them in accordance with the terms of the Voting Agreement; and

WHEREAS, Parent, Yukon Sub, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Merger Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its existence under the laws of the State of Delaware.

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place immediately after the Arrangement Effective Time in accordance with the Plan of Arrangement, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2300, Commerce Court West, Toronto, Ontario M5l 1A9, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Merger Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Merger Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Merger Effective Time, shall be amended as of the Merger Effective Time so as to contain the provisions, and only the provisions, contained in the certificate of incorporation of Merger Sub, immediately prior to the Merger Effective Time until thereafter amended as provided therein or by law, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read in its entirety as follows: “The name of this Corporation is ‘Colombia Goldfields Ltd.’”

Section 1.6. Bylaws. The bylaws of Merger Sub as in effect at the Merger Effective Time shall be the bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

Section 1.7. Directors; Officers. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.8. Effect on Capital Stock. At the Merger Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a)

Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time other than any Dissenting Shares or shares owned directly or indirectly by Parent or the Company, shall be converted into the right to receive from Merger Sub (i) 0.336 fully paid and nonassessable shares of Parent Common Stock (the “Exchange Ratio”), subject to Section 2.3 with respect to fractional shares (the “Stock Consideration”), and (ii) 0.0108 of a Parent Stock Warrant, subject to Section 2.3 with respect to fractional warrants (the “Warrant Consideration” and, together with the Stock Consideration, the “Merger Consideration”). Holders of Company Common Stock shall also be entitled to the rights set forth in Article II hereof (including regarding any distributions with respect to unsurrendered certificates as set forth in Section 5.3 of the Plan of Arrangement).

(b)

All shares of Company Common Stock (other than any Dissenting Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Merger Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common     Stock, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

(c)

The shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one share of common stock, par value $0.0001 of the Surviving Corporation.

(d)

Notwithstanding anything in this Agreement to the contrary, and in accordance with Article IV of the Plan of Arrangement, shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Merger Effective Time in accordance with Section 1.8(a). The Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(e)

If prior to the Merger Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 1.9. Treatment of Options and Warrants.

(a)

As set forth in Section 2.2(a) of the Arrangement Agreement, each option to purchase Company Common Stock (each a “Company Option”) outstanding immediately prior to the Arrangement Effective Time under any Company Benefit Plan or otherwise, whether or not then exercisable, shall be deemed cancelled pursuant to the Company Benefit Plans, immediately after the Arrangement Effective Time, provided holders of Company Options will be provided a ten-day period ending on the fifth day prior to the Arrangement Effective Date to exercise Company Options in whole or in part pursuant to the terms of incentive stock option agreements entered into between the Company and each holder of Company Options.

(b)

As set forth in Section 3.1(d) of the Arrangement Agreement, in accordance with the terms of the Company Warrants, each holder of a Company Warrant outstanding immediately prior to the Arrangement Effective Time shall receive upon the subsequent exercise or conversion of such holder’s Company Warrant in accordance with its terms, and shall accept in lieu of each share of Company Common Stock to which such holder was theretofore entitled upon such exercise or conversion but for the same aggregate consideration payable therefor, the Merger Consideration.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Procedures. Sections 3.2(c) and 3.2(d) and Article V of the Plan of Arrangement, including those sections entitled “Delivery of Medoro Common Shares and Consideration Warrants”, “Lost Certificates”, “Distributions with Respect to Unsurrendered Certificates”, “Withholding Rights”, “Limitation and Proscription” and “Transfer Free and Clear”, are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in its entirety herein.

Section 2.2. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and Parent Stock Warrants issued upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 2.3. No Fractional Shares or Warrants. No fractional Parent Common Stock or Parent Stock Warrants shall be issued to the holders of Company Common Stock in connection with this Merger. The number of shares of Parent Common Stock and Parent Stock Warrants to be issued to each holder of Company Common Stock shall be rounded up to the nearest whole share of Parent Common Stock or Parent Stock Warrant, as applicable, in the event that such holder of Company Common Stock would otherwise be entitled to a fractional share or warrant representing 0.5 or more of a share of Parent Common Stock or Parent Stock Warrant, as applicable, and shall be rounded down to the nearest whole share of Parent Common Stock or Parent Stock Warrant, as applicable, in the event that such holder of Company Common Stock is entitled to a fractional share or warrant representing less than 0.5 of a share of Parent Common Stock or Parent Stock Warrant, as applicable.

Section 2.4. No Liability. None of Parent, Yukon Sub, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.5. Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.6. Stock Transfer Books. At the close of business, Toronto time, on the day the Merger Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.

Section 2.7. Withholding Rights. Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1. The Company makes the representations and warranties to Parent set forth in Article III of the Arrangement Agreement, which are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in their entirety herein. In addition, the Company represents and warrants to Parent that (i) the Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, or in the Company Organizational Documents will not apply to the Merger, the Voting Agreement and the transactions contemplated by this Agreement or the Voting Agreement, and (ii) no other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Organizational Documents is, or at the Merger Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent makes the representations and warranties to the Company set forth in Article IV of the Arrangement Agreement, which are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in their entirety herein. In addition, Parent represents and warrants to the Company that (i) none of Parent, Merger Sub or Barona Cape Ltd., a British Virgin Islands corporation, is, as of the date hereof, or will be as of immediately prior to the Merger Effective Time, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL and (ii) Merger Sub is a wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, the Arrangement Agreement and the Plan of Arrangement and has conducted its operations only as contemplated by this Agreement, the Arrangement Agreement and the Plan of Arrangement.

ARTICLE V.

COVENANTS OF THE COMPANY.

The covenants of the Company set forth in Section 5.1 of the Arrangement Agreement are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in their entirety herein.

ARTICLE VI.

COVENANTS OF PARENT.

The covenants of Parent set forth in Section 5.2 of the Arrangement Agreement are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in their entirety herein.

ARTICLE VII.

ADDITIONAL COVENANTS OF PARENT AND THE COMPANY.

The covenants of Parent and the Company set forth in Sections 7.1 and 7.2 of the Arrangement Agreement are hereby incorporated by reference with such changes necessary to relate to this Agreement as if set forth in their entirety herein.

ARTICLE VIII.

CONDITIONS PRECEDENT

The obligations of the Company, Parent, Yukon Sub and Merger Sub to effect the Merger are subject to the satisfaction, waiver or release of all of the conditions set forth in Article VI of the Arrangement Agreement in accordance with the terms thereof.

ARTICLE IX.

TERMINATION.

Section 9.1. Termination. This Agreement shall terminate upon the termination of the Arrangement Agreement in accordance with the terms thereof, or by mutual written consent of Parent, the Company, Yukon Sub and Merger Sub.

Section 9.2. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided that, after any such approval, no amendment shall be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which by law requires further approval by such stockholders without such further approval being obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.3. Extension; Waiver. At any time prior to the Merger Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS.

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Merger Effective Time and this Article X.

Section 10.2. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.3. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

Section 10.4. Severability; Construction.

(a)

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b)

The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 10.5. Notices. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be sent by e-mail or facsimile to the party hereto to which the notice is to be given at the following e-mail address or facsimile number or to such other e-mail address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (Toronto time) in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to the Company:

Colombia Goldfields Ltd.
8 King Street East Suite 208
Toronto, ON M5C 1B5

Attention: Randy Martin, Vice-Chairman and Chief Executive Officer Facsimile: (416) 361-0883 E-Mail: rmartin@colombiagoldfields.com with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Suite 4405 Commerce Court West
Toronto, ON M5L 1E8

Attention: Christopher J. Cummings Facsimile: (416) 360-2958 E-Mail: ccummings@shearman.com

(b)	if to Parent, Yukon Sub or Merger Sub:
Medoro Resources Limited
220 Bay Street
Suite 1400
Toronto, ON M5J 2W4

Attention: Peter Volk Facsimile: (416) 360-7783
E-Mail: pvolk@medororesources.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
2800 – 199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9
Attention: Ernest McNee
Facsimile: (416) 863-2653
E-Mail: ernest.mcnee@blakes.com

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Laura L. Delanoy
Facsimile: (212) 728-9662
E-Mail: ldelanoy@willkie.com

Section 10.6. Entire Agreement. This Agreement, the Arrangement Agreement and the Plan of Arrangement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. Any Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.7. Parties in Interest. Except for Section 1.8 and Article II hereof, which are for the benefit of Company stockholders, option holders and warrant holders, and any other provisions of this Agreement relating to the rights of the Company stockholders to receive the Merger Consideration following the Merger Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Merger Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 10.8. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.10. Definitions. As used in this Agreement:

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Arrangement” shall have the meaning set forth in the Recitals hereto.

“Arrangement Agreement” shall have the meaning set forth in the Recitals hereto.

“Arrangement Effective Date” shall mean the “Effective Date” as defined in the Plan of Arrangement.

“Arrangement Effective Time” shall mean the “Effective Time” as defined in the Plan of Arrangement.

“Business Day” shall mean any day, other than a Saturday, a Sunday or statutory holiday in Toronto, Ontario or the Yukon Territory.

“Certificate” shall have the meaning set forth in Section 1.8(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plans” shall mean the 2006 Stock Incentive Plan and 2008 Stock Incentive Plan of the Company, collectively.

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Options” shall have the meaning set forth in Section 1.9.

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the bylaws of the Company, together with all amendments thereto.

“Company Warrants” shall mean any issued and outstanding warrants to purchase Company Common Stock.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(e).

“Exchange Ratio” shall have the meaning set forth in Section 1.8(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.8(a).

“Merger Effective Time” shall have the meaning set forth in Section 1.3.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Common Stock” shall have the meaning set forth in the Recitals hereto.

“Parent Options” shall mean any issued and outstanding options to purchase Parent Common Stock.

“Parent Stock Warrant” shall mean one purchase warrant for Parent Common Stock, exercisable into one share of Parent Common Stock at a subscription price of $0.50 per share of Parent Common Stock and for a term of two years.

“Parent Warrants” shall mean any issued and outstanding warrants to purchase Parent Common Stock.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Plan of Arrangement” shall have the meaning set forth in the Recitals hereto.

“Stock Consideration” shall have the meaning set forth in Section 1.8(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Warrant Consideration” shall have the meaning set forth in Section 1.8(a).

“Yukon Sub” shall have the meaning set forth in the Preamble hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MEDORO RESOURCES LTD.

By: /s/ Peter Volk
Name: Peter Volk
Title: General Counsel & Secretary

43279 YUKON INC.

By: /s/ T.W. Lough
Name: T.W. Lough
Title: President

BARONA MERGER SUB, INC.

By: /s/ Peter Volk
Name: Peter Volk
Title: Authorized Signatory

COLOMBIA GOLDFIELDS LTD.

By: /s/ J.R. Martin
Name: J.R. Martin
Title: Vice Chairman & CEO

EXHIBIT D

Fairness Opinion of Haywood Securities (UK) Limited.

September 7, 2009
The Board of Directors of
Colombia Goldfields Limited
8 King Street East, Suite 208
Toronto, ON
M5C 1B5

ATTN:

Randy Martin
Vice Chairman & CEO

Dear Sirs:

The Board of Directors of Colombia Goldfields Limited has requested the opinion (the “Opinion”) of Haywood Securities (UK) Ltd. (“We”, or “Haywood”) with respect to the terms of the proposed acquisition (the “Offer”) for Colombia Goldfields Limited (“GOL”) by Medoro Resources Ltd. (“Medoro”). The Opinion is provided pursuant to our engagement by the Board of Directors of GOL (the “Board”) to provide financial advice to the Board, including our Opinion as to the fairness of the Offer and the consideration to be received by GOL stockholders pursuant to the Offer, from a financial point of view, to the stockholders of GOL. We understand that as revised under a proposed amendment, subject to the fulfillment of a number of conditions, including receipt of stockholder and applicable regulatory approvals, GOL stockholders shall receive 0.336 of a common share of Medoro plus 0.0108 of a purchase warrant of Medoro, with each full warrant being exercisable at C$0.50 for a period of two years. The terms of the Offer are described in detail in the proxy statement, titled Notice of Special Meeting (the “Notice of Special Meeting”), which will be sent to the stockholders of GOL in connection with the Offer.

We understand that the Offer is not subject to the formal valuation requirements under Ontario Securities Rule 61-501 (“OSC Rule 61-501”) and applicable policies of certain other securities regulatory authorities. Accordingly, we have not been engaged to provide a formal valuation of GOL or its principal assets or of the common shares of GOL, and this Opinion should not be construed as such. We have, however, conducted such analyses, investigations, research and testing of assumptions as were considered by us to be necessary in the circumstances. We have had access to the senior management of GOL and were not, to the best of our knowledge, denied any type of information or access that we requested.

Haywood Securities (UK) Limited, 3rd Floor Ryder Court, 14 Ryder Street, London SW1Y 6QB
Phone +44 (0) 20 7031 8000 Facsimile +44 (0) 20 7031 8001
Registered office: Ryder Court, 14 Ryder Street, London SW1Y 6QB Registered Company No. 05158291

Authorised and Regulated by the Financial Services Authority Member of the London Stock Exchange

2

Background to the Engagement

On July 10, 2007 Haywood was formally engaged by GOL to advise on any acquisition of properties in the Marmato area of Colombia, including Colombia Gold Plc (“PLC”) and/or Mineros Nacionales, S.A. (“Mineros”). This agreement was extended on June 10, 2008 to allow for a closing until December 31, 2008. On November 29, 2007, Haywood was formally engaged by GOL to raise up to C$15 million of equity financing for which Haywood was paid customary placement agent fees. Subsequently, on March 18, 2008 Haywood was retained as advisor in connection with a bridge equity financing for which Haywood was paid customary placement agent fees. On May 30, 2008, Haywood was retained to raise up to US$30 million of hybrid debt for the purposes of completing the acquisition of Mineros. This hybrid debt financing was not completed due to market conditions and, as a result, the acquisition of Mineros did not proceed. The transaction with PLC was not completed due to delays in completing the due diligence review of PLC by Colombia. Haywood was formally engaged to advise the board of GOL with respect to the Offer on June 5, 2009, and this agreement was amended on September 7, 2009.

The following is a list detailing all fees, commissions, shares and warrants Haywood has received from GOL since July 10, 2007 when Haywood was first engaged by GOL as a financial advisor:

  £50,000.00 on August 3, 2007 for financial services

  C$337,211.54 on March 10, 2008 as sales commission (of which C$232,022.54 was received by Haywood Securities (UK) Ltd.; Haywood Securities Inc. received the remainder)

  On January 1, 2008, 354,389 broker warrants of Colombia exercisable at C$1.20 (of which 280,525 were received by Haywood Securities (UK) Ltd.; Haywood Securities Inc. received the remainder)

  US$150,000.00 on March 18, 2008 for financial services

In February 2009, Haywood and GOL discussed the potential to raise sufficient equity to satisfy the requirements of its creditors, but market conditions were not suitable for such a financing. To satisfy its creditors and maintain its listing on the TSX Exchange, GOL is under pressure to undertake a transaction to resolve its working capital issues.

Credentials of Haywood

Haywood is a wholly owned subsidiary of Haywood Securities Inc. It is a member of the London Stock Exchange and registered with the Financial Services Authority to service institutional customers in the United Kingdom. Haywood operates out of its London, England office. Haywood and its affiliates provide services to companies in the mining industry directly through investment banking professionals based in their London, Vancouver, Toronto and Calgary offices. Haywood and its affiliates have participated in a significant number of transactions involving mining companies and its investment banking professionals have extensive experience in preparing valuations and fairness opinions.

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Relationship of Haywood with GOL and Medoro

Haywood’s Managing Director of Investment Banking, Ed Flood, is a Director of GOL. It is our understanding that Mr. Flood did not play any role in the decision to select Haywood to provide the fairness opinion. The decision to engage Haywood was made solely by the other Directors of GOL, without Mr. Flood’s participation. We further understand that Haywood was selected by GOL as a result of its detailed understanding of GOL’s assets and financial position and its experience with GOL as a placement agent in previous financings, as well as its credentials as a financial advisor in the mining sector and the fact that Mr. Flood is a Managing Director at Haywood was not a factor in the selection process. Mr. Flood was also not involved in the preparation of the fairness opinion. Neither Haywood nor any of its affiliates or associates is an insider, associate or affiliate (as those terms are defined in applicable securities legislation) of Medoro. Haywood, its affiliates and pro group collectively held 30,000 shares of the common stock of GOL and 673,525 securities convertible into shares of the common stock of GOL as of August 10, 2009. Neither Haywood nor any of its affiliates is currently acting as an advisor to GOL in connection with any matter other than acting as financial advisor to GOL in connection with the Offer. Neither Haywood nor any of its affiliates is currently acting as an advisor to Medoro.

Haywood acts as a trader and dealer, both as principal and agent, in all major Canadian and U.K. financial markets and as such has had, or may have, positions in the securities of GOL and Medoro from time to time and has executed, or may execute, transactions in the securities of GOL and Medoro for which it receives compensation. In addition, as an investment dealer, Haywood together with its affiliates regularly conducts research on securities and may, in the ordinary course of its business, be expected to provide investment advice to its clients on investment matters, including GOL and Medoro. There are no understandings or agreements between Haywood and GOL or Medoro with respect to any future business dealings.

Pursuant to the terms of the Board’s engagement of our services, Haywood will be paid a fee of US$150,000 and will be reimbursed for all reasonable out-of-pocket expenses. The fee to be received by Haywood is not material in the context of the Offer and payment is not contingent on the outcome of the Offer. GOL has further agreed to indemnify Haywood and its personnel from and against certain liabilities arising out of the performance of professional services rendered by Haywood.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following documents:

(i)	a draft of the Notice of Special Meeting, dated August 12, 2009;

(ii)	all press releases filed by GOL with the Securities and Exchange Commission (SEC), between January 1, 2007 and September 7, 2009;

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(iii)	all press releases filed by Medoro on the System for Electronic Document Analysis and Retrieval (SEDAR), between January 1, 2007 and September 7, 2009;

(iv)	the preliminary proxy statements filed on Schedule 14A with the Securities and Exchange Commission (SEC) on July 6, 2009 and August 12, 2009;

(v)	the Form 10-KSB filed by GOL for the period ending December 31, 2007;

(vi)	the Form 10-K filed by GOL for the period ending December 31, 2008;

(vii)	the Form 10-Q filed by GOL for the periods ending March 31, 2009 and June 30, 2009;

(viii)	the Final Prospectuses filed on the System for Electronic Document Analysis and Retrieval (SEDAR) by GOL dated April 4, 2008 and September 24, 2008;

(ix)	the Schedule 14A filed by GOL dated August 19, 2008;

(x)	the annual information form for Medoro for the year ended December 31, 2007;

(xi)	the management’s discussion and analysis for Medoro and audited financial statements for the periods dated December 31, 2007 and December 31, 2008;

(xii)	the management’s discussion and analysis for Medoro included with the unaudited interim quarterly reports for the periods ending June 30, 2009, September 30, 2008 and June 30, 2008;

(xiii)	the management information circulars for Medoro dated May 14, 2009 and April 29, 2008;

(xiv)	the Technical Report on the Marmato Project prepared for GOL by Micon International Limited dated May 30, 2008;

(xv)	the Technical Report for the Lo Increible Gold Prospect prepared for Medoro by SRK Consulting dated April 27, 2009; and

(xvi)	internal information, analyst reports and other data as available.

In addition, we have considered, among other things, the following:

(i)	information acquired during site visits to the Marmato property and GOL’s subsidiary offices in Colombia conducted in 2007 and 2008;

(ii)

internal information of GOL, including geological information, budgets, and estimates of mineral reserves and resources prepared by GOL and their consultants, and provided to us by GOL and their consultants;

(iii)	pro forma financial information provided by GOL’s management;

(iv)	discussions with senior management of GOL with respect to current exploration operations, financial condition and future prospects of GOL and Medoro;

(v)	publicly available information relating to the business, operations, financial performance and stock trading history of GOL, Medoro and other selected public companies;

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(vi)	information with respect to other transactions of a comparable nature considered by Haywood to be relevant in the circumstances;

(vii)	representations contained in a certificate addressed to us dated the date hereof from the President of GOL; and

(viii)	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

Assumptions and Limitations

We have relied upon, and have assumed the completeness, accuracy and fair presentation of, all information, data, advice, opinions and representations obtained by us from public sources or provided to us by GOL or otherwise pursuant to our engagement. We have not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions and representations. The President of GOL has represented to us, in a certificate delivered as at the date hereof, amongst other things, that the information, data, advice, opinions and other materials (the “Information”) provided to us by or on behalf of GOL is accurate, complete and correct at the date the Information was provided to us and, that since the date of the Information, there has been no material change, financial or otherwise, in the financial condition of GOL, or in their assets, liabilities (contingent or otherwise), business operations or prospects, and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

The issue of property title in Venezuela is a material risk that has been discussed with and is understood and has been acknowledged by the board of GOL. Haywood has indicated that the validity of certain licenses of other mineral exploration companies in Venezuela has been questioned by the government and there is ongoing uncertainty with respect to renewals and/or consideration for those affected. The Venezuelan government has suggested that certain private sector assets may be nationalized, which has included the revocation and/or non renewal of certain mining concessions. To Haywood’s knowledge, Medoro has not received any notification suggesting that it does not have valid title to its licenses, but there is no assurance that Medoro is clear of title defects or that the validity of its licenses will not be questioned in the future or that its mining concessions will not be nationalized by the Venezuelan government.

In preparing the Opinion, Haywood has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided in the Notice of Special Meeting and in both GOL’s and Medoro’s public disclosure record is accurate in all material respects.

Haywood relied as to all legal matters relevant to rendering our Opinion upon advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger transaction. Haywood did not make any independent valuation or appraisal of the assets or liabilities of GOL and was not furnished with any such appraisals, though we note that settlement agreements with each of the creditors of GOL, to Medoro’s satisfaction, will be required prior to closing of the merger transaction.

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Our discussions with the senior management of GOL with respect to the future prospects of GOL included discussions on future maintenance costs and the potential of reducing existing debt through renegotiation with creditors, and Haywood assumed the future prospects discussed had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of GOL as to the expected future financial performance of GOL. Haywood did not assume any responsibility for the independent verification of any information provided to it or discussed with GOL’s management. Haywood relied on the assurances of senior executives of GOL that they were unaware of any facts that would make the information provided to Haywood or the discussions with Haywood incomplete or misleading.

Haywood did not express any opinion as to the price at which Medoro’s common shares would trade subsequent to the announcement of the Offer or as to the price at which Medoro’s common shares may trade subsequent to the completion of the merger transaction. The Opinion did not address the relative merits of the merger transaction as compared to other transactions or business strategies that might exist for GOL, any financing required in combination with and following the merger transaction, the effects of any other transaction in which GOL might engage in or GOL’s underlying business decision to undertake the merger transaction.

We considered the Offer from the perspective of GOL’s stockholders generally and did not consider the specific circumstances of any particular GOL stockholder.

Subject to the above, this Opinion is rendered as at the date hereof and on the basis of securities markets and economic and general business and financial conditions prevailing as at the date hereof. In our analysis and in connection with the preparation of the Opinion, we have made assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Offer. The Opinion contained herein is only given as of the date hereof and we undertake no responsibility for advising of a change in our opinion for any changes in fact which may occur after the date hereof.

Approach to the Opinion

In assessing the fairness of the Offer and the consideration to be received by GOL stockholders pursuant to the Offer, Haywood primarily considered the potential impact of the working capital deficiency of GOL to GOL stockholders and the urgent need to resolve this issue. We considered alternatives to the merger transaction including but not limited to a direct equity issuance by GOL and an alternative third party proposal, the identity of the third party in and the terms of which are confidential. Haywood determined that neither alternative was superior to the Offer as originally contemplated, and which under the proposed amendment will be improved for the benefit of GOL stockholders. The alternative third party proposal was conditioned on GOL’s ability to successfully renegotiate its existing debt to amounts lower than required under the Offer.

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Haywood also undertook a series of reviews and applied financial techniques common to the investment industry and applicable to the mineral exploration and development sector. The methods of analysis included, to the extent reasonable, comparative values, comparative transactions, asset values, and market prices.

Comparable Company Analysis

The procedures followed for analyzing comparative values included identification of gold assets in Latin/Central America which were categorized as producing, development and/or exploration, and subsequent review of their respective enterprise values and classified gold resources. The enterprise value per resource ounce was used to determine the market value of the gold assets. Haywood identified 20 companies with significant gold assets in Latin/Central America. The gold assets of both GOL and Medoro are in the advanced exploration stage, and the data from the exploration and development peer groups as of the date of announcement of the proposed merger transaction have been extracted as follows:

08 June 2009		Market	Enterprise
	TICKER	Capitalisation	Value	Total Resource	EV/oz AuEQ
Company		(C$ Mln)	(C$Mln)	(koz AuEQ)	Total Resource
Development
Timmins Gold Corp.	TSXV:TMM	42.4	41.7	780	53.49
SilverCrest Mines Inc.	TSXV:SVL	34.4	34.6	1,173	29.51
					41.50
Exploration
Aquiline Resources Inc.	TSX:AQI	143.8	129.2	16,372	7.89
Andina Minerals Inc.	TSXV:ADM	115.1	92.3	9,365	9.86
Exeter Resources Corp.	TSXV:XRC	150.1	115.6	13,909	8.31
Greystar Resources LTd.	TSX:GSL	179.4	148.8	15,069	9.87
Pediment Gold Corp.	TSX:PEZ	41.4	26.8	1,571	17.04
Grayd Resource Corporation TSXV:GYD		28.4	26.0	4,116	6.31
				Low	6.31
				High	17.04
				Average	9.88

Medoro	TSXV:MRS	13.3	12.0	1,030	11.67
Colombia	TSX:GOL	5.6	26.5	2,808	9.43

Note:

Gold Equivalent (“ AuEQ”) values were calculated using the prices for metals as of June 8, 2009. Market Capitalization (“MC”) was calculated as the number of shares outstanding multiplied by the share price as of June 8, 2009.
Enterprise Value (“EV”) equals the market capitalization plus liabilities less cash.

Medoro, whose key asset is in Venezuela, a country of perceived higher than average risk due to political interference, traded at the time of the offer at a price which resulted in an EV/oz Au slightly above the average but within the peer group range. Any discount to the perceived country risk is likely offset by the advanced stage of exploration in Venezuela along with the additional exploration projects Medoro has. It is thought that Medoro’s principal asset could be brought into production relatively quickly and cost effectively which supports the above average EV/oz Au ratio.

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GOL traded with a resultant EV/oz Au below the peer group average but well within the range. The impact of receiving MRS shares as consideration given MRS’s premium valuation is offset by GOL’s working capital deficiency and inability to raise finance as well as MRS’s principal asset being more advanced relative to GOL’s. Our analysis concluded that the values attributed to the gold assets of both GOL and Medoro used to determine the consideration in the Offer were reasonable.

Comparative Transaction Analysis

The procedures followed for analyzing comparative transactions, in GOL’s case specifically, required review of previous transactions in the mining sector, assessing the value ascribed to assets based on their relative size, and accounting for the companies’ respective financial positions, whereby all of the companies were in working capital deficiency. The basis for this analysis was to determine whether the consideration to be received by GOL stockholders was comparable to the consideration that stockholders of other companies had received in similar transactions. Haywood reviewed four mineral exploration and development companies which faced material working capital deficiencies to assess the range of outcomes for stockholders. These included Wega Mining ASA, African Copper Plc, Mercator Gold Plc and Central Sun Mining. Wega Mining ASA undertook a recapitalization together with a debt conversion to address its working capital deficiency, leaving the original stockholders with approximately 11.5% of the equity following the recapitalization. African Copper Plc received an investment from Zambia Copper Investments to address its working capital deficiency, leaving the original stockholders with approximately 10.6% on a diluted basis (assuming that convertible debts would be converted to equity, as they were in the money). Mercator Gold Plc was trading down more than 90% from its 52-week high and its subsidiary remained in voluntary administration, with a planned recapitalization financing yet to be completed. Central Sun Mining was acquired for cash by B2Gold at a valuation of approximately US$42 million, being approximately $30 per ounce of gold for its two permitted gold mines in the development and production stage. While there is considerable variation in circumstance, all, with the exception of Mercator Gold Plc whose working capital deficiency remained, benefited from the resolution of their working capital deficiency as evidenced by either the share performance of the resulting issuer or the takeover price relative to the previous trading level. The revised consideration to GOL stockholders under the proposed merger transaction represents approximately 15.2% of the resulting issuer following Medoro raising of an aggregate of C$17.6 Million. This analysis concluded that the consideration to be received by GOL stockholders pursuant to the proposed merger transaction appears fair, from a financial point of view, to GOL shareholders.

Asset Value Analysis

The procedures followed for assessing the fairness based on asset values included a review of GOL’s and Medoro’s assets in reference to their enterprise value, which consisted of market capitalization plus liabilities less cash position. Medoro was valued at $11.67 per gold equivalent resource ounce while GOL was value at $9.43 per gold equivalent resource ounce at the time the proposed merger transaction was announced. Thus GOL was trading at an approximate 20% discount to Medoro on an EV/total gold resource oz basis. This is reasonable as Medoro was not in financial distress and its asset is closer to production than GOL's. We found that as GOL was trading at a distressed level relative to Medoro, our findings supported the premise of value recovery following completion of a transaction that would address the working capital deficiency, such as the Offer. The premise of value recovery is based on a reduction in the probability of a company becoming insolvent and entering creditor protection. Reducing this probability allows equity investors to reduce the discount they place on the fair market value of a company’s assets when valuing the equity. As GOL shareholders will retain a proportional indirect interest in GOL through the Medoro shares they receive as consideration, they participate in the value recovery. As of September 7, 2009, GOL was trading at US$0.255 per share, up from a 52-week low of US$0.007 per share reached on November 25, 2008 and up from US$0.05 on June 8, 2009, the date the transaction was announced. The recovery in GOL’s share price since announcement of the proposed merger transaction and equity financings undertaken by Medoro further illustrates the value recovery resulting from the market’s perception of the resolution of GOL’s working capital deficiency. The fact that GOL was trading at a distressed level relative to Medoro pointed to the potential recovery of value to stockholders in the event of completion of the proposed merger transaction. This analysis concluded that the consideration to be received by GOL’s stockholders pursuant to the proposed merger transaction appears fair from a financial point of view to GOL shareholders.

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Historical Trading Analysis

The procedures followed for market prices analysis required a review of the trading price of GOL and Medoro at certain points in time leading up to the Offer. During 2007 and 2008, both of GOL’s and Medoro’s equity value fell in line with the market at a rate which resulted in a share price ratio of approximately 1.95 (GOL/MRS) as of September 30, 2008. During the first quarter of 2009, this ratio decreased to 0.25 on March 31, 2009 as the price of MRS recovered while the price of GOL remained depressed. This again reflected the negative working capital position of GOL. We also included the date of announcement of the proposed merger transaction and the date of the announcement of an increase in consideration to GOL stockholders. These results are summarized below:

(nearest trading day)	Medoro Price	Colombia Price	Ratio (GOL/MRS)
September 30, 2007	$0.61	$1.32	2.16
March 31, 2008	$0.455	$0.95	2.08
September 30, 2008	$0.10	$0.195	1.95
March 31, 2009	$0.20	$0.05	0.25
June 8, 2009	$0.155	$0.05	0.32
August 10, 2009	$0.65	$0.17	0.26

We determined that the value of GOL’s equity fell relative to Medoro’s equity as the date of the Offer approached, which supported our Opinion that the consideration to be received by GOL’s stockholders is fair.

Haywood’s opinion is addressed to the GOL board of directors and does not constitute a recommendation to any holder of common shares of GOL as to how the stockholder should respond to the offer. Notwithstanding the foregoing, we have consented to the inclusion of this Opinion in the Notice of Special Meeting which is being prepared in connection with the merger transaction.

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In connection with rendering its opinion to GOL’s board of directors, Haywood performed analyses including comparative values, comparative transactions, asset values and market prices analysis, and did not rely on any single analysis or factor, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process that involves various determinations as to the most relevant methods of financial analysis and the application of these methods to the particular circumstances and is not susceptible to a partial analysis or summary description. Haywood believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all the factors and analyses in the aggregate, could create a different view of the processes underlying its opinion. In addition, Haywood may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be its view of the actual value of GOL.

The results of any analysis performed by Haywood are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or to necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to GOL or the merger transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather it involves complex considerations and judgments about differences in the companies and transactions to which GOL and the merger transaction were compared and other factors that could affect the public trading values of the companies involved. The analyses carried out by Haywood were prepared solely as part of Haywood’s analysis of the fairness of the merger transaction from a financial point of view to the holders of shares of GOL’s common stock and were provided in connection with the delivery of the fairness opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which shares of GOL common stock or Medoro’s common shares might actually trade. In addition, as described above, this Opinion was one of the many factors taken into consideration by GOL’s board of directors in making its determination to approve the merger transaction.

Related Party Debt

Haywood had also been asked to opine on the fairness of the settlement of related party debt (the “Related Party Debt”) in connection with the Offer. For further clarity, the Related Party Debt is owed to a company controlled by J. Randall Martin and Thomas Lough, and not to Haywood, its affiliates or pro group. It is Haywood’s understanding that the outstanding Related Party Debt, consisting of principal plus interest, was approximately US$3.7 million as of May 31, 2009, and that such debt shall be settled through a combination of 50% cash plus 50% shares of Medoro at a deemed price of C$0.40. At the date of announcement of the merger transaction, the share price of Medoro was C$0.15, implying that the related party will receive 37.5% of the value of the portion of Related Party Debt repaid via shares. Combined with the cash, the total consideration payable, as a percentage of the Related Party Debt outstanding as of May 31, 2009, represents 68.75% of the total as at the date of announcement of the merger transaction. The value of this consideration will vary with the price of Medoro’s shares. Haywood further understands that 100% of the amount advanced after June 1, 2009 by the related party shall be paid in cash. While the agreement formalizing this structure has not yet been executed, Haywood opined to the Board on June 5, 2009 that the Related Party Debt settlement as contemplated was fair, from a financial point of view, to the stockholders of GOL.

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Opinion

This Opinion is provided to members of the Board in connection with their consideration of the Offer and does not constitute a recommendation to any holder of common shares of GOL as to how such stockholder should respond to the Offer. Based upon the foregoing and such other factors as Haywood considered relevant, Haywood is of the opinion that, as of the date hereof, the Offer and the consideration to be received by GOL stockholders pursuant to the Offer, is fair, from a financial point of view, to the stockholders of GOL.

Yours truly,

/s/ Haywood Securities (UK) Ltd.
Haywood Securities (UK) Ltd.

EXHIBIT E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

                    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.;

EXHIBIT F

Form of Voting and Lock-Up Agreement

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made June______, 2009

BETWEEN: _________________________________ (the “Stakeholder”) - and - MEDORO RESOURCES LTD., a corporation existing under the laws of the Yukon Territory (“Medoro”) RECITALS:

A.

Medoro and Colombia intend to enter into a business combination transaction by way of an arrangement (the “Arrangement”) pursuant to an arrangement agreement dated the date hereof (the “Arrangement Agreement”).

B.

As an inducement to Medoro’s willingness to enter into the Arrangement Agreement, the Stakeholder undertakes to take certain actions and do certain things to support the Arrangement as set out in this voting and lock-up agreement (the “Agreement”).

C.	The Stakeholder is the registered and/or direct or indirect beneficial owner of the number of issued and outstanding Colombia Common Shares set forth on Schedule A.

D.

The Stakeholder is the holder of the number of Colombia Options to purchase Colombia Common Shares under one of the Colombia Share Option Plans and the number of Colombia Warrants set forth on Schedule A.

E.

The terms of the Arrangement are summarized in the Arrangement Agreement, the form of which has been provided to the Stakeholder. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Arrangement Agreement, unless the context indicates otherwise.

THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stakeholder and Medoro agree as follows:

ARTICLE 1
REPRESENTATIONS AND WARRANTIES

1.1

Stakeholder Representations

The Stakeholder represents and warrants to Medoro (and acknowledges that Medoro is relying upon such representations and warranties in completing the Arrangement) as follows:

(a)

that the Colombia Common Shares, the Colombia Options and the Colombia Warrants set forth opposite the Stakeholder’s name on Schedule A to this Agreement (collectively, the “Shares”) represent all securities or rights to acquire securities of Colombia held of record or beneficially owned by the Stakeholder. In respect of such Shares, the Stakeholder is either the sole legal and sole beneficial owner, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over, and sole power to agree to all of the matters set forth in this Agreement, or has been authorized by the legal and beneficial owner of such Shares to execute and perform the obligations of the Stakeholder under this Agreement. The Stakeholder owns the Shares, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims or rights of others of any nature or kind. Other than the Shares set out on Schedule A, no other securities of Colombia or rights to acquire securities of Colombia are beneficially owned or held of record, directly or indirectly, by the Stakeholder that would hinder or impede the Stakeholder from performing its obligations hereunder;

(b)

the Stakeholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stakeholder (and if the Stakeholder is a corporation, duly authorized by all necessary corporate actions), and assuming the due authorization, execution and delivery by Medoro, this Agreement constitutes the legal, valid and binding obligation of the Stakeholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity;

(c)

that there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Stakeholder, threatened against the Stakeholder or any of its properties that, individually or in the aggregate, could impair the ability of the Stakeholder to perform its obligations under this Agreement. There is no judgment, decree or order against the Stakeholder that could prevent, enjoin, alter or delay the Stakeholder from performing its obligations under this Agreement;

(d)

the Stakeholder has not previously granted or agreed to grant any proxy or other right to vote in respect of its Shares or entered into any voting trust, nor any pooling or other agreement, with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Shares except those which are no longer of any force or effect;

(e)

The stakeholder has not entered into any agreement, or granted any option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition, or transfer from the Stakeholder to any person of any of its Shares, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement;

(f)

neither the execution and delivery of this Agreement by the Stakeholder, the performance by the Stakeholder of its obligations hereunder nor the compliance by the Stakeholder with any of the provisions hereof will result in the creation of  any lien or encumbrance on any of its Shares or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of the Stakeholder, if applicable, or any contract or other document to which the Stakeholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to the Stakeholder; and

(g)

there are no other obligations (other than the right to purchase Colombia Common Shares pursuant to the Colombia Warrants or Colombia Options) relating to the Shares outstanding between the Stakeholder or its affiliates, on the one hand, and Colombia or the Colombia Subsidiaries, on the other hand.

1.2

Medoro Representations

Medoro hereby represents and warrants to the Stakeholder (and acknowledges that the Stakeholder is relying upon such representations and warranties) that:

(a)	Medoro has been incorporated, is validly subsisting and has full corporate and legal power to own its property and assets and to conducts its business as currently owned and conducted; and

(b)	Medoro has all necessary power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

ARTICLE 2
STAKEHOLDER OBLIGATIONS

2.1

Restrictions on Transfers

The Stakeholder hereby irrevocably covenants in favour of Medoro that, except as contemplated in this Agreement, the Stakeholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Shares or any additional shares of Colombia in respect of which it acquires direct or indirect legal or beneficial ownership after the date hereof (the “Additional Shares”) or any additional options or warrants to acquire shares of Colombia in respect of which it acquires direct or indirect legal or beneficial ownership after the date hereof (the “Additional Options”, together with the Additional Shares and the Shares, the “Securities”) or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Securities into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Securities, without having first obtained the prior written consent of Medoro, which consent is within the sole discretion of Medoro and may be unreasonably withheld.

2.2

Non-Solicitation

The Stakeholder agrees in favour of Medoro, that it will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal.

2.3

Fiduciary Obligations

Medoro agrees and acknowledges that the Stakeholder is bound hereunder solely in his or her capacity as a securityholder of Colombia and that the provisions hereof shall not, and shall not be deemed or interpreted to, bind the Stakeholder in his or her capacity as a director or an officer of Colombia and that nothing contained in this Agreement shall restrict, limit or prohibit the Stakeholder from exercising his or her fiduciary duties as a director of Colombia, if the Stakeholder is such a director.

2.4

Voting Rights

(a)

The Stakeholder agrees in favour of Medoro that it will, to the extent permitted under applicable Laws, vote (or cause to be voted) all Securities at any meeting of the shareholders of Colombia, and in any action by written consent of the Colombia Shareholders: (i) in favour of the Arrangement Resolution; or (ii) against any action that would impede, delay, interfere or discourage the Arrangement (including, for greater certainty, against (A) any Acquisition Proposal or Superior Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Colombia, (C) any sale, lease or transfer of any significant part of the assets of Colombia, (D) any dissolution, liquidation or winding up of Colombia, (E) any action to remove or change any of the directors of Colombia, and (F) any material change in the capitalization of Colombia, or the corporate structure or charter of Colombia) (in each case other than as contemplated in the Arrangement Agreement or where the relevant proposal does not have the express written agreement of Medoro); or (iii) against any action that would result in any breach of any representation, warranty or covenant of Colombia in the Arrangement Agreement.

(b)

For greater certainty, in connection with any matter referred to in Section 2.4(a), other than those matters referred to in Section 2.4(a)(i), the Stakeholder agrees in favour of Medoro that it will consult with Medoro prior to exercising any voting rights attached to its Securities and will exercise or procure the exercise of such voting rights as Medoro instructs.

(c)

The Stakeholder agrees in favour of Medoro that the Stakeholder shall not, without the prior written consent of Medoro, requisition or join in the requisition of any meeting of the securityholders of Colombia for the purpose of considering any resolution.

2.5

Additional Covenants of each Stakeholder

The Stakeholder hereby undertakes in favour of Medoro from time to time:

(a)

to not make any statements against the Arrangement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding or varying such Arrangement or any aspect thereof;

(b)

to not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Stakeholder’s Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of the Stakeholder or the granting of a proxy on any of the Stakeholder’s Securities of any direct or indirect holding company of the Stakeholder which would have, indirectly, the effects prohibited by this Article 2;

(c)

to deposit all of the Stakeholder’s Securities, together with a duly completed letter of transmittal and election form, with the depositary specified in the Colombia Proxy Circular in accordance with the terms thereof;

(d)

if the Stakeholder is also a director of Colombia or any Colombian Subsidiaries, upon completion of the Plan of Arrangement, to resign as a director of Colombia and any such Colombian Subsidiaries at the time and in the manner requested by Medoro;

(e)

if any of the Stakeholder’s Securities are registered in the name of a person other than the Stakeholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of the Stakeholder under this Agreement;

(f)

to promptly notify Medoro of the number of any Additional Shares and/or Additional Options acquired by the Stakeholder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were Shares owned by the Stakeholder on the date hereof;

(g)

to promptly notify Colombia upon becoming aware of any Material Adverse Change or Material Adverse Effect in respect of Colombia, in order to allow Colombia to effect its obligations under the Arrangement Agreement; and

(h)	To not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement.

2.6

Termination by Stakeholder

The obligations of the Stakeholder set out in Article 2 shall automatically terminate upon the earlier of (1) the Effective Time or (2) the termination of the Arrangement Agreement in accordance with its terms, provided that the Stakeholder shall be responsible and remains liable for any breach of this Agreement by the Stakeholder occurring prior to the termination of this Agreement.

2.7

Termination by Medoro

Medoro, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement by notice in writing to the Stakeholder.

2.8

Effect of Termination

In the case of any notice of termination of this Agreement pursuant either Section 2.6 or 2.7, this Agreement shall terminate as between Medoro and the Stakeholder and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

2.9

No Ownership Interest

Nothing contained in this Agreement vests in Medoro any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to any Securities remain vested in and belong to the Stakeholder, and Medoro has no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Colombia or exercise any power or authority to direct the Stakeholder in the voting of any of the Securities, except as otherwise provided herein, or in the performance of the Stakeholder’s duties or responsibilities as a securityholder of Colombia.

ARTICLE 3
OTHER COVENANTS

3.1

Disclosure

The Stakeholder agrees in favour of Medoro to this Agreement being made publicly available, including on SEDAR, and otherwise to the extent required by Law. Except as required by applicable securities laws or regulations or the rules of any stock exchange, the Stakeholder shall not make any public announcement or statement with respect to this Agreement or the Arrangement Agreement with the prior written approval of Medoro.

3.2

Remedies

The Stakeholder agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by the Stakeholder, Medoro is entitled to obtain equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement by the Stakeholder but will be in addition to all other remedies available at law or in equity to Medoro.

3.3

No Dissent

The Stakeholder hereby waives and agrees, in favour of Medoro, not to exercise any rights of appraisal or rights of dissent the Stakeholder may have arising from the Arrangement.

ARTICLE 4
MISCELLANEOUS

4.1

Interpretation

In this Agreement:

(a)

Governing Law - This Agreement shall be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Stakeholder hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and irrevocably agrees that the courts of the Province of Ontario are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.

(b)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(c)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)

Severability - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Medoro and the Stakeholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of Medoro and the Stakeholder as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.2

Incorporation of Schedules

Schedule A – Stakeholder Shares and Stakeholder Information attached hereto shall, for all purposes hereof, form an integral part of this Agreement.

4.3

Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Medoro and the Stakeholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Medoro and the Stakeholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, implied or expressed, between Medoro and the Stakeholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

4.4

Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

4.5

Further Assurances

The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.6

Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Stakeholder and Medoro agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

4.7

Waiver

The Stakeholder and Medoro agree with each other and confirm to each other that:

(a)

any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)

no failure or delay by the Stakeholder or Medoro in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by the Stakeholder or Medoro.

4.8

Assignability

The provisions of this Agreement are binding upon and enure to the benefit of Medoro and the Stakeholder and their respective successors and permitted assigns. The Stakeholder may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of Medoro. Medoro may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Stakeholder.

4.9

Independent Legal Advice

The Stakeholder acknowledges in favour of Medoro that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Stakeholder further acknowledges in favour of Medoro that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favour of Medoro that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

4.10

Public Notices

The Stakeholder acknowledges and agrees in favour of Medoro that: all public notices to third parties and all other publicity concerning this Agreement, the Arrangement Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Medoro and/or Colombia in accordance with the Arrangement Agreement; and the Stakeholder shall not act unilaterally in this regard without the prior approval of Medoro unless such disclosure is required under applicable Laws and stock exchange rules in circumstances where prior consultation with Medoro is not practicable.

4.11

Notices

Any notice, consent or approval, required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax or email:

(a)	if to Medoro:

Medoro Resources Limited
220 Bay Street
Suite 1400
Toronto, ON M5J 2W4

Attention: Peter Volk
Facsimile: (416) 360-7783
E-Mail: pvolk@medororesources.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
2800 – 199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9

Attention: Ernest McNee
Facsimile: (416) 863-2653
E-Mail: ernest.mcnee@blakes.com

(b)	If to the Stakeholder, at the Stakeholder’s address, fax number or e-mail address set out on Schedule A.

Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice is deemed to have been given and received on the next Business Day.

Medoro may, from time to time, change its address by giving Notice to the Stakeholder in accordance with the provisions of this Section, and the Stakeholder may change its address by giving Medoro such Notice in such manner.

4.12

Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be delivered by fax or email, and all such counterparts together constitute one agreement.

[The next page is the signature page.]

This Agreement has been agreed and accepted as of the date first set out above.

____________________________________________ Name: Title: MEDORO RESOURCES LTD. By:___________________________________________ Name: Title:

SCHEDULE A

Stakeholder Shares, Options, Warrants and Stakeholder Information

Stakeholder	Number of Colombia	Number of Colombia	Number of
	Common Shares	Warrants	Colombia Options

Stakeholder’s address:

Stakeholder’s fax no.:

Stakeholder’s e-mail address:

EXHIBIT G

Audited Consolidated Financial Statements of Medoro

Consolidated financial statements of

Medoro Resources Ltd.

December 31, 2008

Management’s Report

Management is responsible for the integrity and objectivity of the information contained in this report and for the consistency between the consolidated financial statements and other financial and operating data contained elsewhere in this report. The accompanying consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada using estimates and careful judgement, particularly in those circumstances where transactions affecting a current period are dependent upon future events. The accompanying consolidated financial statements have been prepared using policies and procedures established by management and fairly reflect the Company’s financial position, results of operations and changes in financial position, within Canadian generally accepted accounting principles. Management has established and maintains a system of internal controls that is designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and the financial information is reliable and accurate. The Company’s external auditors, Deloitte & Touche LLP, have examined the consolidated financial statements. Their examination provides an independent view as to management’s discharge of its responsibilities insofar as they relate to the fairness of reported financial results and the financial condition of the Company.

The Audit Committee of the Board of Directors has reviewed in detail the consolidated financial statements with management and the external auditors. The Board of Directors on the recommendation of the Audit Committee has approved the consolidated financial statements.

“Robert Doyle”	“Nelson Lee”
Chief Executive Officer	Chief Financial Officer

Toronto, Canada
June 19, 2009

Report of Independent Registered Chartered Accountants

To the Shareholders of Medoro Resources Ltd.

We have audited the consolidated balance sheets of Medoro Resources Ltd. (the “Company “) as at December 31, 2008 and 2007 and the consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the two years in the period ended December 31, 2008. Our audits also included the financial statement schedule of general and administrative expenses. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

"Deloitte & Touche LLP"

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 19, 2009, except as to note 14 which is as of June 25, 2009

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. The reporting standards for auditors in the United States also require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes related to the adoption of CICA 1535, Capital Management, CICA 3862, Financial Instruments –Disclosure and CICA 3863, Financial Instruments – Presentation, described in Note 3 to the financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America, our report to the Shareholders dated June 19, 2009 is expressed in accordance with Canadian reporting standards which do not permit or require a reference to such conditions and events and to such changes in accounting principles in the auditors’ report when these are properly accounted for and adequately disclosed in the financial statements.

"Deloitte & Touche LLP"

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 19, 2009

Medoro Resources Ltd.
December 31, 2008 and 2007

Consolidated balance sheets	1

Consolidated statements of operations, comprehensive loss and deficit	2

Consolidated statements of cash flows	3

Notes to the consolidated financial statements	4-31

Consolidated schedule of general and administrative expenses	32

Medoro Resources Ltd.
Consolidated balance sheets
as at December 31, 2008 and 2007
(Expressed in thousands of Canadian dollars)

	2008	2007

Assets
Current assets
Cash and cash equivalents	$2,190	$2,026
Prepaid and other assets	542	1,332
	2,732	3,358

Property, plant and equipment, net (Note 4)	29,879	34,880
	$32,611	$38,238

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,092	$1,881

Future income taxes (Note 8)	1,912	5,118
	3,004	6,999

Shareholders' equity
Share capital (Note 5)	66,554	57,937
Contributed surplus (Note 5)	8,822	5,041
	75,376	62,978
Deficit	(45,769)	(31,739)
	29,607	31,239
	$32,611	$38,238

Nature of operations (Note 1)

The accompanying notes and schedules are an integral part of the consolidated financial statements

On behalf of the Board of Directors:

"Miguel de la Campa"	"Michael Beckett"
Miguel de la Campa	Michael Beckett

Medoro Resources Ltd.
Consolidated statements of operations, comprehensive loss and deficit
Years ended December 31, 2008 and 2007
(Expressed in thousands of Canadian dollars, except share and per share amounts)

	2008	2007

Operating expenses
General and administrative (Schedule)	$5,410	$4,811
Stock-based compensation	445	140
	5,855	4,951

Other income (expenses)
Foreign exchange (loss) gain	(1,893)	2,806
Interest income	34	8
Other income	94	267
Write-down of Mali properties (Note 4)	(10,700)	-
	(12,465)	3,081

Net loss before income taxes	(18,320)	(1,870)
Future income tax recovery (Note 8)	(4,290)	(393)

Net loss and comprehensive loss	(14,030)	(1,477)

Deficit, beginning of the year	(31,739)	(30,262)
Deficit, end of the year	$(45,769)	$(31,739)

Basic and diluted loss per share	$(0.17)	$(0.03)

Basic and diluted weighted average number of common shares outstanding	82,053,665	51,329,196

The accompanying notes and schedule are an integral part of the consolidated financial statements.

Medoro Resources Ltd.
Consolidated statements of cash flows
Years ended December 31, 2008 and 2007
(Expressed in thousands of Canadian dollars)

	Years ended December 31,
	2008	2007

Operating activities
Net loss	$(14,030)	$(1,477)
Items not affecting cash
Depreciation	161	50
Income tax recovery	(4,290)	(393)
Stock-based compensation	445	140
Unrealized foreign exchange loss (gain)	1,086	(3,724)
Write-down of Mali properties	10,700	-
Changes in non-cash working capital items
Prepaid and other assets	790	(749)
Accounts payable and accrued liabilities	(830)	321
	(5,968)	(5,832)

Investing activities
Short-term investments	-	12,520
Acquisition of African Gold Resources S.A.	-	(3,270)
Acquisition of property, plant and equipment	(5,819)	(4,700)
	(5,819)	4,550

Financing activities
Private placement (Note 5c)	11,953	2,250
Issuance of common shares for cash	-	36
	11,953	2,286

Effect of exchange rate changes on cash and cash equivalents	(2)	112

Increase in cash and cash equivalents	164	1,116
Cash and cash equivalents, beginning of year	2,026	910
Cash and cash equivalents, end of year	$2,190	$2,026

Cash and cash equivalents are composed of:
Cash	$685	$1,452
Short-term money market instruments	1,505	574
	$2,190	$2,026

See Note 10 for supplemental cash flow information

The accompanying notes and schedule are an integral part of the consolidated financial statements

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

1.	Nature of operations

The Company is currently engaged in the exploration and development of mineral properties in Venezuela and Mali; as such, the Company is considered to be in the development stage.

These financial statements have been prepared under the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. To date, the Company has not generated revenue from its principal business activities and has relied on equity financings to meet its obligations. The ability of the Company to continue as a going concern is dependent on the Company’s ability to receive continued financial support, the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary exploitation permits on the mining properties, the ability to obtain the necessary financing to complete exploration and ultimately development, and generate profitable operations in the future. The Company will need additional financing and may be forced to curtail or delay some of its exploration activities until such financing is obtained. The Company is currently seeking the exploitation permit to develop the Lo Increible A and B properties in Venezuela. However, if the exploitation permit is obtained, the Company currently does not have sufficient funds to finance its 2009 plans to produce from the Lo Increible A and B properties and will need additional financing to progress these properties. Due to the Company’s financial constraints, its plans are to focus on its Venezuelan assets. As a result, an impairment charge was recorded with respect to the Company’s Mali assets, see Note 4. If the going concern assumption was not appropriate, the Company may not be able to realize its assets and satisfy its liabilities in the normal course of business. Accordingly, these financial statements do not reflect the adjustments to carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used that would be necessary should the Company be unable to continue as a going concern in the normal operations. Such adjustments could be material.

2.	Significant accounting policies

These consolidated financial statements have been prepared by the Company in accordance with Canadian generally accepted accounting principles and are expressed in Canadian dollars. The principal accounting policies are outlined below:

(a) Basis of consolidation

These consolidated financial statements include the accounts of the Company and all of its incorporated subsidiaries. All intercompany transactions and balances have been eliminated.

Variable interest entities (“VIE’s”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures, as defined by Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline 15, Consolidation of Variable Interest Entities, are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns. The Company does not have any entities that qualify for treatment under this guidance.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

2.	Significant accounting policies (continued)

	(b)	Use of estimates

The preparation of financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting year. On an ongoing basis, management evaluates its estimates, including those related to the recoverability of mineral properties, the fair value of mineral properties, plant and equipment, mineral exploration and development costs and volatility assumptions for stock compensation valuation, and the use of the going concern assumption. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results could differ from those estimates under different assumptions or conditions.

	(c)	Cash and equivalents

Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments, with an original term to maturity of three months or less.

	(d)	Short-term investments

Short-term investments include those short-term money market instruments which, on acquisition, have a term to maturity of greater than three months but less than one year.

	(e)	Mineral properties

The Company considers its mineral properties to have the characteristics of property, plant and equipment. As such, the Company defers all exploration costs, including acquisition costs, field exploration and field supervisory costs relating to specific properties until those properties are brought into production, at which time they will be amortized on a unit-of-production basis based on proven and probable reserves or until the properties are abandoned, sold or considered to be impaired in value, at which time an appropriate charge will be made. Administrative costs are expensed as incurred.

The recoverability of the amounts shown for mineral properties is dependent on the existence of economically recoverable reserves, the ability to obtain financing to complete the development of such reserves and meet the Company’s obligations under various agreements and the success of future operations or dispositions.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

2.	Significant accounting policies (continued)

	(f)	Impairment of long-lived assets

The Company tests for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. At December 31, 2008 the Company determined that there were significant events and conditions that would indicate possible impairment. The Lo Increible 4A and 4B properties have measured and indicated resources and as a result have sufficient information to perform the recoverability test, whereas the Mali properties are early stage exploration properties with minimal information and, as a result are tested for impairment by comparing to the estimated fair value.

The Company monitors the recoverability of the carrying amount of its long-lived assets by estimating the undiscounted cash flows expected to result from their use and eventual disposition. This assessment is based on the carrying amount of the asset at the date it is tested for recoverability, whether it is in use or under development. If the carrying amount exceeds the sum of the undiscounted cash flows expected to result, an impairment loss is recognized and the adjusted carrying amount becomes the new cost basis.

Non-producing mineral properties are evaluated for impairment based on management’s plan for and commitment to the exploration activities for each property. The carrying value is written down when the long-term expectation is that the net carrying amount will not be recovered.

Venezuelan Properties

Based on management’s continued commitment to the Company’s Venezuelan properties, no impairment has been identified. The Company is currently evaluating its options to develop the properties and to obtain the necessary exploitation permit to begin production.

Mali Properties

The Company is currently evaluating its options to fund these exploration activities including the deferral of the Mali exploration activities and possible strategic partnerships. As a result the Company has discontinued the capitalization of any exploration costs and has recorded an impairment loss representing the excess of the carrying amount over the fair values of the assets (see Note 4).

	(g)	Reclamation and site restoration costs

The Company records the present value of asset retirement obligations, including reclamation costs, when the obligation is incurred. It is recorded as a liability with a corresponding increase in the carrying value of the related mining assets. The carrying value is amortized over the life of the related mining asset on a units-of- production basis commencing with initial commercialization of the asset. The liability is accreted to the actual liability on settlement through charges each period in the statement of operations. Currently, the Company does not have any asset retirement obligations.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

2.	Significant accounting policies (continued)

(h)	Foreign currency translation

The Company’s functional currency is the Canadian dollar. The Company’s foreign subsidiaries are considered to be integrated operations. Accordingly, the Company utilizes the temporal method to translate the financial statements of these subsidiaries into Canadian dollars. An exchange gain or loss that arises on translation or settlement of a foreign currency denominated monetary item or a non-monetary item carried at market is included in the determination of net income for the current period. At each balance sheet date, monetary items denominated in a foreign currency are adjusted to reflect the exchange rate in effect at the balance sheet date. Revenues and expenses are translated into Canadian dollars at the exchange rates prevailing on the transaction dates. Non-monetary assets and liabilities are translated using historical rates of exchange.

In 2003, the Venezuelan Government implemented foreign exchange controls which fixed the rate of exchange between the Venezuelan Bolivar and the United States dollar. These exchange controls do not apply to transactions with certain securities denominated in Bolivars which can be swapped for securities in another currency effectively resulting in a parallel market. As the Company is not registered to transact at the official rate, it determined that the parallel rate is the most appropriate rate to revalue Bolivars for the periods presented.

(i)	Income taxes

Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for net operating loss carryforwards. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse or be settled. The effect of a change in tax rates is recognized in the year that includes the substantive enactment date. A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized.

(j)	Stock-based compensation

The Company has in effect a stock option plan which is described in Note 5 – Share Capital. The Company accounts for stock options granted using the fair value based method of accounting for stock-based compensation. Accordingly, the fair value of the options at the date of grant is accrued and charged to operations, with a corresponding credit to contributed surplus, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

(k)	Loss per share

Loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting year. Diluted loss per share is computed similarly to basic loss per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options, warrants and convertible debentures, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting years.

Options and warrants as disclosed in Note 5 are anti-dilutive and, therefore, have not been taken into account in the diluted per share calculations.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

2.	Significant accounting policies (continued)

	(l)	Financial instruments and financial risks

The Company classifies all financial instruments as either held-for-trading, available for sale, held-to-maturity, loans and receivables or other financial liabilities. The Company has designated its cash and cash equivalents and short-term investments as held-for-trading, which are measured at fair value. Accounts payable and accrued liabilities are classified as other liabilities, which are measured at amortized cost. As at December 31, 2008, the Company did not have any financial assets classified as available for sale and did not undertake any hedging activities. As such, the Company does not have any accumulated other comprehensive income.

3.	Changes in accounting policies

Adopted

	(a)	Financial Instruments Presentation and Disclosure

Effective January 1, 2008, the Company adopted section 3862 “Financial Instruments – Disclosures” and section 3863 “Financial Instruments – Presentation”. Section 3862 requires entities to provide disclosure of quantitative and qualitative information in their financial statements that enable users to evaluate (a) the significance of financial instruments for the entity’s financial position and performance; and (b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and management’s objectives, policies and procedures for managing such risks (see Note 7). Section 3863 establishes standards for the presentation of financial instruments and non-financial derivatives and provides guidance for the classification of related interest, dividends, losses and gains, and circumstances in which financial assets and financial liabilities are offset.

	(b)	Capital Disclosures

Effective January 1, 2008, the Company adopted the CICA section 1535, “Capital Disclosures”, the adoption of which required disclosures with regard to the Company’s objectives, policies and process for managing capital. These disclosures are contained within Note 6.

(c)

CICA Section 1400, “General Standards of Financial Statement Presentation”, was amended June 2007 to include guidance on an entity’s ability to continue as a going concern. The revised standard explicitly requires management to assess and disclose the entity’s ability to continue as a going concern. For clarification, these financial statements have been prepared on the basis of accounting policies applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business - see Note 1. The Company is not aware of any material circumstances that would undermine this assumption.

	(d)	EIC 174 – Mining Exploration Costs

In March 2009, the Emerging Issues Committee (“EIC”) issued EIC 174 – Mining exploration costs, which provides guidance for the development stage and exploration stage entities that cannot estimate future cash flows from its properties in assessing whether impairment of such properties is required. This EIC is to be applied to all financial statements issued after the date of the EIC. The Company has applied this EIC in its review of the carrying value of its property, plant and equipment reflected in these financial statements.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

3.	Changes in accounting policies (continued)

Future accounting changes

	(a)	International Financial Reporting Standards (IFRS)

In 2006, Canada’s Accounting Standards Board (AcSB) ratified a strategic plan that will result in Canadian generally accepted accounting principles, as used by public companies, being converged with International Financial Reporting Standards (IFRS) over a transitional period currently expected to be by 2011. In April 2008, the AcSB issued an exposure draft which requires IFRS to replace Canadian GAAP for interim and annual financial periods beginning on or after January 1, 2011, including comparative figures. The impact of this transition on the Company’s consolidated financial statements is still being determined.

	(b)	Goodwill and Intangible Assets – Section 3064

In February 2008, the CICA issued section 3064, Goodwill and intangible assets, replacing section 3062, Goodwill and other intangible assets and section 3450, Research and development costs. Various changes have been made to other sections of the CICA for consistency purposes. The new section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning January 1, 2009. It establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous section 3062. The Company is currently evaluating the impact of the adoption of this new section on its consolidated financial statements. The Company does not expect that the adoption of this new section will have a material impact on its consolidated financial statements.

	(c)	Business Combinations/Consolidated Financial Statements/Non-Controlling Interests

In January 2009, the CICA adopted sections 1582, “Business Combinations”, 1601, “Consolidated Financial Statements”, and 1602, “Non-Controlling Interests” which superseded current sections 1581, Business Combinations” and 1600 “Consolidated Financial Statements”. These sections will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Earlier adoption is permitted. If any entity applies these sections before January 1, 2011, it will disclose that fact and apply each of the new sections concurrently. These new sections were created to converge Canadian GAAP with IFRS. The Company is currently evaluating the impact of the adoption of these changes on its consolidated financial statements.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

4.	Property, plant and equipment

	a)	Asset acquisition

On September 14, 2007 the Company exercised its option to acquire all the issued and outstanding shares of African Gold Resources, S.A. (“African Gold”), a Panamanian company, which held the options to acquire seven properties in Mali for $6,245,000 (including $163,000 in acquisition costs). In consideration for the acquisition of African Gold, the Company paid $2,962,000 (US$2,810,000) and issued 5,200,000 common shares.

The cash consideration consisted of $808,000 (US$720,000) paid on April 23, 2007 for the option to acquire all of the issued and outstanding shares of African Gold, and $2,154,000 (US$2,090,000) cash paid on the exercise of the option. The Company also assumed African Gold’s obligations under the option arrangements it had entered into with the holders of the properties, including cash payments totalling $251,000 (US$224,000) and a one time payment of US$9.00 per ounce of measured gold resources and US$4.00 per ounce of indicated gold resources. The agreement also provides that if any of the individual properties contain an aggregate of 500,000 ounces or more of measured and indicated gold resources, then the vendor will receive a one-time payment of US$6.00 per ounce of measured gold resources and US$4.00 per ounce of indicated gold resources.

The common shares issued have been valued at a price of $0.60 per common share, being the closing price on the day of the exercise of the Company’s option to acquire African Gold.

The total costs capitalized to Mineral properties on the asset acquisition were as follows:

Cash paid for the option to purchase African Gold	$808
Cash paid on the exercise of the option	2,154
Common shares issued	3,120
Acquisition costs	163
Future income tax liability	3,363
$9,608

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

4.	Property, plant and equipment (continued)

	(b)	The following table summarizes the Company’s property, plant and equipment:

			December 31, 2008
		Accumulated		Net book
	Cost	depreciation	Write-down	value

Mineral properties
Lo Increible A and B	$28,980	$-	$-	$28,980
Mali properties	10,231	-	(10,231)	-
Plant and equipment
Lo Increible A and B	773	328	-	445
Mali properties	1,009	86	(469)	454
	$40,993	$414	$(10,700)	$29,879

			December 31, 2007
		Accumulated	Net book
	Cost	depreciation	value

Mineral properties
Lo Increible A and B	$24,674	$-	$24,674
Mali properties	9,438	-	9,438
Plant and equipment
Lo Increible A and B	484	130	354
Mali properties	433	19	414
	$35,029	$149	$34,880

During the year ended December 31, 2008, $104 (2007 - $38) of depreciation of plant and equipment used in exploration activities has been capitalized to mineral properties.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

4.	Property, plant and equipment (continued)

	(c)	Write down of Mali’s property, plant and equipment

The Mali property, plant and equipment consist of the accumulated costs incurred for the portfolio of licenses that is made up of a total of 11 areas in Mali. Ten of the licences are located in the gold-bearing Bougouni region in southern Mali, on the West African craton. The licences are Sindo, Kekoro South, Kangare, Balandougou, Samava, Naiouleni West, Bambadala North, Doubasso, Nimissila and Manakorolo. The other licence area, Bantanko, is located in the west of Mali, in the Keneiba window portion of the West African craton.

The Company’s focus in 2009 will be on the Lo Increible A and B properties in Venezuela for which it is seeking the exploitation permits to begin production. Due to limited resources, the Company has ceased its exploration activities indefinitely on the Mali properties and is currently evaluating its options including new financing or seeking a strategic partnership in order to continue the exploration activities in Mali. Continued exploration is dependent upon the Company successfully completing new financing for this non-producing property which in the current environment has become very difficult.

The following are the events or changes in circumstances that have occurred and are present as at December 31, 2008 and which have led management to the determination that an impairment in the Mali properties has occurred:

  The Company determined that there would not be adequate resources to continue the Mali exploration activities and the development of the Lo Increible A and B Venezuelan assets. The Company had decided to use available funds to fund the objective of bringing the Lo Increible A and B Venezuelan assets to the production stage. Therefore, the Company has decided to delay exploration activities in Mali indefinitely. The Company has also decided that the sale of all or part of the Mali properties to a strategic partner will be evaluated and pursued.
  Current financial conditions globally have been subject to increased volatility and numerous financial institutions have either filed for bankruptcy or have been rescued by governments. The increased levels of volatility and market turmoil have affected the availability of funds. The Company’s principal source of liquidity has been equity financing and currently there is a lack of funds available from investors for green field or early stage exploration.
  The Company currently does not have the available cash to meet its total expenditure commitment of approximately $12.8 million by 2010 in order to maintain its licenses for the Mali properties.
  The Company had issued common shares on the initial acquisition of African Gold at which time the stock price was significantly higher at $0.60 compared to $0.03 as at December 31, 2008. As described under EIC-174, the issuance of shares on the acquisition and subsequent share price decline would be an indicator that capitalized costs may need to be tested for impairment.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

4.

Property, plant and equipment (continued)

The value of the Mali mineral property assets have been completely written off primarily due to the uncertainty of the recoverability of these costs. The fair value of the equipment was determined to be the expected future cash flows from the sale of the equipment. These licenses were acquired in the September 2007 acquisition of African Gold and the costs consist of the original purchase price, equipment and exploration costs incurred as follows:

Amount
$

Cash paid to acquire African Gold	2,962
Acquisition costs	163
Value of common shares issued on the acquisition	3,120
Future income tax liability on assets acquired	3,363
Total capitalized costs on acquisition	9,608
Costs incurred subsequent to the acquisition
Capitalized exploration costs	623
Equipment purchases	914
Total cost of Mali properties	11,145
Less: Estimated fair value of equipment	(445)
Writedown of Mali properties	10,700

5.	Share capital

	(a)	Common shares

Authorized: an unlimited number of common shares with no par value Issued and outstanding

	Number of		Contributed
	shares	Amount	surplus
		$	$

Balance, December 31, 2006	49,399,281	53,663	3,770
Issued on acquisition of African Gold (Note 4)	5,200,000	3,120
Private placement	3,308,809	1,108	1,141
Exercise of stock options	70,000	46	(10)
Stock-based compensation	-	-	140
Balance, December 31, 2007	57,978,090	57,937	5,041
Private placement	30,810,000	8,617	3,336
Stock-based compensation	-	-	445
Balance December 31, 2008	88,788,090	66,554	8,822

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

5.	Share capital (continued)

(b)

On November 22, 2007 the Company completed a private placement of 3,308,809 units at a price of $0.68 per unit, for gross proceeds of $2,249,990. Each unit consisted of one common share of the Company and one common share purchase warrant exercisable at a price of $1.00 for a period of two years. The warrants were fair valued using an option pricing model with the following assumptions: no dividends are paid, a volatility of the Company’s share price of 132%, an expected life of the warrants of two years and an annual risk free rate of 4.22%.

(c)

On March 20, 2008 the Company completed a brokered private placement of 30,810,000 units at a price of $0.40 per unit, for gross proceeds of $12,324,000. Net cash proceeds were $11,953,000 after costs of $371,000 related to the issuance. Each unit consisted of one common share of the Company and one-half of a common share purchase warrant, with each whole share purchase warrant being exercisable at a price of $0.60 for a period of two years. The warrants were fair valued at $3,336,000 (net of issuance cost of $103,000) using an option pricing model with the following assumptions: no dividends are paid, a volatility of the Company’s share price of 125%, an expected life of the warrants of two years and an annual risk free rate of 3.10%.

	(d)	Warrants

	December 31,			December 31,
		2008		2007
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	warrants	price	warrants	price
		$		$
Balance, outstanding beginning of year	4,937,041	1.76	4,628,232	2.14
Issued on private placement	15,405,000	0.60	3,308,809	1.00
Warrants expired during the year	(1,628,232)	3.51	(3,000,000)	1.40
Balance, end of year	18,713,809	0.67	4,937,041	1.76

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

5.	Share capital (continued)

	(d)	Warrants (continued)

The following table summarizes information concerning outstanding and exercisable warrants at December 31, 2008:

Outstanding
and	Exercise
exercisable	price	Expiry date
	$

3,308,809	1.00	November 22, 2009
15,405,000	0.60	March 20, 2010
18,713,809

(e)	Incentive stock option plan

The Company has established a “rolling” stock option plan (the “Plan”) in compliance with the TSX Venture Exchange policy for granting stock options. Under the Plan, the maximum number of shares reserved for issuance may not exceed 10% of the total number of issued and outstanding common shares. The exercise price of each option should not be for less than the discounted market price as defined in the policies of the TSX Venture Exchange, and an option’s maximum term is five years. Options may be granted by the board of directors at any time to directors, senior officers or employees of the Company and consultants to the Company or any of its designated affiliates, who, by the nature of their position or duties are, in the opinion of the board, upon recommendation of the Compensation Committee, in a position to contribute to the success of the Company.

A summary of the changes in the Company’s incentive stock option plan are as follows:

	December 31,		December 31,
		2008		2007
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price

Outstanding, beginning of year	4,784,857	$0.92	4,638,571	$0.92
Options granted	1,832,000	0.40	257,000	0.73
Options expired	(353,578)	4.89	(40,714)	0.71
Options forfeited	(135,000)	0.61	-	-
Options exercised	-	-	(70,000)	0.51
Outstanding, end of year	6,128,279	$0.54	4,784,857	$0.92

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

5.	Share capital (continued)

	(e)	Incentive stock option plan (continued)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2008:

	Options outstanding and exercisable
	Weighted	Weighted
	average	average
Number	remaining	exercise
outstanding	life in years	price

21,424	0.1	$ 4.90
272,855	0.6	1.26
100,000	3.4	4.15
90,000	2.6	0.82
7,000	3.7	0.70
50,000	3.0	0.53
3,700,000	2.6	0.51
10,000	2.8	0.48
1,832,000	4.3	0.40
45,000	2.8	0.45
6,128,279	3.0	$ 0.54

On April 2, 2008 the Company granted 1,832,000 stock option to its employees. The options have an exercise price of $0.40, vest immediately and expire April 2, 2013. The fair value of options issued by the Company was determined using the Black-Scholes option pricing model using the following weighted average assumptions:

	December 31,	December 31,
	2008	2007

Weighted average risk-free rate	2.63%	4.14%
Dividend yield	Nil	Nil
Volatility factor of the expected market price of the Company's shares	132%	147%
Average expected option life - years	2.5	2.5
Weighted average grant date fair value per share of options issued during the year	$0.24	$0.54

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

6.	Capital disclosures

The Company’s objectives when managing capital are: (i) to have sufficient capital to continue as a going concern and be able to develop its mining properties into production; and (ii) to maintain investor, creditor and market confidence to sustain the future development of the business.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of our underlying assets. The Company considers its capital structure to include shareholders’ equity and working capital. To maintain or adjust the capital structure, the Company may, from time to time, issue shares, raise debt and/or adjust its capital spending to manage its ability to continue as a going concern.

To facilitate the management of its capital, the Company prepares annual budgets, which are updated depending on varying factors such as general market conditions and successful capital deployment.

The Company is not subject to any externally imposed capital requirements.

7.	Financial risk management

The nature of the gold exploration process exposes the Company to risks associated with fluctuations in commodity prices and foreign currency exchange rates. To date, the Company has not used derivative financial instruments to manage these risks.

Foreign currency exchange risk

The Company is exposed to foreign currency fluctuations as certain expenditures are incurred in Venezuelan Bolivars and CFA. In addition, following the Panwest acquisition in 2006, the Company recorded future income tax liabilities amounting to $2.6 million as at December 31, 2008. As the assets to which the future income tax liabilities relate are in Venezuela, the future income tax liabilities are denominated in Venezuelan Bolivars. The future income tax liabilities are monetary items, which are revalued each period end at the current exchange rates, with the gain or loss recorded in net earnings in the year. Based on the net exposure at December 31, 2008, a 10% depreciation or appreciation of the Venezuelan Bolivar against the Canadian dollar would result in a $0.3 million increase or decrease in the Company’s after-tax net loss.

Credit risk

Credit risk on financial instruments primarily arises from the Company’s cash and cash equivalent which are held with high credit quality financial institutions.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

Fair value risk

Due to the short term nature of cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued liabilities, their carrying values approximate their fair values.

	Years ended December 31,
	2008	2007
	$	$

Financial Assets
Held for Trading
Cash and cash equivalents	2,190	2,026

Loans and Receivables, measured at amortized cost
Prepaids and other assets	542	1,332

Financial Liabilities
Other Liabilities, measured at amortized cost
Accounts payable and accrued liabilities	1,092	1,881

Interest rate risk

The Company currently does not have any short-term or long-term debt that is interest bearing and as such the Company’s current exposure to interest rate risk is nil.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s processes for managing liquidity risk include ensuring, to the extent possible, that it will have sufficient liquidity to meet its liabilities when they become due. The Company prepares annual capital expenditure budgets which are monitored and updated as required. In addition, the Company requires authorizations for expenditures on projects to assist with the management of capital. The Company’s financial liabilities are comprised only of its accounts payable and accrued liabilities which are due within 1-3 months.

Title risk

Title to mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from prior agreements or transfers and may be affected by undetected title defects. While the Company has diligently investigated title to all mineral claims including reliance on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates, the Company cannot give any assurance that title to such properties will not be challenged and cannot be certain that it will have valid title to its mineral properties.

Previously, the Venezuelan Government issued certain pronouncements regarding the nationalization of certain companies of the private sector and has requested the National Assembly to grant it certain powers to issue legislation through decree through the “Fast-Track” law. This issue has an effect on the perceived stability of the country’s economy and consequently on the Company’s operations.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

The Venezuelan Government has previously announced that it will revoke certain mining concessions and in certain cases it has not renewed concessions; consequently, there is a perceived risk to certainty of title in Venezuela.

Currently, the Company is negotiating before the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities at Lo Increible 4A and Lo Increible 4B. The Company’s management intends to obtain such permits and commence mineral exploitation as soon as possible. However, there can be no assurance that the Company can obtain these permits or that the Venezuelan Government will not revoke or fail to renew the Company’s mining concessions in the future.

8.

Income taxes

The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax provision due to the following:

	Years ended December 31,
	2008	2007
	$	$

Statutory tax rate	33.50%	36.12%

Recovery of income taxes from continuing operations computed at standard rates	6,137	675
Differences in tax rates in foreign jurisdiction	258	(9)
Effect of non-deductible income and expenses	(246)	1,323
Differences in future tax rates	(126)	(552)
Tax losses not recognized in the period that the benefit arose	(1,733)	(1,044)
Future income tax recovery	4,290	393

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

8.

Income taxes (continued)

The approximate tax effect of each type of temporary difference that gives rise to the Company’s future tax assets and liabilities are as follows:

	Years ended December 31,
	2008	2007
	$	$
Future income tax assets
Operating loss carryforwards	4,414	3,016
Capital loss carryforwards	468	1,297
Other temporary differences	275	315
	5,157	4,628
Less: Valuation allowance	(5,157)	(4,628)
	-	-

Future income tax liability
Accumulated cost base differences of assets	$1,912	$5,118

The Company has reduced the value of the potential future income tax asset to $Nil through the application of a valuation allowance as the Company does not have any current source of income to which the tax losses can be applied.

Included in the future income tax liability are future income taxes relating to the 2006 Panwest acquisition (maintained in Venezuelan Bolivars). An unrealized foreign exchange loss of $0.6 million (2007 - gain of $3.7 million) resulted upon the translation at December 31, 2008 of these balances to the Canadian dollar which has been included in foreign exchange gain (loss). Upon the writedown of the Mali assets, the future tax liability was reversed in 2008.

At December 31, 2008, the Company has approximately $3,224,000 in capital losses available to reduce future capital gains. At December 31, 2008, the Company has approximately $11,074,000 in Canadian loss carryforwards available for tax purposes that expire between 2009 and 2028 as follows:

$

2009	216
2010	230
2011	1,963
2012	1,455
2026	471
2027	3,948
2028	2,791
11,074

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

9.	Related party transactions

During the years ended December 31, 2008 and 2007, the Company paid the following amounts to related parties:

	(a)	Consulting fees of $25,565 (2007 - $62,640) to a company in which a director of the Company is an officer.

	(b)	The Company paid $17,810 (2007 - $133,956) to a company controlled by three directors of the Company in respect of its office lease in Caracas, Venezuela.

	(c)	The Company paid $658,964 to Coalcorp Mining Inc., a company where three of the directors of the Company were also directors. The payments related to the Company’s share of general and office expenses, including administrative support and office premises in Canada. Included in accounts payable and accrued liabilities at December 31, 2008 is $32,743 related to these cost.

	(d)	The Company paid $151,905 to a company in which an officer of the Company is also an officer. The payments are for the Company’s share of general and office costs for the Company’s executive office in Italy.

These transactions are in the normal course of operations and are measured at the exchange amounts, which is the amount of consideration established and agreed to by the related parties.

10.	Supplemental cash flow information

	Years ended December 31,
	2008	2007

a) Interest paid	$-	$-
Income taxes paid	-	-

b) Non-cash transactions
Acquisition of African Gold (note 4)	-	(6,483)
Issue of common shares	-	3,120
Increase in future tax liability	-	3,363
c) Acquisition of property, plant and equipment excludes $41 (2007- $800) of non-cash transactions which are included in accounts payable and accruals

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

11.	Segmented information

(a) The Company currently operates in one reportable operating segment, being the acquisition and exploration of mineral properties.

(b) The Company’s mineral properties are in Venezuela and Mali. The Company’s assets and results of operations by geographic areas are as follows:

As at December 31, 2008
	Venezuela	Mali	Canada	Total
Property, plant and equipment	$29,373	$454	$52	$29,879
Total assets	$29,850	$495	$2,266	$32,611

		As at December 31, 2007
	Venezuela	Mali	Canada	Total
Property, plant and equipment	$25,028	$9,849	$3	$34,880
Total assets	$25,955	$10,485	$1,798	$38,238

	For the year ended December 31, 2008
	Venezuela	Mali	Canada	Total

General and administrative expenses	$886	$1,649	$2,875	$5,410
Stock-based compensation	-	-	445	445
Other income (expenses)	(1,297)	(830)	362	(1,765)
Write-down of Mali properties		(10,700)		(10,700)
Future income tax (recovery)	(321)	(3,969)	-	(4,290)
Net earnings (loss)	$(1,862)	$(9,210)	$(2,958)	$(14,030)

Capital expenditures net of non-cash transactions	$4,390	$1,374	$55	$5,819

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

11.	Segmented information (continued)

	For the year ended December 31, 2007
	Venezuela	Mali	Canada	Total

General and administrative expenses	$547	$1,370	$2,894	$4,811
Stock based compensation	-	-	140	140
Other income (expenses)	4,302	(16)	(1,205)	3,081
Future income tax (recovery)	(393)	-	-	(393)
Net earnings (loss)	$4,148	$(1,386)	$(4,239)	$(1,477)

Capital expenditures net of non-cash transactions	$4,581	$3,389	$-	$7,970

12.	Commitments and contingencies

The Company has the following commitments:

	2009	2010	Total

Research/work costs	$4,415	$1,357	$5,772
Concession taxes	3,310	3,310	6,620
Option agreement payments	264	61	325
Other commitments	130	-	130
	$8,119	$4,728	$12,847

The above commitments are per the Mali concession contracts and are required to keep the Mali properties’ licenses. As a result of the Company’s cash flow requirements related to these licenses, the carrying value of the Mali properties was written down – see Note 4.

There are no commitments that remain under the Lo Increible A and B concession contracts. These contracts expire August 28, 2012 with a 10 year extensions, subject to Venezuelan Government approval. There can be no assurance that the Company can obtain an extension in the future.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.

Differences between Canadian and United States generally accepted accounting principles

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The following adjustments would be required in order to present the financial statements in accordance with U.S. GAAP.

Balance Sheets

The impact of the differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets is as follows:

		2008
	Canadian		U.S.
	GAAP	Adjustments	GAAP

Current assets	$2,732	$-	$2,732
Property plant and equipment (a)	29,879	(12,634)	17,245
	$32,611	$(12,634)	$19,977

Current liabilities	$1,092	$-	$1,092
Future income taxes	1,912	(1,912)	-
Shareholders' equity	29,607	(10,722)	18,885
	$32,611	$(12,634)	$19,977

		2007
	Canadian		U.S.
	GAAP	Adjustments	GAAP

Current assets	$3,358	$-	$3,358
Property, plant and equipment (a)	34,880	(8,328)	26,552
	$38,238	$(8,328)	$29,910

Current liabilities	$1,881	$-	$1,881
Future income taxes	5,118	(1,758)	3,360
Shareholders' equity	31,239	(6,570)	24,669
	$38,238	$(8,328)	$29,910

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital, and included in shareholders’ equity.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.

Differences between Canadian and United States generally accepted accounting principles (continued)

Statements of Operations

The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the year would be as follows:

	2008	2007

Net loss for the year per Canadian GAAP	$(14,030)	$(1,477)
Expense exploration costs of mineral properties (a)	(5,099)	(5,494)
Adjustment to the write-off of Mali properties (a)	793	-
Future income tax liability effect (a)	(321)	1,420
Adjustment to unrealized foreign exchange (a)	475	(626)
Net loss for the year per U.S. GAAP	$(18,182)	$(6,177)

Net loss per share - basic and diluted - U.S. GAAP	$(0.22)	$(0.12)

Weighted average number of shares outstanding
- basic and diluted	82,053,665	51,329,196

Statements of Cash Flows

The impact of the above differences between Canadian GAAP and U.S. GAAP on the consolidated statements of cash flows would be as follows:

	2008	2007
Cash flows used in operations - Canadian GAAP	$(5,968)	$(5,832)
Expense exploration costs of mineral properties	(5,099)	(5,494)
Adjustment to the write-off of the Mali properties	793	-
Cash flows used in operations - U.S. GAAP	$(10,274)	$(11,326)
Cash flows (used in) provided by investing activities-Canadian GAAP	$(5,819)	$4,550
Expense exploration costs of mineral properties	4,306	5,494
Cash flows (used in) provided by investing activities-U.S. GAAP	$(1,513)	$10,044
Cash flows provided by financing activities - Canadian and U.S. GAAP	$11,953	$2,286
Effect of exchange rates changes on cash and cash equivalents	$(2)	$112
Increase in cash and cash equivalents	164	1,116
Cash and cash equivalents, beginning of the year	2,026	910
Cash and cash equivalents, end of the year	$2,190	$2,026

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.	Differences between Canadian and United States generally accepted accounting principles (continued)

	(a)	Mineral properties and exploration costs

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.

Under U.S. GAAP and practices established by the United States Securities and Exchange Commission (“SEC”) all mine project related costs incurred after acquisition but before a commercially mineable deposit is established are expensed as incurred. A commercially mineable deposit is defined as one with proven and probable reserves which could be legally extracted or produced based on a final feasibility study. Once a commercially minable deposit is established all additional costs incurred to bring the mine into production are capitalized as development costs.

The Company concluded that since it had not yet received the Permit to develop the Lo Increible property, the strict legal criterion of having the necessary permits to exploit the reserves under SEC Industry Guide 7 would not be met. Accordingly, under U.S. GAAP, as at December 31, 2008, the Company expensed all the cumulative Lo Increible mineral property expenditures of $12,634 (2007 – $8,328) and recorded the related tax expense of $321 (2007 – recovery of $1,420) and foreign exchange gain of $475 (2007 – loss of $626) and has recorded only the carrying value of its acquisition costs and cost of equipment for U.S. GAAP. The Company has also expensed $793 (2007 – $nil) of mineral property exploration expenditures incurred during 2007 related to the Mali properties and accordingly reduced the write-off of the Mali properties by $793 (2007 – $nil) in the year ended December 31, 2008.

	(b)	Recent United States accounting pronouncements

Recently adopted

(i)

Effective January 1, 2008, the Company adopted FASB Statement No. 157, “Fair Value Measurements” (“SFAS 157”). The Company also applied FSP FAS 157-2 (“SFAS 157- 2”), which allows for the delay of the implementation of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities until its fiscal year beginning January 1, 2009. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and provides expanded disclosure about the extent to which companies measure their assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value; however, it does not expand the use of fair value in any new circumstances. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations. The adoption of SFAS 157-2 for non-financial assets and non-financial liabilities did not have a material impact on its consolidated financial position or results of operations under U.S. GAAP.

(ii)

In May 2008, FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). Under SFAS 162, the US GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation for the financial statements in conformity with US GAAP. The adoption of SFAS No. 162 did not have a material impact on the Company’s consolidated results of operations and financial position as the Company currently adheres to the hierarchy of GAAP as presented in SFAS No. 162 in preparing its reconciliation to U.S. GAAP.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.	Differences between Canadian and United States generally accepted accounting principles (continued)

(iii)

In February 2007, the FASB issued FAS 159 (“SFAS 159”), “Fair Value Option for Financial Assets and Financial Liabilities,” which allows an irrevocable option, the Fair Value Option, to report selected financial assets and liabilities at fair value. Changes in fair value for these instruments are recorded in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not affect the Company’s consolidated financial position or results of operations under U.S. GAAP as it has not adopted the Fair Value Option for any of its eligible financial instruments.

Upcoming accounting pronouncements

(iv)

In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for the Company’s fiscal year beginning January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material impact on the Company’s consolidated results of operations and financial position.

(v)

In December 2007, FASB Statements No. 141(R) (“SFAS 141(R)”), Business Combinations and No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements”. SFAS 141(R) and SFAS 160 provide standards with respect to improving, simplifying and converging the prevailing FASB accounting and reporting standards for business combinations and non-controlling interests in consolidated financial statements with International Accounting Standards Board (“IASB”) standards for business combinations with an acquisition date in the fiscal year beginning after December 15, 2008.

SFAS 141(R) requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 160 requires all entities to report non-controlling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. The Company is currently evaluating the impact of the adoption of SFAS 141(R) and SFAS 160 on its consolidated financial position and results of operations under U.S. GAAP with respect to any business combination with acquisition dates subsequent to January 1, 2009.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations”. FSP 142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The adoption of FSP 142-3 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
 (Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.

Differences between Canadian and United States generally accepted accounting principles (continued)

(vi)

In June 2008, the FASB ratified EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-05 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-05 is effective for the Company’s fiscal year beginning January 1, 2009. The adoption of EITF 07-05 is not expected to have a material impact on the consolidated financial position and results of operations.

(vii)

In June 2009, the FASB issued Statement 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”) which amends the derecognition guidance in SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for the Company’s fiscal year beginning January 1, 2010 early adoption of SFAS 166 is prohibited. The Company is currently evaluating the impact SFAS 166 may have on its consolidated financial position and results of operations.

(viii)

In June 2009, the FASB issued Statement 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends the consolidation guidance applicable to variable interest entities (VIEs). SFAS 167 is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 is effective for the Company’s fiscal year beginning January 1, 2010 and early adoption is prohibited. The Company is currently evaluating the impact SFAS 167 may have on its consolidated financial position and results of operations.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.	Differences between Canadian and United States generally accepted accounting principles (continued)

	(c)	Additional information required under Item 18 of SEC Regulation S-X

1. Exploration stage company

Under U.S. GAAP, the Company meets the definition of a development stage enterprise under Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises. As such, the following disclosure of the consolidated summarized statements of loss and deficit and cash flows since inception for the Company are required under U.S. GAAP:

Consolidated summarized statement of loss and deficit - U.S. GAAP For the period from inception to December 31, 2008

Exploration costs	$13,427
General and administrative expenses	18,053
Stock-based compensation	2,081
Write-down of Mali properties	9,907
Recovery (provision) on note and share receivable	4,685
Loss on disposal of mineral properties	5,039
Other expense (income)	(3,137)
Future income tax (recovery)	(8,657)
Net loss from discontinued operations	8,229
Net loss from October 31, 2004 to December 31, 2008, being the deficit accumulated during the exploration stage	$49,627
Net loss from inception to October 31, 2004 (commencement of exploration stage)	6,864
Net loss from inception to December 31, 2008	$56,491

Consolidated summarized statement of cash flows - U.S. GAAP For the period from inception to December 31, 2008

Cash flows used in operating activities	$(31,863)
Cash flows provided from investing activities	(1,922)
Cash flows provided by financing activities	38,731
Effect of exchange rates on cash	110
Net decrease in cash from discontinued operations	(6,087)
Cumulative increase in cash from inception	(1,031)
Net cash prior to exploration	3,221
Cumulative increase in cash from inception being Cash and cash equivalents, December 31, 2008	$2,190

2. Current liabilities

Balance sheet

For Canadian GAAP purposes, the Company combines accounts payable and accrued liabilities on the consolidated balance sheet. The form and content of financial statements as presented in SEC Regulation S-X, Rule 5-01 requires segregation of payables and other current liabilities based on their nature and materiality. The presentation of current payables and other current liabilities as required by U.S. GAAP at December 31, 2008 and December 31, 2007 is as follows:

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.	Differences between Canadian and United States generally accepted accounting principles (continued)

	December 31, 2008	December 31, 2007

Other payables	$526	$1,071
Accrued liabilities	566	810
Total accounts payables and accrued liabilities	$1,092	$1,881

Statement of cash flows

Cash flows from payables and accrued liabilities and other current liabilities are included in aggregate in the consolidated statement of cash flows as a component of changes in operating working capital. The detailed cash flows are as follows:

	December 31,	December 31,
	2008	2007

(Decrease)/increase in other payables	$(554)	$417
Decrease in accrued liabilities	(276)	(96)
	$(830)	$321

3. Fair value measurements

The Company’s consolidated balance sheets include the following financial instruments: cash and cash equivalents, and accounts payable and accrued liabilities. The carrying amounts of current assets and liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company adopted FAS 157 for its financial assets and financial liabilities as of January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value instruments. The fair value hierarchy is as follows:

Level 1 – Quoted (unadjusted) prices for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included with Level 1 that are observable for the asset or liability, either directly or indirectly, including:

  Quoted prices for similar assets/liabilities in active markets;

  Quoted prices for identical or similar assets in non-active markets (few transaction, limited information, non-current prices, high variability over time);

  Inputs other than quoted prices that are observable for the asset/liability (e.g. interest rates, yield curves, volatilities, default rates, etc.); and

  Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s assets are measured as follows:

Cash and cash equivalents – The carrying value of cash approximates fair value as maturities are less than three months.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

13.	Differences between Canadian and United States generally accepted accounting principles (continued)

		Quoted prices in	Significant
		active markets	other
		for identical	observable	Significant
	December	level assets	inputs	unobservable
Assets:	31, 2008	(Level 1)	(Level 2)	inputs (Level 3)

Cash and cash equivalents	$2,190	$2,190	-	-

4. Valuation accounts

December 31, 2008 and 2007

	Balance at	Charged to	Charged
Deferred tax asset	beginning	costs and	to other		Balance at
valuation allowance	of period	expenses	accounts	Deductions	end of period

December 31, 2008	$5,076	-	$2,314	-	$7,390
December 31, 2007	3,595	-	1,481	-	5,076

14.

Subsequent events

On June 25, 2009 the Company completed two brokered private placements (together, the "Offering") of an aggregate of 68,700,000 common shares of the Company for aggregate gross proceeds of $9,000,000. The Offering consisted of one private placement of 57,500,000 common shares at a price of $0.12 per share for gross proceeds of $6,900,000 and one private placement of 11,200,000 common shares at a price of $0.1875 per share for gross proceeds of $2,100,000.

GMP Securities L.P. acted as agent on both private placements. For its services in connection with the Offering, the agent received a cash commission equal to 6% of the gross proceeds of the Offering and compensation options exercisable to acquire up to 3,450,000 common shares at an exercisable price of $0.12 per share and up to 672,000 common shares at an exercise price of $0.1875 per share. The compensation options expire on June 25, 2012.

All shares issued as part of the Offering, including shares issued upon the exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

Medoro Resources Ltd.
Notes to the consolidated financial statements
December 31, 2008
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts.
All other amounts expressed in Canadian dollars unless otherwise indicated.)

Consolidated schedule of general and administrative expenses	Years ended December 31,
	2008	2007
	$	$

General and administrative
Office and administration	1,394	1,820
Consulting fees	1,031	1,689
Directors' fees	172	90
Investor relations, transfer agent and filing fees	177	145
Legal and accounting fees	407	384
Salaries and benefits	1,689	437
Travel and promotion	316	171
Depreciation	161	50
Bank charges and interest	63	25
	5,410	4,811

Exhibit H

Interim consolidated financial statements of

Medoro Resources Ltd.

June 30, 2009
(unaudited)

Medoro Resources Ltd.
June 30, 2009

Interim consolidated statements of operations, comprehensive loss and deficit	1

Interim consolidated balance sheets	2

Interim consolidated statements of cash flows	3

Notes to the interim consolidated financial statements	4-24

Interim consolidated schedules of general and administrative expenses	25

Medoro Resources Ltd.
Interim Consolidated Statements of Operations,
Comprehensive Loss and Deficit
Three months and six months ended June 30, 2009 and 2008
(Expressed in thousands of Canadian dollars, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Operating expenses
General and administrative (Schedule)	$716	$1,873	$1,616	$3,010
Stock-based compensation (Note 4)	-	445	-	445
	716	2,318	1,616	3,455

Other income and expenses
Foreign exchange gain (loss)	168	(744)	328	(1,828)
Interest income	-	25	-	33
Other income	-	46	10	48
	168	(673)	338	(1,747)

Net loss before income taxes	(548)	(2,991)	(1,278)	(5,202)
Future income tax recovery	(22)	-	(109)	-

Net loss and comprehensive loss for the period	(526)	(2,991)	(1,169)	(5,202)

Deficit, beginning of period	(46,412)	(33,950)	(45,769)	(31,739)
Deficit, end of period	$(46,938)	$(36,941)	$(46,938)	$(36,941)

Basic and diluted loss per share	$(0.01)	$(0.03)	$(0.01)	$(0.07)
		88,788,090	91,065,439	75,245,233
Basic and diluted weighted average number of common shares outstanding	93,317,761

The accompanying notes and schedule are an integral part of the unaudited interim consolidated financial statements.

Medoro Resources Ltd.
Interim Consolidated Balance Sheets
(Expressed in thousands of Canadian dollars)
(unaudited)

	As at June 30	As at December 31
	2009	2008

Assets
Current assets
Cash and cash equivalents	$8,236	$2,190
Prepaid and other assets	1,155	542
	9,391	2,732

Property, plant and equipment, net (Note 3)	30,491	29,879
	$39,882	$32,611

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,010	$1,092

Future income taxes	1,300	1,912
	3,310	3,004

Shareholders' equity
Share capital (Note 4a)	73,984	66,554
Contributed surplus (Note 4a)	9,526	8,822
	83,510	75,376
Deficit	(46,938)	(45,769)
	36,572	29,607
	$39,882	$32,611

Nature of operations (Note 1)

The accompanying notes and schedule are an integral part of the unaudited interim consolidated financial statements

Medoro Resources Ltd.
Interim Consolidated Statements of Cash Flows
Three months and six months ended June 30, 2009 and 2008
(Expressed in thousands of Canadian dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Operating activities
Net loss	$(526)	$(2,991)	$(1,169)	$(5,202)
Items not affecting cash
Depreciation	22	122	62	167
Stock-based compensation	-	445	-	445
Income tax recovery	(22)	-	(109)	-
Unrealized foreign exchange (gain) loss	(293)	505	(506)	1,449
Changes in non-cash working capital items
Prepaid and other assets	(683)	823	(613)	715
Accounts payable and accrued liabilities	674	297	906	(487)
	(828)	(799)	(1,429)	(2,913)

Investing activities
Acquisition of property, plant and equipment	(401)	(2,722)	(662)	(3,561)
	(401)	(2,722)	(662)	(3,561)

Financing activities
Private placement (Note 4a)	8,134	(13)	8,134	10,788
	8,134	(13)	8,134	10,788

Effect of exchange rate changes on cash and cash equivalents	1	(27)	3	4

Increase (decrease) in cash and cash equiva	6,906	(3,561)	6,046	4,318
Cash and cash equivalents, beginning of period	1,330	9,905	2,190	2,026
Cash and cash equivalents, end of period	$8,236	$6,344	$8,236	$6,344

Cash and cash equivalents are composed of:
Cash			$7,989	$2,304
Short-term money market instruments			247	4,040
			$8,236	$6,344

See Note 8 for supplemental cash flow information

The accompanying notes and schedule are an integral part of the unaudited interim consolidated financial statements

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

These unaudited interim consolidated financial statements for Medoro Resources Ltd. (the “Company”) have been prepared by management in Canadian dollars and are presented in accordance with Canadian generally accepted accounting principles. The unaudited interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the audited consolidated financial statements for the fiscal year ended December 31, 2008, except as noted below in note 2. The unaudited interim consolidated financial statements do not include all the disclosures included in the annual audited consolidated financial statements and accordingly should be read in conjunction with the audited annual consolidated financial statements and the notes thereto included in the Company’s annual report for the year ended December 31, 2008.

1.

Nature of operations

The Company is currently engaged in the exploration and development of mineral properties in Venezuela and Mali and has executed a binding Arrangement Agreement for Colombia Goldfields Limited which has properties in Colombia (see note 10); as such, the Company is considered to be in the development stage.

These financial statements have been prepared under the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. To date, the Company has not generated revenue from its principal business activities and has relied on equity financings to meet its obligations. The ability of the Company to continue as a going concern is dependent on the Company’s ability to receive continued financial support, the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary exploitation permits on the mining properties, its ability to obtain the necessary financing to complete exploration and ultimately development, and generate profitable operations in the future. The Company is currently seeking the exploitation permit to develop the Lo Increible A and B properties in Venezuela. However, if the exploitation permit is obtained, the Company will need additional financing to progress these properties. Due to the Company’s financial constraints, its plans are to focus on its Venezuelan assets and on the completion of the acquisitions for the Colombian assets. As a result, an impairment charge was recorded with respect to the Company’s Mali assets during 2008 (see Note 3). If the going concern assumption was not appropriate, the Company may not be able to realize its assets and satisfy its liabilities in the normal course of business. Accordingly, these financial statements do not reflect the adjustments to carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used that would be necessary should the Company be unable to continue as a going concern in the normal course. Such adjustments could be material.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

2.	Changes in accounting policies

Adopted

	(a)	Goodwill and Intangible Assets

In February 2008, the CICA issued section 3064, “Goodwill and Intangible Assets”, replacing section 3062, Goodwill and other intangible assets and section 3450, “Research and Development Costs”. Various changes have been made to other sections of the CICA handbook for consistency purposes. The new section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company adopted the new section for its fiscal year beginning January 1, 2009. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous section 3062. The adoption of this new section had no significant impact on the Company’s interim consolidated financial statements.

	(b)	Credit Risk and Fair Value of Financial Assets and Liabilities

On January 1, 2009, the Company retrospectively adopted the CICA’s EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. The EIC provided guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments. The adoption of this EIC did not have a significant impact on the Company’s interim consolidated financial statements.

Future accounting changes

	(a)	International Financial Reporting Standards (IFRS)

In 2006, Canada’s Accounting Standards Board (AcSB) ratified a strategic plan that will result in Canadian generally accepted accounting principles, as used by public companies, being converged with International Financial Reporting Standards (IFRS) over a transitional period currently expected to be fully implemented by 2011. In April 2008, the AcSB issued an exposure draft which requires IFRS to replace Canadian GAAP for interim and annual financial periods beginning on or after January 1, 2011, including comparative figures. The impact of this transition on the Company’s consolidated financial statements is still being determined.

	(b)	Business Combinations/Consolidated Financial Statements/Non-Controlling Interests

In January 2009, the CICA adopted sections 1582, “Business Combinations”, 1601, “Consolidated Financial Statements”, and 1602, “Non-Controlling Interests” which superseded current sections 1581, Business Combinations” and 1600 “Consolidated Financial Statements”. These sections will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Earlier adoption is permitted. If any entity applies these sections before January 1, 2011, it will disclose that fact and apply each of the new sections concurrently. These new sections were created to converge Canadian GAAP with IFRS. The Company is currently evaluating the impact of the adoption of these changes on its consolidated financial statements.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

3.	Property, plant and equipment

(a) The following table summarizes the Company’s property, plant and equipment:

				June 30, 2009
			Accumulated	Net book
	Cost	Write-down	depreciation	value
Mineral properties
Lo Increible A and B	$29,642	$-	$-	$29,642
Mali properties	10,231	(10,231)	-	-
Plant and equipment
Lo Increible A and B	785	-	375	410
Mali properties	1,009	(469)	101	439
	$41,667	$(10,700)	$476	$30,491

			December 31, 2008
			Accumulated	Net book
	Cost	Write-down	depreciation	value
Mineral properties
Lo Increible A and B	$28,980	$-	$-	$28,980
Mali properties	10,231	(10,231)	-	-
Plant and equipment
Lo Increible A and B	773	-	328	445
Mali properties	1,009	(469)	86	454
	$40,993	$(10,700)	$414	$29,879

During the six months ended June 30, 2009, $19 (2008 - $104) of depreciation of plant and equipment used in exploration activities has been capitalized to mineral properties.

(b)

Write down of Mali’s property, plant and equipment

The Mali property, plant and equipment consist of the accumulated costs incurred for the portfolio of licenses that was made up of a total of 11 areas in Mali. Ten of the licenses are located in the gold-bearing Bougouni region in southern Mali, on the West African craton. The licenses are Sindo, Kekoro South, Kangare, Balandougou, Samava, Naiouleni West, Bambadala North, Doubasso, Nimissila and Manakorolo. The other license area, Bantanko, is located in the west of Mali, in the Keneiba window portion of the West African craton.

The Company’s focus in 2009 will be on the Lo Increible A and B properties in Venezuela for which it is seeking the exploitation permits to begin production, and on completing its acquisitions in Colombia. Due to limited resources, the Company has ceased its exploration activities indefinitely on the Mali properties and is currently evaluating its options including new financing or seeking a strategic partnership in order to continue the exploration activities in Mali. Continued exploration is dependent upon the Company successfully completing new financing for these non-producing properties which in the current environment has become very difficult.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

3.	Property, plant and equipment (continued)

(b) Write down of Mali’s property, plant and equipment (continued)

The following are the events or changes in circumstances that have occurred and were present as at December 31, 2008, and which have led management to the determination that an impairment in the Mali properties had occurred:

  The Company determined that there would not be adequate resources to continue the Mali exploration activities and the development of the Lo Increible A and B Venezuelan assets. The Company had decided to use available funds to fund the objective of bringing the Lo Increible A and B Venezuelan assets to the production stage. Therefore, the Company has decided to delay exploration activities in Mali indefinitely. The Company has also decided that the sale of all or part of the Mali properties to a strategic partner will be evaluated and pursued.

  Current financial conditions globally have been subject to increased volatility and numerous financial institutions have either filed for bankruptcy or have been rescued by governments. The increased levels of volatility and market turmoil have affected the availability of funds. The Company’s principal source of liquidity has been equity financing and currently there is a lack of funds available from investors for green field or early stage exploration.

  The Company currently does not have the available cash to meet its total expenditure commitment of approximately $12.8 million by 2010 in order to maintain its licenses for the Mali properties.

  The Company had issued common shares on the initial acquisition of African Gold Resources, S.A. at which time the stock price was significantly higher at $0.60 compared to $0.03 as at December 31, 2008. As described under EIC-174, the issuance of shares on the acquisition and subsequent share price decline would be an indicator that capitalized costs may need to be tested for impairment.

The value of the Mali mineral property assets has been completely written off primarily due to the uncertainty of the recoverability of these costs. The fair value of the equipment was determined to be the expected future cash flows from the sale of the equipment. The licenses were acquired in the September 2007 acquisition of African Gold and the costs consist of the original purchase price, equipment and exploration costs incurred as follows:

Amount
$

Cash paid to acquire African Gold	2,962
Acquisition costs	163
Value of common shares issued on the acquisition	3,120
Future income tax liability on assets acquired	3,363
Total capitalized costs on acquisition	9,608
Costs incurred subsequent to the acquisition
Capitalized exploration costs	623
Equipment purchases	914
Total cost of Mali properties	11,145
Less: Estimated fair value of equipment	(445)
Writedown of Mali properties	10,700

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

4.	Share capital

	(a)	Common shares

Authorized: an unlimited number of common shares with no par value Issued and outstanding

	Number of		Contributed
	shares	Amount	surplus
		$	$

Balance, December 31, 2007	57,978,090	57,937	5,041
Private placement	30,810,000	8,617	3,336
Stock-based compensation	-	-	445

Balance December 31, 2008	88,788,090	66,554	8,822

Private placements June 25, 2009	68,700,000	7,430	704

Balance June 30, 2009	157,488,090	73,984	9,526

On March 20, 2008 the Company completed a brokered private placement of 30,810,000 units at a price of $0.40 per unit, for gross proceeds of $12,324,000. Net cash proceeds were $11,953,000 after costs of $371,000 related to the issuance. Each unit consisted of one common share of the Company and one-half of a common share purchase warrant, with each whole share purchase warrant being exercisable at a price of $0.60 for a period of two years. The warrants were fair valued at $3,336,000 (net of issuance costs of $103,000) using an option pricing model with the following assumptions: no dividends are paid, a volatility of the Company’s share price of 125%, an expected life of the warrants of two years and an annual risk free rate of 3.10%.

On June 25, 2009 the Company completed two brokered private placements (together, the "Offering") of an aggregate of 68,700,000 common shares of the Company for aggregate gross proceeds of $9,000,000. The Offering consisted of one private placement of 57,500,000 common shares at a price of $0.12 per share for gross proceeds of $6,900,000 and one private placement of 11,200,000 common shares at a price of $0.1875 per share for gross proceeds of $2,100,000. Net cash proceeds were $8,134,000 after cash costs of $866,000 and compensation options valued at $704,000 (see note 4c) related to the issuance.

All shares issued as part of the Offering, including shares issued upon exercise of the compensation options, are subject to a four-month hold period expiring on October 26, 2009.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

4.	Share capital (continued)

(b) Warrants

	Six months ended		Year ended
	June 30, 2009		December 31, 2008
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	warrants	price	warrants	price
		$		$
Balance, outstanding
beginning of period	18,713,809	0.67	4,937,041	1.76
Issued on private
placement	-	-	15,405,000	0.60
Warrants expired
during the period	-	-	(1,628,232)	3.51
Balance, end of period	18,713,809	0.67	18,713,809	0.67

The following table summarizes information concerning outstanding and exercisable warrants at June 30, 2009:

Outstanding and exercisable	Exercise price	Expiry date
	$
3,308,809	1.00	November 22, 2009
15,405,000	0.60	March 20, 2010
18,713,809	0.67

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

4.

Share capital (continued)

(c)	Compensation options

GMP Securities L.P. acted as agent for the two private placements of common shares completed on June 25, 2009. Compensation for its services was a combination of cash and compensation options. These options were comprised of up to 3,450,000 common shares at an exercise price of $0.12 per share (fair valued at $593,000) and up to 672,000 common shares at an exercise price of $0.1875 per share (fair valued at $111,000). Fair value amounts were determined using the Black-Scholes option pricing model using the following weighted average assumptions:

Weighted average risk-free rate	1.04%
Dividend yield	Nil
Volatility factor of the expected market price of the Company's shares	164%
Average expected option life - years	3
Weighted average grant date fair value per share of options issued during the period	$0.17

The following table shows the outstanding compensation options which will be exercisable after the holding period that ends on October 26, 2009.

	Remaining life as at
	June 30, 2009
Number outstanding	(years)	Exercise Price
3,450,000	2.98	0.1200
672,000	2.98	0.1875
4,122,000	2.98	0.1310

(d)	Incentive stock option plan

The Company has established a “rolling” stock option plan (the “Plan”) in compliance with the TSX Venture Exchange policy for granting stock options. Under the Plan, the maximum number of shares reserved for issuance may not exceed 10% of the total number of issued and outstanding common shares. The exercise price of each option should not be for less than the discounted market price as defined in the policies of the TSX Venture Exchange, and an option’s maximum term is five years. Options may be granted by the board of directors at any time to directors, senior officers or employees of the Company and consultants to the Company or any of its designated affiliates, who, by the nature of their position or duties are, in the opinion of the board, upon recommendation of the Compensation Committee, in a position to contribute to the success of the Company.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

4.

Share capital (continued)

A summary of the changes in the Company’s incentive stock option plan is as follows:

	Six months ended		Year ended
	June 30, 2009		December 31, 2008
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
		$		$
Outstanding
beginning of period	6,128,277	0.54	4,784,855	0.92
Options granted	-	-	1,832,000	0.40
Options expired	(21,424)	4.90	(353,578)	4.89
Options cancelled	(45,000)	0.44	(135,000)	0.61

Outstanding, end of period	6,061,853	0.58	6,128,277	0.54

There were no options granted during the three and six month periods ended June 30, 2009.

The following table summarizes the outstanding and exercisable incentive options as at June 30, 2009.

Number outstanding	Remaining life in years	Exercise price

272,853	0.13	1.26
3,690,000	2.05	0.51
90,000	2.13	0.82
10,000	2.32	0.48
45,000	2.30	0.45
50,000	2.53	0.53
100,000	2.90	4.15
5,000	3.24	0.70
1,799,000	3.79	0.40

6,061,853

Weighted averages	2.50	$ 0.58

e)

There is no accumulated other comprehensive income to the Company.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

5.

Capital disclosures

The Company’s objectives when managing capital are: (i) to have sufficient capital to continue as a going concern and be able to develop its mining properties into production; and (ii) to maintain investor, creditor and market confidence to sustain the future development of the business.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. The Company considers its capital structure to include shareholders’ equity and working capital. To maintain or adjust the capital structure, the Company may, from time to time, issue shares, raise debt and/or adjust its capital spending to manage its ability to continue as a going concern.

To facilitate the management of its capital, the Company prepares annual budgets, which are updated depending on varying factors such as general market conditions and successful capital deployment. There have been no changes to the Company’s approach during the period.

The Company is not subject to any externally imposed capital requirements.

6.

Financial risk management

The nature of the gold exploration process exposes the Company to risks associated with fluctuations in commodity prices and foreign currency exchange rates. To date, the Company has not used derivative financial instruments to manage these risks.

Foreign currency exchange risk

The Company is exposed to foreign currency fluctuations as certain expenditures are incurred in Venezuelan Bolivars and Malian CFAs. In addition, following the Panwest acquisition in 2006, the Company recorded future income tax liabilities amounting to $1.3 million as at June 30, 2009. As the assets to which the future income tax liabilities relate are in Venezuela, the future income tax liabilities are denominated in Venezuelan Bolivars. The future income tax liabilities are monetary items, which are revalued each period end at the current exchange rates, with the gain or loss recorded in net earnings in the period. Based on the net exposure at June 30, 2009, a 10% depreciation or appreciation of the Venezuelan Bolivar against the Canadian dollar would result in a $0.2 million increase or decrease in the Company’s after-tax net loss.

Credit risk

Credit risk on financial instruments primarily arises from the Company’s cash and cash equivalents which are held with high credit quality financial institutions.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

6.

Financial risk management (continued)

Fair value risk

Due to the short term nature of cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued liabilities, their carrying values approximate their fair values.

	June 30,	December 31,
	2009	2008
	$	$
Financial Assets
Held for Trading
Cash and cash equivalents	8,236	2,190

Loans and Receivables, measured at amortized cost
Other assets	321	542

Financial Liabilities
Other Liabilities , measured at amortized cost
Accounts payable and accrued liabilities	2,010	1,092

Interest rate risk

The Company currently does not have any short-term or long-term debt that is interest bearing and as such the Company’s current exposure to interest rate risk is nil.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s processes for managing liquidity risk include ensuring, to the extent possible, that it will have sufficient liquidity to meet its liabilities when they become due. The Company prepares annual capital expenditure budgets which are monitored and updated as required. In addition, the Company requires authorizations for expenditures on projects to assist with the management of capital. The Company’s financial liabilities are comprised only of its accounts payable and accrued liabilities which are due within 1-3 months.

Title risk

Title to mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from prior agreements or transfers and may be affected by undetected title defects. While the Company has diligently investigated title to all mineral claims including reliance on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates, the Company cannot give any assurance that title to such properties will not be challenged and cannot be certain that it will have valid title to its mineral properties.

Previously, the Venezuelan Government has issued certain pronouncements regarding the nationalization of certain companies of the private sector and has requested the National Assembly to grant it certain powers to issue legislation through decree through the “Fast-Track” law. This issue has an effect on the perceived stability of the country’s economy and consequently on the Company’s operations.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

6.

Financial risk management (continued)

The Venezuelan Government has previously announced that it will revoke certain mining concessions and in certain cases it has not renewed concessions; consequently, there is a perceived risk to certainty of title in Venezuela.

Currently, the Company is negotiating with the Venezuelan People’s Power Ministry of Environment to obtain the permits required to start exploitation activities at Lo Increible 4A and Lo Increible 4B. The Company’s management intends to obtain such permits and commence mineral exploitation as soon as possible. However, there can be no assurance that the Company can obtain these permits or that the Venezuelan Government will not revoke or fail to renew the Company’s mining concessions in the future.

7.

Related party transactions

During the six months ended June 30, 2009 and 2008, the Company paid the following amounts to related parties:

(a)	Consulting fees of $nil (2008 - $25,565) to a company in which a director of the Company is an officer.

(b)	The Company paid $13,301 (2008 - $5,205) to a company controlled by three directors of the Company in respect of its office lease in Caracas, Venezuela.

(c)

The Company paid $nil (2008 - $322,323) to Coalcorp Mining Inc., a company where three of the directors of the Company were also directors. The payments related to the Company’s share of general and office expenses, including administrative support and office premises in Canada. Included in accounts payable and accrued liabilities at June 30, 2009 is $2,752 (December 31, 2008 - $32,743) related to these costs.

(d)

The Company paid $62,230 (2008 - $nil) to Pacific Rubiales Energy Corp., a company where three of the directors of the Company are also directors. The payments related to the Company’s share of general and office expenses, including administrative support and office premises in Canada. Included in accounts payable and accrued liabilities at June 30, 2009 is $70,311 (December 31, 2008 - $32,743) also related to these costs.

These transactions are in the normal course of operations and are measured at the exchange amounts, which is the amount of consideration established and agreed to by the related parties.

8.

Supplemental cash flow information

a) Interest paid	$ -	$ -
Income taxes paid	-	-

b ) Acquisition of property, plant and equipment excludes $ 12,436 (December 31, 2008 - $41,085) of non-cash transactions w hich are included in accounts payable and accruals.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

9.

Segmented information

(a)	The Company currently operates in one reportable operating segment, being the acquisition and exploration of mineral properties.

(b)	The Company’s mineral properties are in Venezuela and Mali. The Company’s assets and results of operations by geographic areas are as follows:

			As at June 30, 2009
	Venezuela	Mali	Canada	Total
Property, plant and equipment	$30,003	$ 456	$32	$30,491
Total assets	$30,480	$462	$8,940	$39,882

		As	As at December 31, 2008
	Venezuela	Mali	Canada	Total
Property, plant and equipment	$29,373	$454	$52	$29,879
Tota l assets	$29,850	$495	$2,266	$32,611

	For the three months ended June 30, 2009
	Venezuela	Mali	Canada	Total

General and administrative expenses	$93	$57	$566	$716
Other income	158	7	3	168
Future income tax recovery	(22)	-	-	(22)
Net income (loss)	$87	$(50)	$(563)	$(526)

Capital expenditures
net of non-cash transactions	$401	$-	$-	$401

	For the three months ended June 30, 2008
	Venezuela	Mali	Canada	Total

General and administrative expenses	$277	$654	$942	$1,873
Stock based compensation	-	-	445	445
Other (expenses) income	(881)	60	148	(673)
Net loss	$(1,158)	$(594)	$(1,239)	$(2,991)

Capital expenditures
net of non-cash transactions	$1,965	$755	$2	$2,722

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

9.

Segmented information (continued)

	For the six months ended June 30, 2009
	Venezuela	Ma li	Canada	Total

General and administrative expenses	$295	$290	$1,031	$1,616
Other income	313	16	9	338
Future income tax recovery	(109)	-	-	(109)
Net income (loss)	$127	$(274)	$(1,022)	$(1,169)
Capital expenditures net of non-cash transactions	$662	$-	$-	$662

	For the six months ended June 30, 2008
	Venezuela	Ma li	Canada	Total

General and administrative expenses	$381	$1,115	$1,514	$3,010
Stock based compensation	$-	$-	$445	445
Other (expenses) income	(1,573)	(411)	237	(1,747)
Net loss	$(1,954)	$(1,526)	$(1,722)	$(5,202)
Capital expenditures net of non-cash transactions	$2,547	$1,012	$2	$3,561

10.	Commitments and contingencies

The Company has the following commitments:

a)

On June 8, 2009 the Company executed a binding Arrangement Agreement with Colombia Goldfields Limited (TSX: GOL) (“Colombia Goldfields”) to acquire all of the issued and outstanding shares of Colombia Goldfields in exchange for 29,266,856 common shares and 940,720 warrants of the Company. The exchange ratio is 0.28 of a share plus 0.009 of a consideration warrant of the Company for each share of Colombia Goldfields. Each full warrant is exercisable for two years into one of the Company’s common shares at a price of $0.50. Colombia Goldfields is currently developing the Marmato project in Colombia.

On August 10, 2009 the Company increased the consideration to be issued to the stockholders of Colombia Goldfields. Under the revised terms, the exchange ratio was increased by 20% to 0.336 of a common share plus 0.0108 of a consideration warrant for each common share of Colombia Goldfields. As a result, the Company would acquire all of the issued and outstanding shares of Colombia Goldfields in exchange for 35,120,227 common shares and 1,128,864 warrants to the stockholders of Colombia Goldfields.

On completion of the proposed arrangement the Company will account for the purchase as an asset acquisition and the Company will be the acquirer.

One of the conditions of the Arrangement Agreement is that, prior to closing, Colombia Goldfields will have reached agreements with its key creditors on the repayment of outstanding debt and accounts payable which are acceptable to the Company.

Colombia Goldfields will file with the United States Securities and Exchange Commission (“SEC”) and mail to its shareholders a proxy statement. Closing will occur upon receipt of stockholder approval, regulatory and court approvals, including the SEC approval of the stockholder proxy statements, and approval by the Supreme Court of the Yukon Territory.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

10.	Commitments and contingencies (continued)

b)		2010	2011	To ta l

	Research/work costs	$4,415	$1,357	$5,772
	Concession taxes	3,310	3,310	6,620
	Option agreement payments	264	61	325
	Other commitments	130	-	130
		$8,119	$4,728	$12,847

The above commitments in accordance with the Mali concession contracts and are required to keep the Mali properties’ licenses. As a result of the Company’s cash flow requirements related to these licenses, the carrying value of the Mali properties was written down – see Note 3.

There are no commitments that remain under the Lo Increible A and B concession contracts. These contracts expire August 28, 2012 with 10 year extensions, subject to Venezuelan Government approval. There can be no assurance that the Company can obtain an extension in the future.

11.	Subsequent events

a)

On July 22, 2009 the Company completed a brokered private placement of an aggregate of 34,500,000 units of the Company at a price of $0.25 per unit for gross proceeds of $8,625,000. Each unit comprises one common share of the Company and one common share purchase warrant. Each purchase warrant is exercisable to acquire one common share of the Company for two years at an exercise price of $0.50 per share.

GMP Securities L.P. acted as agent on the private placement. For its services in connection with the offering, the agent received a cash commission equal to 6% of the gross proceeds of the offering and compensation options exercisable to acquire up to 2,070,000 units at an exercise price of $0.25 per unit. The compensation options expire on July 22, 2011.

All securities issued as part of the offering, including shares issued upon exercise of the warrants and compensation options, are subject to a four month hold period expiring on November 23, 2009.

b)

On July 29, 2009 the Company executed a letter of intent to acquire all of the issued and outstanding shares of Colombia Gold plc, a privately held UK company whose main assets are the mining rights to the Echandia property in Colombia. Consideration for the acquisition will be the issuance of 33,333,333 of the Company’s common shares and the payment upon closing of $2.6 million in settlement of Colombia Gold’s outstanding debt.

The completion of the transaction is subject to the negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal and other commercial due diligence and customary conditions, including legal and regulatory approvals.

	c)	On July 29, 2009 the Company granted 10,550,000 stock options with an exercise price of $0.65 which expire on July 29, 2014 and vest immediately.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The following adjustments would be required in order to present the financial statements in accordance with U.S. GAAP.

Balance Sheets

The impact of the differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets is as follows:

	As at June 30, 2009
	Canadian		U.S.
	GAAP	Adjustments	GAAP

Current assets	$9,391	$-	$9,391
Property plant and equipment (a)	30,491	(13,296)	17,195
	$39,882	$(13,296)	$26,586

Current liabilities	$2,010	$-	$2,010
Future income taxes	1,300	(1,300)	-
Share holders' equity	36,572	(11,996)	24,576
	$39,882	$(13,296)	$26,586

	As a t December 31, 2008
	Canadian		U.S.
	GAAP	Adjustments	GAAP

Current assets	$2,732	$-	$2,732
Property, plant and equipment (a)	29,879	(12,634)	17,245
	$32,611	$(12,634)	$19,977

Current liabilities	$1,092	$-	$1,092
Future income taxes	1,912	(1,912)	-
Share holders' equity	29,607	(10,722)	18,885
	$32,611	$(12,634)	$19,977

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles (continued)

Statements of Operations

The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the three and six months ended June 30, 2009 and 2008 would be as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net loss for the period per Canadian GAAP	$(526)	$(2,991)	$(1,169)	$(5,202)
Expense exploration costs of mineral properties (a)	(383)	(1,099)	(662)	(2,327)
Future income tax liability effect (a)	(22)	-	(109)	-
Adjustment to unrealized foreign exchange (a)	(292)	525	(503)	1,080
Net loss for the period per U.S. GAAP	$(1,223)	$(3,565)	$(2,443)	$(6,449)
Net loss per share - basic and diluted - U.S. GAAP	$(0.01)	$(0.04)	$(0.03)	$(0.09)
Weighted average number of shares outstanding	93,317,761	88,788,090	91,065,439	75,245,233

Statements of Cash Flows

The impact of the above differences between Canadian GAAP and U.S. GAAP on the consolidated statements of cash flows for the three and six months ended June 30, 2009 and 2008 would be as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Cash flows used in operations - Canadian GAAP	$(828)	$(799)	$(1,429)	$(2,913)
Expense exploration costs of mineral properties	(383)	(1,099)	(662)	(2,327)
Cash flows used in operations - U.S. GAAP	$(1,211)	$(1,898)	$(2,091)	$(5,240)
Cash flows used in investing activities Canadian GAAP	$(401)	$(2,722)	$(662)	$(3,561)
Expense exploration costs of mineral properties	383	1,099	662	2,327
Cash flows used in investing activities U.S. GAAP	$(18)	$(1,623)	$-	$(1,234)
Cash flows provided by financing activities Canadian and U.S. GAAP	$8,134	$(13)	$8,134	$10,788
Effect of exchange rate changes on cash and cash equivalents	$1	$(27)	$3	$4
Increase in cash and cash equivalents	6,906	$(3,561)	6,046	$4,318
Cash and cash equivalents, beginning of the period	1,330	9,905	$2,190	2,026
Cash and cash equivalents, end of the period	$8,236	$6,344	$8,236	$6,344

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles (continued)

(a)	Mineral Properties and exploration costs

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.

Under U.S. GAAP and practices established by the United States Securities and Exchange Commission (“SEC”) all mine project related costs incurred after acquisition but before a commercially mineable deposit is established are expensed as incurred. A commercially mineable deposit is defined as one with proven and probable reserves which could be legally extracted or produced based on a final feasibility study. Once a commercially mineable deposit is established all additional costs incurred to bring the mine into production are capitalized as development costs.

The Company concluded that since it had not yet received the Permit to develop the Lo Increible property, the strict legal criterion of having the necessary permits to exploit the reserves under SEC Industry Guide 7 would not be met. Accordingly, under U.S. GAAP, the Company expensed all the cumulative Lo Increible mineral property expenditures and has recorded only the carrying value of its acquisition costs and cost of equipment for U.S. GAAP.

(b)	Recent United States Accounting Pronouncements

Recently adopted

(i)

On January 1, 2009 the Company adopted FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. The adoption of SFAS No. 161 did not have a material impact on the Company’s consolidated results of operations and financial position.

(ii)

On January 1, 2009 the Company adopted FASB Statements No. 141(R) (“SFAS 141(R)”), Business Combinations and No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements”. SFAS 141(R) and SFAS 160 provide standards with respect to improving, simplifying and converging the prevailing FASB accounting and reporting standards for business combinations and non-controlling interests in consolidated financial statements with International Accounting Standards Board (“IASB”) standards for business combinations with an acquisition date in the fiscal year beginning after December 15, 2008.

SFAS 141(R) requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 160 requires all entities to report non-controlling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. There is no impact of the adoption of SFAS 141(R) and SFAS 160 on the Company’s consolidated financial position and results of operations under U.S. GAAP as there has been no business combination with acquisition date subsequent to January 1, 2009.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles (continued)

(iii)

On January 1, 2009 the Company adopted FASB FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve consistency between the estimates of useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations”. FSP 142- 3 was effective for the Company beginning January 1, 2009 and applied prospectively to intangible assets acquired after the effective date. The adoption of FSP 142-3 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

(iv)

On January 1, 2009 the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-05 provides that an entity should use a two-step approach to evaluate whether an equity- linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market- based employee stock option valuation instruments on the evaluation. There was no material impact on the adoption of EITF 07-05 on the Company’s consolidated financial position and results of operations.

(v)

On June 15, 2009 the Company adopted SFAS 165, “Subsequent Events”. SFAS 165 establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS is effective for interim or annual financial periods ending after June 15, 2009. The adoption of this statement effective for the second quarter of 2009 did not have a material impact on the Company’s consolidated financial statements. The Company has evaluated subsequent events through to September 10, 2009 which represents the date of the issue of these interim consolidated financial statements.

Upcoming accounting pronouncements

(vi)

In June 2009, the FASB issued Statement 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”) which amends the derecognition guidance in SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for the Company’s fiscal year beginning January 1, 2010 and early adoption of SFAS 166 is prohibited. The Company is currently evaluating the impact SFAS 166 may have on its consolidated financial position and results of operations.

(vii)

In June 2009, the FASB issued Statement 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends the consolidation guidance applicable to variable interest entities (VIEs). SFAS 167 is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 is effective for the Company’s fiscal year beginning January 1, 2010 and early adoption is prohibited. The Company is currently evaluating the impact SFAS 167 may have on its consolidated financial position and results of operations.

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles (continued)

(vii)

In July 2009, the FASB issued Statement 168, “The FASB Accounting Standards Codification and Hierachy of Generally Accepted Accounting Principles” (“SFAS 168”), that created Codification Topic 105, “Generally Accepted Accounting Principles” and replaces SFAS 162. The Codification reorganizes the thousands of U.S GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. It also includes relevant Securities and Exchange Commission (“SEC”) guidance that follows the same topical structure in separate sections in the Codification. The Codification is the single source of authoritative U.S. accounting and reporting standards, other than guidance issued by the SEC. The Codification is effective for interim and annual periods ending after September 15, 2009. All other accounting literature not included in the Codification will be considered nonauthoritative. The Company does not expect that the adoption of SFAS 168 will have a material impact on its consolidated financial position and results of operations.

(c)	Additional information required under Item 18 of SEC Regulation S-X

1.	Exploration stage company

The Company meets the definition of a development stage enterprise under Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises”. As such, the following disclosure of the consolidated summarized statements of loss and deficit and cash flows since inception for the Company are required under U.S. GAAP:

Exploration costs	$14,089
General and administrative expenses	19,669
Stock-based compensation	2,081
Write-down of Mali properties	9,907
Recovery (provision) on note and share receivable	4,685
Loss on disposal of mineral properties	5,039
Other expense (income)	(2,979)
Future income tax (recovery)	(8,650)
Net loss from discontinued operations	8,229
Net loss from October 31, 2004 to June 30, 2009, being the deficit accumulated during the exploration stage	$52,070
Net loss from inception to October 31, 2004 (commencement of exploration stage)	6,864
Net loss from inception to June 30, 2009	$58,934

Consolidated summarized statement of cash flows - U.S. GAAP
For the period from inception to June 30, 2009

Total

Cash flows used in operating activities	$(33,954)
Cash flows provided from investing activities	(1,922)
Cash flows provided by financing activities	46,865
Effect of exchange rates on cash	113
Net decrease in cash from discontinued operations	(6,087)
Cumulative increase in cash from inception	5,015
Net cash prior to exploration	3,221
Cumulative increase in cash from inception being Cash and cash equivalents, June 30, 2009	$8,236

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

2. Current liabilities

Balance sheets

For Canadian GAAP purposes, the Company combines accounts payable and accrued liabilities on the consolidated balance sheet. The form and content of financial statements as presented in SEC Regulation S-X, Rule 5-01 requires segregation of payables and other current liabilities based on their nature and materiality. The presentation of current payables and other current liabilities as required by U.S. GAAP at June 30, 2009 and June 30, 2008 is as follows:

	June 30, 2009	December 31, 2008

Other payables	$605	$525
Accrued liabilities	1,405	567
Total accounts payables and accrued liabilities	$2,010	$1,092

Statements of cash flows

Cash flows from payables and accrued liabilities and other current liabilities are included in aggregate in the consolidated statement of cash flows as a component of changes in operating working capital. The detailed cash flows are as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Increase/(decrease) in accounts payables	$(61)	$220	$79	$39
Increase/(decrease) in accrued liabilities	735	77	827	(526)
	$674	$297	$906	$(487)

Medoro Resources Ltd.
Notes to the unaudited interim consolidated financial statements
June 30, 2009
(Tabular amounts expressed in thousands of Canadian dollars, except share and per share amounts)

12.	Differences between Canadian and United States generally accepted accounting principles (continued)

	3.	Fair value measurements

The Company’s consolidated balance sheets include the following financial instruments: cash and cash equivalents, and accounts payable and accrued liabilities. The carrying amounts of current assets and liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company adopted FAS 157 for its financial assets and financial liabilities as of January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value instruments. The fair value hierarchy is as follows:

Level 1 – Quoted (unadjusted) prices for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included with Level 1 that are observable for the asset or liability, either directly or indirectly, including:

Quoted prices for similar assets/liabilities in active markets;
Quoted prices for identical or similar assets in non-active markets (few transaction, limited information, non-current prices, high variability over time);
Inputs other than quoted prices that are observable for the asset/liability (e.g. interest rates, yield curves, volatilities, default rates); and
Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s assets are measured as follows:

Cash and cash equivalents – The carrying value of cash approximates fair value as maturities are less than three months.

		Quoted prices in	Significant
		active markets	other
		for identical	observable	Significant
	June	level assets	inputs	unobservable
Assets:	30, 2009	(Level 1)	(Level 2)	inputs (Level 3)

Cash	8,236	8,236	-	-

Consolidated schedule of General and Administrative Expenses

Three and Six Months ended June 30, 2009 and 2008
(Expressed in thousands of Canadian dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	$	$	$	$

General and administrative
Office and administration	119	575	320	876
Consulting fees	193	346	402	569
Directors' fees	35	74	73	95
Investor relations, transfer agent and filing fees	99	52	118	108
Legal and accounting fees	76	145	143	234
Salaries and benefits	152	479	446	790
Travel and promotion	18	113	49	193
Depreciation	22	59	62	104
Bank charges and interest	2	30	3	41
	716	1,873	1,616	3,010

COLOMBIA GOLDFIELDS LTD.

Special Meeting of Stockholders, Optionholders and Warrantholders
    , 2009

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the
Special Meeting on      , 2009

The undersigned appoints Tom Lough of Colombia Goldfields Ltd. and J. Randall Martin of Colombia Goldfields Ltd., individually, with full power to act without the other and with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. (the “special meeting”), to be held      , 2009 beginning at       am Eastern Time, at the offices of, and at any adjournment thereof, and to vote the shares of common stock of Colombia Goldfields Ltd. the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, optionholders and warrantholders (the “proxy statement”) a copy of which has been received by the undersigned, as follows:

Please mark your votes as indicated ☑.

Total Number of Shares Held: ___________

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

1. Adoption of the Special Resolution, attached as Annex A to the proxy statement, to approve an arrangement under Section 193 of the Business Corporations Act (Yukon) to effect the acquisition of Colombia Goldfields Ltd. by Medoro Resources Ltd.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your stock certificate(s).

________________________	________________________	________________________
Print Name	Signature	Date
________________________	________________________	________________________
Print Name	Signature	Date

COLOMBIA GOLDFIELDS LTD.

Special Meeting of Stockholders, Optionholders and Warrantholders
    , 2009

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the
Special Meeting on     , 2009

The undersigned appoints Tom Lough of Colombia Goldfields Ltd. and J. Randall Martin of Colombia Goldfields Ltd., individually, with full power to act without the other and with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. (the “special meeting”), to be held     , 2009 beginning at      am Eastern Time, at the offices of , and at any adjournment thereof, and to vote the options to purchase shares of common stock of Colombia Goldfields Ltd. the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, optionholders and warrantholders (the “proxy statement”) a copy of which has been received by the undersigned, as follows:

Please mark your votes as indicated ☑.

Total Number of Options Held: ___________

This proxy when properly signed will be voted in the manner directed herein by the undersigned optionholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

1. Adoption of the Special Resolution, attached as Annex A to the proxy statement, to approve an arrangement under Section 193 of the Business Corporations Act (Yukon) to effect the acquisition of Colombia Goldfields Ltd. by Medoro Resources Ltd.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold options, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your option.

________________________	________________________	________________________
Print Name	Signature	Date
________________________	________________________	________________________
Print Name	Signature	Date

COLOMBIA GOLDFIELDS LTD.

Special Meeting of Stockholders, Optionholders and Warrantholders
    , 2009

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the
Special Meeting on     , 2009

The undersigned appoints Tom Lough of Colombia Goldfields Ltd. and J. Randall Martin of Colombia Goldfields Ltd., individually, with full power to act without the other and with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders, optionholders and warrantholders of Colombia Goldfields Ltd. (the “special meeting”), to be held     , 2009 beginning at      am Eastern Time, at the offices of, and at any adjournment thereof, and to vote the purchase warrant to acquire shares of common stock of Colombia Goldfields Ltd. the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, optionholders and warrantholders (the “proxy statement”) a copy of which has been received by the undersigned, as follows:

Please mark your votes as indicated ☑.

Total Number of Warrants Held: ___________

This proxy when properly signed will be voted in the manner directed herein by the undersigned warrantholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

1. Adoption of the Special Resolution, attached as Annex A to the proxy statement, to approve an arrangement under Section 193 of the Business Corporations Act (Yukon) to effect the acquisition of Colombia Goldfields Ltd. by Medoro Resources Ltd.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold warrants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your warrant certificate(s).

________________________	________________________	________________________
Print Name	Signature	Date
________________________	________________________	________________________
Print Name	Signature	Date